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As filed with the Securities and Exchange Commission on May 10, 2005

Registration No. 333-123851

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ev3 Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	32-0138874 (I.R.S. Employer Identification No.)
4600 Nathan Lane North Plymouth, Minnesota 55442 (763) 398-7000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

L. Cecily Hines
Vice President, Secretary and Chief Legal Officer
ev3 Inc.
4600 Nathan Lane North
Plymouth, Minnesota 55442
(763) 398-7000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Tracy Kimmel, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 (212) 556-2100	Steven J. Gartner, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	$230,000,000	$27,071(3)

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
Includes shares of common stock that underwriters have an option to purchase solely to cover over-allotments, if any.
(3)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

ev3 Inc., the registrant whose name appears on the cover of this Registration Statement on Form S-1, is a newly created Delaware corporation and wholly owned subsidiary of ev3 LLC, a Delaware limited liability company. Immediately prior to the consummation of this offering, ev3 LLC will be merged with and into ev3 Inc. Because ev3 LLC is a holding company, the merger will not affect the financial statements contained in this registration statement, except with respect to information regarding the membership units of ev3 LLC. The certificate of merger will be filed, and the merger and reorganization will become effective, immediately before the consummation of the offering of shares of common stock subject to this registration statement. See "Certain Relationships and Related Party Transactions—Corporate Reorganization" in the prospectus included in this registration statement for a complete description of the merger and reorganization.

ev3™

THE ENDOVASCULAR COMPANY

NEURO

CARDIO

PERIPHERAL

ev3™
THE ENDOVASCULAR COMPANY

Peripheral Vascular

STENTS

SELF-EXPANDABLE STENTS

Protégé® GPS™
Enhanced placement accuracy.

Protégé® GPS™ Longs
Expanded lengths.

IntraCoil®
Indicated for popliteal/superficial femoral artery.

BALLOON EXPANDABLE STENTS

Primus™ GPS™
Visualization and placement accuracy.

Paramount™ Mini™ GPS™
Visualization and placement accuracy.

BALLOON ANGIOPLASTY CATHETERS

Sailor™ Plus, Submarine™ Plus, Amphirion™ Deep
Broad portfolio of sizes.

EMBOLIC PROTECTION

SpideRX™
Rapid exchange filter compatible with physician wire of choice.

MO.MA™
Occlusive cerebral protection.

THROMBUS MANAGEMENT

X-Sizer®
Self-contained mechanical thrombus removal system.

GUIDEWIRES AND SNARES

AqWire™, Nitrex™ Guidewires
Broad portfolio.

GOOSENECK™ Snares
Provides retrieval and manipulation.

Cardiovascular

EMBOLIC PROTECTION

SpideRX™
Rapid exchange filter compatible with physician wire of choice.

THROMBUS MANAGEMENT

X-Sizer®
Self-contained mechanical thrombus removal system.

Diver C.E.™
Self-contained rapid exchange aspiration catheter.

ATRIAL FIBRILLATION

PLAATO™
Minimally invasive occlusion of the Left Atrial Appendage.

Neurovascular

ACCESS TECHNOLOGIES	
Echelon™ OTW Microcatheter Enhanced stability and flexibility.	
HyperForm™ Balloon Highly compliant balloon.	
LIQUID EMBOLICS	
Onyx AVM Liquid Embolic System Advanced liquid embolic material for embolization of vascular malformations.	
Marathon™ Microcatheter An ultra-low profile flow-directed microcatheter designed for use with Onyx Liquid Embolics.	
DETACHABLE COILS	
NXT™ Tetris 3-D TS For complex framing and customized fit of aneurysm.	
NXT™ Helix SuperSoft TS For enhanced finishing and filling of the aneurysm.	

Sailor™ Plus
Protégé® GPS™
SpideRX™
PLAATO™
NXT™ Tetris 3-D TS

ev3™
THE ENDOVASCULAR COMPANY

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 10, 2005.

                    Shares

Common Stock

This is the initial public offering of shares of common stock by ev3 Inc. We are offering             shares of our common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $         and $         per share. We intend to apply to have our common stock approved for quotation on the NASDAQ National Market under the symbol "EVVV."

This investment involves risks. See "Risk Factors" beginning on page 13.

	Per Share	Total

Initial Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, Before Expenses, to ev3 Inc.	$	$

We and one of our stockholders have granted the underwriters a 30-day option to purchase up to             additional shares of our common stock at the initial public offering price, less the underwriting discount, to cover over-allotments, if any. We will not receive any proceeds from the sale of common stock by the selling stockholder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray	Banc of America Securities LLC

Bear, Stearns & Co. Inc.	Thomas Weisel Partners LLC

The date of this prospectus is                           , 2005.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	13
Special Note Regarding Forward-Looking Statements	37
Use of Proceeds	39
Dividend Policy	39
Capitalization	40
Dilution	42
Selected Combined Consolidated Financial Data	44
Management's Discussion and Analysis of Financial Condition and Results of Operations	46
Business	71
Management	113
Certain Relationships and Related Party Transactions	127
Principal and Selling Stockholders	135
Description of Capital Stock	137
Shares Eligible for Future Sale	141
Material United States Federal Income Tax Considerations to Non-United States Holders	143
Underwriting	146
Validity of Securities	151
Experts	151
Where You Can Find More Information	152
Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering the securities for sale in those jurisdictions in the United States, Europe and elsewhere where it is lawful to make such offers. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by ev3 Inc. and the underwriters to inform themselves about, and to observe any such restrictions, and neither ev3 Inc. nor any of the underwriters accepts any liability in relation thereto. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. We refer you to "Underwriting" beginning on page 146 of this prospectus.

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning the medical device industry, the endovascular market and the related peripheral vascular, cardiovascular and neurovascular sub-markets, including our general expectations and market position, market opportunity and market share, is based on information from independent industry analysts and third party sources, such as Millennium Research Group, IMS Health and MEDACorp, and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. None of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information and cannot assure you of its accuracy or completeness. In addition, while we believe the market position, market opportunity and market share information included in this prospectus is generally reliable, such information is inherently imprecise. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus and may not contain all of the information that may be important to you. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes included elsewhere in this prospectus, before you decide to invest in our common stock. ev3 Inc., a Delaware corporation, the shares of which are being sold to the public in this initial public offering, will be the survivor of a merger of ev3 LLC, a Delaware limited liability company, with and into ev3 Inc. that will take place immediately prior to the consummation of this offering. In this prospectus, we refer to this merger and the other transactions described in "Certain Relationships and Related Party Transactions—Corporate Reorganization" as the "reorganization transactions." Unless otherwise indicated, the information contained in this prospectus assumes that the reorganization transactions have been consummated and no exercise of the underwriters' over-allotment option or any outstanding options to purchase the shares of ev3 Inc. Unless the context indicates otherwise, the references in this prospectus to "ev3," "we," "us" and "our" refer to ev3 Inc., together with its subsidiaries, including its subsidiaries following the merger described above. Prior to consummation of this offering, the name of one of ev3 LLC's subsidiaries was "ev3 Inc." This subsidiary has been renamed "ev3 Endovascular, Inc.," which we refer to herein as ev3 Endovascular.

ev3 Inc.

We are a leading global medical device company focused on catheter-based, or endovascular, technologies for the minimally invasive treatment of vascular diseases and disorders. Vascular disease may occur in any part of the body, and is generally manifested as an occlusion or rupture of a blood vessel. The endovascular devices market conventionally is divided into three sub-markets defined by anatomic location: peripheral vascular, cardiovascular and neurovascular. Our name, ev3, signifies our commitment to serve each of these three endovascular markets. Our corporate strategy is to be a global provider of products for underserved and emerging opportunities within these markets. Our strategy in the peripheral vascular and neurovascular markets is to be a leader in both markets by providing a portfolio of products that addresses a broad spectrum of physician needs and clinical indications. Our strategy in the cardiovascular market is to target emerging therapeutic opportunities where we can establish a leadership position.

Beginning in 2000, Dale A. Spencer, an experienced leader in the endovascular device industry, together with Warburg Pincus LLC, a global private equity firm, and The Vertical Group, L.P., an investment management and venture capital firm focused on the medical device industry, which we refer to collectively as our investor group, made a series of strategic investments and ultimately acquired a controlling interest in several companies that were merged together in 2002 to form ev3 Endovascular. Through 2002, our investor group built our platform by acquiring technologies which we have developed into our current peripheral vascular and cardiovascular product portfolios. In addition, through a series of investments beginning in 2001, Warburg Pincus LLC and certain of its affiliates, which we refer to collectively as Warburg Pincus, and The Vertical Group, L.P. and certain of its affiliates, which we refer to collectively as The Vertical Group, together acquired a majority interest in Micro Therapeutics, Inc., which we refer to as MTI, a publicly traded neurovascular device company.

ev3 LLC was formed in September 2003 to hold our investor group's and our management's interests in both ev3 Endovascular and Micro Investment, LLC, a specially formed limited liability company which holds the majority interest in MTI. Immediately following the formation, ev3 LLC owned 100% of ev3 Endovascular and, indirectly through its 100% interest in Micro Investment, LLC, a majority interest in MTI. Following the formation of ev3 LLC, Warburg Pincus and The Vertical Group purchased directly additional interests in MTI that currently constitute 20.0% of MTI's common stock. On January 28, 2005, we were formed as a subsidiary of ev3 LLC. Immediately prior to the consummation of this offering, ev3 LLC will merge with and into us, and we will become the holding company for all of ev3 LLC's subsidiaries. In addition, prior to the consummation of this offering, Warburg Pincus and The Vertical Group will contribute all of the shares of MTI's common stock directly owned by them to ev3 LLC in exchange for common membership units, as described below in "—Corporate Reorganization—Contribution of MTI Stock."

Our neurovascular operations are substantially comprised of our interest in MTI. Because MTI is a majority-owned subsidiary, ev3 LLC consolidates, and following this offering we will consolidate, MTI for accounting purposes. Based on MTI's external financial statements, approximately 41% of our net sales and 30% of our net losses in 2004 were attributable to MTI.

We sell over 100 products consisting of over 1,000 stock keeping units, or SKUs, in more than 50 countries through a direct sales force in the United States, Canada, Europe and Japan, consisting of 198 sales professionals as of May 1, 2005, and through distributors in certain other international markets. Our customers include a broad physician base consisting of cardiologists, radiologists, neuro-radiologists, vascular surgeons, neurosurgeons and other endovascular specialists. Our broad product portfolio is focused on applications that we estimate represented an addressable worldwide endovascular market opportunity of approximately $1.6 billion in 2004.

We are organized in two business segments: cardio peripheral and neurovascular. We manage our business and report our operations internally and externally on this basis. Our cardio peripheral segment contains products that are used in both cardiovascular and peripheral vascular procedures by cardiologists, radiologists, vascular surgeons and other endovascular specialists. Our neurovascular segment contains products that are used primarily by neuro-radiologists and neurosurgeons for neurovascular procedures.

Endovascular Market Summary

We estimate that vascular disease affects over 90 million people in the United States and more than 1.0 billion people worldwide, and is the leading cause of death in the world. Vascular disease is a progressive, pathological condition that leads most often to blood vessel narrowing and obstruction, but can also lead to blood vessel wall weakening and rupture. The endovascular devices market addressing vascular diseases is conventionally divided into three sub-markets based on anatomic location:

  •
  Peripheral vascular products are used to treat vascular disease in the legs, kidney, neck, and generally all vascular anatomy other than that which occurs in the brain or the heart.

  •
  Cardiovascular products are used to treat coronary artery disease, atrial fibrillation, the most common form of irregularity in the force or rhythm of the heartbeat, and other disorders in the heart.

  •
  Neurovascular products are used to treat vascular disease and disorders in the brain, including strokes caused by either vascular occlusion or rupture.

We estimate that in 2004 the worldwide market for devices used to treat peripheral vascular disease was approximately $2.3 billion, the worldwide market for interventional cardiology devices used to treat coronary artery disease, excluding coronary stents, was over $2.8 billion, and the worldwide market for devices used to treat neurovascular disease was over $400 million.

Our Competitive Strengths and Strategies

We believe that we are the only medical device company focused solely on the endovascular device market with a global presence in each of the peripheral vascular, cardiovascular and neurovascular sub-markets. A summary of the competitive strengths that have been responsible for our past success and the strategies that we believe will drive our future growth are as follows:

  •
  Commitment to underserved and emerging markets;

  •
  Leverage of our products across the three major endovascular sub-markets;

  •
  Enhancement of our global organization and presence;

  •
  Expansion through product innovation and strategic acquisitions; and

  •
  Leadership of our business by an experienced management team.

Our Product Offering

Our product offering includes products that we develop and manufacture, and also includes products developed and manufactured by MTI and Invatec S.r.l. that we distribute. We refer to all of these products as our products. We estimate that the breadth of our peripheral vascular portfolio enables us to address approximately $1.0 billion of the worldwide market for devices used to treat peripheral vascular disease in 2004. We estimate that our portfolio of neurovascular devices enables us to address a majority of the worldwide market for devices used to treat neurovascular disease in 2004.

The following tables summarize our medical device product offering for each of the endovascular sub-markets:

Peripheral Vascular

Product Groups	Description
Stents	Devices that are inserted inside the artery to act as scaffolding in order to prop open narrowed blood vessels
Embolic protection devices	Devices designed to capture embolic material that may become dislodged during carotid stenting or other peripheral vascular stenting procedures
Carotid stenting system
Our Protégé Self-Expanding Stent used in combination with our embolic protection devices to provide a minimally invasive treatment alternative to carotid endarterectomy surgery, a procedure by which plaque is surgically removed from the blocked carotid artery through an incision in the neck
Thrombectomy devices	Devices that enable the mechanical removal of thrombus, or blood clots, from peripheral vessels
Balloon angioplasty catheters	Devices used to open blocked vessels in the peripheral vasculature
Foreign object retrieval devices	Instruments used to remove foreign bodies in the vascular system
Guidewires	Wires used to introduce and position a catheter

 Cardiovascular

Product Groups	Description
Embolic protection devices	Devices designed to capture material that may become dislodged during coronary interventions
Thrombectomy devices	Products that enable the mechanical removal of thrombus from coronary vessels
Stroke reduction device	A device designed to reduce the risk of stroke in patients suffering from atrial fibrillation

Neurovascular

Product Groups	Description
Embolic coils	Tiny metal coils used to fill and seal aneurysms, balloon-shaped structures which form at a weak point in a vessel and fill with blood, by promoting scar tissue formation
Liquid embolics	A unique liquid biomaterial that enables a filling and sealing approach to the treatment of cerebral vascular malformations
Microcatheters	Catheters that enable access to vessels in the brain and delivery of therapeutic treatments and devices
Occlusion balloon systems	Highly flexible balloons designed for use in blood vessels where temporary occlusion, or closure, is desired
Guidewires	Wires used to introduce and position microcatheters in vessels within or leading to the brain

Corporate Reorganization

Prior to the consummation of this offering, we will complete a series of transactions in order to reorganize our business into a corporate structure, consolidate the interests in MTI directly held by our investors into our company, and reduce our outstanding debt by converting a portion of such debt into equity. These transactions, which we refer to as the reorganization transactions, are described below. In addition, following the contribution of shares of MTI's common stock and the merger, and prior to the contribution of demand notes, in each case as described below, we expect to effect a reverse stock split of our common stock. The reverse stock split is described below under "—Reverse Stock Split." As a result, the number of shares of our common stock issued in connection with the contribution of MTI stock and the merger will be reduced prior to the consummation of this offering.

Contribution of MTI Stock.    Warburg Pincus and The Vertical Group directly own an aggregate of 9,704,819 shares of MTI's common stock, or 20.0% of the outstanding shares of MTI's common stock as of May 1, 2005. Pursuant to a contribution and exchange agreement dated as of April 4, 2005, Warburg Pincus and The Vertical Group have each agreed to contribute these shares of MTI's common stock to ev3 LLC within two business days of the date on which we file an amendment to the registration statement that sets forth a range of estimated initial public offering prices and the ratio for the reverse stock split described below. Pursuant to the contribution and exchange agreement, in exchange for each share of MTI's common stock contributed to ev3 LLC by Warburg Pincus and The Vertical Group, ev3 LLC will issue a number of its common membership units to them equal to:

  •
  $4.03, the average closing price per share of MTI's common stock as quoted on the NASDAQ National Market for the twenty trading days from and including April 5, 2005, divided by

  •
  the quotient obtained by dividing:

    •
    the midpoint of the range of estimated initial public offering prices set forth on the cover page of such prospectus, by

    •
    the number of shares of our common stock needed to obtain one share of our common stock in connection with the reverse stock split described below.

This calculation is intended to result in the issuance of a number of common membership units approximately equal in value to the shares of MTI's common stock contributed. At the effective time of the merger described below, these common membership units will be converted into the right to receive one share of our common stock.

As a result, after giving effect to the reorganization transactions, we will own 34,041,578 shares of MTI's common stock, or 70.3% of the outstanding shares of MTI's common stock as of May 1, 2005.

Merger with ev3 LLC.    ev3 LLC, a Delaware limited liability company, is currently our parent holding company and the direct or indirect owner of the entities through which we will operate our business. We are a wholly owned subsidiary of ev3 LLC. Immediately prior to the reverse stock split described below and the consummation of this offering, ev3 LLC will be merged with and into us and we will become the holding company of ev3 LLC's current subsidiaries. Pursuant to a merger agreement dated as of April 4, 2005, each membership unit representing a preferred or common equity interest in ev3 LLC will be converted into the right to receive one share of our common stock and each option to purchase common membership units of ev3 LLC will be converted into an option to purchase an equivalent number of shares of our common stock. As of May 1, 2005, there were 28 holders of all classes of membership units of ev3 LLC and 461 holders of options to purchase common membership units of ev3 LLC. As of such date, Warburg Pincus and The Vertical Group owned approximately 89.3% and 8.0% of the outstanding membership units of ev3 LLC, respectively. As of May 1, 2005, holders of all classes of membership units of ev3 LLC would have received an aggregate of 70,103,187 shares of our common stock as merger consideration for their units and ev3 LLC's outstanding options as of such date would have been converted into options to purchase 12,502,453 shares of our common stock.

Contribution of Demand Notes.    As of May 1, 2005, Warburg Pincus and The Vertical Group owned $316.0 million aggregate principal amount of demand notes issued by ev3 Endovascular, ev3 LLC's wholly owned subsidiary. ev3 Endovascular will become our wholly owned subsidiary as a result of the merger described above. Pursuant to a note contribution and exchange agreement dated as of April 4, 2005, following the reverse stock split described below and immediately prior to the consummation of this offering, Warburg Pincus and The Vertical Group have agreed to contribute to us all of the $316.0 million aggregate principal amount of these demand notes plus $44.7 million of accrued and unpaid interest thereon, except to the extent that we notify them that we intend to repay a portion of such demand notes upon or before the consummation of this offering. As described in "Use of Proceeds," we anticipate using $75.0 million of the net proceeds of this offering to repay $30.3 million aggregate principal amount of demand notes plus $44.7 million of accrued and unpaid interest thereon, reducing the aggregate principal amount of demand notes to be contributed to us to $285.7 million. In exchange for their contribution of demand notes to us, we will issue to Warburg Pincus and The Vertical Group a number of shares of our common stock equal to:

  •
  the aggregate principal amount of demand notes contributed by each such noteholder plus accrued and unpaid interest thereon through July 3, 2005 (approximately $285.7 million in the aggregate assuming the repayment of $75.0 million of the demand notes with a portion of the net proceeds of this offering as described above), divided by

  •
  the per share initial public offering price set forth on the cover page of this prospectus.

This calculation is intended to result in the issuance of a number of shares of our common stock approximately equal in value to the demand notes and interest contributed. If this offering is not consummated by August 3, 2005, then interest on the demand notes to be contributed to us will continue to accrue from July 3, 2005 until the date that this offering is consummated and there will be a corresponding increase in the amount of interest contributed to us in the calculation set forth above. For purposes of this prospectus, we have assumed we will issue              shares of our common stock to Warburg Pincus and The Vertical Group in exchange for their contribution to us of $285.7 million aggregate principal amount of demand notes which is based on an assumed initial public offering price of $            , the midpoint of the range of estimated initial public offering prices set forth on the cover page of this prospectus. Because the contribution of demand notes will occur after the reverse stock split, the shares of our common stock issued in connection with the contribution of demand notes will not be affected by the reverse stock split.

Reverse Stock Split

Following the merger and prior to the contribution of demand notes described above, we expect to effect a one for            reverse stock split of our common stock.

Our Structure

The following chart illustrates our current structure as of May 1, 2005, which does not give effect to the consummation of the reorganization transactions:

The following chart illustrates our structure immediately after the consummation of the reorganization transactions, the reverse stock split and this offering:

(1)
Excludes shares to be owned by Warburg Pincus and The Vertical Group and which may be deemed to be beneficially owned by Elizabeth H. Weatherman and Richard B. Emmitt, respectively. Ms. Weatherman and Mr. Emmitt are two of our directors, but do not individually own any shares of our common stock. See "Principal and Selling Stockholders."

The combined consolidated financial statements of ev3 LLC included elsewhere in this prospectus include the financial results of MTI, which ev3 LLC consolidates for accounting purposes but is not wholly owned. As of April 3, 2005, ev3 LLC owned 50.3% of the outstanding shares of common stock of MTI. Prior to the consummation of this offering, Warburg Pincus and The Vertical Group will contribute shares of MTI's common stock to ev3 LLC in exchange for common membership units. As the controlling shareholder, the contribution of the shares by Warburg Pincus, representing a 15.7% interest in MTI as of April 3, 2005, is accounted for as a transfer of assets between entities under common control resulting in the retention of historical based accounting. The combined consolidated financial statements included elsewhere in this prospectus give effect to the contribution of MTI shares owned by Warburg Pincus as though such contribution occurred in 2003 and 2004 when Warburg Pincus acquired its interest in MTI. As a result, the combined consolidated financial statements are presented as if ev3 LLC held a 66.0% interest in MTI at December 31, 2004 and April 3, 2005. The contribution of the MTI shares owned by The Vertical Group will be accounted for under the purchase method of accounting on the contribution date and is not given effect in ev3 LLC's combined consolidated financial statements included elsewhere in this prospectus. After giving further effect to the contribution of MTI shares by The Vertical Group, ev3 LLC would have held a 70.3% interest in MTI as of April 3, 2005.

Our Principal Stockholders

Our principal stockholders are Warburg Pincus and The Vertical Group. As of May 1, 2005, Warburg Pincus and The Vertical Group beneficially owned approximately 89.3% and 8.0% of ev3 LLC's outstanding membership units, respectively. In addition, Warburg Pincus and The Vertical Group owned $299.7 million and $16.3 million aggregate principal amount of demand notes issued by ev3 Endovascular, respectively. Following the reorganization transactions, the reverse stock split and the consummation of this offering, Warburg Pincus will beneficially own approximately              shares, or        %, of our common stock (        % if the underwriters' over-allotment option is exercised in full) and The Vertical Group will beneficially own            shares, or            %, of our common stock (            % if the underwriters' over-allotment option is exercised in full). Warburg Pincus is an experienced global health care investor. Other significant investments of Warburg Pincus in the medical device area include American Medical Systems Holdings, Inc., Kyphon Inc., Wright Medical Group, Inc. and Xomed Surgical Products, Inc. The Vertical Group is an investment management and venture capital firm focused on the medical device industry.

Corporate Information

Our principal executive offices are located at 4600 Nathan Lane North, Plymouth, Minnesota 55442. Our telephone number is (763) 398-7000. Our website is located at www.ev3.net. The information on our website is not a part of this prospectus.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

The Offering

Common stock offered by us	shares ( shares if the over-allotment option is exercised in full)
Common stock to be offered by selling stockholder	shares if the over-allotment option is exercised in full
Common stock to be outstanding after this offering	shares ( shares if the over-allotment option is exercised in full)
Use of proceeds
We intend to use $75.0 million of the net proceeds of this offering to repay $30.3 million aggregate principal amount of demand notes plus $44.7 million of accrued and unpaid interest thereon held by Warburg Pincus and The Vertical Group and the remainder for general corporate purposes. We will not receive any proceeds from the sale of common stock by the selling stockholder if the underwriters exercise their over-allotment option. See "Use of Proceeds."
Risk factors	See "Risk Factors" beginning on page 13 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Dividend policy
We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors.
NASDAQ National Market symbol	"EVVV"

Except as otherwise noted, the outstanding share-related information in this prospectus excludes:

  •
  the effect of a one for        reverse stock split of our common stock that will occur prior to the consummation of this offering;

  •
                  shares of our common stock that we may issue upon the exercise of options that will be outstanding upon consummation of this offering, with exercise prices ranging from $                  to $                  per share, and at a weighted average exercise price of $                  per share, as of                        , 2005 after giving effect to the reverse stock split;

  •
                  shares of our common stock reserved for future grants under our stock option plan after giving effect to the reverse stock split; and

  •
                  shares of our common stock that may be purchased by the underwriters to cover over-allotments.

Except as otherwise noted, all information in this prospectus assumes:

  •
  an initial public offering price of $                  per share, the midpoint of the range of estimated initial public offering prices set forth on the cover page of this prospectus;

  •
  the consummation of the reorganization transactions; and

  •
  the filing of our amended and restated certificate of incorporation, which will occur prior to the consummation of this offering.

Summary Combined Consolidated Financial Data

Except as otherwise indicated, the following summary combined consolidated financial data set forth the results of operations and balance sheet data of ev3 LLC. Immediately prior to the consummation of this offering, ev3 LLC will be merged with and into us. Because ev3 LLC is a holding company, the merger will not affect the combined consolidated financial statements contained in this prospectus or the summary combined consolidated financial data set forth below, except with respect to information regarding the membership units of ev3 LLC.

The summary combined consolidated financial data set forth below include the results of operations and balance sheet data of MTI, which ev3 LLC consolidates for accounting purposes but is not wholly owned. As of April 3, 2005, ev3 LLC owned 50.3% of the outstanding shares of common stock of MTI. Prior to the consummation of this offering, Warburg Pincus and The Vertical Group will contribute shares of MTI's common stock to ev3 LLC in exchange for common membership units. As the controlling shareholder, the contribution of the shares by Warburg Pincus, representing a 15.7% interest in MTI as of April 3, 2005, is accounted for as a transfer of assets between entities under common control resulting in the retention of historical based accounting. The combined consolidated financial statements included elsewhere in this prospectus give effect to the contribution of MTI shares owned by Warburg Pincus as though such contribution occurred in 2003 and 2004 when Warburg Pincus acquired its interest in MTI. As a result, the combined consolidated financial statements included elsewhere in this prospectus and the summary combined consolidated financial data set forth below are presented as if ev3 LLC held a 66.0% interest in MTI at December 31, 2004 and April 3, 2005. The contribution of the MTI shares owned by The Vertical Group will be accounted for under the purchase method of accounting on the contribution date and is not given effect in ev3 LLC's combined consolidated financial statements included elsewhere in this prospectus. The consolidation of MTI for accounting purposes results in all of MTI's assets and liabilities being included in our combined consolidated balance sheets. Although all of MTI's assets are included in the summary combined consolidated financial data set forth below, not all of these assets would be available to us for distribution to our stockholders in the event of MTI's liquidation.

The following summary of combined consolidated financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included in this prospectus and the combined consolidated financial statements and related notes appearing elsewhere in this prospectus. The summary combined consolidated financial data for the years ended December 31, 2002, 2003 and 2004 and as of December 31, 2003 and 2004 are derived from the combined consolidated financial statements included elsewhere in this prospectus. The summary combined consolidated financial data as of and for the three months ended April 4, 2004 and April 3, 2005 have been derived from the combined consolidated financial statements included elsewhere in this prospectus and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair statement of the data for those periods. The historical results are not necessarily indicative of results to be expected in any future period.

				For the Three Months Ended
	For the Year Ended December 31,
				April 4, 2004	April 3, 2005
	2002	2003	2004
				(unaudited)
	(dollars in thousands)
Results of Operations:
Net sales	$37,084	$67,639	$86,334	$20,580	$27,682
Operating expenses:
Cost of goods sold	16,930	30,218	39,862	8,789	12,109
Sales, general and administrative	48,139	82,479	103,031	24,437	31,860
Research and development	32,994	45,145	38,917	9,154	10,326
Amortization of intangible assets	17,370	12,078	9,863	2,531	2,655
(Gain) loss on sale of assets, net	—	14	(14,364)	20	53
Acquired in-process research and development	104,192	488	—	—	—

Total operating expenses	219,625	170,422	177,309	44,931	57,003
Loss from operations	(182,541)	(102,783)	(90,975)	(24,351)	(29,321)
Other (income) expense:
Gain on sale of investments, net	(7,386)	(3,409)	(1,728)	—	(3,733)
Interest expense	1,123	12,673	25,428	6,155	5,708
Equity loss of investee	2,160	—	—	—	—
Minority interest in loss of subsidiary	(13,258)	(3,808)	(13,846)	(3,757)	(21)
Other (income) expense, net	(172)	(1,606)	(1,752)	(100)	1,092

Loss before income taxes	(165,008)	(106,633)	(99,077)	(26,649)	(32,367)
Income tax expense	172	303	196	—	2

Net loss	(165,180)	(106,936)	(99,273)	(26,649)	(32,369)
Accretion of preferred membership units to redemption value(1)	—	7,651	23,826	5,935	6,426

Net loss attributable to common unit holders	$(165,180)	$(114,587)	$(123,099)	$(32,584)	$(38,795)

	As of April 3, 2005
	Actual	Pro Forma as Adjusted(2)
	(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$45,867	$
Current assets	101,080
Total assets	240,993
Current liabilities excluding demand notes	40,150
Demand notes payable—related parties	354,373
Total liabilities	395,140
Preferred membership units	260,454
Total equity (deficit)	(431,050)

(1)
The accretion of preferred membership units to redemption value presented above is based on the rights to which the Class A and Class B preferred membership unit holders are entitled related to a liquidation, dissolution or winding up of ev3 LLC. Notwithstanding this accretion right, pursuant to the merger agreement described under "Certain Relationships and Related Party Transactions—Corporate Reorganization," each membership unit representing a preferred equity interest in ev3 LLC will be converted into the right to receive one share of our common stock immediately prior to the consummation of this offering and will not receive any additional rights with respect to the liquidation preference.

(2)
The pro forma as adjusted column gives effect upon the closing of this offering to the reorganization transactions and the sale of            shares of common stock by us in this offering, assuming an initial public offering price of $            per share, the midpoint of the range of estimated initial public offering prices set forth on the cover page of this prospectus, after deducting underwriting discounts and estimated offering expenses, and the application of the estimated net proceeds.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information contained in this prospectus, before making your decision to invest in shares of our common stock. The occurrence of any of the following risks could materially and adversely affect our financial condition, results of operations, cash flow and per share trading price and could cause you to lose all or a part of your investment.

Risks Related to Our Business

We have a history of operating losses and negative cash flow.

Our operations to date have consumed substantial amounts of cash, and we expect this condition to continue. ev3 LLC had an accumulated deficit of $479.5 million at April 3, 2005. Our ability to achieve cash flow positive operations will be influenced by many factors, including the extent and duration of our future operating losses, the level and timing of future sales and expenditures, market acceptance of new products, the results and scope of ongoing research and development projects, competing technologies, market and regulatory developments and the future course of intellectual property litigation. If adequate cash flow is not available to us, our business will be negatively impacted.

Some of our products are emerging technologies or have been recently introduced into the market and may not achieve market acceptance once they are introduced into their markets, which could adversely affect our business.

Even if we are successful in developing safe and effective products that receive regulatory approval, our products may not gain market acceptance. Our market share for our existing products may not grow, and our products that have yet to be introduced may not be accepted in the market. We will need to invest in significant training and education of our physician customers to achieve market acceptance of our products with no assurance of success. In order for any of our products to be accepted, we must address the needs of potential customers and our customers must believe our products are effective and commercially beneficial. However, even if customers accept our products, this acceptance may not translate into sales if our competitors have developed similar products that our customers prefer. If our products do not gain market acceptance or if our customers prefer our competitors' products, our business could be adversely affected.

Delays in product introductions could adversely affect our net sales.

The endovascular device market is highly competitive and designs change often to adjust to patent constraints and to changing market preferences. Therefore, product life cycles are relatively short. As a result, any delays in our product launches may significantly impede our ability to enter or compete in a given market and may reduce the sales that we are able to generate from these products. We may experience delays in any phase of a product launch, including during research and development, clinical trials, manufacturing, marketing and the education process. In addition, our suppliers of products that we do not manufacture can suffer similar delays, which could cause delays in our product introductions. If we suffer delays in product introductions, our net sales could be adversely affected.

If third parties claim that we infringe upon their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling the affected product.

The medical device industry is litigious with respect to patents and other intellectual property rights. Companies operating in our industry routinely seek patent protection for their product designs, and many of our principal competitors have large patent portfolios. Companies in the medical device industry have used intellectual property litigation to gain a competitive advantage. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. We face the risk of claims that we have infringed on third parties' intellectual property rights. Prior to launching major new products in our key markets, we normally evaluate existing intellectual property rights. However, our competitors may also have filed for patent protection which is not as yet a matter of public knowledge or claim trademark rights that have not been revealed through our availability searches. Our efforts to identify and avoid infringing on third parties' intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:

  •
  be expensive and time consuming to defend;

  •
  result in us being required to pay significant damages to third parties;

  •
  cause us to cease making or selling products that incorporate the challenged intellectual property;

  •
  require us to redesign, reengineer or rebrand our products, if feasible;

  •
  require us to enter into royalty or licensing agreements in order to obtain the right to use a third party's intellectual property, which agreements may not be available on terms acceptable to us or at all;

  •
  divert the attention of our management; or

  •
  result in our customers or potential customers deferring or limiting their purchase or use of the affected products until resolution of the litigation.

In addition, new patents obtained by our competitors could threaten a product's continued life in the market even after it has already been introduced.

We are currently a party to a number of intellectual property claims, the resolution of which could have a material adverse effect on our business and results of operations.

We cannot assure you that we do not infringe any patents or other proprietary rights held by third parties. In that regard, in March 2005, we received notice from Medtronic Vascular, Inc. that it believes our Protégé stent infringes on one or more of its patents. We have informed Medtronic that we do not believe that its claims are valid. We also received notice from an individual regarding our Percutaneous Left Atrial Appendage Transcatheter Occlusion device, or PLAATO®, which is designed to reduce the risk of stroke by occluding the left atrial appendage, a small pocket attached to the heart's left upper chamber that has limited functional use and is the location of a majority of blood clots in the heart. The individual claims that he believes our PLAATO device infringes on two of his patents. We have informed this individual that we do not believe that our PLAATO device infringes on these patents. In March 2005, we were served with a complaint by Boston Scientific Corporation and one of its affiliates which claims that some of our products, including our SpideRX Embolic Protection Device, infringe certain of Boston Scientific's patents. Boston Scientific is seeking monetary damages from us and to enjoin us from the alleged infringement. We have answered the complaint, and we intend to vigorously defend this action. Because these matters are in early stages, we cannot estimate the possible loss or range of loss, if any, associated with their resolution. However, there can be no assurance that the ultimate resolution of these matters will not result in a material adverse effect on our business, financial condition or results of operations. If our products were found to infringe any proprietary rights of a third party, we could be required to pay significant damages or license fees to the third party or cease production, marketing and distribution of those products, which could in turn have a material adverse effect on our business and results of operations. Litigation may also be necessary to enforce patent rights we hold or to protect trade secrets or techniques we own.

We may also be subject to disputes as to the ownership of patents that we may develop with other companies. In particular, we have asserted that we have ownership rights in certain patents, which we co-developed with a predecessor of Edwards Lifesciences AG, that relate to the X-Sizer®, our thrombectomy product. Edwards Lifesciences has indicated that it does not agree with our view of our rights, but Edwards Lifesciences has not asserted any claim against us. We have asserted that the position Edwards Lifesciences has taken with respect to the rights it claims it has in the X-Sizer are without merit, but we cannot assure you that a court or arbitrator or the United States Patent and Trademark Office, or the PTO, would agree with our position. If we did not prevail, there would be a risk that Edwards Lifesciences could seek to enjoin us from selling the X-Sizer or require us to pay a license fee for the use of such patents. Sales of the X-Sizer represented approximately 4.5% and 5.6% of our net sales in 2004 and the three months ended April 3, 2005, respectively. If Edwards Lifesciences was successful in enjoining our sales of X-Sizer or required us to pay commercially unreasonable licensing fees, our net sales or the cost of selling the infringing product and therefore our results of operations would be negatively affected. We are in discussions with Edwards Lifesciences to resolve this issue.

MTI is involved in several patent disputes. Prior to MTI's acquisition of Dendron GmbH, Dendron became involved in litigation in Europe involving patents covering certain of its products, which litigation is still active. Concurrent with its acquisition of Dendron, MTI initiated a series of legal actions in the Netherlands and the United Kingdom with the primary purpose of asserting both invalidity and non-infringement by it of certain patents held by others with respect to detachable coils and certain delivery systems. In addition, the patent holders against whom MTI initiated the actions in the Netherlands and the United Kingdom have initiated legal actions against MTI in the United States that allege infringement by MTI of certain patents held by them. An adverse determination in a judicial or administrative proceeding or failure to obtain licenses, if necessary, could prevent MTI from manufacturing and selling its products, which would in turn have an adverse effect on our business and results of operations.

If there is a disruption in the supply of the products of Invatec S.r.l. that we distribute or if our relationship with Invatec is impaired, our net sales and results of operations would be adversely impacted.

We have entered into an agreement with Invatec S.r.l., or Invatec, an Italian manufacturer of endovascular medical devices which prior to our arrangement have not been marketed or sold under the Invatec brand in the United States, to distribute Invatec's branded products throughout the United States. Although our contract with Invatec gives us the exclusive right to market Invatec's products using the Invatec brand in the United States, Invatec retained the right to sell its products into the United States under other brands, which it currently does. In 2004, we increased our U.S. cardio peripheral sales force by adding 40 new sales representatives partially in reliance on this agreement and have invested significantly in regulatory, intellectual property and clinical activities to support the introduction of Invatec's products in the United States. Our success in marketing the Invatec products will depend on these new sales personnel becoming proficient in the product line, building physician relationships and executing sales orders. If we are unable to market Invatec's products successfully or if our agreement with Invatec is terminated, our net sales and results of operations would suffer. If we do not meet our performance requirements under the agreement, the agreement may be terminated by Invatec and we may be obligated to make substantial payments to Invatec. In addition, even if we market Invatec's products successfully, if Invatec is unable to produce enough of its products to meet our demands, including if Invatec sells its inventory to our competitors rather than to us for marketing under their own brands, we may not be able to meet our customers' demands and our net sales and results of operations may suffer. We also may not be successful in managing the larger inventory and greater variety of product offerings that we will experience in connection with the Invatec relationship and our net sales and results of operations may be adversely impacted.

If our patents and other intellectual property rights do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright and trademark laws and nondisclosure, confidentiality and other contractual arrangements to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, we cannot be assured that any of our pending patent applications will result in the issuance of a patent to us. The PTO may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the priority of our inventions and the narrowing or invalidation of claims in issued patents. Our issued patents and those that may be issued in the future may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. Although we have taken steps to protect our intellectual property and proprietary technology, there is no assurance that third parties will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology. We seek to protect our know-how and other unpatented proprietary technology, in part with confidentiality agreements and intellectual property assignment agreements with our employees, independent distributors and consultants. However, such agreements may not be enforceable or may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. In addition, we rely on the use of registered trademarks with respect to the brand names of some of our products. We also rely on common law trademark protection for some brand names, which are not protected to the same extent as our rights in the use of our registered trademarks.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. For example, foreign countries generally do not allow patents to cover methods for performing surgical procedures. If we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more directly with us, which could adversely affect our competitive position and our business.

We also hold licenses from third parties that are necessary to utilize certain technologies used in the design and manufacturing of some of our products. The loss of such licenses would prevent us from manufacturing, marketing and selling these products, which could harm our business.

We manufacture our products at single locations. Any disruption in these manufacturing facilities or any patent infringement claims with respect to our manufacturing process could adversely affect our business and results of operations.

We have relied to date principally on our manufacturing facilities in Plymouth and New Brighton, Minnesota, and MTI's facility in Irvine, California. We plan to close the New Brighton, Minnesota facility in 2005 and move its operations to our Plymouth facility. These facilities and the manufacturing equipment we use to produce our products would be difficult to replace and could require substantial lead-time to repair or replace. Our facilities may be affected by natural or man-made disasters. In the event one of our facilities was affected by a disaster, we would be forced to rely on third-party manufacturers if we could not shift production to another of our manufacturing facilities. Although we believe we possess adequate insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. It is also possible that one of our competitors could claim that our manufacturing process violates an existing patent. If we were unsuccessful in defending such a claim, we may be forced to stop production at one or both of our manufacturing facilities in the United States and to seek alternative facilities. Even if we are able to identify such alternative facilities, we may incur additional costs and we may experience a disruption in the supply of our products until those facilities are available. Any disruption in our manufacturing capacity could have an adverse impact on our ability to produce sufficient inventory of our products or may require us to incur additional expenses in order to produce sufficient inventory, and therefore may adversely affect our net sales and results of operations. Any disruption or delay at our manufacturing facilities could impair our ability to meet the demand of our customers and our customers may cancel orders or purchase products from our competitors, which could adversely affect our business and results of operations.

If we lose the services of our chief executive officer or other key personnel, we may not be able to manage our operations and meet our strategic objectives.

Our future success depends, in large part, on the continued service of James M. Corbett, our president and chief executive officer. Mr. Corbett's continuation with us is integral to our future success, based on his significant expertise and knowledge of our business and products. Although we have key person insurance with respect to Mr. Corbett, any loss or interruption of the services of Mr. Corbett could significantly reduce our ability to effectively manage our operations and implement our strategy. Also, we depend on the continued service of key managerial, scientific, sales and technical personnel, as well as our ability to continue to attract and retain additional highly qualified personnel. We compete for such personnel with other companies, academic institutions, government entities and other organizations. Any loss or interruption of the services of our other key personnel could also significantly reduce our ability to effectively manage our operations and meet our strategic objectives because we cannot assure you that we would be able to find an appropriate replacement should the need arise.

We also compete for experienced medical device sales personnel. If we are unable to hire and retain qualified sales personnel, our sales could be negatively impacted.

Our dependence on key suppliers puts us at risk of interruptions in the availability of our products, which could reduce our net sales and adversely affect our results of operations.

We rely on a limited number of suppliers for the raw materials and components used in our products. Our raw materials and components are generally acquired through purchase orders placed in the ordinary course of business, and we do not have any guaranteed or contractual supply arrangements with many of our key or single source suppliers. In addition, we also rely on independent contract manufacturers for some of our products. Independent manufacturers have possession of and in some cases hold title to molds for certain manufactured components of our products. Our dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules, as well as manufacturing yields and costs. Suppliers of raw materials and components may decide, or be required, for reasons beyond our control to cease supplying raw materials and components to us. Shortages of raw materials, quality control problems, production capacity constraints or delays by our contract manufacturers could negatively affect our ability to meet our production obligations and result in increased prices for affected parts. Any such shortage, constraint or delay may result in delays in shipments of our products or components, which could adversely affect our net sales and our results of operations.

In addition, the Food and Drug Administration, or FDA, and foreign regulations may require additional testing of any raw materials or components from new suppliers prior to our use of these materials or components. In the case of a device with a pre-market approval application, we may be required to obtain prior FDA approval of a new supplier, which could delay or prevent our access or use of such raw materials or components or our marketing of affected products until such approval is granted. In the case of a device with clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, which we refer to as a 510(k), we may be required to submit a new 510(k) if a change in a raw material or component supplier results in a change in a material or component supplied that is not within the 510(k) cleared device specifications. If we need to establish additional or replacement suppliers for some of these components, our access to the components might be delayed while we qualify such suppliers and obtain any necessary FDA approvals. Our suppliers of finished goods are also subject to regulatory inspection and scrutiny. Any adverse regulatory finding or action against those suppliers could impact their ability to supply goods for distribution and sale.

We or MTI may require additional capital in the future, which may not be available or may be available only on unfavorable terms.

Our and MTI's capital requirements depend on many factors, including the amount of expenditures on intellectual property and technologies, the number of clinical trials which we conduct and new product development. To the extent that our or MTI's existing capital is insufficient to meet these requirements and cover any losses, we will need to raise additional funds through financings or borrowings or curtail our growth and reduce our assets. From time to time we may also sell a given technology or intellectual property having a development timeline or development cost that is inconsistent with our investment horizon or which does not adequately complement our existing product portfolio. We and MTI have each historically relied on financing from Warburg Pincus and The Vertical Group, but there can be no assurance that Warburg Pincus, The Vertical Group or other investors will provide such financing in the future. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our stockholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. In addition, because MTI is not our wholly owned subsidiary, our creditors are limited in their ability to satisfy their claims against us by seeking recourse to MTI's assets, which could impair our ability to obtain financing.

We may experience conflicts of interest with MTI with respect to business opportunities and other matters.

Our neurovascular operations are comprised of our interest in and relationships with MTI. MTI is a public company whose stock is traded on the NASDAQ National Market. After giving effect to the reorganization transactions, we will own 70.3% of the outstanding shares of common stock of MTI as of May 1, 2005. In addition, our board of directors is comprised of seven persons, four of whom are also members of the board of directors of MTI. These directors are James M. Corbett, Richard B. Emmitt, Dale A. Spencer and Elizabeth H. Weatherman. Our relationships with MTI are significant elements of our business. Under a number of agreements that we have entered into with MTI, we:

  •
  are a distributor of certain of MTI's products;

  •
  perform inventory and administrative services with respect to finished goods inventory of certain of MTI's neurovascular products;

  •
  provide MTI with marketing, sales solicitation, inventory management, accounting, invoicing, collection and administrative services in certain countries other than the United States and Canada; and

  •
  provide MTI distributor management services in certain countries other than the United States and Canada where MTI has an existing third-party distributor for its products.

Although MTI is our controlled subsidiary, it is not our wholly owned subsidiary, and conflicts of interest may arise with respect to transactions involving business dealings between us and MTI, potential acquisitions of businesses or products, development of products and other matters with respect to which our best interests and the best interests of our stockholders may conflict with the best interests of the public stockholders of MTI. Because a portion of MTI is owned by minority stockholders, we cannot treat MTI as we would a wholly owned subsidiary. With respect to our transactions with MTI, we cannot assure you that we will negotiate terms that are as favorable to us as if such transactions were with an unaffiliated third party or that any conflicts of interest will be resolved in our favor. Further, the fiduciary duties of the members of MTI's board of directors may result in actions that are not in our stockholders' best interests. Because of its importance to our business, we may elect to fund MTI's operations in circumstances in which we undertake a large amount of risk but which will benefit all of MTI's stockholders, including its public stockholders, and from which we may only receive the economic benefit in proportion to our ownership interest in MTI. In addition, we are required to share any dividends that are declared by MTI on its common stock or other distributions of its assets with MTI's public stockholders on a pro rata basis, which will restrict our ability to access any funds and assets held by MTI.

The value of our interest in MTI may decline or our interest in MTI could be diluted.

Any decline in the market price of MTI's common stock on the NASDAQ National Market will cause the value of the shares of MTI's common stock which we own to decline. MTI has not been profitable since its founding and may continue to incur significant losses and negative cash flows in the future, which could negatively impact the market price of its common stock and the value of the MTI shares that we own. For example, MTI may engage in equity financings or acquisitions of businesses or assets using equity that result in the dilution of our interest in MTI. Although we have the right to provide financing to MTI before Warburg Pincus or The Vertical Group, if we decline to exercise this right Warburg Pincus or The Vertical Group may also elect to provide financing directly to MTI in the future. In the event that MTI raises additional capital through equity offerings to Warburg Pincus, The Vertical Group or other investors, our ownership interest in MTI could be diluted.

Our sales would decline if our customers or their patients cannot obtain third party reimbursement for their purchases of our products.

Sales of our products depend in part on the reimbursement by governmental and private health care payors to our physician customers or their patients for the purchase and use of our products. In the United States, health care providers that purchase our products generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to pay for all or a portion of the cost of endovascular procedures. Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis and can take up to 18 months or longer. Many international markets have government-managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Additionally, some foreign reimbursement systems provide for limited payments in a given period and therefore result in extended payment periods. Any delays in obtaining, or an inability to obtain, reimbursement approvals could have a material adverse effect on our business. In addition, if the reimbursement policies of domestic or foreign governmental or private health care payors were to change, our customers would likely change their purchasing patterns and/or the frequency of their purchases of the affected products. Additionally, payors continue to review their coverage policies carefully for existing and new therapies and can, without notice, deny coverage for treatments that include the use of our products. Our business would be negatively impacted to the extent any such changes reduce reimbursement for our products.

In addition, some health care providers in the United States have adopted or are considering a managed care system in which the providers contract to provide comprehensive health care for a fixed cost per person. Health care providers may attempt to control costs by authorizing fewer elective surgical procedures or by requiring the use of the least expensive devices possible, which could adversely affect the demand for our products or the price at which we can sell our products.

We also sell a number of our products to physician customers who may elect to use these products in ways that are not within the scope of the approval or clearance given by the FDA, often referred to as "off-label" use. In the event that governmental or private health care payors limit reimbursement for products used off-label, sales of our products and our business would be materially adversely affected.

Our products and facilities are subject to extensive regulation with which compliance is costly and which exposes us to penalties for non-compliance. We may not be able to obtain required regulatory approvals for our products in a cost-effective manner or at all, which could adversely affect our business and results of operations.

The production and marketing of our products and our ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. U.S. and foreign regulations applicable to medical devices are wide-ranging and govern, among other things, the testing, marketing and pre-market review of new medical devices, in addition to regulating manufacturing practices, reporting, advertising, exporting, labeling and record keeping procedures. We are required to obtain FDA approval or clearance before we can market our products in the United States and certain foreign countries. The regulatory process requires significant time, effort and expenditures to bring our products to market, and we cannot assure that any of our products will be approved for sale. Any failure to obtain regulatory approvals or clearances could prevent us from successfully marketing our products, which could adversely affect our business and results of operations. Our failure to comply with applicable regulatory requirements could result in governmental agencies:

  •
  imposing fines and penalties on us;

  •
  preventing us from manufacturing or selling our products;

  •
  bringing civil or criminal charges against us;

  •
  delaying the introduction of our new products into the market;

  •
  recalling or seizing our products; or

  •
  withdrawing or denying approvals or clearances for our products.

If any or all of the foregoing were to occur, we may not be able to meet the demands of our customers and our customers may cancel orders or purchase products from our competitors, which could adversely affect our business and results of operations.

Even if regulatory approval or clearance of a product is granted, the approval or clearance could limit the uses for which the product may be labeled and promoted, which may limit the market for our products. Further, for a marketed product, its manufacturer and manufacturing facilities are subject to periodic reviews and inspections by FDA and foreign regulatory authorities. Subsequent discovery of problems with a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including withdrawal of the product from the market or other enforcement actions. In addition, regulatory agencies may not agree with the extent or speed of corrective actions relating to product or manufacturing problems.

We are currently conducting clinical studies of some of our products under an investigational device exemption. Clinical studies must be conducted in compliance with regulations of the FDA and those of regulatory agencies in other countries in which we conduct clinical studies. The data collected from these clinical investigations will ultimately be used to support market clearance for these products. There is no assurance that regulatory bodies will accept the data from these clinical studies or that they will ultimately allow market clearance for these products.

When required, with respect to the products we market in the United States we have obtained pre-market notification clearance under Section 510(k), but we do not believe certain modifications we have made to our products require us to submit new 510(k) notifications. However, if the FDA disagrees with us and requires us to submit a new 510(k) notification for modifications to our existing products, we may be subject to enforcement actions by the FDA and be required to stop marketing the products while the FDA reviews the 510(k) notification. If the FDA requires us to go through a lengthier, more rigorous examination than we had expected, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline. In addition, the FDA may determine that future products will require the more costly, lengthy and uncertain pre-market approval application process. Products that are approved through a pre-market approval application generally need FDA approval before they can be modified. If we fail to submit changes to products developed under investigational device exemptions or pre-market approval applications in a timely or adequate manner, we may become subject to regulatory actions.

Because we are subject to extensive regulation in the countries in which we operate, we are subject to the risk that regulations could change in a way that would expose us to additional costs, penalties or liabilities. For example, in the United States we sell a number of our products to physicians who may elect to use these products in ways that are not within the scope of the approval or clearance given by the FDA or for other than FDA-approved indications, often referred to as "off-label" use. There are laws and regulations prohibiting the promotion of products for such off-label use which restrict our ability to market our products and could affect our growth. Although we have strict policies against the unlawful promotion of products for off-label use and we train our employees on these policies, it is possible that one or more of our employees will not follow the policies, or that regulations would change in a way that may hinder our ability to sell such products or make it more costly to do so, which could expose us to financial penalties as well as loss of approval to market and sell the affected products. If we want to market any of our products for use in ways for which they are not currently approved, we may need to conduct clinical trials and obtain approval from appropriate regulatory bodies, which could be time-consuming and costly. In addition, off-label use may not be safe or effective and may result in unfavorable outcomes to patients, resulting in potential liability to us. Penalties or liabilities stemming from off-label use could have a material adverse effect on our results of operations. In addition, if physicians cease or lessen their use of products for other than FDA-approved indications, sales of our products could decline, which could materially adversely affect our net sales and results of operations.

If additional regulatory requirements are implemented in the foreign countries in which we sell our products, the cost of developing or selling our products may increase. For example, in Japan, new regulations became effective on April 1, 2005 which increase the regulatory and quality assurance requirements for both our manufacturing facilities and our offices located in Japan in order to obtain and maintain regulatory approval to market our products there. While parts of the new regulations are still being defined, we expect that the new regulations will result in higher costs and delays in securing approval to market our products in Japan. In addition, we depend on our distributors outside the

United States in seeking regulatory approval to market our devices in other countries and we are therefore dependent on persons outside of our direct control to secure such approvals. For example, we are highly dependent on distributors in emerging markets such as China and Brazil for regulatory submissions and approvals and do not have direct access to health care agencies in those markets to ensure timely regulatory approvals or prompt resolution of regulatory or compliance matters. If our distributors fail to obtain the required approvals or do not do so in a timely manner, our net sales from our international operations and our results of operations may be adversely affected.

In addition, our business and properties are subject to federal, state and local laws and regulations relating to the protection of the environment, natural resources and worker health and safety and the use, management, storage, and disposal of hazardous substances, wastes, and other regulated materials. Because we own and operate real property, various environmental laws also may impose liability on us for the costs of cleaning up and responding to hazardous substances that may have been released on our property, including releases unknown to us. These environmental laws and regulations also could require us to pay for environmental remediation and response costs at third-party locations where we disposed of or recycled hazardous substances. The costs of complying with these various environmental requirements, as they now exist or may be altered in the future, could adversely affect our financial condition and results of operations.

A number of our products are in clinical trials. If these trials are unsuccessful, or if the FDA or other regulatory agencies do not accept the results of such trials, these products may not successfully come to market and our business prospects may suffer.

Several of our products are in the early stages of development. Some of our products only recently emerged from clinical trials and others have not yet reached the clinical trial stage. We currently have four ongoing clinical trials relating to four products that we expect to contribute significantly to our net sales in the future. These trials include the CREATE trial designed to evaluate the use of our SpideRX™ Embolic Protection Devices and our Protégé Self-Expanding Stent System in carotid artery stenting procedures in patients who are high risk candidates for carotid endarterectomy, as well as our PLAATO system designed for stroke reduction. We cannot assure you that we will be successful in reaching the endpoints in these trials or, if we do, that the FDA or other regulatory agencies will accept the results and approve the devices for sale. Further, we continually evaluate the potential financial benefits and costs of our clinical trials and the products being evaluated in them. If we determine that the costs associated with attaining regulatory approval of a product exceed the potential financial benefits of that product or if the projected development timeline is inconsistent with our investment horizon, we may choose to stop a clinical trial and/or the development of a product.

Our ability to market our products in the United States will depend upon a number of factors, including our ability to demonstrate the safety and efficacy of our products with valid clinical data. Our ability to market our products outside of the United States is also subject to regulatory approval, including our ability to demonstrate the safety of our products in the clinical setting. Our products may not be found to be safe and, where required, effective in clinical trials and may not ultimately be approved for marketing by U.S. or foreign regulatory authorities. Our failure to develop safe and effective products that are approved for sale on a timely basis would have a negative impact on our net sales. In particular, if we do not reach the endpoints or obtain FDA approval with respect to our products, our future growth may be significantly hampered. In addition, some of the products for which we are currently conducting trials are already approved for sale outside of the United States. As a result, while our trials are ongoing, unfavorable data may arise in connection with usage of our products outside the United States which could adversely impact the approval of such products in the United States. Conversely, unfavorable data from clinical trials in the United States may adversely impact sales of our products outside of the United States.

The risks inherent in operating internationally and the risks of selling and shipping our products and of purchasing our components and products internationally may adversely impact our net sales, results of operations and financial condition.

We derive a significant portion of our net sales from operations in international markets. For the year ended December 31, 2004 and the three months ended April 3, 2005, 50.4% and 49.0% of our net sales, respectively, were derived from our international operations. Our international distribution system consists of eight direct sales offices and approximately 50 stocking distribution partners. In addition, we purchase some components and products on the international market. The sale and shipping of our products and services across international borders, as well as the purchase of components and products from international sources, subject us to extensive U.S. and foreign governmental trade regulations. Compliance with such regulations is costly and exposes us to penalties for non-compliance. We intend to further review our trade control practices as part of our ongoing commitment to further enhance our compliance policies and procedures. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities, and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping and sales activities.

In addition, most of the countries in which we sell our products are, to some degree, subject to political, economic and/or social instability. Our international sales operations expose us and our representatives, agents and distributors to risks inherent in operating in foreign jurisdictions. These risks include:

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  the imposition of additional U.S. and foreign governmental controls or regulations;

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  the imposition of costly and lengthy new export licensing requirements;

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  the imposition of U.S. and/or international sanctions against a country, company, person or entity with whom the company does business that would restrict or prohibit continued business with the sanctioned country, company, person or entity;

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  economic instability;

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  a shortage of high-quality sales people and distributors;

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  loss of any key personnel that possess proprietary knowledge, or who are otherwise important to our success in certain international markets;

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  changes in third-party reimbursement policies that may require some of the patients who receive our products to directly absorb medical costs or that may necessitate the reduction of the selling prices of our products;

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  changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

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  the imposition of new trade restrictions;

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  the imposition of restrictions on the activities of foreign agents, representatives and distributors;

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  scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

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  pricing pressure that we may experience internationally;

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  laws and business practices favoring local companies;

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  longer payment cycles;

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  difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

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  difficulties in enforcing or defending intellectual property rights; and

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  exposure to different legal and political standards due to our conducting business in over 50 countries.

We cannot assure you that one or more of the factors will not harm our business. Any material decrease in our international sales would adversely impact our net sales, results of operations and financial condition. Our international sales are predominately in Europe. In Europe, health care regulation and reimbursement for medical devices vary significantly from country to country. This changing environment could adversely affect our ability to sell our products in some European countries.

Fluctuations in foreign currency exchange rates could result in declines in our reported sales and earnings.

Because the majority of our international sales are denominated in local currencies and not in U.S. dollars, our reported sales and earnings are subject to fluctuations in foreign exchange rates. Our international net sales were favorably affected by the impact of foreign currency fluctuations totaling $2.7 million in 2004 and $0.5 million in the three months ended April 3, 2005. However, we cannot assure you that we will benefit from the impact of foreign currency fluctuations in the future and foreign currency fluctuations in the future may adversely affect our sales and earnings. At present, we do not engage in hedging transactions to protect against uncertainly in future exchange rates between particular foreign currencies and the U.S. dollar.

We may become obligated to make large milestone payments that are not currently reflected in our financial statements in certain circumstances, which would negatively impact our cash flows from operations.

Pursuant to the acquisition agreements relating to our purchase of MitraLife and Appriva Medical, Inc. in January 2002 and August 2002, respectively, we agreed to make certain additional payments to the sellers of these businesses in the event that we achieve contractually defined milestones. Generally, in each case, these milestone payments become due upon the completion of specific regulatory steps in the product commercialization process. With respect to the MitraLife acquisition, the potential milestone payments total $25 million, and with respect to the Appriva acquisition, the potential milestone payments total $175 million.

On September 29, 2004, we sold substantially all of the assets constituting the MitraLife business to Edwards Lifesciences and we are no longer pursuing commercialization of the product line acquired in the MitraLife transaction. As of the date that we sold these assets to Edwards Lifesciences, none of the milestones set forth in our agreement with the sellers of MitraLife had been met. We have determined that we have no current obligations in respect of these milestone payments, and we do not believe that it is likely that we will have obligations with respect to these milestones in the future. Although we do not believe it is likely that these milestone payment obligations will become due in the future, it is possible that the former stockholders of MitraLife could disagree and make a claim for such payments. Any such dispute could be costly, result in payments in such amounts being made and divert our management's time and attention away from our business.

The Appriva acquisition agreement contains four milestones to which payments relate. The first milestone was required by its terms to be achieved by January 1, 2005 in order to trigger a payment equal to $50 million. We have determined that the first milestone was not achieved by January 1, 2005 and that the first milestone is not payable. It is possible that we will meet one or more of the remaining milestones with respect to the Appriva acquisition and could become obligated to make the corresponding milestone payments totaling $125 million. In addition, it is possible that the sellers of Appriva could dispute our determination that certain milestones have not been or will not be met, which disputes could be costly and divert our management's time and attention away from our business. In the event any such milestone payments become due, our costs would increase correspondingly which would negatively impact our cash flow from operations.

We rely on our independent sales distributors and sales associates to market and sell our products outside of the United States, Canada, Europe and Japan.

Sales of our products in locations outside of the United States, Canada, Europe and Japan represented 14% and 12% of our net sales in fiscal 2004 and the three months ended April 3, 2005, respectively. Our success outside of the United States, Canada, Europe and Japan depends largely upon marketing arrangements with independent sales distributors and sales associates, in particular their sales and service expertise and relationships with the customers in the marketplace. Independent distributors and sales associates may terminate their relationship with us, or devote insufficient sales efforts to our products. We do not control our independent distributors and they may not be successful in implementing our marketing plans. In addition, many of our independent distributors outside of the United States, Canada, Europe and Japan initially obtain and maintain foreign regulatory approval for sale of our products in their respective countries. Our failure to maintain our existing relationships with our independent distributors and sales associates outside of the United States, Canada, Europe and Japan, or our failure to recruit and retain additional skilled independent sales distributors and sales associates in these locations, could have an adverse effect on our operations. We have experienced turnover with some of our independent distributors in the past that has adversely affected short-term financial results while we transitioned to new independent distributors. Similar occurrences could happen in the future.

If physicians do not recommend and endorse our products, our sales may decline or we may be unable to increase our sales and profits.

In order for us to sell our products, physicians must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from physicians. Acceptance of our products depends on educating the medical community as to the distinctive characteristics, perceived benefits, safety, clinical efficacy and cost-effectiveness of our products compared to products of our competitors, and on training physicians in the proper application of our products. If we are not successful in obtaining the recommendations or endorsements of physicians for our products, our sales may decline or we may be unable to increase our sales and profits.

If we fail to comply with the U.S. Federal Anti-Kickback Statute and similar state laws, we could be subject to criminal and civil penalties and exclusion from the Medicare and Medicaid programs, which could have a material adverse effect on our business and results of operations.

A provision of the Social Security Act, commonly referred to as the Federal Anti-Kickback Statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid or any other Federal health care program. The Federal Anti-Kickback Statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, most of the states in which our products are sold have adopted laws similar to the Federal Anti-Kickback Statute, and some of these laws are even broader than the Federal Anti-Kickback Statute in that their prohibitions are not limited to items or services paid for by a Federal health care program but, instead, apply regardless of the source of payment. Violations of the Federal Anti-Kickback Statute may result in substantial civil or criminal penalties and exclusion from participation in Federal health care programs.

All of our financial relationships with health care providers and others who provide products or services to Federal health care program beneficiaries are potentially governed by the Federal Anti-Kickback Statute and similar state laws. We believe our operations are in material compliance with the Federal Anti-Kickback Statute and similar state laws. However, we cannot assure you that we will not be subject to investigations or litigation alleging violations of these laws, which could be time-consuming and costly to us and could divert management's attention from operating our business, which could have a material adverse effect on our business. In addition, if our arrangements were found to violate the Federal Anti-Kickback Statute or similar state laws, it could have a material adverse effect on our business and results of operations.

Our business strategy relies on assumptions about the market for our products, which, if incorrect, would adversely affect our business prospects and profitability.

We are focused on the market for endovascular devices used to treat vascular diseases and disorders. We believe that the aging of the general population and increasingly inactive lifestyles will continue and that these trends will increase the need for our products. However, the projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by the medical community prove to be incorrect or do not materialize or if drug therapies gain more widespread acceptance as a viable alternative treatment, which in each case would adversely affect our business prospects and profitability.

If MTI's manufacturing facility does not have sufficient capacity, the production of our neurovascular products may be delayed.

It is likely that expansion of MTI's manufacturing capacity will be necessary in the future. Development and commercialization requires additional money for facilities, tooling and equipment, regulatory approvals and leasehold improvements. We expect that such expansion would be achieved through modified space utilization in MTI's current leased facilities, improved efficiencies, automation and acquisition of additional tooling and equipment. However, we may find it necessary to relocate all or portions of MTI's leased facilities, which process is time consuming and expensive. We may not have, or be able to obtain, the required funds to expand MTI's manufacturing capacity if necessary. In addition, improved efficiencies may not result from such an expansion. Any delay or inability to expand MTI's manufacturing capacity, including obtaining the commitment of necessary capital resources, could delay the production of our neurovascular products and materially adversely affect our net sales and results of operations.

Our business, net sales and results of operations may suffer if we do not pass the required regulatory inspections for our new location for manufacturing peripheral stents.

We are in the process of integrating our manufacturing operations located in New Brighton, Minnesota, where we manufacture our peripheral stent product line, with our manufacturing operations in Plymouth, Minnesota. We will be required to pass regulatory inspections of the FDA, and possibly other regulatory agencies of countries in which we sell our products, in connection with the new manufacturing operations in Plymouth. If we do not pass these inspections or do not pass them on our expected schedule, we may not have sufficient inventory of various products, which may result in a backlog of orders, customer dissatisfaction and a reduction in sales. Consequently, our business, net sales and results of operations may suffer. In addition, we are required to submit a pre-market approval supplement application to the FDA for approval of the change in manufacturing facilities for any devices marketed under a pre-market approval application. If we do not obtain timely approval of any required supplement application, our business, net sales and results of operations may also be negatively impacted.

One of our families of products generates a large portion of our net sales. Our net sales and business prospects would be adversely affected if sales of this product were to decline.

We are dependent on our Protégé® GPS™ family of peripheral stents, which generated more than 10% of our net sales in fiscal 2004 and the three months ended April 3, 2005. If our Protégé GPS stents were to no longer be available for sale in any key market because of regulatory, intellectual property or any other reason, our net sales from these products and from products that typically constitute ancillary purchases would significantly decline. A significant decline in our net sales could also negatively impact our product development activities and therefore our business prospects.

In March 2005, we received notice from Medtronic Vascular, Inc. that it believes our Protégé stent infringes on one or more of its patents, as described in "Risk Factors—Risks Related to Our Business—We are currently a party to a number of intellectual property claims, the resolution of which could have a material adverse effect on our business and results of operations."

We are exposed to product liability claims that could have an adverse effect on our business and results of operations.

The manufacture and sale of medical devices exposes us to significant risk of product liability claims, some of which may have a negative impact on our business. Our existing products were developed relatively recently and defects or risks that we have not yet identified may give rise to product liability claims. In addition, we have recently initiated a new quality control system and a new manufacturing model which has not been in effect long enough for us to have the confidence that any errors or mistakes in implementation have been corrected. Our existing product liability insurance coverage may be inadequate to protect us from any liabilities we may incur or we may not be able to maintain adequate product liability insurance at acceptable rates. If a product liability claim or series of claims is brought against us for uninsured liabilities or in excess of our insurance coverage and it is ultimately determined that we are liable, our business could suffer. Additionally, we could experience a material design or manufacturing failure in our products, a quality system failure, other safety issues or heightened regulatory scrutiny that would warrant a recall of some of our products. A recall of some of our products could also result in increased product liability claims. Further, while we train our physician customers on the proper usage of our products, we cannot ensure that they will implement our instructions accurately. If our products are used incorrectly by our customers, injury may result and this could give rise to product liability claims against us. Any losses that we may suffer from any liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of our products, may divert management's attention from other matters and may have a negative impact on our business and our results of operations.

Our net sales could decline significantly if drug-eluting stents become a dominant therapy in the peripheral vascular stent market and we are not able to develop or acquire a drug-eluting stent to market and sell.

The peripheral vascular market is currently comprised exclusively of bare metal, or non drug-eluting, stents. However, there are clinical situations in the periphery in which a drug-eluting stent may demonstrate clinical superiority over bare metal stents. To the extent that our peripheral stent customers seek stents with drug coatings and we do not market and sell a drug-eluting peripheral stent or one that achieves market acceptance, we may not be able to compete as effectively with those of our competitors that are able to develop and sell a drug-eluting stent, and our peripheral stent sales could decline. If our peripheral stent sales were to decline, we could experience a significant decline in sales of some of our other products which are routinely purchased in conjunction with stent purchases.

If we are unable to continue to develop and market new products and technologies, we may experience a decrease in demand for our products or our products could become obsolete, and our business would suffer.

We are continually engaged in product development and improvement programs, and new products represent a significant component of our growth rate. We may not be able to compete effectively with our competitors unless we can keep up with existing or new products and technologies in the endovascular device market. If we do not continue to introduce new products and technologies, or if those products and technologies are not accepted, we may not be successful and our business would suffer. Moreover, many of our clinical trials have durations of several years and it is possible that competing therapies, such as drug therapies, may be introduced while our products are still undergoing clinical trials. This could reduce the potential demand for our products and negatively impact our business prospects. Additionally, our competitors' new products and technologies may beat our products to market, may be more effective or less expensive than our products or render our products obsolete.

The marketing of our products requires a significant amount of time and expense and we may not have the resources to successfully market our products, which would adversely affect our business and results of operations.

The marketing of our products requires a significant amount of time and expense in order to identify the physicians who may use our products, invest in training and education, and employ a sales force that is large enough to interact with the targeted physicians. In addition, the marketing of our products requires interaction with many subspecialists who are moving into new practice areas and may require more training and education from our personnel than would be required with physicians who are not expanding their practice areas. We may not have adequate resources to market our products successfully against larger competitors which have more resources than we do. If we cannot market our products successfully, our business and results of operations would be adversely affected.

We face competition from other companies, many of which have substantially greater resources than we do and may be able to develop more effective products or offer their products at lower prices than we can, which could adversely impact our business, net sales and results of operations. Consolidation in the medical technology industry would exacerbate these risks.

The markets in which we compete are highly competitive, subject to change and significantly affected by new product introductions and other activities of industry participants. The markets for our products are also dominated by a small number of large companies, and we are a much smaller company relative to our primary competitors. Our products compete with other medical devices, including Invatec manufactured products sold in the United States under other brand names, surgical procedures and pharmaceutical products. A number of the companies in the medical technology industry, including manufacturers of peripheral vascular, cardiovascular and neurovascular products, have substantially greater capital resources, larger customer bases, broader product lines, larger sales forces, greater marketing and management resources, larger research and development staffs and larger facilities than ours and have established reputations with our target customers, as well as worldwide distribution channels that are more effective than ours. In addition, the industry has recently experienced some consolidation. Consolidation could make the competitive environment more difficult for smaller companies. Because of the size of the vascular disease market opportunity, competitors and potential competitors have historically dedicated and will continue to dedicate significant resources to aggressively promote their products. New product developments that could compete with us more effectively are likely because the vascular disease market is characterized by extensive research efforts and technological progress. Competitors may develop technologies and products that are safer, more effective, easier to use, less expensive or more readily accepted than ours. Their products could make our technology and products obsolete or noncompetitive. Our competitors may also be able to achieve more efficient manufacturing and distribution operations than we can and may offer lower prices than we could offer profitably. We expect that as our products mature, we will be able to produce our products in a more cost effective manner and therefore be able to compete more effectively, but it is possible that we may not achieve such cost reductions. Any of these competitive factors could adversely impact our business, net sales and results of operations.

We also compete with other manufacturers of medical devices for clinical sites to conduct human trials. If we are not able to locate clinical sites on a timely or cost-effective basis, this could impede our ability to conduct trials of our products and, therefore, our ability to obtain required regulatory clearance or approval.

We rely on our management information systems for inventory management, distribution and other functions and to maintain our research and development and clinical data. If our information systems fail to adequately perform these functions or if we experience an interruption in their operation, our business and results of operations could be adversely affected.

The efficient operation of our business is dependent on our management information systems. We rely on our management information systems to effectively manage accounting and financial functions; manage order entry, order fulfillment and inventory replenishment processes; and to maintain our research and development and clinical data. The failure of our management information systems to perform as we anticipate could disrupt our business and product development and could result in decreased sales, increased overhead costs, excess inventory and product shortages, causing our business and results of operations to suffer. In addition, our management information systems are vulnerable to damage or interruption from:

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  earthquake, fire, flood and other natural disasters;

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  terrorist attacks and attacks by computer viruses or hackers; and

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  power loss or computer systems, Internet, telecommunications or data network failure.

Any such interruption could adversely affect our business and results of operations.

Existing or future acquisitions of businesses could negatively affect our results of operations if we fail to integrate the acquired businesses successfully into our existing operations or if we discover previously undisclosed liabilities.

In order to build our core technology platform, we have acquired five businesses since our inception and we may acquire additional businesses in the future. Our ability to grow through acquisitions depends upon our ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financing. Even if we complete acquisitions, we may experience:

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  difficulties in integrating any acquired companies, personnel and products into our existing business;

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  delays in realizing the benefits of the acquired company or products;

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  diversion of our management's time and attention from other business concerns;

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  limited or no direct prior experience in new markets or countries we may enter;

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  higher costs of integration than we anticipated; or

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  difficulties in retaining key employees of the acquired business who are necessary to manage these acquisitions.

In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize acquisition expenses and acquired assets. We may also discover deficiencies in internal controls, data adequacy and integrity, product quality, regulatory compliance and product liabilities which we did not uncover prior to our acquisition of such businesses, which could result in us becoming subject to penalties or other liabilities. Any difficulties in the integration of acquired businesses or unexpected penalties or liabilities in connection with such businesses could have a material adverse effect on our results of operations and financial condition.

If MTI fails to timely report its financial results or produce its financial statements, we may not be able to timely report our financial results or comply with Securities and Exchange Commission reporting and certification requirements, and our stock price may decline.

As the owner of a controlling interest in MTI, we have consolidated and, following the reorganization transactions, we will consolidate the financial results of MTI in our combined consolidated financial statements. MTI accounted for a material portion of our net sales and gross profit in 2004 and the three months ended April 3, 2005. As a result, our ability to report our financial results, produce our combined consolidated financial statements and file required reports with the Securities and Exchange Commission, or the SEC, in a timely manner will require MTI to provide us with its financial results and financial statements in a timely manner. If MTI fails to timely produce its financial results and financial statements, we may not be able to report our financial results or comply with SEC reporting requirements. In addition, if the officers of MTI are not able to make the certifications required under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and SEC rules, our officers may not be able to make their required certifications. As a result, we may be subject to SEC enforcement action and civil litigation, and our stock price may decline.

If we become profitable, we may not be able to use our net operating losses to reduce our tax liability.

The businesses purchased by us in 2001 and 2002 experienced "ownership changes" within the meaning of Section 382 of the Internal Revenue Code. Generally, a change of more than 50 percentage points in the ownership of a company's shares, by value, over the three-year period ending on the date the shares were acquired constitutes an ownership change, and these ownership changes limit our ability to use the acquired company's net operating losses. Furthermore, the number of shares of our common stock issued in this offering may be sufficient, taking into account prior or future shifts in our ownership over a three-year period, to cause us to undergo an ownership change. As a result, our ability to use our existing net operating losses that are not currently subject to limitation to offset U.S. federal taxable income if we become profitable may also become subject to substantial limitations, all of these limitations potentially resulting in increased future tax liability for us.

Risks Related to Our Common Stock and this Offering

One of our principal stockholders and its affiliates will be able to influence matters requiring stockholder approval and could discourage the purchase of our outstanding shares at a premium.

After this offering, Warburg Pincus, one of our principal stockholders, will beneficially own approximately            % of our outstanding common stock (    % if the over-allotment option is exercised in full). This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale or merger of our company and may negatively affect the market price of our common stock. Transactions that could be affected by this concentration of ownership include proxy contests, tender offers, mergers or other purchases of common stock that could give you the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

As a result of Warburg Pincus' share ownership and representation on our board of directors, Warburg Pincus will be able to influence all affairs and actions of our company, including matters requiring stockholder approval, such as the election of directors and approval of significant corporate transactions. The interests of our principal stockholder may differ from the interests of the other stockholders. For example, Warburg Pincus could oppose a third party offer to acquire us that you might consider attractive, and the third party may not be able or willing to proceed unless Warburg Pincus supports the offer. In addition, if our board of directors supports a transaction requiring an amendment to our certificate of incorporation, Warburg Pincus is currently in a position to defeat any required stockholder approval of the proposed amendment. If our board of directors supports an acquisition of us by means of a merger or a similar transaction, the vote of Warburg Pincus alone is currently sufficient to approve or block the transaction under Delaware law. In each of these cases and in similar situations, you may disagree with Warburg Pincus as to whether the action opposed or supported by Warburg Pincus is in the best interest of our stockholders.

Our existing equity investors may have conflicts of interests with you or us in the future.

Our existing equity investors, including Warburg Pincus, may make investments in companies and from time to time acquire and hold interests in businesses that compete directly or indirectly with us. These other investments may:

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  create competing financial demands on our equity investors;

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  create potential conflicts of interest; and

  •
  require efforts consistent with applicable law to keep the other businesses separate from our operations.

Our existing equity investors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Furthermore, our equity investors may have an interest in our company pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our stockholders. In addition, our equity investors' rights to vote or dispose of equity interests in our company are not subject to restrictions in favor of our company other than as may be required by applicable law.

We are a "controlled company" within the meaning of the NASDAQ National Market rules and, as a result, are exempt from certain corporate governance requirements.

Because Warburg Pincus will control more than 50% of the voting power of our common stock after this offering, we are considered to be a "controlled company" for the purposes of the NASDAQ National Market quotation requirements. As such, we are permitted, and have elected, to opt out of the NASDAQ National Market quotation requirements that would otherwise require our board of directors to have a majority of independent directors and our compensation committee to be comprised entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ National Market corporate governance requirements.

Future sales of our common stock in the public market could lower our share price.

We and our existing stockholders may sell additional shares of common stock into the public markets after this offering. We may also issue convertible equity or debt securities to raise capital in the future. After the consummation of this offering, we will have            shares of common stock outstanding. Of the remaining            shares,            , or             % of our total outstanding shares, will be restricted from immediate resale under the "lock-up" agreements between certain of our current stockholders and the underwriters described in "Underwriting," but may be sold into the market after those "lock-up" restrictions expire or if they are waived by Piper Jaffray & Co. and Banc of America

Securities LLC in their sole discretion. The shares subject to the "lock-up" restrictions will generally become available for sale at various times following the expiration of the lock-up agreements, which, subject to extension in certain circumstances, is 180 days after the date of this prospectus, subject to volume limitations and manner-of-sale requirements under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act.

Upon consummation of this offering, certain of our stockholders, including Warburg Pincus, will have demand registration rights to cause us to file, at our expense, a registration statement under the Securities Act covering the resales of its shares any time after the date that is 180 days after the date of this prospectus, subject to extension in certain circumstances. These shares will represent approximately            % of our outstanding common stock, or            shares, upon consummation of this offering. Beginning on                        , 2006, these shares may also be sold under Rule 144 of the Securities Act, subject to significant restrictions in the case of shares held by persons deemed to be our affiliates.

In addition, after this offering, we also intend to register            shares of common stock for issuance under our stock option plans. Upon the consummation of this offering, options to purchase            shares of common stock will be issued and outstanding,            of which would have been immediately exercisable as of                        , 2005.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company.

Prior to the consummation of this offering, we will amend and restate our certificate of incorporation. Provisions in our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our amended and restated certificate of incorporation authorizes our board of directors to issue up to            shares of "blank check" preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. In addition, our amended and restated certificate of incorporation provides for a staggered board of directors, whereby directors serve for three year terms, with approximately one third of the directors coming up for reelection each year. Having a staggered board will make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an "interested stockholder," we may not enter into a "business combination" with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, "interested stockholder" means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203. Under one such exception, Warburg Pincus does not constitute an "interested stockholder."

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the NASDAQ National Market or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for our common stock will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

Our stock price may be volatile, and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. You may not be able to resell your shares at or above the initial public offering price due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors.

Some specific factors that may have a significant effect on our common stock market price include:

  •
  actual or anticipated fluctuations in our operating results or future prospects;

  •
  our announcements or our competitors' announcements of new products;

  •
  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  strategic actions by us or our competitors, such as acquisitions or restructurings;

  •
  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  changes in our growth rates or our competitors' growth rates;

  •
  developments regarding our patents or proprietary rights or those of our competitors;

  •
  our inability to raise additional capital;

  •
  public concern as to the safety or efficacy of our products;

  •
  changes in financial markets or general economic conditions, including those resulting from war, incidents of terrorism and responses to such events;

  •
  sales of common stock by us, members of our management team or Warburg Pincus; and

  •
  changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally.

This offering will cause immediate and substantial dilution in pro forma net tangible book value.

The initial public offering price of our common stock is substantially higher than what the pro forma net tangible book value per share of our outstanding common stock will be after giving effect to the reorganization transactions, the reverse stock split and this offering. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities after giving effect to the reorganization transactions and the reverse stock split, divided by the number of shares outstanding after giving effect to the reorganization transactions and the reverse stock split. If you purchase our common stock in this offering, you will incur an immediate dilution of approximately $                              in the pro forma net tangible book value per share of common stock after giving effect to the reorganization transactions and the reverse stock split.

We will also have a significant number of outstanding options to purchase our common stock with exercise prices significantly below the initial public offering price of the common stock. To the extent these options are exercised, you will experience further dilution. Upon consummation of this offering, there will be options to purchase            shares of our common stock outstanding,             of which would have been immediately exercisable as of                        , 2005.

We have broad discretion in how we use a significant portion of our net proceeds from this offering, and we may not use these proceeds in a manner desired by our public stockholders.

Of our net proceeds from this offering, we intend to use $75.0 million to repay demand notes and interest thereon. We do not currently have a specific plan with respect to the use of the balance of our net proceeds from this offering, and we have not committed these proceeds to any particular purpose. Accordingly, our management will have broad discretion with respect to the use of this portion of our net proceeds and investors will be relying on the judgment of our management regarding the application of these proceeds, including investing in our less than wholly owned subsidiary, MTI. Our management could spend these proceeds in ways which our public stockholders may not desire or that do not yield a favorable return. You will not have the opportunity, as part of your investment in our common stock, to influence the manner in which our net proceeds of the offering are used. We also may use a portion of these proceeds to acquire complementary businesses, but currently do not have any specific acquisition plans. Any investment may not yield a favorable return. Our financial performance may differ from our current expectations or our business needs may change as our business evolves. As a result, a substantial portion of the proceeds we receive in the offering may be used in a manner significantly different from our current expectations.

The requirements of being a public company may strain our resources and distract management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act. These requirements may place a strain on our people, systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight will be required. This may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and the NASDAQ National Market, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs significantly and to make some activities more time-consuming and costly. For example, in anticipation of becoming a public company, we have created additional board committees and adopted policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion or without incurring material costs. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we are unable to successfully address the material weakness in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

In connection with their audits of our combined consolidated financial statements for the years ended December 31, 2003 and 2004, our independent registered public accounting firm has reported two conditions, which together constitute a material weakness in the internal controls over our ability to produce financial statements free from material misstatements. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Our independent registered public accounting firm reported to ev3 LLC's board of managers that we do not have a sufficient number of senior level financial personnel, and our controls over non-routine transactions do not ensure that accounting considerations are identified and appropriately recorded. These two conditions, in combination, constitute a material weakness in our internal controls.

Our management and the audit committee of ev3 LLC's board of managers agree that the conditions identified by our independent registered public accounting firm constitute a material weakness. We have developed a plan to address this material weakness that includes the addition of a new chief financial officer, a director of external reporting and additional professional accounting personnel. We hired a new member of our financial team who became our chief financial officer in April 2005. We also hired a new controller in April 2005, and are currently seeking to fill another senior level position in our finance department. In addition, we have engaged a consulting firm to assist us in assessing our system of internal controls and remediating any control deficiencies.

Upon completion of this offering, we will have had only limited operating experience with the remedial measures we have made to date and we cannot provide assurance that the measures we have taken to date or any future measures will adequately remediate the material weakness reported by our independent registered public accounting firm. In addition, we cannot be certain that additional material weaknesses in our internal controls will not be discovered in the future. Any failure to remediate the material weakness reported by our independent registered public accounting firm or to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our "internal control over financial reporting" that will be required when the Securities and Exchange Commission's rules under Section 404 of the Sarbanes-Oxley Act become applicable to us beginning with our Annual Report on Form 10-K for the year ending December 31, 2006 to be filed in early 2007. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could cause our stock price to decline.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC and the NASDAQ National Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We will be evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by our December 31, 2006 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is presently no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the NASDAQ National Market. This type of action could adversely affect our financial results or investors' confidence in our company and our ability to access capital markets, and could cause our stock price to decline. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC and the NASDAQ National Market. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the required financial information in a timely and reliable manner.

We do not intend to declare dividends on our stock after this offering.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Therefore, you should not expect to receive dividend income from shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about ev3's plans (including MTI), objectives, strategies and prospects regarding, among other things, the financial condition, results of operations and business of ev3 Inc., ev3 LLC and their subsidiaries. We have identified some of these forward-looking statements with words like "believe," "may," "could," "might," "forecast," "possible," "potential," "project," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate," "approximate" or "continue" and other words and terms of similar meaning. These forward-looking statements may be contained under the captions "Prospectus Summary," "Risk Factors," "Selected Combined Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" or elsewhere in this prospectus. These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including with respect to us or MTI, the following, among other things:

  •
  the highly competitive nature of the markets in which we sell our products;

  •
  the failure to continue developing innovative products;

  •
  the loss of our customers;

  •
  increases in prices for raw materials or the loss of key supplier contracts;

  •
  employee slowdowns, strikes or similar actions;

  •
  product liability claims exposure;

  •
  risks in connection with our operations outside the United States;

  •
  conditions and changes in the medical device industry generally;

  •
  the failure in protecting our intellectual property;

  •
  exposure to competitors' assertions of intellectual property claims;

  •
  the failure to retain senior management or replace lost senior management;

  •
  changes in generally accepted accounting principles;

  •
  changes in general economic and business conditions;

  •
  changes in currency exchange rates and interest rates;

  •
  introduction of competing products;

  •
  lack of acceptance of new products;

  •
  competitive pressures on the transactional sales and margins, and competition from new market participants for our sales;

  •
  the vertical integration by our customers of the production of our products into their own manufacturing process;

  •
  our inability to meet performance enhancement objectives, including efficiency and cost reduction strategies;

  •
  adverse changes in applicable laws or regulations;

  •
  conflicts of interest due to our ownership structure;

  •
  the incurrence of additional debt, contingent liabilities and expenses in connection of future acquisitions;

  •
  the failure to integrate effectively newly acquired operations; and

  •
  the absence of expected returns from the amount of intangible assets we have recorded.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements, we cannot give any assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. All forward-looking statements included in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update, amend or clarify these forward-looking statements or the risk factors contained in this prospectus, whether as a result of new information, future events or otherwise, except as may be required under federal securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the             shares of common stock that we are offering will be approximately $             million after deducting the underwriting discounts and estimated offering expenses of approximately $             million that are payable by us and assuming an initial public offering price of $             per share, the midpoint of the range of estimated initial public offering prices set forth on the cover page of this prospectus. We will not receive any proceeds from the sale of common stock by the selling stockholder. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $             million.

We anticipate using $75.0 million of the net proceeds of this offering to repay $30.3 million aggregate principal amount of demand notes plus $44.7 million of accrued and unpaid interest thereon and the remainder, including any proceeds from the exercise of the underwriters' over-allotment option, for general corporate purposes, which may include funding the operations of MTI. The demand notes to be repaid are held by Warburg Pincus, which will be our majority stockholder upon consummation of the reorganization transactions, and The Vertical Group, which will be our stockholder upon consummation of the reorganization transactions, are payable upon demand of their holders and therefore have indefinite maturities, and accrue interest at a rate of 8% annually.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors.

CAPITALIZATION

We estimate that the net proceeds to us from the sale of                 shares of common stock will be approximately $                   million (assuming an initial public offering price of $             per share in this offering, the midpoint of the range of estimated initial public offering prices set forth on the cover page of this prospectus), after deducting underwriting discounts and estimated offering expenses.

The following table sets forth as of April 3, 2005:

  •
  the capitalization of ev3 LLC on an actual basis;

  •
  our capitalization on a pro forma basis to give effect to the merger of ev3 LLC with and into us, including the conversion of all classes of ev3 LLC's membership units into                  shares of our common stock;

  •
  our capitalization on a pro forma basis to give effect to all of the reorganization transactions and the reverse stock split; and

  •
  our capitalization on a pro forma as adjusted basis to give further effect to the sale of                 shares of our common stock in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, and the use of the proceeds as described under "Use of Proceeds."

The combined consolidated financial statements of ev3 LLC included elsewhere in this prospectus include the financial results of MTI, which ev3 LLC consolidates for accounting purposes but is not wholly owned. As of April 3, 2005, ev3 LLC owned 50.3% of the outstanding shares of common stock of MTI. Prior to the consummation of this offering, Warburg Pincus and The Vertical Group will contribute shares of MTI's common stock to ev3 LLC in exchange for common membership units. As the controlling shareholder, the contribution of the shares by Warburg Pincus, representing a 15.7% interest in MTI as of April 3, 2005, is accounted for as a transfer of assets between entities under common control resulting in the retention of historical based accounting. The combined consolidated financial statements included elsewhere in this prospectus give effect to the contribution of MTI shares owned by Warburg Pincus as though such contribution occurred in 2003 and 2004 when Warburg Pincus acquired its interest in MTI. As a result, the combined consolidated financial statements included elsewhere in this prospectus and the table set forth below are presented as if ev3 LLC held a 66.0% interest in MTI at December 31, 2004 and April 3, 2005. The contribution of the MTI shares owned by The Vertical Group will be accounted for under the purchase method of accounting on the contribution date and is not given effect in ev3 LLC's combined consolidated financial statements included elsewhere in this prospectus. The consolidation of MTI for accounting purposes results in all of MTI's assets and liabilities being included in our combined consolidated balance sheets. Although all of MTI's assets are included in the information set forth below, not all of these assets would be available to us for distribution to our stockholders in the event of MTI's liquidation.

You should read this table in conjunction with "Prospectus Summary," "Use of Proceeds," "Selected Combined Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and the combined consolidated financial statements and related notes included elsewhere in this prospectus.

	As of April 3, 2005
	Actual ev3 LLC	Pro Forma for Merger ev3 Inc.	Pro Forma for Reorganization Transactions ev3 Inc.	Pro Forma As Adjusted ev3 Inc.
	(unaudited)
	(in thousands)
Long term debt, including current portion and demand notes payable—related parties	$354,373	$354,373	$	$
Redeemable convertible preferred membership units A	97,020	—
Redeemable convertible preferred membership units B	163,434	—

Total redeemable convertible preferred membership units	$260,454	$—	$	$
Minority interest	16,449	16,449
Other long term liabilities	617	617
Members'/stockholders' (deficit) equity:
Members' capital	49,374	—
Common stock(1)	—	826
Additional paid in capital	—	309,002
Accumulated deficit	(479,500)	(479,500)
Accumulated other comprehensive loss	(924)	(924)

Total members'/stockholders' equity/(deficit)	$(431,050)	$(170,596)	$	$

Total capitalization	$200,843	$200,843	$	$

Number of outstanding common membership units(2)	17,527,634	—
Number of outstanding shares of common stock	—	82,645,688

(1)
Common stock, par value $0.01 per share, includes no shares authorized and outstanding actual,                 shares authorized and                 shares issued and outstanding pro forma for the merger,                 shares issued and outstanding pro forma for the reorganization transactions, and                 shares issued and outstanding pro forma as adjusted.

(2)
Includes an estimate of the common membership units to be issued in connection with the contribution of shares of MTI's common stock to ev3 LLC by Warburg Pincus, which has been determined as if the exchange was made on April 1, 2005. The estimated common membership units will be adjusted upon the consummation of the transaction to reflect the actual common membership units issued.

The number of shares of our common stock shown as issued and outstanding in the table above as of April 3, 2005 excludes:

  •
  shares of our common stock that we may issue upon exercise of options that will be outstanding upon consummation of this offering, with exercise prices ranging from $            to $            per share and a weighted average exercise price of $            per share, as of                        , 2005 after giving effect to the reverse stock split;

  •
  shares of our common stock reserved for future grants under our stock option plan after giving effect to the reverse stock split; and

  •
  shares of our common stock that may be purchased by the underwriters to cover over-allotments.

DILUTION

If you invest in our common stock in this offering, your ownership will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share immediately after consummation of this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of April 3, 2005, after giving effect to the reorganization transactions and the reverse stock split. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.

The combined consolidated financial statements of ev3 LLC included elsewhere in this prospectus include the financial results of MTI, which ev3 LLC consolidates for accounting purposes but is not wholly owned. As of April 3, 2005, ev3 LLC owned 50.3% of the outstanding shares of common stock of MTI. Prior to the consummation of this offering, Warburg Pincus and The Vertical Group will contribute shares of MTI's common stock to ev3 LLC in exchange for common membership units. As the controlling shareholder, the contribution of the shares by Warburg Pincus, representing a 15.7% interest in MTI as of April 3, 2005, is accounted for as a transfer of assets between entities under common control resulting in the retention of historical based accounting. The combined consolidated financial statements give effect to the contribution of MTI shares owned by Warburg Pincus as though such contribution occurred in 2003 and 2004 when Warburg Pincus acquired its interest in MTI. As a result, the combined consolidated financial statements included elsewhere in this prospectus and the information set forth below are presented as if ev3 LLC held a 66.0% interest in MTI at December 31, 2004 and April 3, 2005. The contribution of the MTI shares owned by The Vertical Group will be accounted for under the purchase method of accounting on the contribution date and is not given effect in ev3 LLC's combined consolidated financial statements included elsewhere in this prospectus. The consolidation of MTI for accounting purposes results in all of MTI's assets and liabilities being included in our combined consolidated balance sheets. Although all of MTI's assets are included in the information set forth below, not all of these assets would be available to us for distribution to our stockholders in the event of MTI's liquidation.

Our net tangible book value as of April 3, 2005 was approximately $(553.1) million, or $(30.69) per membership unit, and was approximately $             million, or $             per share of common stock, on a pro forma basis after giving effect to the reorganization transactions and the reverse stock split.

After giving effect to the sale of shares of our common stock in this offering based on the initial public offering price of $             per share, the midpoint of the range of estimated initial public offering prices set forth on the cover page of this prospectus, the deduction of underwriting discounts and other estimated offering expenses payable by us, and the receipt by us of the net proceeds of this offering, the pro forma as adjusted net tangible book value at April 3, 2005 after giving effect to the reorganization transactions, as described in "Certain Relationships and Related Party Transactions—Corporate Reorganization," and the reverse stock split would have been approximately $             million, or $             per share. This amount represents an immediate increase in pro forma net tangible book value of approximately $             per share to our existing stockholders, and an immediate dilution in pro forma net tangible book value after giving effect to the reorganization transactions and the reverse stock split of approximately $             per share to new investors purchasing shares of our common stock in this offering. As a result, if we are liquidated, you might not receive the full value of your investment.

Our pro forma as adjusted net tangible book value per share set forth below represents our total net tangible assets (total assets less intangible assets) after giving effect to the reorganization transactions, the reverse stock split and this offering, divided by the number of shares of our common stock outstanding immediately following consummation of this offering after giving effect to the reorganization transactions and the reverse stock split. The following table illustrates this dilution per share:

Assumed initial public offering price per share
Historical net tangible book value per unit as of April 3, 2005	$(30.69)
Increase in net tangible book value per share due to the reorganization transactions and the reverse stock split
Pro forma net tangible book value per share after giving effect to the reorganization transactions and the reverse stock split
Increase in net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after giving effect to the reorganization transactions, the reverse stock split and this offering
Dilution per share to new investors

As of April 3, 2005, after giving effect to the conversion of ev3 LLC options into options to purchase shares of our common stock as described in "Management—Stock Plans—Predecessor Plan" and the reverse stock split there would have been options outstanding to purchase             shares of common stock, with exercise prices ranging from $             to $             per share and a weighted average exercise price of $             per share. Except as otherwise described, the table above assumes that those options have not been exercised. To the extent outstanding options are exercised, you would experience further dilution if the exercise price is less than our net tangible book value per share.

The following table summarizes the number of shares purchased from us, and average price per share paid, by our officers, directors, promoters and affiliated persons in transactions during the past five years or which they have the right to acquire, and the average price per share paid by new investors purchasing shares in this offering after giving effect to the reorganization transactions and the reverse stock split:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total			%	$		%	$

The table above assumes the exercise in full of             options outstanding as of April 3, 2005 held by our officers, directors, promoters and affiliated persons.

If the underwriters exercise their over-allotment option in full, the percentage of shares of common stock held by existing stockholders will be approximately            % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will be increased to            , or approximately            % of the total number of shares of our common stock outstanding after this offering.

SELECTED COMBINED CONSOLIDATED FINANCIAL DATA

The following selected combined consolidated financial data set forth the results of operations and balance sheet data of ev3 LLC. Immediately prior to the consummation of this offering, ev3 LLC will be merged with and into us. Because ev3 LLC is a holding company, the merger will not affect the combined consolidated financial statements contained in this prospectus or the selected combined consolidated financial data set forth below, except with respect to information regarding the membership units of ev3 LLC.

The selected combined consolidated financial data set forth below include the results of operations and balance sheet data of MTI, which ev3 LLC consolidates for accounting purposes but is not wholly owned. As of April 3, 2005, ev3 LLC owned 50.3% of the outstanding shares of common stock of MTI. Prior to the consummation of this offering, Warburg Pincus and The Vertical Group will contribute shares of MTI's common stock to ev3 LLC in exchange for common membership units. As the controlling shareholder, the contribution of the shares by Warburg Pincus, representing a 15.7% interest in MTI as of April 3, 2005, is accounted for as a transfer of assets between entities under common control resulting in the retention of historical based accounting. The combined consolidated financial statements included elsewhere in this prospectus give effect to the contribution of MTI shares owned by Warburg Pincus as though such contribution occurred in 2003 and 2004 when Warburg Pincus acquired its interest in MTI. As a result, the combined consolidated financial statements and the selected financial data set forth below are presented as if ev3 LLC held a 66.0% interest in MTI at December 31, 2004 and April 3, 2005. The contribution of the MTI shares owned by The Vertical Group will be accounted for under the purchase method of accounting on the contribution date and is not given effect in ev3 LLC's combined consolidated financial statements included elsewhere in this prospectus. The consolidation of MTI for accounting purposes results in all of MTI's assets and liabilities being included in our combined consolidated balance sheets. Although all of MTI's assets are included in the selected combined consolidated financial data set forth below, not all of these assets would be available to us for distribution to our stockholders in the event of MTI's liquidation.

The following selected combined consolidated financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included in this prospectus and the combined consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected combined consolidated financial data for the years ended December 31, 2002, 2003 and 2004 and as of December 31, 2003 and 2004 are derived from the combined consolidated financial statements included elsewhere in this prospectus. The selected combined consolidated financial data as of and for the year ended December 31, 2000 are derived from our unaudited combined consolidated financial statements and the selected combined consolidated financial data as of and for the years ended December 31, 2001 and 2002 are derived from our audited combined consolidated financial statements not included in this prospectus. The selected combined consolidated financial data as of and for the three months ended April 4, 2004 and April 3, 2005 have been derived from the combined consolidated financial statements included elsewhere in this prospectus and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair statement of the data for those periods. The historical results are not necessarily indicative of results to be expected in any future period.

	For the Year Ended December 31,						For the Three Months Ended
	2000	2001	2002	2003	2004		April 4, 2004	April 3, 2005
	(unaudited)						(unaudited)
	(dollars in thousands, except per unit amounts)
Results of Operations:
Net sales	$—	$13,318	$37,084	$67,639		$86,334	$20,580		$27,682
Operating expenses:
Cost of goods sold	—	5,797	16,930	30,218		39,862	8,789		12,109
Sales, general and administrative	—	15,773	48,139	82,479		103,031	24,437		31,860
Research and development	—	9,609	32,994	45,145		38,917	9,154		10,326
Amortization of intangible assets	—	2,287	17,370	12,078		9,863	2,531		2,655
(Gain) loss on sale of assets, net	—	—	—	14		(14,364)	20		53
Acquired in-process research and development	4,698	16,668	104,192	488		—	—		—

Total operating expenses	4,698	50,134	219,625	170,422		177,309	44,931		57,003
Loss from operations	(4,698)	(36,816)	(182,541)	(102,783)		(90,975)	(24,351)		(29,321)
Other (income) expense:
Gain on sale of investments, net	—	—	(7,386)	(3,409)		(1,728)	—		(3,733)
Interest expense	—	—	1,123	12,673		25,428	6,155		5,708
Equity loss of investee	—	8,363	2,160	—		—	—		—
Minority interest in loss of subsidiary	—	(6,516)	(13,258)	(3,808)		(13,846)	(3,757)		(21)
Other (income) expense, net	—	353	(172)	(1,606)		(1,752)	(100)		1,092

Loss before income taxes	(4,698)	(39,016)	(165,008)	(106,633)		(99,077)	(26,649)		(32,367)
Income tax (benefit) expense	—	(1,222)	172	303		196	—		2

Net loss	(4,698)	(37,794)	(165,180)	(106,936)		(99,273)	(26,649)		(32,369)
Accretion of preferred membership units to redemption value(1)	—	—	—	7,651		23,826	5,935		6,426

Net loss attributable to common unit holders	$(4,698)	$(37,794)	$(165,180)	$(114,587)		$(123,099)	$(32,584)		$(38,795)

Net loss per membership unit:
Basic and diluted	$(45.06)	$(11.41)	$(37.42)	$(21.29)		$(8.32)	$(2.75)		$(2.17)

Number of membership units used in per membership unit calculations:
Basic and diluted	104,265	3,312,513	4,414,712	5,380,962		14,793,530	11,866,755		17,917,077

Unaudited pro forma net loss per share attributable to common shareholders (basic and diluted)					$			$

Unaudited pro forma weighted average shares outstanding (basic and diluted)					$			$

	As of December 31,
						As of April 3, 2005
	2000	2001	2002	2003	2004
	(unaudited)					(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$—	$44,690	$4,174	$23,625	$20,131	$45,867
Current assets	—	54,345	24,565	58,687	68,609	101,080
Total assets	125	112,360	184,397	207,023	212,046	240,993
Current liabilities excluding demand notes	—	13,958	32,513	32,379	36,025	40,150
Demand notes payable—related parties	—	—	108,199	213,033	299,453	354,373
Total liabilities	—	14,577	141,706	250,676	336,180	395,140
Preferred membership units	—	94,216	204,513	230,202	254,028	260,454
Total equity (deficit)	125	(26,998)	(183,015)	(285,672)	(394,472)	(431,050)

(1)
The accretion of preferred membership units to redemption value presented above is based on the rights to which the Class A and Class B preferred membership unit holders are entitled related to a liquidation, dissolution or winding up of ev3 LLC. Notwithstanding this accretion right, pursuant to the merger agreement described under "Certain Relationships and Related Party Transactions—Corporate Reorganization," each membership unit representing a preferred equity interest in ev3 LLC will be converted into the right to receive one share of our common stock immediately prior to the consummation of this offering and will not receive any additional rights with respect to the liquidation preference.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the financial statements, related notes and other financial information included elsewhere in this prospectus. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under "Risk Factors" and elsewhere in this prospectus. These risks could cause our actual results to differ materially from any future performance suggested below.

Overview

We are a leading global medical device company focused on catheter-based, or endovascular, technologies for the minimally invasive treatment of vascular diseases and disorders. Our broad product portfolio is focused on applications in each of the three sub-markets of the endovascular device market: peripheral vascular, cardiovascular and neurovascular. We sell over 100 products consisting of over 1,000 SKUs in these markets. From 2000 to 2002, our investor group acquired certain of the assets in our cardio peripheral division to build the foundation of our current peripheral and cardiovascular product portfolios, purchased certain neurovascular assets to expand our neurovascular product portfolio and obtained our controlling investment in MTI through a series of investments. Beginning in 2002, we entered into long-term, exclusive agreements to market or distribute MTI's full product portfolio in Europe, Japan, Canada and the major markets of Asia Pacific and Latin America. Since our last acquisition in 2002, we have dedicated significant capital and management effort to advance the acquired technologies and broaden our product lines in order to execute our strategies.

We have corporate infrastructure and direct sales capabilities in the United States, Canada, Europe and Japan and have established distribution relationships in other large international markets. Our corporate headquarters is located in Plymouth, Minnesota and contains our manufacturing, research and development, and U.S. sales operations for our peripheral vascular and cardiovascular product lines. MTI is headquartered in Irvine, California, which contains our manufacturing, research and development, and U.S. sales operations for our neurovascular product lines. Outside of the United States, our primary offices are in Paris, France and Tokyo, Japan. In 2004 and the three months ended April 3, 2005, approximately 50.4% and 49.0% of our net sales, respectively, were generated outside of the United States, as a result of which we are sensitive to risks related to fluctuation in exchange rates, which could affect our business results in the future.

Since our inception, we have focused on building our U.S. and international direct infrastructure. Our sales and marketing infrastructure includes a sales force of 198 direct sales representatives as of May 1, 2005 in the United States, Canada, Europe and Japan. Our direct sales representatives accounted for approximately 86% and 88% of our net sales in fiscal 2004 and the three months ended April 3, 2005, respectively, with the balance generated by independent distributors. In 2004, we increased our U.S. direct sales force from 44 to 82 and our Japan sales force from four to eleven. During the past four years, we have invested heavily in new product development, clinical trials to obtain regulatory approvals and building our global distribution system in anticipation of future sales growth. As a result, our costs and expenses have significantly exceeded our net sales, resulting in an accumulated deficit of approximately $479.5 million at April 3, 2005. Consequently, we have financed our operations through debt and equity offerings. We expect to continue to generate operating losses for at least the next 18 months. As a result of our expected sales growth, we believe that the cash generated from this offering will be sufficient to fund our operations until we achieve positive cash flow. There can be no assurance, however, that we will be able to achieve such positive cash flow.

We believe the overall market for endovascular devices will grow as the demand for minimally invasive treatment of vascular diseases and disorders continues to increase. Our broad product portfolio is focused on applications that we estimate represented an addressable worldwide endovascular market opportunity of approximately $1.6 billion in 2004. We intend to capitalize on this market opportunity by the continued introduction of new products. We intend to originate these new products primarily through our internal research and development and clinical efforts, but we may supplement them with acquisitions or other external collaborations. Additionally, our growth has been, and will continue to be, impacted by our expansion into new geographic markets and the expansion of our direct sales organization in existing geographic markets.

We report and manage our operations in two reportable business segments based on similarities in the products sold, customer base and distribution system. Our cardio peripheral segment contains products that are used in both cardiovascular and peripheral vascular procedures by cardiologists, radiologists and vascular surgeons. Our neurovascular segment contains products that are used primarily by neuro-radiologists and neurosurgeons. Our sales activities and operations are aligned closely with our business segments. We generally have dedicated cardio peripheral sales teams in the United States and Europe that target customers who often perform procedures in both anatomic areas (cardiovascular and peripheral vascular). We generally have separate, dedicated neurovascular sales teams in the United States and Europe that are specifically focused on this customer base.

MTI, our public operating subsidiary, is focused on the neurovascular market. However, a small portion of MTI's sales relate to products sold into the cardio peripheral market, which we classify as cardio peripheral sales in our reporting. In addition, some of MTI's sales are generated at a transfer price to our international sales entities where they are resold by our sales organization. For consolidated reporting, these intercompany sales are eliminated. As a result, the neurovascular sales we report will be different from the external sales that MTI reports. Based on MTI's external financial statements, approximately 41% of our net sales and 30% of our net losses in 2004 were attributable to MTI.

Beginning in 2000, our investor group made a series of strategic investments and ultimately acquired a controlling interest in several companies that were later merged together in 2002 to form our wholly owned operating subsidiary, ev3 Endovascular. ev3 Endovascular focuses on the cardiovascular and peripheral vascular markets, which we collectively refer to as the cardio peripheral market. In addition, through a series of investments beginning in 2001, Warburg Pincus and The Vertical Group together acquired a majority interest in MTI. ev3 LLC was formed in September 2003 to hold our investor group's and our management's interests in both ev3 Endovascular and Micro Investment, LLC, a specially formed limited liability company which holds the majority interest in MTI. Immediately following the formation, ev3 LLC owned 100% of ev3 Endovascular and, indirectly through its 100% interest in Micro Investment, LLC, a majority interest in MTI. ev3 LLC will be our predecessor company following this offering. This merger under ev3 LLC was accounted for as a merger of entities under common control, resulting in the retention of historical based accounting similar to a pooling of interests. See note 2 and note 5 to the combined consolidated financial statements included elsewhere in this prospectus for a further discussion of our historical acquisitions and the formation of ev3 LLC. Following the formation of ev3 LLC, Warburg Pincus and The Vertical Group purchased directly additional interests in MTI that currently constitute 20.0% of MTI's common stock. On January 28, 2005, we were formed as a subsidiary of ev3 LLC. Immediately prior to the consummation of this offering, ev3 LLC will merge with and into us, and we will become the holding company for all of ev3 LLC's subsidiaries. In addition, prior to the consummation of this offering, Warburg Pincus and The Vertical Group will contribute all of the shares of MTI's common stock directly owned by them to ev3 LLC in exchange for common membership units, as described in "Certain Relationships and Related Party Transactions—Corporate Reorganization—Contribution of MTI Stock."

The following results of operations data include the financial results of MTI, which ev3 LLC consolidates for accounting purposes but is not wholly owned. As of April 3, 2005, ev3 LLC owned

50.3% of the outstanding shares of common stock of MTI. Prior to the consummation of this offering, Warburg Pincus and The Vertical Group will contribute all of the shares of MTI's common stock directly owned by them to ev3 LLC in exchange for common membership units. As the controlling shareholder, the contribution of the shares by Warburg Pincus, representing a 15.7% interest in MTI as of April 3, 2005, is accounted for as a transfer of assets between entities under common control resulting in the retention of historical based accounting. The combined consolidated financial statements included elsewhere in this prospectus give effect to the contribution of MTI shares owned by Warburg Pincus as though such contribution occurred in 2003 and 2004 when Warburg Pincus acquired its interest in MTI. As a result, the combined consolidated financial statements and the results of operations data are presented as if ev3 LLC held a 66.0% interest in MTI at December 31, 2004 and April 3, 2005. The contribution of the MTI shares owned by The Vertical Group will be accounted for under the purchase method of accounting on the contribution date and is not given effect in ev3 LLC's combined consolidated financial statements included elsewhere in this prospectus. The consolidation of MTI for accounting purposes results in all of MTI's assets and liabilities being included in our combined consolidated balance sheets. Although all of MTI's assets are included in the information set forth below, not all of these assets would be available to us for distribution to our stockholders in the event of MTI's liquidation.

Sales and Expense Components

The following is a description of the primary components of our net sales and expenses:

Net sales.    We derive our net sales from the sale of endovascular devices in two primary business segments: cardio peripheral and neurovascular devices. Most of our sales are generated by our global, direct sales force and are shipped and billed to hospitals or clinics throughout the world. In countries where we do not have a direct sales force, sales are generated by shipments to distributors who, in turn, sell to hospitals and clinics. In cases where our products are held in consignment at a customer's location, we generate sales at the time the product is used in surgery rather than at shipment. We charge our customers for shipping and record shipping income as part of sales.

Cost of goods sold.    We manufacture a substantial majority of the products that we sell. Our cost of goods sold consists primarily of direct labor, allocated manufacturing overhead, raw materials and components and excludes amortization of intangible assets, which is presented as a separate component of operating expenses.

Sales, general and administrative expenses.    Our selling and marketing expenses consist primarily of sales commissions and support costs for our global, direct distribution system, royalty and consulting expenses associated with our medical advisors, marketing costs and facility costs, including any costs related to closing facilities. General and administrative expenses consist primarily of salaries and benefits, compliance systems, accounting, finance, legal, information technology, human resources and freight expense that we pay to ship products to customers.

Research and development.    Research and development expense includes costs associated with the design, development, testing, deployment, enhancement and regulatory approval of our products. It also includes costs associated with design and execution of clinical trials and regulatory submissions.

Amortization of intangible assets.    Intangible assets, such as purchased completed technology, distribution channels, intellectual property, including trademarks and patents, are amortized over their useful life. We amortize intangible assets over periods ranging from 5 to 8 years.

(Gain) loss on sale of assets, net.    (Gain) loss on sale of assets, net includes the difference between the proceeds received from the sale of an operating asset and its carrying value.

Acquired in-process research and development.    Acquired in-process research and development is related to value assigned to those projects acquired in business combinations or in the acquisition of assets for which the related products have not received regulatory approval and have no alternative future use.

Gain on sale of investments, net.    Gain on sale of investments, net includes the difference between the proceeds received from the sale of an investment and its carrying value. In addition, this caption includes losses from other than temporary declines in investments accounted for on a cost basis.

Interest expense.    Interest expense, net consists primarily of interest associated with loans from our principal investors, Warburg Pincus and The Vertical Group.

Equity loss of investee.    Equity loss of investee is our portion of the loss incurred on our investment in EndiCOR Medical, Inc. prior to acquisition of this business in 2002.

Minority interest in loss of subsidiary.    Minority interest in loss of subsidiary is the portion of MTI's net losses allocated to minority stockholders.

Other (income) expense, net.    Other (income) expense, net primarily includes foreign exchange gains net of certain other expenses.

Income tax expense.    Income tax expense is generated in certain of our European subsidiaries. Due to our history of operating losses, we have not recorded a provision for U.S. income taxes through 2004 and the three months ended April 3, 2005.

Accretion of preferred membership units to redemption value.    Accretion of preferred membership units to redemption value represents the increase in carrying value of preferred membership units. Accretion is recorded as a reduction to members' equity and increases the loss attributable to common unit holders.

Results of Operations

The following table sets forth, for the periods indicated, our results of operations expressed as dollar amounts (in thousands), and the changes between the specified periods expressed as percent increases or decreases:

							For the Three Months Ended
	For the Year Ended December 31,			For the Year Ended December 31,
			Percent Change			Percent Change	April 4, 2004	April 3, 2005	Percent Change
	2002	2003		2003	2004
							(unaudited)
Net sales	$37,084	$67,639	82.4%	$67,639	$86,334	27.6%	$20,580	$27,682	34.5%
Operating expenses:
Cost of goods sold	16,930	30,218	78.5%	30,218	39,862	31.9%	8,789	12,109	37.8%
Sales, general and administrative	48,139	82,479	71.3%	82,479	103,031	24.9%	24,437	31,860	30.4%
Research and development	32,994	45,145	36.8%	45,145	38,917	(13.8)%	9,154	10,326	12.8%
Amortization of intangible assets	17,370	12,078	(30.5)%	12,078	9,863	(18.3)%	2,531	2,655	4.9%
(Gain) loss on sale of assets, net	—	14	—	14	(14,364)	NM	20	53	NM
Acquired in-process research and development	104,192	488	(99.5)%	488	—	(100.0)%	—	—	—

Total operating expenses	219,625	170,422	(22.4)%	170,422	177,309	4.0%	44,931	57,003	26.9%
Loss from operations	(182,541)	(102,783)	(43.7)%	(102,783)	(90,975)	(11.5)%	(24,351)	(29,321)	20.4%
Other (income) expense:
Gain on sale of investments, net	(7,386)	(3,409)	(53.8)%	(3,409)	(1,728)	(49.3)%	—	(3,733)	—
Interest expense, net	1,123	12,673	NM	12,673	25,428	100.6%	6,155	5,708	(7.3)%
Equity loss of investee	2,160	—	(100.0)%	—	—	—	—	—	—
Minority interest in loss of subsidiary	(13,258)	(3,808)	(71.3)%	(3,808)	(13,846)	NM	(3,757)	(21)	NM
Other (income) expense, net	(172)	(1,606)	NM	(1,606)	(1,752)	9.1%	(100)	1,092	NM

Loss before income taxes	(165,008)	(106,633)	(35.4)%	(106,633)	(99,077)	(7.1)%	(26,649)	(32,367)	21.5%
Income tax expense	172	303	76.2%	303	196	(35.3)%	—	2	—

Net loss	(165,180)	(106,936)	(35.3)%	(106,936)	(99,273)	(7.2)%	(26,649)	(32,369)	21.5%
Accretion of preferred membership units to redemption value(1)	—	7,651	—	7,651	23,826	NM	5,935	6,426	8.3%

Net loss attributable to common unit holders	$(165,180)	$(114,587)	(30.6)%	$(114,587)	$(123,099)	7.4%	$(32,584)	$(38,795)	19.1%

(1)
The accretion of preferred membership units to redemption value presented above is based on the rights to which the Class A and Class B preferred membership unit holders are entitled related to a liquidation, dissolution or winding up of ev3 LLC. Notwithstanding this accretion right, pursuant to the merger agreement described under "Certain Relationships and Related Party Transactions—Corporate Reorganization," each membership unit representing a preferred equity interest in ev3 LLC will be converted into the right to receive one share of our common stock immediately prior to the consummation of this offering and will not receive any additional rights with respect to the liquidation preference.

The following tables set forth, for the periods indicated, our net sales by segment and geography expressed as dollar amounts (in thousands) and the changes in net sales between the specified periods expressed as percentages:

							For the Three Months Ended
	For the Year Ended December 31,			For the Year Ended December 31,
Net Sales by Segment			Percent Change			Percent Change	April 4, 2004	April 3, 2005	Percent Change
	2002	2003		2003	2004
							(unaudited)
Cardio Peripheral	$27,167	$45,431	67.2%	$45,431	$52,942	16.5%	$13,569	$16,841	24.1%
Neurovascular	9,917	22,208	123.9%	22,208	33,392	50.4%	7,011	10,841	54.6%

Total	$37,084	$67,639	82.4%	$67,639	$86,334	27.6%	$20,580	$27,682	34.5%

							For the Three Months Ended
	For the Year Ended December 31,			For the Year Ended December 31,
Net Sales by Geography			Percent Change			Percent Change	April 4, 2004	April 3, 2005	Percent Change
	2002	2003		2003	2004
							(unaudited)
United States	$24,916	$37,616	51.0%	$37,616	$42,791	13.8%	$10,498	$14,121	34.5%
International
Before foreign exchange impact	12,168	27,206	123.6%	30,023	40,835	36.0%	10,082	13,066	29.6%
Foreign exchange impact	—	2,817	—	—	2,708	—	—	495	—

Total	12,168	30,023	146.7%	30,023	43,543	45.0%	10,082	13,561	34.5%

Total	$37,084	$67,639	82.4%	$67,639	$86,334	27.6%	$20,580	$27,682	34.5%

  Comparison of the Three Months Ended April 3, 2005 to the Three Months Ended April 4, 2004

Net sales.    Net sales increased 34.5% to $27.7 million in the three months ended April 3, 2005 compared to $20.6 million in the three months ended April 4, 2004, primarily as a result of 20 new product introductions since October 1, 2004 and the expansion of our distribution system. We increased our U.S. direct sales force from 44 persons at the beginning of 2004 to 82 persons at the beginning of 2005. The sales force expansion is primarily to support new product introductions that began in late 2004 and continued in the first quarter of 2005. We introduced 16 new products in the first quarter of 2005 and we expect to introduce additional new products during the remainder of the year.

Net sales of cardio peripheral products.    Net sales of cardio peripheral products increased 24.1% to $16.8 million in the three months ended April 3, 2005 compared to $13.6 million in the three months ended April 4, 2004. This sales growth was primarily the result of new product introductions and the expansion of our U.S. sales force in the fourth quarter as described above, partially offset by sales declines in older generation products. Key new product launches since the first quarter of 2004 that contributed to the sales increase for the three months ended April 3, 2005 included the Protégé, Primus and ParaMount Mini stents, the SpideRX embolic protection system, the X-Sizer thrombectomy catheter system and AqWire guidewires.

Net sales in our stent product line increased 33.3% to $7.1 million in the three months ended April 3, 2005 compared to $5.3 million in the three months ended April 4, 2004. This increase is attributable to the introduction of the Protégé, Primus and ParaMount Mini families of stents into the U.S. and international markets during the previous twelve months, partially offset by sales declines in older generation products. Net sales of our thrombectomy and embolic protection devices increased $1.1 million in the three months ended April 3, 2005 largely due to the introduction of the SpideRX internationally and the introduction of the X-Sizer in the United States in late 2004. We expect cardio peripheral net sales to increase during the remainder of 2005 as a result of introducing several new products during the year and continued market penetration from our recently expanded sales force.

Net sales of neurovascular products.    Net sales of our neurovascular products increased 54.6% to $10.8 million in the three months ended April 3, 2005 compared to $7.0 million in the three months ended April 4, 2004, primarily as a result of increased penetration of existing products resulting from our recent sales force expansion and the introduction of the NXT families of embolic coils in the United States and the worldwide introduction of the Echelon Microcatheter.

We experienced a $1.7 million increase in net sales of our embolic products in the three months ended April 3, 2005 as compared to the comparable period in 2004 primarily due to the introduction of the NXT family of embolic coils in the United States during the period. Sales of our neuro access and delivery products increased $2.1 million in the three months ended April 3, 2005 due primarily to the introduction of the Echelon family of microcatheters in 2004 as well as increased penetration of other access and delivery products due to our recent sales force expansion. We have further strengthened our product offering in this area with the introduction during the first quarter of 2005 of additional Echelon products.

Net sales by geography.    Net sales in the United States increased 34.5% to $14.1 million in the three months ended April 3, 2005 compared to $10.5 million in the three months ended April 4, 2004. International net sales also increased 34.5% to $13.6 million in the three months ended April 3, 2005 compared to $10.1 million in the three months ended April 4, 2004 and represented 49.0% of company-wide sales in both periods. Our international net sales in the three months ended April 3, 2005 includes a favorable currency impact of approximately $0.5 million principally resulting from the performance of the Euro against the U.S. dollar during the quarter. Our direct sales operations in Europe and Japan accounted for nearly all of our international net sales growth during the quarter. Company-wide, 88% of our net sales was generated by our direct sales operations during the three months ended April 3, 2005 compared to 84% in the comparable period of 2004.

Cost of goods sold.    Cost of goods sold increased 37.8% to $12.1 million in the three months ended April 3, 2005 compared to $8.8 million in the three months ended April 4, 2004 as a result of increased sales as discussed above. As a percentage of net sales, cost of goods sold increased to 43.7% of net sales in the three months ended April 3, 2005 compared to 42.7% of net sales in the three months ended April 4, 2004. This increase was primarily attributable to start-up costs related to the introduction of new products in our cardio peripheral segment. In our cardio peripheral segment, cost of goods sold as a percent of net sales increased to 48.4% in the three months ended April 3, 2005 compared to 40.8% in the three months ended April 4, 2004 primarily attributable to start-up costs related to the introduction of new products. In our neurovascular segment, cost of goods sold as a percent of sales decreased to 36.5% in the three months ended April 3, 2005 compared to 46.4% in the three months ended April 4, 2004 due to the recent consolidation of MTI's manufacturing operations into its Irvine, California facility, increased production volume and ongoing cost savings programs. We expect cost of goods sold as a percentage of net sales to decline during 2005 due to higher volume in our manufacturing facilities and efficiency improvements from manufacturing initiatives.

Sales, general and administrative expense.    Sales, general and administrative expenses increased 30.4% to $31.9 million in the three months ended April 3, 2005 compared to $24.4 million in the three months ended April 4, 2004. Sales and marketing expenses increased $6.0 million in the three months ended April 3, 2005 primarily due to the increase in the U.S. direct sales force described above to support new product introductions planned throughout 2005. During the fourth quarter of 2004, we more than doubled our U.S. sales force to support our cardio peripheral products. The remainder of the increase in sales, general and administrative expense was primarily related to expense increases in the finance department associated with the public offering process. We expect sales, general and administrative expenses to decline as a percentage of net sales as we believe our current infrastructure can support a higher level of sales.

Research and development.    Research and development expense increased 12.8% to $10.3 million in the three months ended April 3, 2005 compared to $9.2 million in the three months ended April 4, 2004. This increase was primarily due to an increase in clinical trial expenses in our cardio peripheral segment. We expect research and development spending to decline as a percentage of net sales as we complete several clinical trials during 2005 and we continue to expand our sales base.

Amortization of intangible assets.    Amortization of intangible assets increased 4.9% to $2.7 million in the three months ended April 3, 2005 compared to $2.5 million in the three months ended April 4, 2004 primarily due to the write-off of certain abandoned patents in our neurovascular business.

(Gain) loss on sale of assets, net.    (Gain) loss on sale of assets, net was immaterial in the three months ended April 3, 2005 and April 4, 2004.

Acquired in-process research and development.    We did not incur charges for acquired in-process research and development expense in the three months ended April 3, 2005 or April 4, 2004.

Gain on sale of investments, net.    Gain on sale of investments, net was $3.7 million in the three months ended April 3, 2005 related to a milestone payment received from the sale of our investment in Genyx Medical, Inc. to a third party. We had no gains or losses on the sale of investments in the three months ended April 4, 2004.

Interest expense, net.    Interest expense, net decreased 7.3% to $5.7 million in the three months ended April 3, 2005 compared to $6.2 million in the three months ended April 4, 2004. In the three months ended April 4, 2004, we incurred a $2.0 million charge related to a beneficial conversion feature arising from the minority interests' participation in a financing transaction, as more fully described in note 12 to the combined consolidated financial statements included elsewhere in this prospectus. We incurred no such charge in the three months ended April 3, 2005. The decrease in interest expense resulting from this charge in the three months ended April 4, 2004 was substantially offset by an in increase in interest expense related to additional debt financing from our investors.

Equity loss of investee.    We had no investments which were subject to equity accounting in the three months ended April 3, 2005 or April 4, 2004.

Minority interest in loss of subsidiary.    Minority interest in loss of subsidiary was immaterial in the three months ended April 3, 2005 and $3.8 million in the three months ended April 4, 2004 and represents the portion of MTI's losses allocated to minority investors. In the three months ended April 4, 2004, the minority interest in loss of subsidiary includes $2.0 million of interest expense related to a beneficial conversion feature arising from the minority interests' participation in a financing transaction. The remainder of the reduction in minority interest in loss of subsidiary was due to lower losses at MTI in the three months ended April 3, 2005 compared to the three months ended April 4, 2004.

Other (income) expense, net.    Other expense was $1.1 million in the three months ended April 3, 2005 compared to other income of $0.1 million in the three months ended April 4, 2004. The other expense in the three months ended April 3, 2005 was primarily due to foreign exchange losses.

Income tax expense.    We incurred modest levels of income tax in the three months ended April 3, 2005 related to certain European sales offices and we incurred no income tax expense in the three months ended April 4, 2004. We recorded no provision for U.S. income taxes in the three months ended April 3, 2005 or April 4, 2004 due to our history of operating losses.

Accretion of preferred membership units to redemption value.    Accretion of preferred membership units to redemption value increased 8.3% to $6.4 million in the three months ended April 3, 2005 compared to $5.9 million in the three months ended April 4, 2004 primarily due higher carrying values of preferred investments during the three months ended April 3, 2005. The accretion represents the increase in carrying value of preferred membership units based on the rights to which the Class A and Class B preferred membership unit holders are entitled related to a liquidation, dissolution or winding up of ev3 LLC.

  Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

Net sales.    Net sales increased 27.6% to $86.3 million in 2004 compared to $67.6 million in 2003, primarily as a result of new product introductions and the expansion of our distribution system during 2004. We increased our U.S. direct sales force from 44 persons at the beginning of 2004 to 82 persons at the end of the year with most of the growth occurring in the fourth quarter. The sales force expansion is primarily to support new product introductions that began in late 2004. We introduced a total of four new products from October 1, 2004 to December 31, 2004 in either the U.S. or international markets and we expect new product introductions to continue in 2005.

Net sales of cardio peripheral products.    Net sales of cardio peripheral products increased 16.5% to $52.9 million in 2004 compared to $45.4 million in 2003. This sales growth was primarily the result of new product introductions and the expansion of our U.S. sales force in the fourth quarter as described above, partially offset by sales declines in older generation products. Key new product launches during the year included the Protégé and ParaMount™ Mini™ stents, SpideRX embolic protection system, X-Sizer thrombectomy catheter system and AqWire™ guidewires.

Net sales in our stent product line increased 26.5% to $20.5 million in 2004 compared to $16.2 million in 2003. This increase is attributable to the introduction of the Protégé and ParaMount Mini families of stents into the U.S. and international markets during 2004, partially offset by sales declines in older generation products. Net sales of our thrombectomy and embolic protection devices increased $2.2 million in 2004 largely due to the introduction of the SpideRX internationally and the introduction of the X-Sizer in the United States in late 2004. The introduction of our AqWire guidewire during 2004 and the expansion of our sales force helped drive a $1.0 million increase in net sales of our procedural support products in 2004. We expect cardio peripheral net sales to increase in 2005 primarily as a result of introducing several new products during the year, especially in our stent family, and continued market penetration from our recently expanded sales force.

Net sales of neurovascular products.    Net sales of our neurovascular products increased 50.4% to $33.4 million in 2004 compared to $22.2 million in 2003, primarily as a result of increased penetration of existing products, a full year of sales in the United States of the Sapphire family of embolic coils and the worldwide introduction of the Echelon Microcatheter.

We experienced a $4.3 million increase in net sales of our embolic products in 2004 primarily due to a full year of sales of our Sapphire family of embolic coils in the United States, which were introduced in mid-2003. We also introduced the NXT embolic coil family in Europe in early 2004. Sales of our neuro access and delivery products increased $6.9 million in 2004 due primarily to the introduction of the Echelon family of microcatheters in 2004. We have strengthened our product offering in this area with the introduction during the first quarter of 2005 of additional Echelon products.

Net sales by geography.    Net sales in the United States increased 13.8% to $42.8 million in 2004 compared to $37.6 million in 2003. International net sales increased 45.0% to $43.5 million in 2004 compared to $30.0 million in 2003 and represented 50.4% of company-wide sales in 2004 compared to 44.4% in 2003. Our 2004 international net sales includes a favorable currency impact of approximately $2.7 million principally resulting from the 2004 performance of the Euro against the U.S. dollar. Our direct sales force operations in Europe and our distribution operations in the Asia Pacific markets each contributed approximately half of our sales growth in international markets as a result of new product introductions and increased penetration.

Cost of goods sold.    Cost of goods sold increased 31.9% to $39.9 million in 2004 compared to $30.2 million in 2003 as a result increased sales as discussed above. As a percentage of net sales, cost of goods sold increased to 46.2% of net sales in 2004 compared to 44.7% of net sales in 2003. This increase was primarily attributable to production scrap and other start-up costs related to the introduction of new products in both our cardio peripheral and neurovascular segments. In our cardio peripheral segment, cost of goods sold as a percent of net sales increased to 48.1% in 2004 compared to 46.2% in 2003 and in our neurovascular segment, cost of goods sold as a percent of sales increased to 43.1% in 2004 compared to 41.6% in 2003 for the reasons described above. We expect cost of goods sold as a percentage of net sales to decline in 2005 due to higher volume in our manufacturing facilities and efficiency improvements from manufacturing initiatives.

Sales, general and administrative expense.    Sales, general and administrative expenses increased 24.9% to $103.0 million in 2004 compared to $82.5 million in 2003. Sales and marketing expenses increased $17.8 million in 2004 to support increased sales in Europe and to prepare for a significant number of new product introductions planned for early 2005 in the United States. During the fourth quarter of 2004, we more than doubled our U.S. sales force to support our cardio peripheral products. In 2004, we also expanded into new geographic regions and increased our sales force in Europe. The balance of the increase in sales, general and administrative expense relates primarily to increased legal costs associated with our embolic coil litigation. We also incurred approximately $3.0 million in costs primarily related to the consolidation of our neurovascular manufacturing facility in Germany into our MTI operations in Irvine, California. This was similar to the level of facility closure costs incurred in 2003 related to the consolidation of two U.S. facilities. We also expect to consolidate the operations of our cardio peripheral manufacturing facility in New Brighton, Minnesota into our Plymouth, Minnesota facility in 2005, but we do not expect to incur any material expenses in connection with this consolidation. We expect sales, general and administrative expenses to decline as a percentage of net sales as we believe our current infrastructure can support a higher level of sales.

Research and development.    Research and development expense decreased 13.8% to $38.9 million in 2004 compared to $45.1 million in 2003. Approximately half of this reduction was due to a reduction in clinical and regulatory affairs trial expenses due to the completion of certain trials primarily at MTI, and the remainder was due to savings in research and development related to facility consolidations in 2003 and the elimination of research and development spending on an asset we sold in September 2004. We expect research and development spending to decline as a percentage of net sales as we complete several clinical trials in 2005 while we continue to expand our sales base.

Amortization of intangible assets.    Amortization of intangible assets decreased 18.3% to $9.9 million in 2004 compared to $12.1 million in 2003. In 2003, we recorded an impairment charge of $2.4 million related to intangible assets acquired in connection with our acquisitions of MitraLife and Appriva Medical, Inc. The remainder of the amortization expense in 2003 and 2004 relates primarily to amortization of developed technology from the IntraTherapeutics, Inc. and Dendron GmbH acquisitions in 2002, and as a result of step acquisition accounting related to our investment in MTI.

(Gain) loss on sale of assets, net.    Gain on sale of assets was $14.4 million in 2004 and resulted from the sale of intellectual property obtained in the MitraLife acquisition.

Acquired in-process research and development.    We did not incur charges for acquired in-process research and development expense in 2004. In 2003, we incurred $0.5 million in acquired in-process research and development as a result of acquisition accounting related to our additional investments in MTI.

Gain on sale of investments, net.    Gain on sale of investments, net was $1.7 million in 2004 compared to $3.4 million in 2003. In 2004, we received a $1.7 million milestone payment relating to the 2002 sale of an investment in Enteric Medical Technologies, Inc. In 2003, these milestone payments totaled $14.6 million and were partially offset by an $11.1 million loss recorded from other than temporary declines in investments accounted for on a cost basis.

Interest expense, net.    Interest expense increased 100.6% to $25.4 million in 2004 compared to $12.7 million in 2003. In 2004, we incurred a $6.7 million charge related to a beneficial conversion feature arising from the minority interests' participation in two financings during the year as more fully discussed in note 12 to the combined consolidated financial statements included elsewhere in this prospectus. The remainder of the increase was primarily as a result of an additional $68 million of debt financing from our investors.

Equity loss of investee.    We had no investments which were subject to equity accounting in either 2003 or 2004.

Minority interest in loss of subsidiary.    Minority interest in loss of subsidiary was $13.8 million in 2004 and $3.8 million in 2003 and represents the portion of MTI's losses allocated to minority investors. In 2004, the minority interest in loss of subsidiary includes $6.7 million of interest expense related to a beneficial conversion feature arising from the minority interests' participation in two financings during the year. In addition, MTI's losses were lower in 2003 primarily due to a gain of $14.6 million recorded by MTI related to a sale of an investment.

Other income, net.    Other income, net was $1.8 million in 2004 compared to $1.6 million in 2003 and was primarily related to foreign exchange gains in both years.

Income tax expense.    We incurred modest levels of income tax in 2003 and 2004 related to certain European sales offices. We recorded no provision for U.S. income taxes in 2003 or 2004 due to our history of operating losses.

Accretion of preferred membership units to redemption value.    Accretion of preferred membership units to redemption value was $23.8 million in 2004 compared to $7.7 million in 2003. The increase was primarily due to a full year of accretion in 2004 compared to four months of accretion in 2003. The accretion represents the increase in carrying value of preferred membership units based on the rights to which the Class A and Class B preferred membership unit holders are entitled related to a liquidation, dissolution or winding up of ev3 LLC. The accretion began when the preferred membership units were first issued at the time of the formation of ev3 LLC.

  Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

Net sales.    During 2003, our business experienced significant growth. Net sales increased 82.4% to $67.6 million in 2003 compared to $37.1 million in 2002. A significant portion of the sales increase was due to a full year of sales in 2003 from acquisitions made in 2002. In addition, we made significant expansions in our international distribution system during 2003.

Net sales of cardio peripheral products.    Net sales of our cardio peripheral products increased 67.2% to $45.4 million in 2003 compared to $27.2 million in 2002. Stent sales increased $14.1 million in 2003, primarily due to a full year of sales from the acquisition of IntraTherapeutics in November 2002. We experienced broad volume increases across most of our product lines and geographies during the year.

Net sales of neurovascular products.    Net sales of our neurovascular products increased 123.9% to $22.2 million in 2003 compared to $9.9 million in 2002. Sales of embolic products increased $5.4 million, primarily as a result of the acquisition of Dendron in October 2002. Net sales of our neuro access and delivery products increased $6.8 million in 2003 compared with 2002. This increase was attributable to broad-based volume increases across each of these product lines.

Net sales by geography.    Net sales in the United States increased 51.0% to $37.6 million in 2003 compared to $24.9 million in 2002. International net sales increased 146.7% to $30.0 million in 2003 compared to $12.2 million in 2002 and represented 44.4% of company-wide net sales in 2003 compared to 32.8% in 2002. Our 2003 international net sales includes a favorable currency impact of approximately $2.8 million principally resulting from the 2003 performance of the Euro against the U.S. dollar. International sales growth was the result of increased penetration from expansion of our sales force in Europe and our distributor base in the Asia Pacific markets.

Cost of goods sold.    Cost of goods sold increased 78.5% to $30.2 million in 2003 compared to $16.9 million in 2002 as a result of increased net sales as discussed above. As a percentage of net sales, cost of goods sold decreased to 44.7% of net sales in 2003 compared to 45.7% of net sales in 2002. In our neurovascular segment, cost of goods sold as a percent of net sales decreased to 41.6% in 2003 compared to 53.5% in 2002 due primarily to economies of scale resulting from increased production volume from the 123.9% increase in neurovascular net sales described above. This decrease was primarily offset by an increase in cost of goods sold as a percent of sales in our cardio peripheral segment to 46.2% in 2003 compared to 42.8% in 2002 due to changes in sales mix resulting from acquisitions in 2002 and increased production.

Sales, general and administrative expenses.    Sales, general and administrative expenses increased 71.3% to $82.5 million in 2003 compared to $48.1 million in 2002. Increases in our sales force resulting from our acquisition of IntraTherapeutics in November 2002 and our continued expansion in the European markets increased our cardio peripheral sales and marketing expenses $21.2 million in 2003 compared to 2002. Legal costs increased by approximately $8.1 million in 2003 due primarily to our embolic coil litigation at MTI, legal work relating to our acquisition of IntraTherapeutics and the reorganization of our company in September 2003 that resulted in the formation of ev3 LLC. We also incurred expenses of approximately $3.3 million related to the consolidation of two U.S. facilities in 2003.

Research and development.    Research and development expense increased 36.8% to $45.1 million in 2003 compared to $33.0 million in 2002. Approximately $8.5 million of this increase was due to a higher level of clinical trial and regulatory affairs activity related primarily to PLAATO, SpideRX, Onyx and several stent trials. The remainder of the increase is principally related to general increases in research and development spending.

Amortization of intangible assets.    Amortization of intangible assets decreased 30.5% to $12.1 million in 2003 from $17.4 million in 2002. The decrease in amortization expense is due to an $11.7 million goodwill impairment charge in 2002 associated with our neurovascular segment compared to a $2.4 million impairment charge in 2003 related to impairment of MitraLife and Appriva intangible assets. This decrease was partially offset by a $3.7 million increase primarily due to a full year of amortization of intangibles related to the acquisitions of IntraTherapeutics and Dendron, both of which occurred in the fourth quarter of 2002.

(Gain) loss on sale of assets.    (Gain) loss on sale of assets was immaterial in 2003 and we incurred no such gains or losses in 2002.

Acquired in-process research and development.    In 2003, we incurred $0.5 million in acquired in-process research and development as a result of step acquisition accounting related to our investment in MTI. In 2002, we incurred $104.2 million, primarily related to our acquisitions of Appriva, IntraTherapeutics and MitraLife. For a discussion of this amount, see note 5 in the combined consolidated financial statements included elsewhere in this prospectus.

Gain on sale of investments, net.    Gain on the sale of investments was $3.4 million in 2003 compared to $7.4 million in 2002. In 2003, we received milestone payments totaling $14.6 million related to the 2002 sale of an investment in Enteric Medical Technologies, Inc. This gain was partially offset by an $11.1 million loss recorded from other than temporary declines in investments accounted for on a cost basis. In 2002, we recorded a $7.4 million gain from the sale of the Enteric investment.

Interest expense, net.    Interest expense increased to $12.7 million in 2003 compared to $1.1 million in 2002. Interest expense increased as a result of an additional $92 million in funding from our investors in 2003 compared to 2002.

Equity loss of investee.    Equity loss of investee was $2.2 million in 2002 and is our portion of the loss incurred by EndiCOR before we fully acquired it. Prior to our acquisition, our investment in EndiCOR was accounted for using the equity method of accounting. We had no investments accounted for using the equity method of accounting in 2003.

Minority interest in loss of subsidiary.    Minority interest in loss of subsidiary was $13.3 million in 2002 and $3.8 million in 2003 and represents the portion of MTI's losses allocated to our minority investors. MTI's losses were lower in 2003 than 2002, primarily due to a gain of $14.6 million recorded by MTI related to a sale of an investment which resulted in the decrease in losses allocated to minority interest.

Other income, net.    Other income, net was $1.6 million in 2003 and was $0.2 million in 2002. Other income in 2003 and 2002 relates principally to foreign exchange translation gains.

Income tax expense.    We incurred modest levels of income tax in 2002 and 2003 related to certain European sales offices. We recorded no provision for U.S. income taxes in 2002 or 2003 due to our history of operating losses.

Accretion of preferred membership units to redemption value.    Accretion of preferred membership units to redemption value was $7.7 million in 2003. The accretion represents the increase in carrying value of preferred membership units based on the rights to which the Class A and Class B preferred membership unit holders are entitled related to a liquidation, dissolution or winding up of ev3 LLC. The accretion began when the preferred membership units were first issued at the time of the formation of ev3 LLC. As a result, no such charges were incurred in 2002.

Liquidity and Capital Resources

Financing history.    Since inception, we have generated significant operating losses. This, including the non-cash write-off of acquired in-process research and development, has resulted in an accumulated deficit of $479.5 million as of April 3, 2005. Historically, our liquidity needs and the liquidity needs of MTI have been met separately. In general, MTI has been funded through equity private placements and the issuance of promissory notes as described below, while we have been funded through a series of preferred investments and through the issuance of demand notes to private investors, also described below. We have negotiated an agreement with Warburg Pincus pursuant to which we have the first right to negotiate an investment in MTI to further fund MTI's operations, if necessary, and we may elect to do so in the future. The following provides a discussion of our liquidity and capital resources including MTI, followed by a brief discussion of the liquidity and capital resources of MTI on an independent basis.

Historically, we have been funded through a series of private placements of debt and equity securities. Since 2002, we have raised, as of April 3, 2005, approximately $482 million by selling $128 million in preferred equity investments to private investors, borrowing $316 million in the form of demand notes sold to private investors and raising $38 million from the issuance of shares of MTI's common stock. A substantial majority of this funding was provided by Warburg Pincus and The Vertical Group, both of which are significant investors in and related parties to ev3 LLC. Collectively, Warburg Pincus and The Vertical Group have purchased approximately $125 million, or 98%, of the preferred investments issued since 2002. These securities have certain preferences over ev3 LLC's common membership units in the event of a liquidation, dissolution or winding up of ev3 LLC. The liquidation value of the securities increase over time based on accretion rates ranging from 8% to 18%. However, pursuant to the merger agreement dated as of April 4, 2005, our investors have agreed to exchange each preferred membership unit for the right to receive one share of our common stock if this offering is completed by September 30, 2005 without receiving any additional rights with respect to the liquidation preferences. In addition to the preferred securities described above, Warburg Pincus and The Vertical Group directly purchased shares of MTI's common stock for $13.0 million and $15.0 million in 2003 and 2004, respectively. Prior to the consummation of this offering, Warburg Pincus and The Vertical Group will contribute all of the shares of MTI's common stock directly owned by them to ev3 LLC in exchange for common membership units, as described in "Certain Relationships and Related Party Transactions—Corporate Reorganization—Contribution of MTI Stock."

Warburg Pincus and The Vertical Group have funded our operations in part by purchasing $106.9 million, $92.3 million and $67.7 million aggregate principal amount of demand notes issued by ev3 Endovascular, our operating subsidiary, during the years ended December 31, 2002, 2003 and 2004, respectively. Warburg Pincus and The Vertical Group purchased an additional $49.1 million aggregate principal amount of demand notes during the three months ended April 3, 2005. These demand notes are payable on demand and bear interest at 8% per annum. Interest expense totaled $1.3 million, $12.6 million and $18.7 million for the years ended December 31, 2002, 2003 and 2004, respectively, and $5.8 million for the three months ended April 3, 2005. We have made no interest payments on the demand notes and accrued interest of $13.9 million, $32.6 million and $38.4 million is included in the balance of notes payable at December 31, 2003, December 31, 2004 and April 3, 2005, respectively. Total notes payable to Warburg Pincus and The Vertical Group including principal and interest was $213.0 million, $299.5 million and $354.4 million at December 31, 2003, December 31, 2004 and April 3, 2005, respectively. In March 2005, Warburg Pincus and The Vertical Group agreed not to call the demand notes for payment before July 4, 2006. Warburg Pincus and the Vertical Group have agreed to contribute to us $316.0 million aggregate principal amount of the demand notes plus $44.7 million accrued and unpaid interest theron prior to the consummation of this offering in exchange for shares of our common stock, as described in "Certain Relationship and Related Party Transactions—Corporate Reorganization—Contribution of Demand Notes." See note 12 and note 13 to the combined consolidated financial statements included elsewhere in this prospectus for further discussion of our financing transactions.

Approximately $201 million of the proceeds from the financings described above were used to make investments in six companies to strengthen our position in the cardio peripheral and neurovascular segments. The balance of the proceeds were used to support our operations, capital expenditures and working capital growth.

Set forth below is a summary of these acquisitions, including the acquisition date, total acquisition consideration and primary operations of each acquisition:

Acquisition	Date	Total Acquisition Consideration	Nature of operations
		(in thousands)
MitraLife(1)	January 2002	$20,252	Development stage enterprise which focused on cardiac remodeling and reshaping technology for use in the heart valve repair and replacement market.
EndiCOR Medical, Inc.	March 2002	4,347	Developed and manufactured thrombectomy devices for removing blood clots.
ev3 Technologies, Inc.	June 2002	3,311	Developed cardiac remodeling and reshaping technology for use in the heart valve repair and replacement market and direct international distribution network.
Appriva Medical, Inc.	August 2002	51,413	Development stage enterprise which focused on developing and manufacturing a medical device for the atrial fibrilation market.
Dendron GmbH	October 2002	25,924	Developed and manufactured neurovascular-focused products such as embolic coils for the treatment of brain aneurysms.
IntraTherapeutics, Inc.	November 2002	95,502	Developed and manufactured stents for use in the peripheral vascular market.

		$200,749

(1)
In September 2004, we sold the assets acquired in the MitraLife acquisition.

Cash and cash equivalents.    As of April 3, 2005, we had cash and cash equivalents of $45.9 million.

	As of December 31,
				As of April 3, 2005
	2002	2003	2004
				(unaudited)
Cash and cash equivalents	$4,174	$23,625	$20,131	$45,867
Current assets	24,565	58,687	68,609	101,080
Total assets	184,397	207,023	212,046	240,993
Current liabilities excluding demand notes	32,513	32,379	36,025	40,150
Demand notes payable—related parties	108,199	213,033	299,453	354,373
Total liabilities	141,706	250,676	336,180	395,140
Preferred membership units	204,513	230,202	254,028	260,454
Total members' equity (deficit)	(183,015)	(285,672)	(394,472)	(431,050)

Contractual cash obligations.    At April 3, 2005, we had contractual cash obligations and commercial commitments as follows:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(dollars in thousands)
Long-term debt(1)	$354,373	$—	$354,373	$—	$—
Purchase commitments(2)	55,242	8,952	46,290	—	—
Operating leases	13,911	4,017	5,780	3,468	646

Total	$419,377	$7,720	$407,543	$3,468	$646

(1)
Long-term debt includes accrued and unpaid interest of $38.4 million at April 3, 2005. The outstanding principal balance of demand notes payable at April 3, 2005 was $316.0 million and accrues interest at an 8% annual rate.

(2)
Represents commitments for minimum inventory purchases related to our distribution agreement with Invatec. We do not have any other significant purchase obligations for the delivery of goods or services or other commercial commitments.

The amounts reflected in the table above for operating leases represent future minimum lease payments under noncancellable operating leases primarily for certain office space, warehouse space, computers and vehicles. Portions of these payments are denominated in foreign currencies and were translated in the tables above based on their respective U.S. dollar exchange rates at April 3, 2005. These future payments are subject to foreign currency exchange rate risk. In accordance with U.S. generally accepted accounting principles, or GAAP, our operating leases are not recognized in our combined consolidated balance sheet; however, the minimum lease payments related to these agreements are disclosed in note 18 in the combined consolidated financial statements included elsewhere in this prospectus, as well as in the table above.

Operating activities.    Cash used in operations during the three months ended April 3, 2005 was $27.3 million, reflecting primarily the net losses during the period. We expect that operations will continue to consume cash during the remainder of 2005. The increases in accounts receivable and inventories during the quarter are related to increases in sales volume during the period and building inventory in preparation for new product launches.

Cash used in operations during the year ended December 31, 2004 was $100.1 million, reflecting primarily net losses during the period. The increases in accounts receivable and inventories in 2004 are related to increases in sales volume during the period. The increase in prepaid expenses is predominantly due to the $5.0 million purchase advance made to Invatec when we signed our distribution agreement with Invatec in June 2004, and will be reduced as products are purchased.

Investing activities.    Cash provided by investing activities during the three months ended April 3, 2005 was $3.4, million primarily due to the receipt of $3.7 million from the sale of a company in which we were an investor and the receipt of $2.1 million related to the settlement of an acquisition dispute. These cash receipts were partially offset by $3.1 million in purchases of property and equipment during the quarter. Historically, our capital expenditures have consisted of purchased manufacturing equipment, research and testing equipment, computer systems and office furniture and equipment. While continued investments will be made in property and equipment, we have no significant capital expenditure commitments as of April 3, 2005. We expect to incur expenditures of approximately $8.0 million in 2005.

Cash provided by investing activities during the year ended December 31, 2004 was $8.6 million, which primarily resulted from $15.3 million in proceeds received from asset sales and $1.7 million received in milestone payments from an investment sold in 2002. $4.5 million in cash was used to acquire property, equipment and intellectual property.

Financing activities.    Cash provided by financing activities was $49.5 million during the three months ended April 3, 2005, primarily consisting of the proceeds received from the sale of debt securities.

Cash provided by financing activities during the year ended December 31, 2004 was $88.0 million, primarily consisting of the proceeds received from debt and the issuance of equity securities.

Other liquidity information.    The acquisition agreements relating to the purchase of MitraLife, Appriva and Dendron require us to make additional payments to the sellers of these businesses if certain milestones related to regulatory steps in the product commercialization process are achieved. The potential milestone payments total $25.0 million, $175.0 million and $15.0 million with respect to the MitraLife, Appriva and Dendron acquisitions, respectively, during the period of 2003 to 2009. We do not believe it is likely that we will have obligations with respect to the MitraLife milestones in the future. We have determined that the first milestone with respect to the Appriva agreement was not achieved by the January 1, 2005 milestone date and that the first milestone is not payable. It is possible that we will meet one or more of the remaining milestones with respect to the Appriva acquisition and could become obligated to make the corresponding milestone payments totaling $125.0 million in periods subsequent to 2005. Under the terms of the stock purchase agreement we entered into in connection with our acquisition of Dendron, we may be required to make additional payments which are contingent upon Dendron products achieving certain revenue targets between 2003 and 2008. In 2003, the $4.0 million revenue target for sales of Dendron products during 2003 was met. Accordingly, an additional payment to the former Dendron stockholders of $3.75 million was made in 2004. In 2004, the $5.0 million revenue target for sales of Dendron products during 2004 was met. Accordingly, a payment to the former Dendron stockholders of $3.75 million was accrued in 2004 and we expect to pay this amount to the former Dendron stockholders in the second quarter of 2005. We may be required to make a final payment of $7.5 million, which is contingent upon Dendron products achieving annual revenues of $25 million in any year during the period between 2003 and 2008. Any such final payment would be due in the year following the year of target achievement.

Although it is difficult to predict future liquidity requirements, we believe that our current cash balance, along with the funding commitment described below, will be sufficient to fund our working capital requirements and operations for the next 12 months. Certain of our existing investors have committed to provide us with funding of up to $100 million in 2005, of which $49.1 million had been funded as of May 1, 2005. $30.0 million of the $49.1 million that has been funded to date represents an advance funding to meet estimated cash needs through the completion of this offering. This commitment automatically terminates in the event we receive net proceeds from this offering at least equal to the difference between $100 million and the amount that these investors have already funded under their commitment. Our investors have also agreed not to call their demand notes for payment prior to July 4, 2006. Immediately prior to the consummation of this offering, our investors have agreed to contribute to us all of the $316.0 million aggregate principal amount of their demand notes plus $44.7 million of accrued and unpaid interest thereon, except to the extent that we notify them that we intend to repay a portion of such demand notes upon or before the consummation of this offering. The notes, if repaid from offering proceeds, will only be repaid to the extent that we retain proceeds after possible debt repayments of at least $100 million for our obligations through July 4, 2006 less all amounts funded through the date of the offering. There is no assurance that we will achieve positive cash flow from operations or that, if achieved, such cash flow will be sustainable. On May 6, 2005, MTI entered into an asset-based credit agreement with a bank that, subject to customary covenants, can provide up to $3.0 million of cash funding based on MTI's U.S. accounts receivable and inventory balances. The loan is collateralized by substantially all of MTI's assets and expires in May 2007. MTI is also in discussions with the bank regarding a loan arrangement that would be based on balances of international accounts receivable and inventory, although there is no assurance that MTI will enter into a definitive agreement with the proposed lender. In addition, MTI has received a support letter from Warburg Pincus pursuant to which Warburg Pincus has agreed to provide additional funding, up to $5.0 million, to MTI if needed to fund MTI's operations, as further described below.

In the event that we require additional working capital to fund future operations, we may negotiate a financing arrangement with an independent institutional lender, sell notes to public or private investors or sell additional shares of stock. There is no assurance that any financing transaction will be available on terms acceptable to us, or at all, or that any financing transaction will not be dilutive to our stockholders. If we require additional working capital, but are not able to raise additional funds, we may be required to significantly curtail or cease our ongoing operations. From time to time, we may also sell a given technology or intellectual property having a development timeline or development cost that is inconsistent with our investment horizon or which does not adequately complement our existing product portfolio. Our future liquidity and capital requirements will be influenced by numerous factors, including the extent and duration of future operating losses, the level and timing of future sales and expenditures, market acceptance of new products, the results and scope of ongoing research and development projects, competing technologies, market and regulatory developments, and the future course of intellectual property litigation. See note 4 and note 18 to the combined consolidated financial statements included elsewhere in this prospectus and "Business—Legal Proceedings."

  MTI Financings and Liquidity

As of April 3, 2005, we owned 50.3% of the outstanding shares of common stock of MTI and therefore consolidated MTI under generally accepted accounting principles. Upon consummation of this offering, we will own 70.3% of the outstanding shares of common stock of MTI as of May 1, 2005. Although all of MTI's assets are included in our combined consolidated balance sheets, not all of these assets would be available to us or our stockholders in the event of MTI's liquidation. Because MTI has historically funded its operations independently from us, the following is a separate discussion of MTI's financings and liquidity on a stand-alone basis. Historically, MTI has been funded through equity private placements and the issuance of promissory notes. In three separate transactions since 2002, MTI has sold 27.6 million shares of common stock and received approximately $68 million in proceeds.

Cash and cash equivalents.    As of April 3, 2005, MTI had cash and cash equivalents of $12.9 million.

Operating activities.    Cash used in MTI's operations during the three months ended April 3, 2005 was $3.2 million, reflecting primarily net losses during the period after adjusting for a gain on the sale of an investment. We expect that MTI's operations will continue to consume cash during 2005.

Cash used in MTI's operations during the year ended December 31, 2004 was $21.3 million, reflecting primarily net losses during the period, increases in accounts receivable and inventories, and decreases in accounts payable and accrued liabilities. The increases in accounts receivable and inventories in 2004 are related to increases in sales volume during the period. The decrease in accounts payable in 2004 is attributable primarily to the payment in the first quarter of 2004 of a build-up of accounts payable at December 31, 2003 related primarily to costs incurred in connection with the Dendron acquisition and in response to cash management measures implemented by us in the fourth quarter of 2003, pending the completion of the second step of the two-step private placement of MTI's common stock, which was completed in January 2004.

Investing activities.    Cash provided by investing activities during the three months ended April 3, 2005 was $4.1, million primarily related to the receipt of $3.7 million from the sale of a company in which MTI was an investor, and the restoration to cash of $0.9 million of certificates of deposit that had been restricted for use as collateral on bank letters of credit. These cash increases were partially offset by $0.4 million in purchases of property and equipment. MTI had no significant capital expenditure commitments as of April 3, 2005.

Cash used in investing activities during the year ended December 31, 2004 was $3.9 million, which primarily resulted from a $3.8 million milestone payment related to the Dendron acquisition and capital expenditures. This was partially offset by the proceeds received in 2004 in connection with contingent payment arrangements related to the sale of Enteric Medical Technologies, Inc. common stock in 2002.

Financing activities.    Cash provided by financing activities was immaterial during the three months ended April 3, 2005.

Cash provided by financing activities during the year ended December 31, 2004 was $20.3 million, primarily consisting of the proceeds of the December 2003 and June 2004 private placement of exchangeable promissory notes and equity securities.

Other liquidity information.    On May 6, 2005, MTI entered into an asset-based credit agreement with a bank that, subject to customary covenants, provides up to $3.0 million of cash funding based on MTI's U.S. accounts receivable and inventory balances. The loan is collateralized by substantially all of MTI's assets and expires in May 2007. MTI is also in discussions with the bank regarding a loan arrangement that would be based on balances of international accounts receivable and inventory, although there is no assurance that MTI will enter into a definitive agreement with the proposed lender. In addition, MTI has received a support letter from Warburg Pincus pursuant to which Warburg Pincus has agreed to provide additional funding of up to $5.0 million to MTI, if needed, to fund MTI's operations. The Warburg Pincus commitment is effective through July 4, 2006 and will be reduced to the extent of proceeds, if any, that become available from a third party lender, including amounts available under the credit facility described above, or any amounts raised in a third party financing. We believe that MTI's existing cash at April 3, 2005, and the proceeds under the funding commitment of Warburg Pincus, will be sufficient to fund MTI's operations in 2005. There is no assurance that any additional financing transactions will be available on terms acceptable to MTI or us, or at all, or that any financing transactions will not be dilutive to current MTI or our stockholders. We have negotiated an agreement with Warburg Pincus pursuant to which we have the first right to negotiate an investment in MTI to further fund MTI's operations, if necessary, and we may elect to do so in the future. There is no assurance that MTI will achieve cash flow positive operations or that, if achieved, such cash flow positive operations will be sustainable.

In connection with its acquisition of Dendron, MTI may be required to make additional payments which are contingent upon Dendron products achieving certain revenue targets between 2003 and 2008, as described above under "—Liquidity and Capital Resources—Other Liquidity Information." In addition, German taxing authorities have not audited the income tax returns of Dendron since MTI's acquisition of Dendron in October 2002. While we believe that Dendron has made its tax filings in conformity with German tax regulations, we are unable to predict what, if any, areas of inquiry might be pursued by German tax authorities in connection with an audit in general, or specifically in connection with either MTI's acquisition of Dendron or the subsequent closure of MTI's German manufacturing facility or whether, or to what extent, Dendron will be subject to additional liability or tax.

Critical Accounting Policies and Estimates

We have adopted various accounting policies to prepare our combined consolidated financial statements in accordance with U.S. GAAP. Our most significant accounting policies are described in note 3 to the combined consolidated financial statements included in this prospectus. The preparation of our combined consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in our combined consolidated financial statements and accompanying notes. Our estimates and assumptions, including those related to bad debts, inventories, intangible assets, sales returns and discounts, and income taxes are updated as appropriate.

Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our physician customers, and information available from other outside sources, as appropriate. Different, reasonable estimates could have been used in the current period. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. Both of these factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

We believe that the following financial estimates are both important to the portrayal of our financial condition and results of operations and require subjective or complex judgments. Further, we believe that the items discussed below are properly recorded in our financial statements for all periods presented. Management has discussed the development, selection, and disclosure of our most critical financial estimates with the audit committee of our board of directors and our independent auditors. The judgments about those financial estimates are based on information available as of the date of the financial statements. Those financial estimates include:

  Revenue Recognition

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which requires that four basic criteria must be met before sales can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price is fixed or determinable; and (4) collectibility is reasonably assured. These criteria are met at the time of shipment when risk of loss and title passes to the customer or distributor, unless a consignment arrangement exists. Sales from consignment arrangements are recognized upon written acknowledgement that the product has been used indicating a sale is complete. Our terms of sale for regular sales are typically FOB shipping point, net 30 days for sales. Regular sales include orders from customers for replacement of customer stock, replenishment of customer consignment product, orders for a scheduled case/surgery and stocking orders.

We allow customers to return defective or damaged products for credit. Our estimate for sales returns is based upon contractual commitments and historical return experience which we analyze both by distribution channel and by geography and is recorded as a reduction of sales. Historically our return experience has been low with return rates approximating 3% of sales.

  Allowance for Doubtful Accounts

We make judgments as to our ability to collect outstanding receivables and provide allowance for a portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding account balances and the overall quality and age of those balances not specifically reviewed. In determining the provision for invoices not specifically reviewed, we analyze historical collection experience and current economic trends. If the historical data used to calculate the allowance provided for doubtful accounts does not reflect our future ability to collect outstanding receivables or if the financial condition of customers were to deteriorate, resulting in impairment or their ability to make payments, an increase in the provision for doubtful accounts may be required. We maintain a large customer base that mitigates the risk of concentration with one customer. However, if the overall condition of the health care industry were to deteriorate, resulting in an impairment of our customers' ability to make payments, significant additional allowances could be required.

Our accounts receivable balance was $13.8 million, $19.0 million and $20.8 million, net of allowances for doubtful accounts of $1.6 million, $2.7 million and $3.1 million, at December 31, 2003 and 2004 and April 3, 2005, respectively.

  Excess and Obsolete Inventory

We calculate an inventory reserve for estimated obsolescence or excess inventory based on historical turnover and assumptions about future demand for our products and market conditions. Our industry is characterized by regular new product development, and as such, our inventory is at risk of obsolescence following the introduction and development of new or enhanced products. Our estimates and assumptions for excess and obsolete inventory are reviewed and updated on a quarterly basis. The estimates we use for demand are also used for near-term capacity planning and inventory purchasing and are consistent with our sales forecasts. Future product introductions and related inventories may require additional reserves based upon changes in market demand or introduction of competing technologies. Increases in the reserve for excess and obsolete inventory result in a corresponding expense to cost of goods sold. Our reserve for excess and obsolete inventory was $4.2 million, $3.7 million and $3.5 million at December 31, 2003 and 2004 and April 3, 2005, respectively.

  Valuation of Acquired In-Process Research and Development, Goodwill, and Other Intangible Assets

When we acquire another company, the purchase price is allocated, as applicable, between acquired in-process research and development, other identifiable intangible assets, tangible net assets and goodwill as required by U.S. GAAP. In-process research and development is defined as the value assigned to those projects for which the related products have not received regulatory approval and have no alternative future use. Determining the portion of the purchase price allocated to in-process research and development and other intangible assets requires us to make significant estimates that may change over time. Acquired in-process research and development was $104.2 million, $0.5 million and $0 for the years ended December 31, 2002, 2003 and 2004, respectively. There was no acquired in-process research and development for the three months ended April 3, 2005.

The $104.2 million charge for acquired in-process research and development in 2002 related to several acquisitions completed during that year. In determining the valuation of in-process research and development, management considered an appraisal that estimated the fair value at the date of acquisition related to in-process projects that had not yet reached technological feasibility and had no alternative use. The primary basis for determining technological feasibility of these projects was obtaining regulatory approval to market the products. Accordingly, the value attributable to these projects, which had not yet obtained regulatory approval, was expensed in conjunction with the related acquisition. If the projects are not successful, or completed in a timely manner, we may not realize the financial benefits expected from these projects.

The income approach was used to determine the fair values of the acquired in-process research and development. This approach establishes fair value by estimating the after-tax cash flows attributable to the in-process project over its useful life and then discounting these after-tax cash flows back to the present value. Revenue estimates were based on relative market size, expected market growth rates and market share penetration. Gross margin estimates were based on the estimated cost of the product at the time of introduction and historical gross margins for similar products offered by us or by competitors in the marketplace. The estimated selling, general and administrative expenses were based on historical operating expenses of the acquired company as well as long-term expense levels based on industry comparables. The costs to complete each project were based on estimated direct project expenses as well as the remaining labor hours and related overhead costs. In arriving at the value of acquired in-process research and development projects, we considered the project's stage of completion, the complexity of the work to be completed, the costs already incurred, the remaining costs to complete the project, the contribution of core technologies, the expected introduction date and the estimated useful life of the technology. The discount rate used to arrive at the present value of acquired in-process research and development as of the acquisition date was based on the time value of money and medical technology investment risk factors. The discount rates used ranged from 24% to 34%. We believe that the estimated acquired in-process research and development amounts determined represent the fair value at the date of acquisition and do not exceed the amount a third party would pay for the projects.

The following table summarizes the in-process technologies acquired during 2002 and the related acquired in-process research and development charge:

Company Acquired	Acquired In-Process Research and Development	Principal In-Process Technologies
	(dollars in millions)
MitraLife	$19.7	Cardiac remodeling and reshaping technology used for heart valve repair and replacement
EndiCOR Medical, Inc.	2.1	X-Sizer thrombectomy technology for removing blood clots
ev3 Technologies, Inc.	2.0	Cardiac remodeling and reshaping technology used for heart valve repair and replacement
Appriva Medical, Inc.	52.4	PLAATO atrial fibrilation technology
Dendron GmbH	4.3	Next generation embolic coil technology
IntraTherapeutics, Inc.	23.7	Next generation stent technologies for the cardio peripheral segment

	$104.2

The technology acquired in the MitraLife acquisition has not been commercialized and was sold in 2004. The X-Sizer thrombectomy technology acquired in the EndiCOR acquisition has achieved partial commercialization and is available in the United States for certain applications and in certain international markets. In the United States, we are conducting a clinical trial of the X-Sizer device for a cardiovascular application. As part of the acquisition of ev3 Technologies in 2002, we acquired the remaining portion of the cardiac remodeling and reshaping technology that ev3 Technologies had acquired in the MitraLife acquisition. The PLAATO atrial fibrillation technology acquired in the Appriva acquisition has also achieved partial commercialization and is available in certain international markets. The next generation embolic coil technologies that existed at the time of the acquisition of Dendron have been approved for sale in the United States and certain international markets and no further clinical trials of these products are being conducted. The stent technologies acquired in the IntraTherapeutics acquisition have been fully commercialized with the exception of the carotid stent and drug-eluting stent programs. Our carotid stenting system has achieved partial commercialization and is available in certain international markets. In the United States, we are conducting a clinical trial of the carotid stenting system. We are not currently pursuing the development of a drug-eluting stent, although such development could be initiated in the future.

Goodwill represents the excess of the aggregate purchase price over the fair value of net assets, including IPR&D, of the acquired businesses. Goodwill is tested for impairment annually, or more frequently if changes in circumstance or the occurrence of events suggest an impairment exists. The test for impairment requires us to make several estimates about fair value, most of which are based on projected future cash flows. Our estimates associated with the goodwill impairment tests are considered critical due to the amount of goodwill recorded on our combined consolidated balance sheets and the judgment required in determining fair value amounts, including projected future cash flows. Goodwill was $90.8 million, $94.5 million and $92.4 million at December 31, 2003 and 2004 and April 3, 2005, respectively.

Other intangible assets consist primarily of purchased developed technology, patents, customer relationships and trademarks and are amortized over their estimated useful lives, ranging from 5 to 8 years. We review these intangible assets for impairment annually or as changes in circumstance or the occurrence of events suggest the remaining value may not be recoverable. Other intangible assets, net of accumulated amortization, were $40.7 million, $31.9 million and $29.4 million at December 31, 2003 and 2004 and April 3, 2005, respectively.

The evaluation of asset impairments related to goodwill and other intangible assets require us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed or estimated amounts.

  Accounting for Income Taxes

As part of the process of preparing our combined consolidated financial statements we are required to determine our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax expense together with assessing temporary differences resulting from recognition of items for income tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our combined consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must reflect this increase as an expense within the tax provision in the statement of operations.

Management's judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We will continue to monitor the realizability of our deferred tax assets and adjust the valuation allowance accordingly. We have recorded a full valuation allowance on our net deferred tax assets of $109.0 million and $144.3 million as of December 31, 2003 and 2004, respectively.

Seasonality

Our business is seasonal in nature. Historically, demand for our products has been the highest in the fourth quarter. We traditionally experience lower sales volumes in the third quarter than throughout the rest of the year as a result of the European holiday schedule during the summer months.

Off-Balance Sheet Arrangements

We do not currently have, nor have we ever had, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As a result, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to various market risks, which are potential losses arising from adverse changes in market rates and prices, such as interest rates and foreign exchange fluctuations. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

  Interest Rate Risk

We have little exposure to a change in interest rates. Our borrowings to date have all been at a fixed rate of interest. We have no variable rate debt or lease obligations.

  Foreign Currency Exchange Rate Risk

Fluctuations in the rate of exchange between the U.S. dollar and foreign currencies could adversely affect our financial results. In 2004, approximately 37% of our sales were denominated in foreign currencies. We expect that foreign currencies will continue to represent a similarly significant percentage of our sales in the future. Selling, marketing and administrative costs related to these sales are largely denominated in the same respective currency, thereby limiting our transaction risk exposure. We therefore believe that the risk of a significant impact on our operating income from foreign currency fluctuations is minimal. However, for sales not denominated in U.S. dollars, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases and if we price our products in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our price not being competitive in a market where business is transacted in the local currency.

Approximately 70% of our sales denominated in foreign currencies are derived from European Union countries and are denominated in the Euro. Additionally, we have significant intercompany receivables from our foreign subsidiaries, which are denominated in foreign currencies, principally the Euro. Our principal exchange rate risk therefore exists between the U.S. dollar and the Euro. Fluctuations from the beginning to the end of any given reporting period result in the remeasurement of our foreign currency-denominated receivables and payables, generating currency transaction gains or losses that impact our non-operating income/expense levels in the respective period and are reported in other (income) expense, net in our combined consolidated financial statements. We recorded a $1.9 million foreign currency transaction gain in 2004 related to the translation of our foreign denominated net receivables into U.S. dollars. We do not currently hedge our exposure to foreign currency exchange rate fluctuations. We may, however, hedge such exposure to foreign currency exchange rates in the future.

Recent Accounting Pronouncements

In November 2003 and March 2004, the Emerging Issues Task Force, or EITF, reached a consensus on EITF Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The consensus reached requires companies to apply new guidance for evaluating whether an investment is other-than-temporarily impaired and also requires quantitative and qualitative disclosure of debt and equity securities, classified as available-for-sale or held-to-maturity, that are determined to be only temporarily impaired at the balance sheet date. In September 2004, the consensus was indefinitely delayed as it relates to the measurement and recognition of impairment losses for all securities in the scope of paragraphs 10-20 of EITF 03-1. The disclosures prescribed by EITF 03-1 and guidance related to impairment measurement prior to the issuance of this consensus continue to remain in effect. Adoption is not expected to have a material impact on our combined consolidated earnings, financial position or cash flows.

In September 2004, the EITF issued EITF 04-1, Accounting for Preexisting Relationships between the Parties to a Business Combination, which requires that preexisting relationships between two parties of a business combination be settled prior to the combination. The EITF also addresses the measurement and recognition of settlements related to preexisting receivables and payables, executory contracts, intangible asset rights, and gain settlements among the parties of a business combination. This consensus is effective for us in the fourth quarter of 2004. Adoption did not have an impact on our combined consolidated earnings, financial position or cash flows.

In November 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, 151, Inventory Costs, An Amendment of Accounting Research Bulletin No. 43, Chapter 4, which adopts wording from the International Accounting Standards Board's, or IASB, IAS 2 Inventories in an effort to improve the comparability of cross-border financial reporting. The new standard indicates that abnormal freight, handling costs and wasted materials (spoilage) are required to be treated as current period charges rather than as a portion of inventory cost. Additionally, the standard clarifies that fixed production overhead should be allocated based on the normal capacity of a production facility. The statement is effective for us beginning in 2006. Adoption is not expected to have a material impact on our combined consolidated earnings, financial position or cash flows.

On December 16, 2004 the FASB issued SFAS 123(R), Share-Based Payment, which is a revision of SFAS 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period and is effective for us on January 1, 2006. We do not expect the provisions of SFAS 123(R) to result in a significant change to compensation expense as we currently recognize stock compensation expense in accordance with SFAS 123.

In December 2004, the FASB issued Staff Position FSP 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. The American Jobs Creation Act of 2004 introduces a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. FSP 109-2 provides accounting and disclosure guidance for the repatriation provision, and was effective immediately upon issuance. Adoption did not have an impact on our combined consolidated earnings, financial position or cash flows.

BUSINESS

Overview

We are a leading global medical device company focused on catheter-based, or endovascular, technologies for the minimally invasive treatment of vascular diseases and disorders. Our broad product portfolio is focused on applications that we estimate represented an addressable worldwide endovascular market opportunity of approximately $1.6 billion in 2004. We sell over 100 products consisting of over 1,000 SKUs in more than 50 countries through a direct sales force in the United States, Canada, Europe and Japan, consisting of 198 sales professionals as of May 1, 2005, and through distributors in certain other international markets. Our customers include a broad physician base consisting of cardiologists, radiologists, neuro-radiologists, vascular surgeons, neurosurgeons and other endovascular specialists. During fiscal 2004 and the three months ended April 3, 2005, we generated net sales of $86.3 million and $27.7 million, respectively, from our products.

Vascular disease may occur in any part of the body, and is generally manifested as an occlusion or rupture of a blood vessel. The endovascular devices market conventionally is divided into three sub-markets defined by anatomic location:

  •
  Peripheral vascular market includes products used to treat vascular disease in the legs, kidney, neck, and generally all vascular anatomy other than that which occurs in the brain or the heart.

  •
  Cardiovascular market includes products used to treat coronary artery disease, atrial fibrillation, the most common form of irregularity in the force or rhythm of the heartbeat, and other disorders in the heart.

  •
  Neurovascular market includes products used to treat vascular disease and disorders in the brain, including strokes caused by either vascular occlusion or rupture.

Our name, ev3, signifies our commitment to, and engagement in, each of these three endovascular sub-markets.

Our corporate strategy is to be a global provider of products for underserved and emerging opportunities within the endovascular device market. We believe that the markets for peripheral vascular and neurovascular devices, when compared to the cardiovascular market, have higher growth potential with fewer entrenched, broad-line competitors. Therefore, our strategy in the peripheral vascular and neurovascular markets is to be a leader in both markets by providing a portfolio of products that addresses a broad spectrum of physician needs and clinical indications. We believe the cardiovascular market is characterized by several large and entrenched competitors with a broad range of products. Therefore, our strategy in this market is to target emerging therapeutic opportunities where we can establish a leadership position. In order to execute our strategies in each of the endovascular sub-markets, we have advanced and expanded the technologies and product lines acquired between 2000 and 2002. Since October 1, 2004 alone, we have introduced 20 new products in either the U.S. or international markets, or both.

We believe that our commitment to establishing a global organization that is focused on underserved and emerging opportunities in the endovascular devices market represents a strategy that is uncommon in the medical device industry. We believe that this unique strategy allows us to compete effectively with smaller companies that have narrow product lines and lack an international sales force and infrastructure, and also with larger companies that do not have our focus and agility.

Our peripheral vascular portfolio of products consists of an extensive offering of peripheral stents, embolic protection devices, a carotid stenting system, thrombectomy devices, balloon angioplasty catheters, foreign object retrieval devices, and guidewires. The breadth of our portfolio enables us to address peripheral vascular device markets we currently estimate at approximately $1.0 billion worldwide.

Our cardiovascular portfolio of products includes embolic protection devices and thrombectomy devices which leverage technology platforms that we also sell in the peripheral vascular market, as well as our Percutaneous Left Atrial Appendage Transcatheter Occlusion (PLAATO) device designed to reduce the risk of stroke in patients with atrial fibrillation.

Our neurovascular portfolio of products is derived from our controlling interest in and relationships with Micro Therapeutics, Inc., or MTI. The portfolio consists of embolic coils, liquid embolics and a broad range of neurovascular access and delivery products consisting of microcatheters, occlusion balloon systems and guidewires. We believe this portfolio enables us to address a majority of the worldwide neurovascular devices market, which we estimate was over $400 million in 2004.

We believe that international markets represent a significant portion of the worldwide endovascular market, while also representing an opportunity for us to generate sales from our new products before receiving FDA approval to commence U.S. commercialization. Our global organization of 803 employees as of May 1, 2005 operates in the United States, Europe, Japan, Canada and the major markets of Asia Pacific and Latin America. As of May 1, 2005, our sales and marketing infrastructure included a sales force of 198 sales professionals, including those employed by MTI.

We are organized in two business segments: cardio peripheral and neurovascular. We manage our business and report our operations internally and externally on this basis. Our cardio peripheral segment contains products that are used in both cardiovascular and peripheral vascular procedures by cardiologists, radiologists and vascular surgeons. Our neurovascular segment contains products that are used primarily by neuro-radiologists and neurosurgeons. Our sales activities and operations are aligned closely with our business segments. We have dedicated cardio peripheral sales teams in the United States and Europe that target customers who often perform procedures in both anatomic areas (cardiovascular and peripheral vascular). We have separate, dedicated neurovascular sales teams in the United States and Europe that are specifically focused on this customer base. The following represents net sales (in thousands) for our two business segments as well as by geography during the periods indicated:

				For the Three Months Ended
	For the Year Ended December 31,
Net Sales by Segment				April 4, 2004	April 3, 2005
	2002	2003	2004
				(unaudited)
Cardio Peripheral	$27,167	$45,431	$52,942	$13,569	$16,841
Neurovascular	9,917	22,208	33,392	7,011	10,841

Total	$37,084	$67,639	$86,334	$20,580	$27,682

				For the Three Months Ended
	For the Year Ended December 31,
Net Sales by Geography				April 4, 2004	April 3, 2005
	2002	2003	2004
				(unaudited)
United States	$24,916	$37,616	$42,791	$10,498	$14,121
International	12,168	30,023	43,543	10,082	13,561

Total	$37,084	$67,639	$86,334	$20,580	$27,682

Our History

Beginning in 2000, Dale A. Spencer, an experienced leader in the endovascular device industry, together with Warburg Pincus LLC, a global private equity firm, and The Vertical Group, L.P., an investment management and venture capital firm focused on the medical device industry, which we refer to collectively as our investor group, made a series of strategic investments and ultimately acquired a controlling interest in several companies that were merged together to form ev3 Endovascular Our investor group's goal was to build a global provider of products for underserved and emerging opportunities in the endovascular device market.

Through 2002, our investor group built our platform by acquiring technologies which we have developed into our current peripheral vascular and cardiovascular product portfolios. In 2000, our investor group made an investment in EndiCOR Medical, Inc., a developer of catheter-based thrombectomy technology that provided the platform for our current X-Sizer device. In 2001, this investor group made a controlling investment in Microvena Corporation, a developer of guidewires, foreign object retrieval devices and embolic protection technology, the latter of which is the platform for our SpideRX embolic protection device. In addition, through a series of investments beginning in 2001, Warburg Pincus and The Vertical Group together acquired a majority interest in MTI. In 2001, our investor group also established ev3 Endovascular in order to exclusively market the MTI neurovascular device portfolio in markets outside of the United States and Canada. During 2002, ev3 Endovascular acquired several companies with innovative and early stage cardiovascular technologies, including Appriva Medical, Inc., a developer of a technology to reduce stroke in patients with atrial fibrillation which provided the platform for our current PLAATO device. Also in 2002, ev3 Endovascular acquired IntraTherapeutics, Inc., an emerging competitor in the peripheral stent market whose product line included the predecessors to our current Protégé, ParaMount Mini and PRIMUS stent systems. ev3 LLC was formed in September 2003 to hold our investor group's and our management's interest in both ev3 Endovascular and Micro Investment, LLC, a specially formed limited liability company which holds the majority interest in MTI. Immediately following the formation, ev3 LLC owned 100% of ev3 Endovascular and, indirectly through its 100% interest in Micro Investment, LLC, a majority interest in MTI. In addition, in 2002, MTI acquired Dendron GmbH, a German-based developer and manufacturer of neurovascular-focused products such as embolic coils for the treatment of brain aneurysms. Following the formation of ev3 LLC, Warburg Pincus and The Vertical Group purchased directly additional interests in MTI that currently constitute 20.0% of MTI's common stock. On January 28, 2005, we were formed as a subsidiary of ev3 LLC. Immediately prior to the consummation of this offering, ev3 LLC will merge with and into us, and we will become the holding company for all of ev3 LLC's subsidiaries. In addition, prior to the consummation of this offering, Warburg Pincus and The Vertical Group will contribute all of the shares of MTI's common stock directly owned by them to ev3 LLC in exchange for common membership units, as described in "Certain Relationships and Related Party Transactions—Corporate Reorganization—Contribution of MTI Stock."

Since our last acquisition in 2002, we have dedicated significant capital and management effort to advance and broaden the acquired product lines and technologies. In addition, we have hired a team of senior managers with extensive experience in all aspects of the endovascular devices business. In June 2004, we entered into a distribution agreement with Invatec S.r.l. for the exclusive distribution of Invatec branded products in the United States. Invatec is a privately held company located in Brescia, Italy with a broad line of endovascular products including balloon angioplasty catheters. The Invatec product line expands our participation in the peripheral vascular market and leverages our recently expanded cardio peripheral direct sales force in the United States.

Endovascular Market Summary

We estimate that vascular disease affects over 90 million people in the United States and more than 1.0 billion people worldwide, and is the leading cause of death in the world. It may occur in any part of the body, and is generally manifested as an occlusion or rupture of a blood vessel. Vascular disease is a progressive, pathological condition that leads most often to blood vessel narrowing and obstruction, but can also lead to blood vessel wall weakening and rupture. These processes can occur in the blood vessels of every organ and anatomic area of the body, and can cause a range of symptoms including pain, functional impairment and death.

The endovascular, or catheter-based, devices market addressing vascular diseases is conventionally divided into three sub-markets based on anatomic location:

  •
  Peripheral vascular market includes products that are used to treat vascular disease in the legs, kidney, neck (carotid) and generally all vascular anatomy other than that which occurs in the brain or the heart. According to the American Heart Association, more than eight million people in the United States, and we estimate that more than 100 million people worldwide, have peripheral vascular disease. We estimate that the worldwide market for devices used to treat peripheral vascular disease was approximately $2.3 billion in 2004.

  •
  Cardiovascular market includes products that are used to treat coronary artery disease, atrial fibrillation and other disorders in the heart. The American Heart Association estimates that 70 million people in the United States, and we estimate that more than 700 million people worldwide, have cardiovascular disease. We estimate that the worldwide market for interventional cardiology devices used to treat coronary artery disease, excluding coronary stents, was over $2.8 billion in 2004.

  •
  Neurovascular market includes products that are used to treat vascular disease and disorders in the brain, including aneurysms and arterial-venous malformations, or AVMs. The leading complication of neurovascular disease is stroke. The World Health Organization estimates that there are approximately 15 million cases of stroke per year on a worldwide basis. According to the World Health Organization, 5.0 million of these people die from the stroke and an additional 5.0 million are left with a permanent disability. We estimate that the worldwide market for devices used to treat neurovascular disease was over $400 million in 2004.

We estimate that our total addressable market in these three segments was approximately $1.6 billion in 2004. In 2000, there were more than 12,000 interventional cardiologists, interventional radiologists, cardio-thoracic surgeons and peripheral vascular surgeons in the United States, who are generally trained in endovascular techniques.

Our Competitive Strengths and Strategies

We believe that we are the only medical device company focused solely on the endovascular device market with a global presence in each of the peripheral vascular, cardiovascular and neurovascular sub-markets. The competitive strengths that have been responsible for our past success and the strategies that we believe will drive our future growth are as follows:

  •
  Commitment to underserved and emerging markets. Our core corporate strategy is to address underserved and emerging opportunities within the endovascular device market. In the peripheral vascular and neurovascular markets, where we believe that there are fewer entrenched and large competitors, we offer a broad product portfolio. Our product breadth in these markets affords us the greatest opportunity to address the underlying growth of these underserved markets by providing a wide range of the products that our physician customers use in their procedures. In the cardiovascular market, which is characterized by several entrenched and large competitors with a broad range of products, we have targeted emerging therapeutic opportunities. This allows us to establish a leadership position without using the substantial resources and capital required to compete against larger companies in markets such as coronary stents.

  •
  Leverage of our products across the three major endovascular sub-markets. We are an established participant in each of the peripheral vascular, cardiovascular and neurovascular sub-markets for endovascular devices. Participating in each of these markets provides us advantages including the ability to leverage new technologies and intellectual property into new products for many multiple endovascular sub-markets and clinical applications. Additionally, we believe that we are also able to leverage our customer base as the therapeutic areas served by cardiologists, radiologists, neuro-radiologists, vascular surgeons and neurosurgeons continue to converge.

  •
  Enhancement of our global organization and presence. We have dedicated significant capital and management effort to developing a corporate infrastructure and direct sales force in multiple large markets worldwide, including Europe and Japan. This infrastructure and the direct sales force are uncommon for a young medical products company and they enable us to successfully compete in markets outside of the United States that represent a significant portion of the worldwide market for endovascular devices. Additionally, we are able to generate sales from new products in international markets before receiving FDA approval to commence U.S. commercialization. In large international markets such as Europe and Japan, we have also demonstrated our ability to provide the regulatory, reimbursement and other support activities that are necessary for our direct sales organizations to be effective. In smaller emerging international markets such as China, Latin America and the Middle East, we have organized a network of independent distributors with demonstrated experience and success in endovascular markets. We are committed to the continuing development of our global organization in order to increase our participation in the worldwide growth of our markets.

  •
  Expansion through product innovation and strategic acquisitions. We have demonstrated an ability to build and enhance our market positions by quickly developing and launching new products, as well as acquiring and advancing new technologies. We believe that this ability will enable us to maintain an advantage over larger organizations that may have time consuming decision-making processes. During the past five years we made five acquisitions and advanced and broadened the acquired product lines and technologies, launching a significant number of new or improved products. Since October 1, 2004, we have introduced 20 new products in either the U.S. or international markets, or both. We have developed new product platforms, such as our carotid stenting system, that leverage our core technologies. We have also substantially strengthened our peripheral vascular market presence by establishing a strategic partnership with a supplier of balloon catheters and other products. We will continue to invest in new product innovation as well as identify and opportunistically acquire new technologies.

  •
  Leadership of our business by an experienced management team. Our management team has substantial public and private company experience establishing and leading medical device businesses that have become significant endovascular companies and market leaders. We believe that their expertise has been critical to the development and execution of our strategies, managing and building our organization as well as broadening and advancing our acquired product lines and technologies.

Peripheral Vascular Market Opportunity

We believe that peripheral vascular disease is underdiagnosed and undertreated. According to the American Heart Association, peripheral vascular disease affects more than eight million Americans, of which approximately 2.5 million are being treated. We estimate that more than 100 million people worldwide have peripheral vascular disease. As with vascular disease in general, peripheral vascular disease is characterized by the narrowing or total occlusion of blood vessels, and can cause symptoms including pain, loss of function and death. Mortality from peripheral vascular disease can occur as a result of stroke, kidney failure and diabetes related vascular complications.

Peripheral vascular disease is treated with medication, minimally invasive endovascular procedures, surgery or a combination of these therapies. Minimally invasive endovascular procedures consist primarily of angioplasty and stenting. Angioplasty is a non-surgical procedure in which narrowed or blocked peripheral arteries are re-opened by placing a thin tube called a catheter with a deflated balloon on its tip into the narrowed artery. The balloon catheter is then inflated to compress the plaque and to stretch the artery wall, thereby enlarging, or dilating, the opening of the vessel and restoring blood flow. Stents, tubular mesh devices typically consisting of interconnected metal struts, are then inserted inside the artery to act as scaffolding in order to hold the vessel open. Peripheral vascular disease represents a significant indication for both surgical and endovascular interventions. We estimate that in 2004 there were over 800,000 endovascular procedures for peripheral vascular disease. With over 100,000 lower extremity amputations in 2002 in the United States alone according to the Agency for Healthcare Research and Quality, we believe that there is a large number of patients that are still either untreated or inadequately treated.

The carotid arteries are one of the most common sites of peripheral vascular disease, affecting an estimated 1.5 million people in the United States alone. Carotid arteries are located on each side of the neck, together providing the primary blood supply to the brain. In carotid artery disease, plaque accumulates in the artery walls, narrowing the artery and disrupting the blood supply from the heart to the brain. This disruption in blood supply together with plaque debris breaking off the artery walls and traveling to the brain are primary causes of stroke. The therapy required to treat carotid artery disease generally depends on the degree of stenosis, or artery narrowing. Patients with moderate stenosis are typically treated with drugs to keep blood from clotting. However, patients with neurologic symptoms and highly narrowed arteries typically undergo a surgical procedure known as a carotid endarterectomy. This procedure requires a surgeon to access the blocked carotid artery though an incision in the neck, and then to surgically remove the plaque. It is estimated that 160,000 patients each year in the United States undergo a carotid endarterectomy, which typically requires hospitalization for one to two days. Endovascular techniques using stents and embolic protection systems have been developed and are in an early stage of adoption. This approach avoids open surgery and we believe will significantly expand the addressable patient population.

Our Peripheral Vascular Business

Our peripheral vascular market strategy is to provide a broad portfolio of products that includes the important devices used in frequently performed procedures and also innovative devices for use in emerging therapies. The breadth of our portfolio enables us to address peripheral vascular device markets we currently estimate at approximately $1.0 billion worldwide.

  Our Peripheral Vascular Product Offering

Category	Product	Key Features	U.S. Launch	Current Markets(1)

Stents—self-expanding	Protégé Protégé Tapered Protégé Longs IntraCoil	Enhanced placement accuracy Tapered Expanded lengths Indicated for popliteal/superficial femoral artery	2004 2004 2004 Pre-2002	Worldwide U.S./Canada/International U.S./Canada/International U.S./International
Stents—balloon expandable	ParaMount Mini PRIMUS	Visualization/placement accuracy Visualization/placement accuracy	2004 2005	U.S./Canada/International U.S./International
Embolic protection	SpideRX	Compatible with wire of choice	Planned	International
Carotid stenting system	Protégé/SpideRX	Carotid stent plus embolic protection	Planned	International
Thrombectomy	X-Sizer Helix	Self-contained thrombus removal Effective thrombus removal	2004 Pre-2002	U.S./Canada/International U.S./Canada/International
Balloon angioplasty catheters	Sailor(2) Submarine(2) Amphirion(2)	Complete 0.035" portfolio Broad portfolio of sizes Broad portfolio of sizes	2005 2005 2005	U.S. U.S. U.S.
Foreign object retrieval	The Goose Neck/Microsnare	Broad portfolio of sizes	Pre-2002	Worldwide
Guidewires	Nitrex AqWire	Highly flexible/kink resistant Enhanced deliverability	2003 2004	U.S./International U.S./International

  Our Peripheral Vascular Products in Development

Category	Product	Key Features	Target Markets(1)

Stents—self-expanding	Protégé Rx Maris(2) Protégé NG Protégé Bigs	Rapid exchange delivery New design Improved design/lower profile Expanded diameters	Worldwide U.S. Worldwide Worldwide
Stents—balloon expandable	PRIMUS Long Catheter ONDA(2) ParaMount Mini ParaMount NG	Longer catheter Improved design Expanded length Improved design	Worldwide U.S. Worldwide Worldwide
Embolic protection	SpideRX2 MO.MA(2)	Improved deliverability Occlusive cerebral protection	Worldwide U.S.
Carotid stenting system	Protégé RX/SpideRX2	Rapid exchange delivery	Worldwide
Thrombectomy	Thrombectomy NG Diver C.E.(2)	Improved thrombus removal Rapid exchange aspiration	Worldwide U.S.
Balloon angioplasty catheters	Submarine(2) Amphirion(2)	Expanded lengths and diameters Expanded lengths and diameters	U.S. U.S.
Foreign object retrieval	SpideRX	Compatible with wire of choice	U.S.
Guidewires	Skipper(2)	New peripheral wire	U.S.

(1)
International indicates the Europe, Asia Pacific (excluding Japan), Middle East and Latin America markets. Worldwide indicates the United States, Canada, International and Japan markets.

(2)
Invatec product that we distribute or will distribute.

  Stents

Peripheral stents are used in various locations in the body, including the biliary duct, which transports bile from the liver and gall bladder to the small intestines; renal arteries, which transport blood from the aorta to the kidneys; iliac, femoral and popliteal arteries, which are major arteries in the legs; subclavian arteries, which are major vessels of the upper body, originating at the aortic arch; and carotid arteries. We believe that our broad portfolio of self-expanding and balloon expandable stents is differentiated from our competitors' offerings due primarily to the radiopacity (visibility under fluoroscopy), placement accuracy, deliverability and their strong clinical performance.

Protégé and IntraCoil® Self-Expanding Stents.    Our self-expanding stent portfolio includes the Protégé Self-Expanding Stent, a "shape memory" Nitinol stent that expands to a predetermined diameter upon deployment. Nitinol is a highly flexible metal with shape retention and fatigue resistance properties. We provide a number of sizes of our Protégé stent, as well as a tapered configuration for use in the carotid arteries. We also manufacture and sell the IntraCoil Peripheral Stent, a unique, self-expanding Nitinol coil stent that benefits from enhanced flexibility and resistance to fracture for superior performance in vessels subjected to repeated bending.

ParaMount Mini and PRIMUS Balloon Expanding Stents.    Our balloon expandable stent portfolio includes the ParaMount Mini and PRIMUS stent systems, both of which incorporate tantalum markers embedded in the stent to provide superior visualization of the stent using fluoroscopy during and after the procedure which allows the physician to quickly confirm the correct placement of the stent. The inclusion of markers is a unique feature in the balloon expandable stent market. Our balloon expandable stents demonstrate minimal movement upon deployment, a technical advantage designed to improve accuracy of placement in the blood vessel.

In the United States, our stent products are cleared for use in the biliary duct, and the IntraCoil system is approved for use in the superficial femoral artery and the femoropopliteal arteries. Outside of the United States and Japan, our stent products are approved for non-coronary vascular indications, including carotid artery stenting and use in the biliary duct, kidneys and iliac.

We are currently developing a number of new products to increase our market share penetration within the global peripheral stent market. Our stent product development focus is on increasing the breadth of our product line by adding new lengths, diameters and catheter shaft line extensions as well as introducing new stent designs and platforms.

  Embolic Protection

During peripheral vascular procedures, plaque and debris may dislodge or embolize during the procedure, potentially blocking blood flow and damaging distal tissue. Embolic protection devices are intended to trap plaque and debris. The primary market driver for peripheral embolic protection is the adoption of carotid artery stenting. In the United States, we believe that the approval of carotid artery stenting systems will drive rapid growth in embolic protection device sales beginning in 2005.

SpideRX Embolic Protection Devices.    The SpideRX family of embolic protection devices is a low-profile embolic protection device featuring a unique braided Nitinol embolic filter compatible with most guidewires. Filter-based embolic protection devices allow blood to continue flowing in the artery while the filter traps the debris, minimizing downstream tissue damage and improving clinical outcomes. We believe the SpideRX family has a significant competitive advantage because it permits physicians to use their guidewire of choice. We market the SpideRX in most international markets for use during peripheral vascular procedures in which embolic material is a risk. Additionally, we recently completed enrollment in a carotid stenting trial in the United States that used our original Spider™ embolic protection device. An additional arm is being added to this trial to evaluate the SpideRX for carotid indications. For a description of this trial, see "—Clinical Studies" below. We are in the process of continuing to expand the market penetration of our embolic protection system through the introduction of the SpideRX2, a filter-based product currently in development which is intended to improve the overall deliverability of the current generation SpideRX.

MO.MA Cerebral Protection Device.    The MO.MA device is designed to treat patients with carotid artery disease who are not candidates for devices that require the filter to be deployed beyond the blockage and, as a result, would likely not be eligible for carotid stenting. We have the exclusive right to market the MO.MA embolic protection device in the United States under the Invatec brand as part of our strategic relationship with Invatec and we are working to design and initiate a pivotal clinical trial to gain FDA approval in the United States, as described below in "—Clinical Studies."

  Carotid Stenting System

Carotid artery stenting represents an emerging minimally invasive treatment for carotid artery disease and we believe it has the opportunity to become a significant alternative to carotid endarterectomy. The carotid stenting market is beginning to develop in the United States with the first system having received FDA approval in 2004. We believe that the approval of additional systems, including our own, and the market development efforts currently underway will help establish carotid stenting systems as a major new endovascular device market.

Protégé/SpideRX Carotid Stenting System.    We believe that the combination of our Protégé Self-Expanding Stent and our SpideRX embolic protection device enables us to offer a differentiated carotid artery stenting solution with meaningful competitive advantages based on the Protégé's enhanced placement accuracy and the SpideRX's compatibility with the physician's guidewire of choice.

Our carotid stenting system (Protégé and SpideRX) is available in Europe and certain other countries. In the United States, enrollment is ongoing in our CREATE pivotal clinical trial designed to evaluate the use of our carotid stenting system in patients who are high risk candidates for carotid endarterectomy. For a description of this trial, see "—Clinical Studies." We intend to file a pre-market approval application in the United States to obtain FDA regulatory approval.

  Thrombectomy

Thrombectomy systems are designed to remove blood clots, or thrombus, in order to re-establish blood flow or to prevent a clot from breaking up and blocking smaller downstream vessels. We offer peripheral thrombectomy tools that meet a broad spectrum of physician needs, including the mechanical removal of thrombus and the delivery of peripheral blood clot therapies designed to help dissolve the clot.

X-Sizer Thrombectomy Catheter System.    The X-Sizer is a self-contained thrombus removal system that uses a rotating cutter contained within the tip of an aspiration catheter to shear, capture and remove thrombus. A battery powers the rotating cutter, and aspiration is provided by a disposable vacuum system. We believe that the X-Sizer System offers superior functional characteristics due to its self-contained disposable design that avoids the need for capital equipment or a temporary pacing catheter. In the United States, the X-Sizer is cleared for use in the mechanical removal of thrombus from hemodialysis grafts, which are used to facilitate access to the bloodstream in order to enable treatment to filter toxins from the bloodstream in patients with kidney failure.

Helix™ Clot Buster® Thrombectomy Device.    The Helix system is a mechanical thrombectomy device that macerates thrombus into microscopic particles with little or no interaction with the vessel or graft wall. Thrombus maceration is achieved through the use of an enclosed, rapidly rotating compressed-air blade that creates a flow of fluid through sideholes in the catheter.

Diver C.E. Thrombectomy Device.    We have obtained clearance from the FDA to market the Diver C.E. in the United States. We believe that the Diver C.E. provides a simple and effective tool for quickly aspirating fresh clot prior to or during a therapeutic intervention. We believe that the Diver C.E. device is distinct from competing aspiration catheters by offering multiple infusion and aspiration configurations.

We intend to develop a next-generation thrombus and debris removal system for the peripheral vascular market. Our objective is to leverage the ease-of-use characteristics of the X-Sizer while expanding the size and shaft options available.

  Balloon Angioplasty Catheters

We believe that we offer one of the broadest portfolios of peripheral vascular balloon angioplasty catheters in the United States. In early 2005, we began distributing in the United States a broad line of peripheral vascular balloon catheters manufactured by Invatec pursuant to our distribution agreement.

Sailor™ Plus and Submarine™ Plus.    The Sailor Plus is a general use balloon catheter that meets the needs of routine peripheral intervention. The Submarine Plus is a low-profile balloon catheter that provides pushability and flexibility for improved physician control and access in tortuous vessels.

Amphirion™ Deep.    The Amphirion Deep is a balloon catheter designed to treat diffuse disease in small and hard to reach vessels below the knee and even below the ankle. We believe that the Amphirion Deep provides unique functional and competitive characteristics as the only small-diameter over-the-wire peripheral vascular balloon catheter available in long lengths in the United States.

In the United States, our balloon catheters are cleared for non-coronary dilatation of the vascular anatomy excluding the carotid arteries.

We intend to introduce additional diameters and lengths into the Sailor Plus, Submarine Plus and Amphirion Deep product lines.

  Foreign Object Retrieval and Guidewires

The Goose Neck® Microsnare.    Foreign objects can be retrieved from the vascular system by using snares and other devices. Examples of foreign objects that require retrieval include broken catheter or guidewire tips, as well as stents that are dislodged from their delivery system and carried downstream within the artery. Our Goose Neck Microsnare design incorporates a radiopaque (visible under fluoroscopy) loop mounted at the tip of a guidewire. The loop is deployed and retrieved through a catheter. We believe that our snares are unique because the loop remains positioned at a 90 degree angle relative to the wire. This increases the ability of the loop to encircle the foreign object, thereby improving the rate of success for retrieval. In addition to our snares, we are currently seeking regulatory clearance in the United States for the use of the SpideRX for foreign object capture.

Nitrex™ and AqWire Guidewires.    Guidewires are threaded through vessels as a first step in most endovascular procedures. Balloon and stent catheters are advanced over guidewires to the target treatment area. For this reason, they are an indispensable component in the catheterization laboratory. We offer two product families of specialty and non-specialty guidewires. The Nitrex product line is characterized by both flexibility and kink resistance that is particularly useful when negotiating tortuous vascular anatomy. The AqWire product line is characterized by its lubricious coating and its torque control, and is a versatile product line that is used in a broad range of endovascular procedures.

Cardiovascular Market Opportunity

According to the American Heart Association, cardiovascular disease is the leading cause of death for both men and women in the United States today and claims more lives each year than the next five leading causes of death combined. The American Heart Association estimates that cardiovascular disease affects over 70 million Americans and that the total cost of cardiovascular disease in the United States will be approximately $400.0 billion in 2005. According to the American Heart Association, two significant subgroups include 13.0 million Americans with coronary artery disease that may result in impaired myocardial function and 2.2 million Americans with atrial fibrillation. Atrial fibrillation is the most common heart arrhythmia, or heart beat disorder, that can result in stroke.

  Coronary Artery Disease

Coronary artery disease is a progressive condition that leads to the obstruction of the blood vessels providing blood flow to the heart muscle. The American Heart Association estimates that 865,000 Americans have new or recurrent heart attacks each year. Despite the effective outcomes with angioplasty and stenting, there are clinical conditions such as saphenous vein grafts and acute coronary syndrome in which plaque and thrombus management is considered beneficial to improve long-term clinical outcomes. This is partially due to the characteristics of the plaque and debris that can develop in these grafts, as they may be at high risk of dislodgement or embolization, potentially blocking blood flow and damaging distal tissue. When used as part of an endovascular procedure, embolic protection devices and coronary thrombectomy technologies can help reduce this risk.

  Atrial Fibrillation and Stroke

Atrial fibrillation is the most common form of heart arrhythmia. In a healthy heart, the muscle contractions of the atria, the upper chambers of the heart, and ventricles, the lower chambers of the heart, are synchronized by a regular pattern of electrical impulses. During atrial fibrillation, the normal sequence of electrical impulses in the chambers does not occur. Instead, multiple small waves of electrical impulses travel randomly through the atria, leading to random activation of different parts of the atria. This impairs the heart's function and can lead to thickening of the atrial walls and potentially fatal heart arrhythmias. The lack of organized atrial contractions causes blood to stagnate, leading to the potential formation of blood clots. A majority of atrial clots are located in the left atrial appendage, a small pocket attached to the heart's left upper chamber that has limited functional use. If a blood clot forms and eventually breaks free, it may travel to the brain and cause a stroke. Atrial fibrillation-related strokes tend to be larger and cause more death and disability than those due to other causes. Our Percutaneous Left Atrial Appendage Transcatheter Occlusion (PLAATO) device occludes the primary source of thrombus in atrial fibrillation patients in a single, minimally invasive procedure performed in the cardiac catheterization lab.

Our Cardiovascular Business

Our cardiovascular strategy is focused on clinically meaningful technologies that we believe address large and currently underserved market opportunities. We do not seek to compete in those markets, such as coronary stents, in which several large companies are firmly entrenched.

  Our Cardiovascular Product Offering

Category	Product	Key Features	U.S. Launch	Current Markets

Embolic protection	SpideRX	Compatible with wire of choice	Planned	Canada/International
Thrombectomy	X-Sizer	Self-contained thrombus removal	2004	International
Stroke reduction	PLAATO	Minimally invasive	Uncertain	International

  Our Cardiovascular Products in Development

Category	Product	Key Features	Target Markets

Embolic protection	SpideRX2	Improved deliverability	Worldwide
Thrombectomy	Thrombectomy NG Diver C.E.(1)	Improved deliverability Rapid exchange aspiration	Worldwide U.S.

(1)
Invatec product that we will distribute.

  Embolic Protection

Similar to our peripheral vascular products, embolic protection devices are intended to trap plaque and debris that dislodge or embolize during an endovascular procedure, potentially blocking blood flow and damaging distal tissue.

SpideRX Embolic Protection Devices.    We leverage the same technology platform for cardiovascular applications as we have developed for the peripheral vascular market. In addition to the clinical benefits in peripheral applications as described above, embolic protection devices have been shown in clinical trials in the United States to be effective when used in cardiovascular stenting procedures. For a description of the SpideRX System, see "—Our Peripheral Vascular Product Offering—Embolic Protection—SpideRX Embolic Protection Devices."

Outside of the United States, the SpideRX is approved for use during general vascular interventions, including peripheral, coronary and carotid interventions. In addition, we are conducting the PREMIAR randomized clinical trial to evaluate the effectiveness of embolic protection in improving myocardial reperfusion in patients with acute myocardial infarction. In the United States, we are conducting a trial designed to demonstrate the equivalence of SpideRX to other approved embolic protection devices, when used in patients with an occluded saphenous vein graft from a prior coronary artery bypass surgery. These clinical trials are described below in "—Clinical Studies."

We are in the process of continuing to expand the market penetration of our embolic protection system through the introduction of the SpideRX2, a filter-based product currently in development which is intended to improve the overall deliverability of the current generation SpideRX.

  Thrombectomy

Similar to our peripheral vascular products, thrombectomy systems for cardiovascular applications are designed to remove blood clots in order to re-establish blood flow or to prevent a clot from breaking up and occluding smaller downstream vessels.

X-Sizer Thrombectomy Catheter System.    We leverage the same technology platform for cardiovascular applications as we have developed for the peripheral vascular market. The X-Sizer is a self-contained thrombus removal tool described above under "—Our Peripheral Vascular Product Offering—Thrombectomy—X-Sizer Thrombectomy Catheter System." Outside of the United States, the X-Sizer is approved for use in patients with thrombus in native coronary arteries and saphenous vein bypass grafts.

Diver C.E. Thrombectomy Device.    We leverage the same technology platform for cardiovascular applications as we do for the peripheral vascular market. The Diver C.E. provides a simple and effective tool for quickly aspirating fresh clot prior to or during a therapeutic intervention, as described above under "—Our Peripheral Vascular Product Offering—Thrombectomy—Diver C.E. Thrombectomy Device." We believe that it represents a strong complement to the X-Sizer by offering rapid exchange capability and a system for physicians who prefer a smaller delivery platform.

  Stroke Reduction (PLAATO)

Our PLAATO device is an innovative minimally invasive device-based solution that occludes the left atrial appendage and is designed to reduce stroke risk in atrial fibrillation patients at moderate to high risk of stroke who are not candidates for long-term anticoagulation therapy. The PLAATO device received a CE Mark in June 2002 for occlusion of the left atrial appendage and is commercially available in Europe. We are currently evaluating clinical trial designs to support an application for approval in the United States. For a description of our PLAATO clinical trials, see "—Clinical Studies" below.

Neurovascular Market Opportunity

According to the American Stroke Association, there are approximately 700,000 strokes annually in the United States. This makes stroke the third leading cause of death and the leading cause of long-term disability. Strokes consist of either blockages (ischemic stroke) or ruptures (hemorrhagic stroke) of vessels within or leading to the brain. Acute ischemic stroke affects approximately 616,000 patients annually while hemorrhagic stroke is a less common disorder, affecting approximately 84,000 patients per year in the United States. While the treatment of acute ischemic stroke is a significant clinical need and market opportunity, endovascular techniques currently are focused primarily on the treatment and prevention of hemorrhagic stroke. Two causes of hemorrhagic stroke are ruptures of cerebral aneurysms and arterio-venous malformations, or AVMs.

An aneurysm is a balloon-shaped structure, which forms at a weak point in a vessel wall and fills with blood. Aneurysms typically grow over time and, due to pressure placed on the wall of the aneurysm, are prone to rupture. Ruptured aneurysms typically result in death due to massive intracranial bleeding. While an estimated 19,000 hemorrhagic stroke deaths in the United States in 2004 were caused by ruptured cerebral aneurysms, autopsy studies have suggested that unruptured aneurysms may occur in approximately 3% to 6% of the general population over the age of 30 in the United States. We believe that with the development of new diagnostic and interventional technologies, the pool of patients that may benefit from intervention will continue to expand to include increasing numbers of those with unruptured aneurysms discovered in conjunction with other examinations.

In an AVM, the flow of blood between arteries and veins, which normally occurs through very small capillary vessels, is shortcut by the development of a network of larger vessels connecting the arteries and veins directly. The higher blood pressure flowing directly to the veins makes these vessels highly prone to rupture. We estimate that approximately 16,000 AVM cases were diagnosed worldwide in 2004.

Driven by rapid advances in device technology and results from the International Subarachnoid Aneurysm Trial, the results of which were published in The Lancet in October 2002, the treatment of both aneurysms and AVMs has been shifting from open surgical techniques to minimally invasive, endovascular techniques. While this market transition has been more rapid in geographies outside of the United States, we estimate that approximately 40% of aneurysm interventions in the United States now are performed using endovascular techniques.

The primary endovascular procedure for treating both aneurysms and AVMs uses a repair technique called embolization, the objective of which is to induce blood clot, or thrombus, in the diseased vasculature. The purpose of the thrombus is to limit blood flow through the diseased vascular anatomy, thereby reducing blood pressure to a ruptured area or the likelihood of rupture in an unruptured area. The endovascular embolization of cerebral aneurysms usually involves the deployment of small coils composed of metal or a combination of metal and polymer. The endovascular embolization of AVMs usually involves the deployment of a liquid polymer or very small polymer particles.

Our Neurovascular Business

We conduct our neurovascular business through our controlling interest in and relationships with MTI. Our neurovascular market strategy is to provide a broad portfolio of products that includes the important devices used in frequently performed procedures and also innovative devices for use in emerging therapies. The breadth of our portfolio enables us to address a majority of the worldwide market for neurovascular devices, which we estimate was over $400 million in 2004.

We market and sell our neurovascular portfolio of products in the United States through MTI's direct sales force. As of May 1, 2005, MTI had 18 sales representatives in the United States. We market and sell our neurovascular product portfolio in Europe, Japan, Canada and the Asia Pacific and Latin America regions as part of a long-term distribution and marketing agreement with MTI. As of May 1, 2005, we had 18 international sales representatives dedicated to selling our neurovascular products in Europe, and an additional 26 sales representatives in Europe and Japan who sell our peripheral vascular and cardiovascular products as well as our neurovascular products.

  Our Neurovascular Product Offering

Category	Product	Key Features	U.S. Launch	Current Markets(1)

Embolic coils	Sapphire	Platinum-iridium coil	2004	Canada/Distributor Territories
	NXT	Improved coil detachment	2004	U.S./Canada/Europe/ Distributor Territories
	Tetris	Framing coil with Nitinol	2005	U.S./Canada/Europe/Distributor Territories
Liquid embolics	Onyx AVM	Controlled delivery	Planned	Europe/Canada/Distributor Territories
	Onyx Aneurysm	Targets large/complex aneurysms	Planned	Europe/Canada/Distributor Territories
Microcatheters	Echelon Pre-shaped Echelon	Nitinol-based Extension of Echelon catheter family	2004 2005	Worldwide U.S./Canada/Europe/Distributor Territories
	UltraFlow	Flow-directed	2002	Worldwide
	Marathon	Nitinol-based flow-directed microcatheter	2005	U.S./Canada/Europe/Distributor Territories
Occlusion balloon systems	HyperForm HyperGlide	Highly compliant balloon Highly compliant balloon	2002 2002	Worldwide Worldwide
Guidewires	Mirage	Distal navigability	2002	Worldwide

(1)
Europe excludes the Eastern Europe markets. Distributor Territories indicates the Asia Pacific (excluding Japan), Eastern Europe, Middle East and Latin America markets.

  Our Neurovascular Products in Development

Category	Product	Key Features	Targeted Markets

Embolic coils	NXT Tetris ICE Project Sapphire 3G	Improved coil detachment Framing coil with Nitinol Surface-modified coil Platinum-iridium coil Third-generation coil	Japan Japan Worldwide Japan Worldwide
Liquid embolics	Onyx AVM Onyx Aneurysm	Controlled delivery Targets large/complex aneurysms	U.S./Japan U.S. (HDE)
Microcatheters	Marathon Pre-shaped Echelon	Nitinol-based flow-directed microcatheter Extension of Echelon catheter family	Japan Japan
Neuro stents	Solo	Retrievable, detachable Nitinol stent	Worldwide

  Embolic Coils

We estimate that embolic coils represent the largest category of products in the neurovascular device market and are used in approximately 50,000 procedures worldwide on an annual basis. Embolic coils are used in virtually all endovascular treatments of aneurysms and a small number of AVMs. Our embolic coil products are delivered using a combination of our minimally invasive guidewires, microcatheters and balloons. During an aneurysm procedure, small coils attached to a wire are passed through a delivery catheter and into the aneurysm space. The coil is then detached from the delivery wire, the wire is removed and the next coil is advanced through the catheter. This process is repeated until approximately 35-45% of the volume of the aneurysm is filled with coils.

Sapphire and NXT Embolic Coils.    We launched the Sapphire coil family in Europe in December 2002 and, in July 2003, received FDA 510(k) clearance to initiate United States commercialization. We replaced the Sapphire coil with the launch of our NXT embolic coils in Europe in early 2004. We commenced commercialization in the United States in December 2004. The NXT and Sapphire coils are sold in a broad range of shapes and configurations. A key feature of the NXT and Sapphire lines is the incorporation of Nitinol into the design of many of the coils. Nitinol is a highly flexible metal with shape retention and fatigue resistance properties. We believe this use of Nitinol technology provides greater structural and geometric integrity to our coils, potentially leading to better outcomes for our physician customers. Additionally, the NXT line features improved coil detachment performance.

Tetris Framing Coils.    Tetris, our new framing coil for aneurysms, was introduced in the first quarter of 2005. A framing coil is routinely used to create a basket within the aneurysm, into which additional coils are inserted. The Tetris coil has three unique geometric configurations to better conform to an aneurysm's size. This coil also incorporates our Nitinol technology for added support and shape retention.

We are significantly expanding our line of neurovascular embolic coils, including enhancements to the NXT line of coils and the development of our ICE Project, which is a new surface-modified coil that we intend to introduce in the United States in the second half of 2005. Our third generation coil, 3G, is in development, and includes a new detachment system. In addition, we intend to introduce the Sapphire coil into the Japanese market.

  Liquid Embolics

We estimate that liquid embolics are used in approximately 16,000 worldwide neurovascular procedures annually, including the majority of AVMs and some aneurysm procedures. The most widely used embolization technique for AVMs is the injection of acrylic-based glue. However, we believe that glues have multiple drawbacks, such as lack of controlled delivery and extreme adhesion to all surfaces, including that of the delivery catheter. Glue solidifies upon contact with blood, which reduces physician control during filling and necessitates very rapid withdrawal of the delivery catheter in order to avoid having it permanently glued in place.

Onyx Liquid Embolic.    Onyx is our proprietary biocompatible copolymer which is delivered, in liquid form, through proprietary microcatheters to blood vessels in the brain, where it fills a vascular defect and transforms into a solid polymer cast. Onyx offers a unique form, fill and seal approach to the interventional treatment of aneurysms and AVMs associated with hemorrhagic stroke. Because Onyx is non-adhesive, and solidifies over a few minutes' time, the injection and filling of the vascular defect can take place in a very controlled manner. When the vascular defect is completely filled with the Onyx polymer cast, the delivery catheter is removed.

We currently market Onyx in Europe, Canada and in the Asia Pacific (excluding Japan) and Latin America regions for the treatment of both AVMs and cerebral aneurysms. In the United States, MTI completed enrollment in its clinical trial for Onyx to treat AVMs and received FDA panel recommendation for approval in August 2003. Final FDA approval is expected during 2005. In November 2003, MTI received a Humanitarian Use Device designation from the FDA for the use of Onyx to treat large and wide-necked aneurysms. We believe that this was a significant development in the process of seeking a Humanitarian Device Exemption, which is a necessary step toward commercialization in the United States.

  Microcatheters

We market a line of products that are intended to allow access to, and treatment in, difficult-to-reach anatomical locations, such as the remote vessels in the brain or other challenging vascular structures. In addition to their use with our embolic coils and liquid embolics, these products are compatible with, and are often used with, competitors' products.

Echelon and Pre-shaped Echelon Microcatheters.    Our most recently introduced microcatheter is the Echelon. Using a unique blend of materials and construction, the Echelon provides what we believe is the largest inner channel in its class while still enabling the physician to access difficult anatomy and deliver a wide range of coils. The pre-shaped Echelon catheters represent a key line extension for our Echelon family of products, and offer improved navigation, deliverability and stability. The pre-shaped Echelon catheters were introduced in the United States and Europe in the first quarter of 2005.

UltraFlow and Marathon Flow-Directed Microcatheters.    Launched in 2002, the UltraFlow Flow-Directed Microcatheter is uniquely designed to enable access to distal locations and to allow super-selective vessel positioning. The Marathon is an improved flow-directed microcatheter that contains both a Nitinol braid and a stainless steel helical wire, which improves navigability while retaining pushability and tip softness. We believe that both the UltraFlow and Marathon microcatheters provide excellent trackability over a wire. The Marathon has been approved in the United States, Europe and Canada, and we commenced commercialization in the first quarter of 2005.

  Occlusion Balloon Systems

HyperForm and HyperGlide Occlusion Balloon Systems.    Our HyperForm and HyperGlide Occlusion Balloon Systems are highly flexible balloons designed for use in blood vessels where temporary occlusion is desired. They are useful in controlling blood flow, and are capable of accessing small diameter vessels and vessels that have many twists and turns. Accordingly, they may be used to control blood flow to remote sites to allow for embolization treatment of vascular abnormalities such as aneurysms.

  Guidewires

Mirage Hydrophilic Guidewire.    Our portfolio of neurovascular guidewires includes the Mirage Hydrophilic Guidewire. This guidewire is designed for precise torque control and is compatible with several sizes of flow-directed and over-the-wire microcatheters. It assists the physician in microcatheter navigation and remote vessel access while providing a flexible and shapeable tip.

  Neuro Stents

Stenting is of increasing importance in the neurovascular market, and includes applications in intracranial stenotic disease as well as parent vessel remodeling and coil retention in aneurysmal disease. We are developing the Solo platform, a self-expanding Nitinol stent that is fully retrievable and detachable, which allows for more precise placement. The Solo has optimized radial force for aneurysm neck coverage and coil retention.

Sales and Marketing

  Structure and Strategy

We have dedicated substantial resources to establish a direct sales capability in the United States, Europe and Japan, as well as to establish distribution networks in other markets. We believe our global presence enables us to capitalize on the market for endovascular devices that exists outside of the United States. In addition, our global presence enables us to commercialize emerging technologies internationally while pursuing regulatory approval in the United States, increasing near-term sales from these emerging technologies and helping us refine our commercialization strategies in anticipation of product launches in the United States. As of May 1, 2005, our sales and marketing infrastructure included a sales force of 198 sales professionals, including those employed by MTI, in the United States, Europe and Japan who generally have substantial medical device experience and market our products directly to a variety of specialists engaged in endovascular therapies. These direct sales representatives provided 86% and 88% of our net sales in fiscal 2004 and the three months ended April 3, 2005, respectively, with the balance generated by independent distributors who represent us internationally through stocking distributorships. MTI has a dedicated sales force that markets and sells its portfolio of products in the United States and we distribute MTI's products through a dedicated sales force in certain countries outside of the United States.

As of May 1, 2005, our global endovascular marketing team was comprised of 37 individuals, including those employed by MTI, covering product management, corporate communications and programs, and education and training.

We devote significant resources to training and educating physicians in the use and benefits of our products. In the United States, we instruct our employees, including our sales professionals, not to discuss the use of our products outside of the FDA-approved indication. If unsolicited questions are posed by physicians, we inform them of the approved use of our products. Although we do not market our products for off-label uses, physicians may choose to use our products as they see fit, including outside of the FDA-approved use. For example, although our stent products are approved in the United States for use in the biliary duct, as are most competing peripheral stent systems in the United States, some physicians choose to use the stents in peripheral vessels.

  United States

As of May 1, 2005, we had 84 sales professionals who focus on selling both our peripheral and cardiovascular products. As of May 1, 2005, our cardio peripheral sales force included 51 sales professionals who were added since June 2004, many of whom have previously worked at Boston Scientific Corporation, Cordis Corporation (a Johnson & Johnson company), Guidant Corporation, Medtronic, Inc. or Novoste Inc.

As of May 1, 2005, MTI had 18 sales professionals who focus on selling its neurovascular products in the United States.

  Europe, Japan and Canada

In 2002, we launched a direct selling organization in Europe with a direct presence in Austria, Belgium, Denmark, Finland, France, Germany, Italy, Luxembourg, the Netherlands, Norway, Spain, Sweden,

Switzerland and the United Kingdom. We market and sell our neurovascular product portfolio in Europe, Japan and Canada regions as part of a long-term distribution and marketing agreement with MTI. As of May 1, 2005, our European sales team had 75 sales professionals and managers comprised of 29 selling our peripheral vascular and cardiovascular products, 16 selling our neurovascular products and 30 selling both. As of May 1, 2005, our sales force in Europe was supervised by a sales director of cardio peripheral, one vice president of cardio peripheral and one vice president of neurovascular.

In 2003, we launched direct operations in Japan, including a direct sales force, which consisted of 11 sales professionals as of May 1, 2005, that sells our neurovascular delivery catheters and occlusion balloons, peripheral stents, foreign object retrieval devices and guidewires.

  Other International

In the major markets of Asia Pacific (excluding Japan), Latin America, Eastern Europe and the Middle East, we have strong, dedicated distributor relationships through which we sell our products. We have entered into distributor relationships in which our distributors are involved in product launch planning, education and training, physician support and clinical trial management. Through dedicated distributors and 11 sales professionals, we have a sales presence in certain emerging markets, including Brazil, Argentina and China.

Competition

We compete primarily on the basis of our ability to treat vascular diseases and disorders safely and effectively, with ease and predictability of product use, adequate third-party reimbursement, brand name recognition and cost. We believe that we compete favorably with respect to these factors, although there can be no assurance that we will be able to continue to do so in the future or that new products that perform better than those we offer will not be introduced. We believe that our continued success depends on our ability to:

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  continue to innovate and maintain scientifically advanced technology;

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  apply our technology across product lines and markets;

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  develop proprietary products;

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  attract and retain skilled scientific and sales personnel;

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  obtain and maintain regulatory approvals; and

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  cost-effectively manufacture and successfully market our products.

The markets in which we compete are highly competitive, subject to change and significantly affected by new product introductions and other activities of industry participants. Several of our competitors have significant financial and human capital resources and have established reputations with our target physician customers, as well as worldwide distribution channels that are more effective than ours. These competitors include Abbott Laboratories, Boston Scientific Corporation, Cook Incorporated, Cordis Corporation (a Johnson & Johnson company), Guidant Corporation and Medtronic, Inc., which compete with our business in one or more of our product groups. We also compete against smaller manufacturers within at least one of the three markets we target. In the peripheral vascular and cardiovascular market, we compete against, among others: C.R. Bard, Inc.; FoxHollow Technologies, Inc.; Possis Medical, Inc.; and Spectranetics Corporation. In the neurovascular market, we and MTI compete against smaller manufacturers of embolic coils and related devices, including Balt Extrusion, MicroVention, Inc., Micrus Corporation and Terumo Medical Corporation. In addition, we compete against existing drug therapy treatments manufactured by many major pharmaceutical companies.

Our competitors dedicate, and we believe they will continue to dedicate, significant resources to promote their products aggressively. New product developments that could compete with us more effectively are likely because the vascular disease market is characterized by extensive research efforts and technological progress. Competitors may develop technologies and products that are safer, more effective, easier to use or less expensive than ours. To compete effectively, we will need to continue to demonstrate that our products are attractive alternatives to other devices and treatments by differentiating our products on the basis of safety, efficacy, performance, ease of use, brand and name recognition, reputation and price. We have encountered and expect to continue to encounter potential physician customers who, due to existing relationships with our competitors, are committed to or prefer the products offered by these competitors.

Strategic Relationship with Invatec

In June 2004, we entered into a strategic relationship with Invatec to become the exclusive distributor of Invatec products under the Invatec brand in the United States. This arrangement provided us with a broad portfolio of commercially competitive products that complemented our existing portfolio. The addition of the Invatec portfolio also supported our strategic decision to significantly expand our sales force in 2004.

Invatec manufactures and markets a broad line of endovascular products for the peripheral vascular and cardiovascular markets in Europe, South America and Asia. Invatec has a broad line of balloon catheters, stents, guidewires and procedure support accessories. The Invatec products we distribute include the Sailor, Submarine and Amphirion percutaneous transcatheter angioplasty catheters. In addition, we are developing with Invatec technologies in the emerging markets of embolic protection and thrombectomy, including Invatec's ONDA, a self-expanding stent, Maris, a balloon expandable stent, and MO.MA, an embolic protection device, for commercial launch in the United States. The MO.MA embolic protection device provides a unique occlusive approach for carotid stenting procedures. The Invatec name represents a well-established brand internationally and the Invatec organization has been able to achieve a growing presence outside of the United States, including in Germany and Japan.

Although our contract with Invatec gives us the exclusive right to market Invatec's products using the Invatec brand in the United States, Invatec retained the right to sell its products into the United States under other brands, which it currently does. For a description of the risks associated with this provision, see "Risk Factors—Risks Related to Our Business—If there is a disruption in the supply of the products of Invatec S.r.l. that we distribute or if our relationship with Invatec is impaired, our net sales and results of operations would be adversely impacted."

Our agreement with Invatec requires us to provide the necessary resources to achieve U.S. regulatory approval and minimum annual purchase targets for certain Invatec products. The term of the agreement extends until December 31, 2007 and is automatically renewed for one two-year increment and for further two-year increments if certain contractual conditions are achieved, including us meeting certain minimum annual purchase targets. The agreement may be terminated early by us or Invatec upon the occurrence of certain events, including by Invatec upon a change of control of us involving a competitor of Invatec or if we fail to achieve certain minimum annual purchase requirements. In the event Invatec terminates the agreement upon the occurrence of certain events, including a change of control of us involving a competitor of Invatec, we may be required to pay to Invatec liquidated damages of $5 million or $15 million, depending on the event causing the termination. In lieu of terminating the agreement for our failure to meet certain minimum annual purchase requirements, Invatec may require us to pay an indemnification amount to it equal to 80% of the difference between the aggregate minimum annual value of purchases required under the agreement and the total actual purchases of products by us during the same period.

Agreements with MTI

We are a party to nine agreements with MTI pursuant to which we:

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  are a distributor of certain of MTI's products;

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  perform inventory and administrative services with respect to finished goods inventory of certain of MTI's neurovascular products;

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  provide MTI with marketing, sales solicitation, inventory management, accounting, invoicing, collection and administrative services in certain countries other than the United States and Canada; and

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  provide MTI distributor management services in certain countries other than the United States and Canada where MTI has an existing third-party distributor for its products.

For a description of the terms of these agreements, see "Certain Relationships and Related Party Transactions—Transactions with MTI."

Research and Development

Our research efforts are directed towards the development of new endovascular products that expand the therapeutic alternatives available to physicians or improvements to and extensions of our existing product offerings.

As of May 1, 2005, our research and development staff consisted of approximately 66 full-time engineers and technicians, most of whom have substantial experience in medical device development. Approximately 45 individuals are based in Plymouth, Minnesota and are primarily focused on cardiovascular and peripheral endovascular technologies. The remaining staff members are employed by MTI and are focused primarily on neurovascular technologies. Our product development process incorporates teams organized around each of our core technologies, with each team having representatives from research and development, marketing, regulatory, quality, clinical affairs and manufacturing. Consultants are utilized when additional specialized expertise is required.

Our research and development team has a demonstrated record of new product initiatives and significant product improvements. Since October 1, 2004, we have introduced 20 new products in our peripheral vascular, cardiovascular and neurovascular businesses in either the U.S. or international markets, or both. Specific product improvement initiatives have included:

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  broadening acquired technologies in order to address a larger share of the target markets, including introducing new peripheral vascular stent systems (benefiting from improved delivery, expanded lengths and diameters, and new shapes) that complement those that we acquired from IntraTherapeutics;

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  incorporating important features which we believe appeal to the physicians who use our products, including optimizing the Microvena embolic filter technology into a more easily deployable system with improved functional characteristics; and

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  leveraging core technologies to develop new product platforms and enter new markets, including consolidating a newly introduced peripheral vascular stent and the optimized Microvena embolic filter to develop a carotid stenting system that we believe offers meaningfully superior performance to competing systems in one of the largest and fastest growing new endovascular device markets.

Our research and development expenditures were $33.0 million, $45.1 million, $38.9 million and $10.3 million in 2002, 2003, 2004 and the three months ended April 3, 2005, respectively.

Clinical Studies

We support many of our new product initiatives with scientific clinical studies in order to obtain regulatory approval and provide marketing data. As of May 1, 2005, our clinical and regulatory infrastructure included approximately 58 individuals focused on developing the necessary clinical data to achieve regulatory clearance and expanded indications for our existing and emerging products around the world. Currently, we are conducting four clinical trials for U.S. regulatory approval of four products, including our Protégé Carotid Stent, SpideRX Embolic Protection Device, PLAATO Stroke Reduction Device and X-Sizer Thrombectomy Device. In addition, we are conducting three post-market clinical trials outside of the United States.

The goal of a clinical trial is to meet the primary endpoint, which measures the clinical effectiveness and/or safety of a device and is the basis for FDA approval. Primary endpoints for clinical trials are selected based on the intended benefit of the medical device. Although clinical trial endpoints are measurements at an individual patient level, the results are extrapolated to entire populations of patients based on clinical similarities to patients in the clinical trials.

The following table summarizes our material clinical trials to date and those currently planned for the future.

CAROTID STENTING SYSTEM TRIALS
Trial	Product	Study Design	Status

PROCAR Carotid Study (Europe)	Protégé GPS	Prospective, multi-center single-arm study Primary endpoint of major adverse neurological events at 30 days in patients at high risk for carotid endarterectomy	Enrollment and follow-up completed Met primary endpoint
CREATE Carotid Feasibility (U.S.)	Protégé GPS with Spider Embolic Protection Device
		Prospective, multicenter, single-arm study to estimate major adverse cardiovascular event rate at 30 days in patients at high risk for carotid endarterectomy, to support initiation of U.S. pivotal trial	Enrollment and follow-up completed Met primary endpoint
CREATE Carotid Pivotal Trial (U.S.)	Protégé GPS with Spider Embolic Protection Device	Prospective, multicenter single-arm non-inferiority study Primary endpoint of major adverse cardiovascular and cerebral event rate	Enrollment completed, follow-up ongoing
CREATE Carotid Pivotal—SpideRX Arm (U.S.)	SpideRX Embolic Protection Device, with commercially available ACCULINK Stent (Guidant)	Prospective, multicenter single-arm study, added to CREATE Pivotal study, to confirm safety and effectiveness Primary endpoint of 30 day major adverse cardiovascular cerebral event	Enrollment and follow-up ongoing
MO.MA Carotid (U.S.)	Invatec MO.MA Embolic Protection Device	Prospective, multicenter single-arm study	Developing protocol

STROKE REDUCTION TRIALS
Trial	Product	Study Design	Status

PLAATO Feasibility Trial (Europe and U.S.)	PLAATO Left Atrial Appendage Transcatheter Occlusion Device	Prospective, multicenter, single-arm study to assess the performance of the PLAATO system in high risk patients with atrial fibrillation who are not candidates for long-term warfarin therapy
Enrollment completed

Follow-up completed in Europe, ongoing in U.S.

Results presented to the American College of Cardiology in March 2005 supported safety of PLAATO device and estimated a 43% reduction in expected annual stroke risk
PLAATO Registry (Europe)	PLAATO
		Prospective, multi-center, single-arm registry to demonstrate safe and effective use of PLAATO device for left atrial appendage closure in high risk patients with atrial fibrillation who are not candidates for long-term warfarin therapy	Enrollment completed, follow-up ongoing
PLAATO Pivotal Trial (U.S.)	PLAATO
Prospective, multicenter, randomized study to establish safe and effective use of PLAATO device for left atrial appendage closure in high risk patients with atrial fibrillation who are not candidates for long-term warfarin therapy, compared to best medical therapy

		Primary endpoint of reduction in rate of ischemic stroke and systemic embolic events	Developing protocol

THROMBECTOMY TRIALS
Trial	Product	Study Design	Status

X-TRACT Cardio (U.S. and Canada)	X-Sizer Thrombectomy Device	Prospective, multicenter, randomized trial to prove safety and efficacy with major adverse cardiovascular events as the primary clinical endpoint
Enrollment and follow-up completed

Subanalyses demonstrated significant reduction in rate of large myocardial infarctions in patients with angiographically confirmed thrombus, although primary endpoint not met
X-AMINE ST Cardio (Europe)	X-Sizer Thrombectomy Device	Prospective, multicenter randomized trial to determine the effect of thrombectomy on myocardial reperfusion in acute myocardial infarction patients	Enrollment and follow-up completed Primary endpoint met
TEXAS (Europe)	X-Sizer Thrombectomy Device	Prospective, multicenter, registry to monitor product use (placement, retrieval, thrombus removal) when used to remove thrombus in patients with acute myocardial infarction or elevated ST segment	Enrollment and follow-up ongoing

EMBOLIC PROTECTION TRIALS
Trial	Product	Study Design	Status

SIMPLE Cardio (Europe)	Spider Embolic Protection Device
Prospective, multicenter, single-arm trial to evaluate safety and performance of device when used in patients undergoing saphenous vein graft procedures with percutaneous transcatheter angioplasty catheters

		Primary endpoint of major adverse cardiovascular event within 30 days post-procedure	Enrollment and follow-up completed Results established a 30-day major adverse cardiovascular event rate of 4%
PROTECT Carotid (Europe)	Spider Embolic Protection Device
Prospective, multicenter, single-arm trial to evaluate the safety and performance of the device when used in a carotid stent procedure

		Primary endpoint of major adverse neurological event within 30 days post-procedure	Enrollment and follow-up completed Results established a 30-day major adverse neurological event rate of 6.8%
Spider SVG Trial Cardio (U.S. and Canada)	SpideRX Embolic Protection Device
Prospective, multicenter, randomized, non-inferiority trial comparing SpideRX to commercially available embolic protection devices during percutaneous saphenous vein graft procedures

		Primary endpoint of major adverse cardiovascular event within 30 days post-procedure	Enrollment and follow-up ongoing Enrollment completion expected Q3 2005
PREMIAR Cardio (Argentina, Chile, Israel)	SpideRX Embolic Protection Device
Prospective, multicenter, randomized trial to assess the effectiveness of embolic protection in improving myocardial reperfusion in patients with acute myocardial infarction

		Primary endpoint of ST-segment resolution post-procedure	Enrollment and follow-up ongoing

PERIPHERAL VASCULAR STENT TRIALS
Trial	Product	Study Design	Status

SFA Study (U.S.)	IntraCoil Stent
Prospective, multicenter, randomized trial comparing stent to percutaneous transcatheter angioplasty catheter alone in superficial femoral arteries

		Primary endpoints included restenosis rate and major cardiovascular adverse event	Enrollment and follow-up completed Stents had equivalent primary endpoints and superior 30-day complication rates compared to percutaneous transcatheter angioplasty catheter alone
Iliac Study (U.S.)	IntraStent DS (predecessor to PRIMUS)	Prospective, multicenter, randomized non-inferiority trial, comparing IntraStent to commercially available stents (Wallsternt, Palmaz) on stent patency at nine months post-procedure	Enrollment and follow-up completed Primary endpoints met
Restore Renal Study (U.S.)	ParaMount XS DoubleStrut Stent	Prospective, multicenter, single-arm trial to establish safety and effectiveness of stent in renal procedures Primary endpoint of patency at nine months post-procedure	Enrollment and follow-up completed Primary endpoint met

We continually evaluate the potential financial benefits and costs of our clinical trials and the products being evaluated in them. If we determine that the costs associated with attaining regulatory approval of a product exceed the potential financial benefits of that product or if the projected development timeline is inconsistent with our investment horizon, we may choose to stop a clinical trial and/or the development of a product.

Government Regulation

  United States

Our products are regulated in the United States as medical devices by the FDA and other regulatory bodies. FDA regulations govern, among other things, the following activities:

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  pre-clinical testing;

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  clinical testing;

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  product design and development;

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  pre-market clearance or approval;

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  advertising and promotion;

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  labeling;

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  manufacturing;

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  product import/export;

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  storage;

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  record keeping;

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  reporting of adverse events;

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  corrective actions and removals;

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  recalls; and

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  distribution.

Unless an exemption applies, each medical device we wish to commercially distribute in the United States will require either prior 510(k) clearance or prior pre-market approval from the FDA. The FDA classifies medical devices into one of three classes, depending on the degree of risk associated with each medical device and the extent of controls that are needed to ensure safety and effectiveness. Devices deemed to pose the least risk are placed in class I. Intermediate risk devices are placed in class II, which, in most instances, requires the manufacturer to submit to the FDA a pre-market notification requesting authorization for commercial distribution, known as "510(k) clearance," and may subject the device to special controls such as performance standards, guidance documents specific to the device or post-market surveillance. Most class I and some low-risk class II devices are exempted from this 510(k) requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or a device deemed to be not substantially equivalent to a previously cleared 510(k) device, are placed in class III. In general, a class III device cannot be marketed in the United States unless the FDA approves the device after submission of a pre-market approval application. The FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval, or subsequent to marketing.

510(k) Clearance Pathway.    When we are required to obtain 510(k) clearance for devices which we wish to market, we must submit a pre-market notification to the FDA demonstrating that the device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 (or to a pre-1976 class III device for which the FDA has not yet called for the submission of pre-market approval applications). The FDA attempts to respond to a 510(k) pre-market notification within 90 days of submission of the notification, but the response may be a request for additional information or data, sometimes including clinical data. As a practical matter, pre-market clearance can take significantly longer than 90 days, including up to one year or more. If the FDA determines that the device, or its intended use, is not substantially equivalent to a previously-cleared device or use, the FDA will place the device, or the particular use of the device, into class III.

After a device receives 510(k) clearance for a specific intended use, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, will require a new 510(k) clearance or could require pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer's determination. If the FDA disagrees with a manufacturer's determination that a new clearance or approval is not required for a particular modification, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or pre-market approval is obtained. Also, in these circumstances, we may be subject to significant regulatory fines or penalties. We have made and plan to continue to make additional product enhancements to some of our devices that we believe do not require new 510(k) clearances. The FDA has an abbreviated review process for certain types of modifications to 510(k) clearance devices; such 510(k)s are known as "special 510(k)s." We have filed special 510(k)s for obtaining FDA clearance of products that have undergone qualifying modifications.

Pre-market Approval Pathway.    A pre-market approval application must be submitted if the device cannot be cleared through the 510(k) process. The pre-market approval process is much more demanding than the 510(k) pre-market notification process. A pre-market approval application must be supported by extensive data and information including, but not limited to, technical, pre-clinical, clinical, manufacturing and labeling to establish to the FDA's satisfaction the safety and effectiveness of the device.

After the FDA determines that a pre-market approval application is complete, the FDA accepts the application and begins an in-depth review of the submitted information. The FDA, by statute and regulation, has 180 days to review an accepted pre-market approval application, although the review generally occurs over a significantly longer period of time, and can take up to several years. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with the Quality System Regulations. New pre-market approval applications or supplemental pre-market approval applications are required for significant modifications to the manufacturing process, labeling, use and design of a device that is approved through the pre-market approval process. Pre-market approval supplements often require submission of the same type of information as a pre-market approval, except that the supplement is limited to information needed to support any changes from the device covered by the original pre-market approval application, and may not require as extensive clinical data or the convening of an advisory panel.

Clinical Trials.    A clinical trial is almost always required to support a pre-market approval application and is sometimes required for a 510(k) pre-market notification. Clinical trials for a "significant risk" device require submission of an application for an investigational device exemption to the FDA. The investigational device exemption application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. Clinical trials for a significant risk device may begin once the application is approved by the FDA and the Institutional Review Board, or IRB, overseeing the clinical trial. If the product is deemed a "non-significant risk" device under FDA regulations, only the abbreviated investigational device exemption requirements apply. Clinical trials must be monitored by the study sponsor and are subject to extensive record keeping and reporting requirements and abbreviated investigational device exemption regulations apply. Our clinical trials must be conducted under the oversight of an IRB at the relevant clinical trials site and in accordance with applicable regulations and policies including, but not limited to, the FDA's good clinical practice, or GCP, requirements. We, the FDA or the IRB at each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. The FDA may inspect our clinical investigations and, if it determines that we fail to comply with the FDA regulations governing clinical investigations, it may issue a Warning Letter to or take other enforcement action against us as the study sponsor, the clinical investigation site or the principal investigation. The results of clinical testing may not be sufficient to obtain approval of the product.

Humanitarian Device Exemptions.    A Humanitarian Device Exemption, or HDE, authorizes the marketing of a humanitarian use device for a limited patient population. Humanitarian use device designation is based on the FDA's determination that a device is intended for the treatment and diagnosis of a disease or condition that affects fewer than 4,000 individuals in the United States per year. Once a humanitarian use device designation has been obtained, an applicant may seek marketing approval under an HDE. While the HDE application is similar to a pre-market approval application and requires a showing of safety, unlike a pre-market approval application, an HDE does not require a showing of effectiveness. The FDA will grant an HDE based on a determination that the device would not otherwise be available, that there is no comparable pre-market approval application-approved or 510(k)-cleared device available to treat the disease or condition, and that the potential benefit of the device outweighs the risk for those suffering from the disease or condition.

Certain limitations apply to the sale and use of devices under an HDE. A holder of an HDE must submit periodic reports on the use of its humanitarian use devices, including information about the number of devices that have been shipped or sold. If the number exceeds 4,000, the company must explain to the FDA the number of devices used per patient. In addition, the amount charged for these devices is not to exceed the cost of research, development, fabrication and distribution. A humanitarian use device can only be administered at a facility with an IRB, and the IRB must approve the use of the device for the HDE indication.

The FDA may suspend or withdraw an HDE if any of the criteria for exemption are no longer met, such as if it is determined that the condition affects more than 4,000 individuals per year.

Continuing FDA Regulation.    After a device is placed on the market, numerous regulatory requirements apply. These include:

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  Quality System Regulations, which require manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

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  labeling regulations, which govern product labels and labeling, prohibit the promotion of products for unapproved or "off-label" uses and impose other restrictions on labeling and promotional activities;

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  medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and

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  notices of correction or removal, and recall regulations.

The medical device reporting regulations require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury, or in which our product malfunctioned and, if the malfunction were to recur, it would likely cause or contribute to a death or serious injury. We report such incidents pursuant to these regulations. During 2004 we reported thirty-six such incidents to the FDA. Twenty-four reports were associated with our stent products. These reports were primarily associated with improper stent deployment or dislodgement of the stent from the delivery system (e.g., stent moves or is dislodged prior to balloon dilation, or is unable to be deployed). We have taken action, where appropriate, to ensure that our stent products, when used in accordance with the product instructions for use, function as intended. Nine of these reports were associated with the use of our guidewire and snare products. No reports of patient injury were associated with these reports. Two of these reports were isolated incidents associated with our PLAATO device in which a specific root cause was not determined and the one remaining report was associated with a balloon catheter. From January to May 1, 2005, we reported eleven incidents to the FDA associated with vessel perforation or dissection occurring during procedures with the X-Sizer Thrombectomy Catheter System. Ten of the incidents occurred when the X-Sizer was used in coronary artery procedures and one incident occurred when used in a peripheral artery. Both coronary and peripheral arterial uses are off-label uses of the X-Sizer. One of the incidents reported involved a patient death when the patient refused further treatment after vessel perforation occurred during a coronary procedure and one other report noted that a patient died four days after a procedure from neurological causes. We conducted a preliminary root cause analysis which indicated the reports were not related to manufacturing or improper functioning of the device, but were potentially related to device misuse. We are conducting an ongoing investigation into the incidents. We have taken action to communicate potential issues related to device misuse to our physician customers and clinical study sites. Off-label use or misuse of our products may not be safe or effective and may result in unfavorable outcomes to patients.

Advertising and promotion of medical devices are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, some promotional activities for FDA-regulated products have been the subject of enforcement actions brought under health care reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act, competitors and others can initiate litigation relating to advertising claims. Violation of these laws can result in criminal conviction, civil fines and penalties, and significant administrative sanctions.

We have registered with the FDA as a medical device manufacturer. Compliance with regulatory requirements is assured through periodic, pre-scheduled or unannounced facility inspections by the FDA and these inspections may include the manufacturing facilities of our subcontractors. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

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  warning letters or untitled letters;

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  fines, injunctions, and civil penalties;

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  recall or seizure of our products;

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  physician notification, or orders for repair, replacement or refund;

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  operating restrictions, partial suspension or total shutdown of production;

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  refusing our request for 510(k) clearance or pre-market approval of new products;

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  withdrawing 510(k) clearance or pre-market approvals that are already granted; and

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  criminal prosecution.

Our headquarters located at 4600 Nathan Lane North, Plymouth, Minnesota was last inspected by the FDA in January 2004. This inspection was conducted to assess clinical activities associated with a Pre-market Approval application. The inspection resulted in the issuance of a Form FDA-483 listing three inspectional observations. The identified actions were corrected and no additional actions were required of us. In September 2000, prior to our purchase of Microvena Corporation, an FDA inspection was performed at the Microvena Corporation manufacturing facility located in White Bear Lake, Minnesota. This inspection was performed as a follow-up to a warning letter issued to Microvena Corporation in April 2000. The follow-up inspection resulted in the issuance of a Form FDA-483 listing two inspectional observations. A subsequent letter from the FDA received by Microvena Corporation indicated that no additional regulatory follow-up was required associated with the warning letter or the September facility inspection.

The last inspection of our facility located at 651 Campus Drive, St. Paul, Minnesota was performed in March 2003. No inspectional observations were issued to us at the conclusion of the inspection.

Current Pre-market Approvals and 510(k) Pre-market Clearances.    We have received pre-market approval to market our IntraCoil Self-Expanding Peripheral Stent and our IntraStent DoubleStrut lliac Stent. We have received 510(k) clearances to market our Big Easy Rotating Y-Connector, Sequel Rotating Double Y-Connector, AqWire Hydrophilic Guidewire, Nitrex Guidewire, Babywire Guidewire, Amplatz THE GOOSE NECK Snares and Microsnares, PLAATO Sheath Kit, Protege GPS Self-Expanding Nitinol Biliary Stent System, IntraCoil Self-Expanding Peripheral Stent, PRIMUS Pre-Mounted Biliary Stent System, ParaMount Mini Pre-Mounted Biliary Stent System, ParaMount DoubleStrut Pre-Mounted Biliary Stent System, ParaMount XS Double Strut Pre-Mounted Biliary Stent System, IntraStent Biliary Stent, IntraStent DoubleStrut Biliary Stent, IntraStent XS DoubleStrut Biliary Stent, IntraStent LD Mega Biliary Stent, IntraStent LD Max Biliary Stent, IntraStent LD DoubleStrut Biliary Stent, Helix ClotBuster Thrombectomy Device, X-Sizer Catheter System, SUBMARINE PLUS PTA balloon and SAILOR PLUS PTA balloon products and AMPHIRION DEEP PTA balloon catheter (1.5-2.0). None of our products are class I devices under FDA regulations, and exempt from the pre-market notification requirements. All of our products are either class II or class III devices. Products presently under submission for 510(k) or pre-market approval include SpideRX Snare, AMPHIRION DEEP PTA Balloon (2.5-4.0), DIVER C.E. Clot Extraction Catheter, SKIPPER Guidewires.

In addition, MTI has received 510(k) clearances to market its SilverSpeed Guidewire, X-Celerator Guidewire, X-Pedion Guidewires, Mirage Guidewires, HyperGlide Balloon Catheter, HyperForm Balloon Catheter, UltraFlow Flow Directed Microcatheter, Marathon Flow Directed Microcatheter, Rebar Microcatheter, Nautica Microcatheter, Echelon Microcatheter, Cragg-McNamara Infusion Catheter, MicroMewi Infusion Catheter, Prostream Infusion Wire, Cadence Precision Injector, Sapphire Detachable Neurovascular Coils, NXT Detachable Neurovascular Coils, Castaneda Thrombolytic Brush, Pulse Spray Pack and Introducer Sheaths products.

  European Union

Our products are regulated in the European Union as medical devices per the European Union Directive (93/42/EEC), also known as the Medical Device Directive. An authorized third party, notified body, must approve our products for CE marking. Our Big Easy Rotating Y-Connector, Sequel Rotating Double Y-Connector, SpideRX Embolic Protection Device, AqWire Hydrophillic Guidewire, Nitrex Guidewire, Babywire Guidewire, PLAATO LAA Occlusion System, PLAATO Sheath Kit, Amplatz THE GOOSE NECK Snares and Microsnares, Protégé GPS Self-Expanding Nitinol Stent System, IntraCoil Self-Expanding Peripheral Stent, PRIMUS Pre-Mounted Stent System, ParaMount Mini Pre-Mounted Stent System, ParaMount DoubleStrut Pre-Mounted Stent System, ParaMount XS Double Strut Pre-Mounted Stent System, IntraStent Stent, IntraStent DoubleStrut Stent, IntraStent XS DoubleStrut Stent, IntraStent LD Mega Stent, IntraStent LD Max Stent, IntraStent LD DoubleStrut Stent, Helix ClotBuster Thrombectomy Device and X-Sizer Catheter System products are CE marked. We cannot assure you that we will be able to obtain the CE mark approval for new products in the future. The CE mark is contingent upon our continued compliance to the applicable regulations and the Quality System Requirements of ISO 13485 standard.

In addition, MTI has the following products that are CE marked: SilverSpeed Guidewire, X-Celerator Guidewire, X-Pedion Guidewires, Mirage Guidewires, HyperGlide Balloon Catheter, HyperForm Balloon Catheter, UltraFlow Flow Directed Microcatheter, Marathon Flow Directed Microcatheter, Rebar Microcatheter, Nautica Microcatheter, Echelon Microcatheter, Cragg-McNamara Infusion Catheter, MicroMewi Infusion Catheter, Prostream Infusion Wire, Cadence Precision Injector, ONYX AVM Liquid Embolic System, ONYX Aneurysm Liquid Embolic System, Sapphire Detachable Neurovascular Coils, NXT Detachable Neurovascular Coils and Topaz Neurovascular Micro Coils. Our Protégé GPS RX Self Expanding Nitinol Stent System products is under submission for CE approval.

The European Community has regulations similar to that of the FDA for the advertising and promotion of the medical devices, clinical investigations, and adverse events. Recognizing that our business continues to expand internationally, we intend to review our compliance with European medical device regulations and update or enhance our procedures and practices.

In particular, medical device regulations in the European Union require that we report incidents of serious deterioration in health or situations in which the incident might have led to death or serious deterioration in health. In addition to the medical device reports listed above, in 2004 we reported thirteen medical device vigilance reports as required by medical device regulations in the European Union. Six of these incidents were associated with our embolic protection device (i.e., Spider). These cases were associated with the embolization of a portion of the device during the procedure. The circumstance of each incident varied and no single cause was identified that contributed to these incidences. Three of the incidents were associated with our stent products as described above. Two reports were isolated incidents associated with our snare product and our thrombectomy device (X-Sizer). The remaining reports of embolization were associated with a PTA (Clearstream) balloon which we no longer distribute and a transseptal sheath.

Certification of the ev3 quality system for product distribution in the European Union is performed by Société Générale de Surveillance, located in the United Kingdom. The last inspection performed by Société Générale de Surveillance was conducted in September 2004. The audit resulted in the identification of five minor non-conformances and no major non-conformances. Identified non-conformances were addressed in accordance with Société Générale de Surveillance requirements.

  Japan

In Japan, medical devices must be approved prior to importation and commercial sale by the Ministry of Health, Labor and Welfare, or MHLW. Manufacturers of medical devices outside of Japan which do not operate through a Japanese entity are required to use a contractually bound in-country caretaker to submit an application for device approval to the MHLW. The MHLW evaluates each device for safety and efficacy. As part of its approval process, the MHLW may require that the product be tested in Japanese laboratories. The approval process ranges in length and certain medical devices may require a longer review period for approval. Once approved, the manufacturer may import the device into Japan for sale by the manufacturer's contractually bound office, importer or distributor.

After a device is approved for importation and commercial sale in Japan, the MHLW continues to monitor sales of approved products for compliance with labeling regulations, which prohibit promotion of devices for unapproved uses, and reporting regulations, which require reporting of product malfunctions, including serious injury or death caused by any approved device. Failure to comply with applicable regulatory requirements can result in enforcement action by the MHLW, which may include fines, injunctions, and civil penalties; recall or seizure of our products; operating restrictions; partial suspension or total shutdown of sales in Japan; or criminal prosecution.

In addition to MHLW oversight, the regulation of medical devices in Japan is also governed by the Japanese Pharmaceutical Affairs Law, or PAL. PAL was substantially revised in July 2002, and the new provisions were implemented in stages through April 2005. The revised law changes class categorizations of medical devices in relation to risk, introduces a third party certification system, strengthens safety countermeasures for biologically derived products and reinforces safety countermeasures at the time of resale or rental. Prior to 2005, the regulations separated medical devices into four classes, which are based on the device classification of the Global Harmonization Task Force. Devices that were formerly Class III and Class IV are now designated highly controlled medical devices. These products are highly regulated and require marketing approval by MHLW. Most of our devices fall into the highly controlled medical device category. The revised law also abolishes the in-country caretaker system and replaces it with the "marketing authorization holder" system. As an interim measure, an in-country caretaker licensed under the PAL in effect prior to April 1, 2005 will be deemed as the marketing authorization holder under the revised PAL if that in-country caretaker had an license to import and distribute the relevant medical devices which was applied for and obtained under the old PAL.

In April 2004, in preparation for the implementation of these revisions, several administrative agencies were merged to form a consolidated organization, the Pharmaceutical and Medical Devices Agency, which is charged with regulation of pharmaceuticals, biologicals and medical devices. The Pharmaceutical and Medical Devices Agency is now responsible for the review of all highly controlled medical device (formerly Class III and Class IV) pre-market approval applications. The Pharmaceutical and Medical Devices Agency also will collect and analyze reports on defective medical devices and is responsible for developing standards for reviewing medical devices.

Review times for our device applications under the new PAL range from one year if clinical data is not required to up to two years if clinical data is required. These review times are expected to be reduced to six months and one year, respectively, as performance standards are released for various product categories. Standards for biliary stents, neurovascular catheters and balloons, guidewires and thrombectomy devices are scheduled for publication in the first half of 2006.

We do not believe that the new PAL regulations will impact the regulatory status of currently approved products, or products with approvals pending prior to April 1, 2005. The new PAL regulations do not impact the existing reimbursement of devices in Japan, which is managed by a separate agency, although reimbursement prices are re-evaluated for all products on a bi-annual basis.

  Other regions

Most major markets have different levels of regulatory requirements for medical devices. Modifications to the approved products require a new regulatory submission in all major markets. The regulatory requirements, and the review time vary significantly from country to country. Our products can also be marketed in several other countries that have minimal requirements for medical devices.

You should read the information set forth under "Risk Factors—Risks Related to Our Business—Our products and facilities are subject to extensive regulation with which compliance is costly and which exposes us to penalties for non-compliance. We may not be able to obtain required regulatory approvals for our products in a cost-effective manner or at all, which could adversely affect our business and results of operations."

  Fraud and Abuse Laws

A variety of Federal and state laws apply to the sale, marketing and promotion of medical devices that are paid for, directly or indirectly, by Federal or state health care programs, such as Medicare, Medicaid and TRICARE. The restrictions imposed by these laws are in addition to those imposed by the FDA, FTC and corresponding state agencies. Some of these laws significantly restrict or prohibit certain types of sales, marketing and promotional activities by medical device manufacturers. Violation of these laws can result in significant criminal, civil, and administrative penalties, including imprisonment of individuals, fines and penalties and exclusion or debarment from Federal and state health care and other programs. Many private health insurance companies also prohibit payment to entities that have been sanctioned, excluded, or debarred by Federal agencies.

Anti-Kickback Statute.    The federal health care program Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending of a good or service, for which payment may be made in whole or part under a federal health care program such as the Medicare and Medicaid programs. The definition of "remuneration" has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under federal health care programs, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal health care programs. In addition, some kickback allegations have been claimed to violate the Federal False Claims Act, discussed in more detail below.

The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the health care industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of Health and Human Services, or OIG, has issued a series of regulations, known as the "safe harbors," beginning in July of 1991. These safe harbors set forth provisions that, if all their applicable requirements are met, will assure health care providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG. Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for health care items or services reimbursed by any source, not only the Medicare and Medicaid programs.

Government officials have focused recent enforcement efforts on marketing of health care services, among other activities, and recently have brought cases against individuals or entities with sales personnel who allegedly offered unlawful inducements to potential or existing physician customers in an attempt to procure their business.

False Claims Laws.    Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. Recently, several health care companies have been prosecuted under the false claims laws for allegedly providing free product to physician customers with the expectation that the physician customers would bill federal programs for the product. The majority of states also have statutes or regulations similar to the federal false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer's products from reimbursement under government programs, criminal fines, and imprisonment.

Fraud on a Health Benefit Plan and False Statements.    The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created two new federal crimes: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

  Privacy and Security

HIPAA requires certain "covered entities" to comply with established standards regarding the privacy and security of protected health information and to use standardized code sets when conducting certain electronic transactions. HIPAA further requires that covered entities enter into agreements meeting certain regulatory requirements with their "business associates", which effectively obligate the business associates to safeguard the covered entity's protected health information against improper use and disclosure. While not directly regulated by HIPAA, a business associate may face significant contractual liability pursuant to such an agreement if the business associate breaches the agreement or causes the covered entity to fail to comply with HIPAA. In the course of our business operations, we may become the business associate of one or more covered entities. Accordingly, we may incur compliance related costs in meeting HIPAA-related obligations under business associates agreements to which we become a party. Moreover, if we fail to meet our contractual obligations under such agreements, we may incur significant liability.

The European Union has its own privacy standards to which we are subject. Recognizing that our business continues to expand internationally, we intend to review our compliance with these standards and update or enhance our procedures and practices.

  Third Party Reimbursement

In the United States, as well as in foreign countries, government-funded or private insurance programs, commonly known as third-party payors, pay the cost of a significant portion of a patient's medical expenses. A uniform policy of reimbursement does not exist among all these payors. Therefore, reimbursement can be quite different from payor to payor. We believe that reimbursement is an important factor in the success of any medical device. Consequently, we seek to obtain reimbursement for all of our products.

Reimbursement in the United States depends on our ability to obtain FDA clearances and approvals to market these products. Reimbursement also depends on our ability to demonstrate the short-term and long-term clinical and cost-effectiveness of our products from the results we obtain from clinical experience and formal clinical trials. We present these results at major scientific and medical meetings and publish them in respected, peer-reviewed medical journals.

The United States Center for Medicare and Medicaid Services, or CMS, sets reimbursement policy for the Medicare program in the United States. CMS policies may alter coverage and payment for vascular device technologies in the future. These changes may occur as the result of National Coverage Decisions issued by CMS headquarters or as the result of local or regional coverage decisions by contractors under contract with CMS to review and make coverage and payment decisions. This administration has a national coverage policy, which provides for the diagnosis and treatment of vascular disease in Medicare beneficiaries. We estimate that more than 50% of vascular procedures are performed on patients covered by Medicare. Commercial payor coverage for vascular disease varies widely across the United States.

All third-party reimbursement programs, whether government funded or insured commercially, whether inside the United States or outside, are developing increasingly sophisticated methods of controlling health care costs through prospective reimbursement and capitation programs, group purchasing, redesign of benefits, second opinions required prior to major surgery, careful review of bills, encouragement of healthier lifestyles and exploration of more cost-effective methods of delivering health care. These types of programs and legislative changes to reimbursement policies could potentially limit the amount which health care providers may be willing to pay for medical devices.

  International Trade

The sale and shipment of our products and services across international borders, as well as the purchase of components and products from international sources, subject us to extensive governmental trade regulations. A variety of laws and regulations, both in the United States and in the countries in which we transact business, apply to the sale, shipment and provision of goods, services and technology across international borders. Because we are subject to extensive regulations in the countries in which we operate, we are subject to the risk that laws and regulations could change in a way that would expose us to additional costs, penalties or liabilities.

As a result of the varying legal and regulatory requirements to which our cross-border activities are subject, we cannot assure you that we are in compliance with these requirements in all respects. There are risks related to our international trading activities. You should read the information set forth under "Risk Factors—Risks Related to Our Business—The risks inherent in operating internationally and the risks of selling and shipping our products and of purchasing our components and products internationally may adversely impact our net sales, results of operations and financial condition." Recognizing that our business continues to expand internationally, we intend to review our trade compliance activities and update or enhance our procedures and practices.

Existing laws and regulations significantly affect cross-border transactions and shipments. These laws and regulations govern, among other things, the following activities:

Importing Activities.    We engage in the importation of raw materials, components and finished products into the countries in which we transact business. We act as importer of record in many instances, but we also sell and ship goods to third parties who are themselves responsible for complying with applicable trade laws and regulations.

Many countries, including the United States, have overlapping legal and regulatory regimes concerning the importation of goods. The importation of a medical device, for example, may trigger laws and regulations related to a variety of interests, including the collection of duties, health and safety standards, intellectual property rights and national security. This means that in addition to customs laws and regulations, the importation of products can be delayed or denied entry for a variety of reasons, some of which are outside the control of the importer of record and some of which may result from failure to comply with existing legal and regulatory regimes.

In our role as importer of record, we are directly responsible for complying with customs laws and regulations concerning the importation of our raw materials, components and finished products. If third parties violate customs laws and regulations when engaging in cross-border transactions involving our products, we may be subject to varying degrees of liability depending on our participation in the transaction. In addition, the activities of third parties may cause supply chain disruptions and delays in the distribution of our products that impact our business activities.

Exporting Activities.    We are responsible for compliance with applicable export control and economic sanctions laws and regulations with respect to our export of goods, technology and services to customers and end-users located in countries in which we transact business. We also sell and provide goods, technology and services to agents, representatives and distributors who may export such items to customers and end-users. If third parties violate applicable export control and economic sanctions laws and regulations when engaging in transactions involving our products, we may be subject to varying degrees of liability dependent upon our participation in the transaction. The activities of third parties may cause disruption or delays in the distribution and sales of our products, or result in restrictions being placed upon our international distribution and sales of products, that may materially impact our business activities.

Many countries, including the United States, control the export and reexport of goods, technology and services for reasons including national security, regional stability, antiterrorism policies and the nonproliferation of nuclear, chemical and biological weapons. In certain circumstances, approval from governmental authorities may be required before goods, technology or services are exported or reexported to certain destinations, to certain end-users and for certain end-uses. In addition, governments, including the United States, may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities. Because export control and economic sanctions laws and regulations are complex and constantly changing, we cannot assure you that laws and regulations may not be enacted, amended, enforced or interpreted in a manner materially impacting our ability to sell or distribute products.

Antiboycott Laws.    Under United States laws and regulations, U.S. companies and their controlled-in-fact foreign subsidiaries and affiliates are prohibited from participating or agreeing to participate in unsanctioned foreign boycotts in connection with certain business activities, including the sale, purchase, transfer, shipping or financing of goods or services within the United States or between the United States and a foreign country. Currently, the United States considers the Arab League boycott of Israel to constitute an unsanctioned foreign boycott.

We are responsible for ensuring we comply with the requirements of U.S. antiboycott laws for all transactions in which we are involved. If we or third parties violate U.S. antiboycott laws and regulations when engaging in transactions involving our products, we may be subject to varying degrees of liability dependent upon the nature of the transaction and our participation in the transaction. Penalties for any violations of antiboycott laws and regulations could include criminal penalties and civil sanctions such as fines, imprisonment, debarment from government contracts, loss of export privileges and the denial of certain tax benefits, including foreign tax credits, foreign subsidiary deferrals, Foreign Sales Corporation benefits and Interest Charge-Domestic International Sales Corporation benefits.

Antibribery Laws.    Many of the countries in which we transact business have domestic laws that restrict the offer or payment of anything of value to government officials or other persons with the intent of gaining business or favorable government action. Moreover, some of the transactions in which we and our officers, directors, employees and agents engage may be governed by the legal obligations and standards set forth under the Foreign Corrupt Practices Act and, at times, other laws modeled on the OECD Convention for Combating Bribery of Foreign Public Officials in International Business Transactions. In addition to prohibiting certain bribery-related activity with foreign officials and other persons, these laws provide for recordkeeping and reporting obligations. Penalties for any violations of these anti-bribery laws could include criminal penalties and civil sanctions such as fines, imprisonment, debarment from government contracts and loss of export privileges.

Employees

As of May 1, 2005, we had 803 employees, including those persons employed by MTI. From time to time we also employ independent contractors to support our operations.

Manufacturing

We currently have two manufacturing facilities located in Minnesota and MTI has a manufacturing facility located in California. We plan to close our New Brighton, Minnesota facility when our lease expires mid-2005. We are in the process of integrating our manufacturing operations located in New Brighton, where we manufacture our peripheral stent product line, with our manufacturing operations in Plymouth, Minnesota. We and MTI manufacture our proprietary products in a controlled environment and have implemented quality control systems as part of our manufacturing processes. The control systems materially comply with United States FDA Quality System Regulations. We believe we are in material compliance with FDA Quality System Regulations for medical devices, with ISO 9001 quality standards and applicable medical device directives promulgated by the European Union and Canada and ISO/EN 13485, which facilitates entry of our products into the European Union and Canada. The FDA and European Union competent authorities have recently inspected our manufacturing facilities. We rely on independent manufacturers for certain product components and processes.

Facilities

Our corporate headquarters is located in Plymouth, Minnesota. Our peripheral vascular and cardiovascular businesses are headquartered in Plymouth, Minnesota and include our sales, manufacturing, warehousing, research and development and administrative activities. MTI is headquartered in Irvine, California and includes sales, manufacturing, research and development and administrative activities. Outside the United States, our European headquarters is in Paris, France, and includes our sales and marketing, and administrative activities. Our European warehouse facilities are located in Maastricht, Netherlands and London, England. In addition to our sales office in Paris, we have European sales and marketing offices in Bonn, London, Madrid, Maastricht, Milan, and Stockholm. In the Pacific Rim, we have sales and distribution facilities in Tokyo, Japan.

Our manufacturing, research, development, and administrative functions operate from a 64,000 square feet facility in Plymouth, Minnesota and an additional manufacturing facility in New Brighton, Minnesota that we plan to close and combine with our Plymouth facilty in 2005. The Plymouth property is subject to a lease that extends to October 31, 2009. MTI occupies a facility of approximately 43,000 square feet, which is located in Irvine, California and subject to a lease that expires in September 2005. Our distribution center in the United States is located in Brooklyn Park, Minnesota and occupies 16,000 square feet. Our European warehouse facility in Maastricht, Netherlands occupies 6,900 square feet and we also have a smaller warehouse facility in London, England.

Intellectual Property Rights

We believe that in order to maintain a competitive advantage in the marketplace, we must develop and maintain protection of the proprietary aspects of our technology. We rely on a combination of patent, trademark, trade secret, copyright and other intellectual property rights and measures to aggressively protect our intellectual property that we consider important to our business.

We have developed a patent portfolio internally, as well as through acquisitions, that covers many aspects of our product offerings in the peripheral vascular, neurovascular and cardiovascular markets. As of May 1, 2005, together with MTI, we had 192 issued patents and over 347 pending patent applications in the United States, Europe, Japan, Australia, Canada and other countries throughout the world. The expiration dates of our material patents range from 2009 to 2024. Additionally, we own or have rights to material trademarks or trade names that we use in conjunction with the sale of our product offering.

We continue to invest in internal research and development of concepts and product ideas for the peripheral vascular, neurovascular and cardiovascular markets. This, combined with our patent program, has increased the number of patentable concepts being generated.

We manufacture and market our products both under our own patents and under our license agreements with other parties. Additionally, we are the sales representatives and distributors of product lines of MTI and Invatec, each of which has its own proprietary and patented technology.

While we believe our patents are valuable, our knowledge and experience, our creative product development teams and marketing staff, and our confidential information regarding manufacturing processes, materials and product design, have been equally important in maintaining our proprietary product offering. To protect that value, we have instituted policies and procedures, as well as a requirement that, as a condition of employment, all employees execute a confidentiality agreement relating to proprietary information and the assignment of intellectual property rights to us.

We also rely on unpatented proprietary technology. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with consultants, vendors and employees, although we cannot be certain that the agreements will not be breached, or that we will have adequate remedies for any breach.

There are risks related to our intellectual property rights. You should read the information set forth under "Risk Factors—Risks Related to Our Business—If third parties claim that we infringe upon their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling the affected product," "Risk Factors—Risks Related to Our Business—We are currently a party to a number of intellectual property claims, the resolution of which could have a material adverse effect on our business and results of operations" and "Risk Factors—Risks Related to Our Business—If our patents and other intellectual property rights do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably."

Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings.

In September 2000, Dendron, which was acquired by MTI in 2002, was named as the defendant in three patent infringement lawsuits brought by the Regents of the University of California, as the plaintiff, in the District Court (Landgericht) in Dusseldorf, Germany. The complaints requested a judgment that Dendron's EDC I coil device infringed three European patents held by the plaintiff and asked for relief in the form of an injunction that would prevent Dendron from producing and selling the devices within Germany and selling from Germany to customers abroad, as well as an award of damages caused by Dendron's alleged infringement, and other costs, disbursements and attorneys' fees. In August 2001, the court issued a written decision that EDC I coil devices did infringe the plaintiff's patents, enjoined Dendron from selling the devices within Germany and from Germany to customers abroad, and requested that Dendron disclose the individual products' costs as the basis for awarding damages. In September 2001, Dendron appealed the decision. In addition, Dendron instituted challenges to the validity of each of these patents by filing opposition proceedings with the European Patent Office, or EPO, against one of the patents (MTI joined Dendron in this action in connection with its acquisition of Dendron), and by filing, with MTI, nullity proceedings with the German Federal Patents Court against the German component of the other two patents. In February and March 2003, the Dusseldorf Court of Appeals stayed the litigation proceedings, pending decisions by the German Federal Patents Court and the EPO.

On July 4, 2001, the University of California filed another suit against Dendron alleging that the EDC I coil device infringed another European patent held by the plaintiff. The complaint was filed in the District Court of Dusseldorf, Germany seeking additional monetary and injunctive relief. In April 2002, the Court found that EDC I coil devices did infringe the plaintiff's patent. The case is under appeal and, likewise, has been stayed by the Dusseldorf Court of Appeal in view of the pending opposition proceedings filed by Dendron against the patent in the European Patent Office.

An accrual for the matters discussed above was included in the balance sheet of Dendron as of the date of its acquisition by MTI, and, accordingly, is included in accrued liabilities in the combined consolidated financial statements included elsewhere in this prospectus. Dendron ceased all activities with respect to the EDC I coil device prior to MTI's October 2002 acquisition of Dendron.

Concurrent with its acquisition of Dendron, MTI initiated a series of legal actions related to its Sapphire coils in the Netherlands and the United Kingdom, which included a cross-border action that was heard by a Dutch court, as further described below. The primary purpose of these actions was to assert both invalidity and non-infringement by MTI of certain patents held by others. The range of patents at issue are held by the Regents of the University of California, with Boston Scientific Corporation subsidiaries named as exclusive licensees, collectively referred to as the "patent holders," related to detachable coils and certain delivery catheters.

In October 2003, the Dutch court ruled the three patents at issue related to detachable coils are valid and that MTI's Sapphire coils do infringe such patents. The Dutch court also ruled that the patent holders' patent at issue related to the delivery catheter was invalid. Under the court's ruling, MTI has been enjoined from engaging in infringing activities related to the Sapphire coils in most countries within the European Union, and may be liable for then-unspecified monetary damages for activities engaged in by MTI since September 27, 2002. In February 2005, MTI received an initial claim from the patent holders with respect to monetary damages, amounting to €3.6 million, or approximately $4.6 million as of April 3, 2005, with which MTI disagrees. Court hearings will be held regarding these claims. MTI has filed an appeal with the Dutch court, and believes that since the date of injunction in each separate country it is in compliance with the Dutch court's injunction and MTI intends to continue such compliance. Because we believe that MTI has valid legal grounds for appeal, we have determined that a loss is not probable at this time as defined by SFAS 5, Accounting for Contingencies. However, there can be no assurance that the ultimate resolution of this matter will not result in a material adverse effect on our business, financial condition or results of operations.

In January 2003, MTI initiated a legal action in the English Patents Court seeking a declaration that a patent held by the patent holders related to delivery catheters was invalid, and that MTI's products did not infringe this patent. The patent in question was the U.K. designation of the same patent that was found by the Dutch court in October 2003 to be invalid, as discussed above. The patent holders counterclaimed for alleged infringement by MTI. In February 2005, the court approved an interim settlement between the parties under which the patent holders are required to surrender such patent to the U.K. Comptroller of Patents, and to pay MTI's costs associated with the legal action, including interest. As a result, MTI received interim payments from the patent holders aggregating £500,000 (equivalent to approximately $0.9 million based on the dates of receipt), which MTI recorded as a reduction of litigation expense upon receipt of such funds in February and March 2005. The parties intend to continue discussions regarding payment by the patent holders of the remaining costs incurred by MTI in such litigation. As a result of the interim settlement, MTI anticipates that it will no longer be involved in litigation in the United Kingdom, although no assurance can be given that no other litigation involving MTI may arise in the United Kingdom.

In the United States, concurrent with the FDA's marketing clearance of the Sapphire line of embolic coils received in July 2003, MTI initiated a declaratory judgment action against the patent holders in the United States District Court for the Western District of Wisconsin. The action included assertions of non-infringement by MTI and invalidity of a range of patents held by the patent holders related to detachable coils and certain delivery catheters. In October 2003, the court dismissed MTI's actions for procedural reasons without prejudice and without decision as to the merits of the parties' positions. In December 2003, the University of California filed an action against MTI in the United States District Court for the Northern District of California alleging infringement by MTI with respect to a range of patents held by the University of California related to detachable coils and certain delivery systems. MTI has filed a counterclaim against the University of California asserting non-infringement by MTI, invalidity of the patents and inequitable conduct in the procurement of certain patents. In addition, MTI filed a claim against the University of California and Boston Scientific Corporation for violation of federal antitrust laws, with the result that the court has subsequently decided to add Boston Scientific as a party to the litigation. A trial date has not been set. Because these matters are in early stages, we cannot estimate the possible loss or range of loss, if any, associated with their resolution. However, there can be no assurance that the ultimate resolution of these matters will not result in a material adverse effect on our business, financial condition or results of operations.

We are also in discussions with Edwards Lifesciences AG regarding the X-Sizer, our thrombectomy product, as described in "Risk Factors—Risks Related to Our Business—We are currently a party to a number of intellectual property claims, the resolution of which could have a material adverse effect on our business and results of operations." We have received notice from Medtronic Vascular, Inc. that it believes our Protégé stent infringes on one or more of its patents. We have informed Medtronic that we do not believe that its claims are valid. We also received notice from an individual claiming that he believes that our PLAATO device infringes on two of his patents. We have informed this individual that we do not believe that our PLAATO device infringes on these patents. On March 30, 2005, we were served with a complaint by Boston Scientific Corporation and one of its affiliates which claims that some of our products, including our SpideRX Embolic Protection Device, infringe certain of Boston Scientific's patents. This action was brought in the United States District Court for the District of Minnesota. We have answered the complaint and intend to vigorously defend this action. Because these matters are in early stages, we cannot estimate the possible loss or range of loss, if any, associated with their resolution. However, there can be no assurance that the ultimate resolution of these matters will not result in a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Our board of directors consists of seven members. The following table sets forth, as of May 1, 2005, certain information concerning our directors and executive officers:

Name	Age	Position
James M. Corbett	47	President and Chief Executive Officer and Director
Patrick D. Spangler	49	Chief Financial Officer and Treasurer
Steve Adams	57	Vice President and General Manager, International Distributor Business
Michael E. Cameron	48	Vice President, Operations
Stacy Enxing Seng	40	President, Cardio Peripheral Division
Pascal E.R. Girin	45	General Manager, Europe
Gerald B. Gollinger	43	Vice President, Quality and Chief Compliance Officer
L. Cecily Hines	54	Vice President, Secretary and Chief Legal Officer
Gregory Morrison	41	Vice President, Human Resources
Jeffrey J. Peters	37	Vice President, Research and Development, Cardio Peripheral Division and Chief Technology Officer
Thomas E. Timbie	47	Vice President and Director
Thomas C. Wilder III	41	President, Neurovascular Division of ev3 and President, Chief Executive Officer and Acting Chief Financial Officer of MTI
Haywood D. Cochrane(1)	56	Director
Richard B. Emmitt(1)	60	Director
Douglas W. Kohrs(1)(2)	47	Director
Dale A. Spencer(2)	59	Director
Elizabeth H. Weatherman(2)	45	Director

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

The following is a biographical summary of the experience of our directors and executive officers:

James M. Corbett is a director of our company and has served as our President and Chief Executive Officer since January 2005. Mr. Corbett has served as ev3 LLC's President and Chief Executive Officer since January 2004 and has been a member of the board of managers of ev3 LLC since August 2003. From October 2003 to January 2004, Mr. Corbett served as the President and Chief Operating Officer of ev3 LLC. From January 2002 to October 2003, Mr. Corbett served as our Executive Vice President and President International. Mr. Corbett has served as chairman of the board of directors of MTI since January 2002 and served as its Acting President and Chief Executive Officer from April 2002 through October 2002. From February 2001 to January 2002, Mr. Corbett worked as an independent medical device consultant. From January 1999 to February 2001, Mr. Corbett was President and Chief Executive Officer of Home Diagnostics, Inc., a medical device company. Prior to that he served as Senior Vice President and then President for International of Boston Scientific Corporation, which followed his tenure as Vice President of International at SCIMED Life Systems, Inc. Mr. Corbett has a Bachelor of Science in Business Administration from Kansas University.

Patrick D. Spangler has served as our Chief Financial Officer and Treasurer since April 2005. Mr. Spangler has served in the same roles for ev3 LLC since April 2005. From June 1997 to January 2005, Mr. Spangler served as the Executive Vice President, Chief Financial Officer and Assistant Secretary for Empi, Inc., a company specializing in rehabilitative medical devices. From January 2005 until March 2005, Mr. Spangler served as a consultant to Empi, Inc. Mr. Spangler has a Bachelor of Science in Accounting from the University of Minnesota, a Master of Business Administration from University of Chicago and a Master of Business Taxation from the University of Minnesota.

Steve Adams has served as our Vice President and General Manager, International Distributor Business since January 2005. Mr. Adams has served as ev3 LLC's Vice President and General Manager, International Distributor Business since March 2002. From September 1999 to February 2002, Mr. Adams served as Vice-President of Novoste Inc., a company involved in the field of vascular brachy therapy, which is radiation therapy delivered inside an artery to prevent it from re-closing. Mr. Adams has a Bachelor of Science in General Studies and Pre-Law from the University of Iowa.

Michael E. Cameron has served as our Vice President, Operations since January 2005. Mr. Cameron has served as ev3 LLC's Vice President, Operations since September 2004. From May 2003 to September 2004, Mr. Cameron served as Plant Manager for Baxter Healthcare, a medical device and services company. During his 25-year tenure at Baxter Healthcare, he served in various engineering and manufacturing roles. Mr. Cameron has a Bachelor of Science in Electrical Engineering from Ohio Northern University.

Stacy Enxing Seng has served as our President, Cardio Peripheral Division since March 2005 and previously served as our Vice President, Marketing and New Business Development. Ms. Enxing Seng has served in various positions since April 2001, including most recently as ev3 LLC's Vice President, Marketing and New Business Development. From March 1999 to April 2001, she served as Vice President of Marketing for the cardiology division at Boston Scientific/SCIMED. Ms. Enxing Seng has a Bachelor of Arts in Public Policy from Michigan State University and a Master of Business Administration from Harvard University.

Pascal E.R. Girin has served as our General Manager, Europe since January 2005. Mr. Girin has served as ev3 LLC's General Manager, Europe since September 2003. From September 1998 to August 2003, Mr. Girin served in various capacities at BioScience Europe Baxter Healthcare Corporation, most recently as Vice President. Mr. Girin received an Engineering Education at the French Ecole des Mines.

Gerald B. Gollinger has served as our Vice President, Quality and Chief Compliance Officer since January 2005. Mr. Gollinger has served as ev3 LLC's Vice President, Quality since May 2004 and Chief Compliance Officer since September 2004. From January 1999 to May 2004, Mr. Gollinger served as Director of Quality for Baxter Healthcare. Mr. Gollinger has a Bachelor of Science in Chemical Engineering from University of Arkansas and has continued post-graduate studies and research in chemical engineering and biotechnology.

L. Cecily Hines has served as our Vice President, Secretary and Chief Legal Officer since January 2005. Ms. Hines has served as ev3 LLC's Vice President, Secretary and Chief Legal Officer since January 2002 and was a consultant to ev3 LLC from July 2001 to January 2002. Ms. Hines has a

Bachelor of Arts in Government from Smith College, a Master in Public Administration from New York University and a Juris Doctorate with distinction from Duke University School of Law.

Gregory Morrison has served as our Vice President, Human Resources since January 2005. Mr. Morrison has served as ev3 LLC's Vice President, Human Resources since March 2002. From March 1999 to February 2002, Mr. Morrison served as Vice President of Organizational Effectiveness for Thomson Legal & Regulatory. Mr. Morrison has a Bachelor of Arts in English and Communications from North Adams State College and a Master of Arts in Corporate Communications from Fairfield University.

Jeffery J. Peters has served as our Vice President, Research and Development, Cardio Peripheral Division and our Chief Technology Officer since February 2005. Mr. Peters has served as ev3 LLC's Vice President, Research and Development since December 2003 and its Chief Technology Officer since February 2005, and was previously ev3 LLC's Vice President of Business Development from September 2001 to December 2003. From September 1996 to September 2001, Mr. Peters was a medical technology equity research analyst for RBC Dain Rauscher Wessels. Mr. Peters has a Bachelor of Science in Mechanical Engineering and a Master of Business Administration from the University of Minnesota.

Thomas E. Timbie is a director of our company and has served as a Vice President of our company since April 2005. Mr. Timbie served as our Interim Chief Financial Officer from January 2005 until April 2005. Mr. Timbie has also served as Vice President of ev3 LLC since April 2005 and was ev3 LLC's Interim Chief Financial Officer from January 2005 until April 2005. Mr. Timbie has been a member of the board of managers of ev3 LLC since March 2004. Since 2000, Mr. Timbie has been the President of Timbie & Company, LLC, a financial consulting firm that he founded. During 2000, Mr. Timbie was the Interim Vice President and Chief Financial Officer of e-dr. Network, Inc., a business-to-business exchange in the optical device market. Mr. Timbie currently serves on the board of directors of American Medical Systems Holdings, Inc. and Wright Medical Group, Inc., both publicly held companies. Mr. Timbie has a Bachelor of Science in Accounting from the University of Florida and a Master of Business Administration from Stetson University.

Thomas C. Wilder III has served as the President of MTI since September 2002, Chief Executive Officer of MTI since October 2002 and Acting Chief Financial Officer of MTI since December 2004. From August 1991 until August 2002, he served at Medtronic, Inc., a medical device company, most recently as the Vice President and the General Manager of its endovascular stent grafts division from January 2001 until August 2002. From August 1991 until December 2000 while at Medtronic, he held a variety of finance, business development and operations positions at U.S. and international locations, including Hong Kong, Belgium and The Netherlands. He earned a Bachelor of Arts in Economics from Stanford University and a Master in Management from Northwestern University's J.L. Kellogg Graduate School of Management.

Haywood D. Cochrane is a director of our company. Mr. Cochrane has been a member of the board of managers of ev3 LLC since March 2005. Since February 1997, Mr. Cochrane has served as Chief Executive Officer of CHD Meridian Corporate Healthcare, a specialized medical management company. Mr. Cochrane also serves as Vice Chairman and director of I-Trax, Inc., a publicly held company, and is a director and chairman of the audit committee of the board of directors of Tripath Imaging, Inc.

Richard B. Emmitt is a director of our company. Mr. Emmitt has been a member of the board of managers of ev3 LLC since August 2003. Since 1989, Mr. Emmitt has been a Managing Director of The Vertical Group, L.P., an investment management and venture capital firm focused on the medical device industry. Mr. Emmitt currently serves on the Board of Directors of American Medical Systems Holdings, Inc., MTI and Wright Medical Group, Inc., all publicly held companies, as well as of Axya Medical, Inc., BioSET, Inc., Incumed, Inc, OsteoBiologics, Inc., Solarant Medical, Inc., Spondylogix, Inc. and Tepha, Inc., all privately held companies.

Douglas W. Kohrs is a director of our company. Mr. Kohrs has been a member of the board of managers of ev3 LLC since March 2005. Mr. Kohrs served as Chief Executive Officer of American Medical Systems Holdings, Inc. from April 1999 until January 2005. He has served on the Board of Directors of American Medical Systems Holdings since 1999, and has been Chairman of the Board since March 2004. Mr. Kohrs currently serves as a director of Kyphon Inc., a publicly held company, as well as Disc Dynamics Inc. and Pioneer Surgical Technologies, both privately held companies.

Dale A. Spencer is a director of our company and also serves as a consultant to our company. Mr. Spencer has been a member of the board of managers of ev3 LLC since August 2003. Mr. Spencer served as President, Chief Executive Officer and Chairman of the Board of Directors of SCIMED Life Systems Inc. prior to its merger with Boston Scientific Corporation in 1995. At Boston Scientific, Mr. Spencer served as Executive Vice President in the Office of the Chairman from 1995 to 1997 and was a member of the Board of Directors from 1995 to 1999. Since that time, Mr. Spencer has been a private investor, primarily in the medical device industry. Mr. Spencer currently serves on the Board of Directors of MTI, a publicly held company, as well as Anulex, Inc., CVRx, Inc. and Northstar Neurosciences, Inc., all privately held companies.

Elizabeth H. Weatherman is a director of our company. Ms. Weatherman has been a member of the board of managers of ev3 LLC since August 2003. Ms. Weatherman is a Managing Director of Warburg Pincus LLC and a member of the firm's Executive Management Group. Ms. Weatherman joined Warburg Pincus' health care group in 1988 and is currently responsible for the firm's medical device investment activities. Ms. Weatherman currently serves on the Board of Directors of American Medical Systems Holdings, Inc., Kyphon Inc., MTI and Wright Medical Group, Inc., all publicly held companies, as well as of Bacchus Vascular, Inc. and Solarant Medical, Inc., both privately held companies.

Board of Directors and Committees

  Term of Directors and Composition of Board of Directors

Our board of directors consists of seven members. Immediately prior to this offering, we will amend and restate our certificate of incorporation and bylaws and our board of directors will be divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three year term to succeed the directors of the same class whose terms are then expiring. The term of the directors will expire upon election and qualification of successor directors of the Annual Meeting of Stockholders to be held during the years 2006 for the Class I director, 2007 for the Class II directors and 2008 for the Class III directors.

  •
  Our Class I directors initially will be Messrs. Corbett and Timbie;

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  Our Class II directors initially will be Messrs. Cochrane, Emmitt and Spencer; and

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  Our Class III directors will be Mr. Kohrs and Ms. Weatherman.

Our amended and restated certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the directors. The division of our board of directors into three classes with staggered three year terms may delay or prevent a change of our management of a change in control.

ev3 LLC and holders of its membership interests who will become our stockholders upon consummation of the reorganization transactions, including Warburg Pincus, The Vertical Group and certain members of our management, are parties to a holders agreement which includes terms relating to the composition of our board after ev3 LLC is merged with and into us prior to the consummation of this offering. The holders agreement will require us to nominate and use our best efforts to have elected to our board of directors:

  •
  two persons designated by Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands Commanditaire Vennootschap, Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands Commanditaire Vennootschap, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands Commanditaire Vennootschap, which we refer to collectively as the Warburg Entities, and Vertical Fund I, L.P. and Vertical Fund II, L.P., which we refer to together as the Vertical Funds, if the Warburg Entities, the Vertical Funds and their affiliates collectively beneficially own 20% or more of our common stock; or

  •
  one person designated by the Warburg Entities and the Vertical Funds if the Warburg Entities, the Vertical Funds and their affiliates collectively beneficially own at least 10% but less than 20% of our common stock.

Mr. Emmitt and Ms. Weatherman are the initial designees under the holders agreement. In the event any director designated, either before or after this offering, by the Warburg Entities and the Vertical Funds is unable to serve or is removed or withdraws from the board, the Warburg Entities and the Vertical Funds will have the right to designate a substitute for such director. We and certain persons who will become our stockholders upon consummation of the reorganization transactions, including certain members of our management party to the holders agreement, have agreed to take all action within our or their respective power, including the voting of shares of common stock owned by us or them as is necessary to cause the election of the substitute director designated by the Warburg Entities and the Vertical Funds or to, upon the written request of the Warburg Entities and the Vertical Funds, remove with or without cause a director previously designated by such institutional investors.

  Term of Executive Officers

Each officer serves at the discretion of our board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

  Director Compensation

During 2004, Mr. Timbie was paid an annual fee of $24,000 for services as an independent member of the board of managers of ev3 LLC and an annual fee of $10,000 for services as chairman of its audit committee, in each case pro rated for his March 2004 appointment date, prior to his appointment as our Interim Chief Financial Officer. No other members of the board of managers of ev3 LLC received compensation for service on the board of managers, but certain members were reimbursed for out-of-pocket expenses in connection with attendance at board and committee meetings. In addition, ev3 LLC paid Mr. Spencer $288,398 in 2004 pursuant to the consulting agreement described below under "—Consulting Agreement."

We will pay our outside directors (which do not include Ms. Weatherman or Messrs. Corbett, Spencer or Timbie) an annual fee of $24,000. In addition, we will pay each of our outside directors $10,000 per year for each committee of our board of directors for which they act as chairperson. We also may from time to time issue shares of restricted stock to our outside directors or grant our outside directors options to purchase shares of our common stock, in each case in amounts and upon terms to be determined by our board of directors. Currently, each outside director receives an initial grant of an option to purchase            shares of our common stock and an annual grant of an option to purchase            shares of our common stock in each year of service thereafter. In addition, each outside director who serves as the chairperson of a committee of our board of directors currently receives an additional initial grant of an option to purchase                         shares of our common stock and an annual grant of an option to purchase            shares of our common stock in each year of service thereafter. The exercise price of each option is the fair market value of the common stock on the date of grant. All options vest 25% immediately and the remaining 75% over the following three years, with 25% vesting on each anniversary of the date of the initial grant. In 2005, upon their initial appointments to our board of directors and to the board of managers of ev3 LLC, Mr. Cochrane was granted options to purchase 100,000 membership units of ev3 LLC, including an option to purchase 35,000 membership units of ev3 LLC for his service as chairman of our audit committee, and Mr. Kohrs was granted an option to purchase 65,000 membership units of ev3 LLC. Other than outside directors, we do not intend to compensate our directors for serving on our board of directors or any of its committees. We will, however, reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

In addition, Ms. Weatherman and Messrs. Corbett, Emmitt and Spencer are members of the board of directors of MTI. Ms. Weatherman and Messrs. Corbett, Emmitt and Spencer do not receive cash compensation for their service on MTI's board of directors, but are reimbursed for certain expenses incurred in connection with meetings of the board of directors and its committees that they attend. At the discretion of MTI's board of directors, each non-employee director of MTI is granted options to purchase MTI common stock under MTI's 1996 Stock Incentive Plan. Currently, each non-employee director receives an initial grant of an option to purchase 16,000 shares of MTI's common stock at the fair market value of the common stock on the date of commencement of such director's service on the board of directors. All options vest 25% immediately and the remaining 75% over the following three years, with 25% vesting on each anniversary of the date of the initial grant. Upon each re-election as a director, the non-employee directors also receive an annual grant of an option to purchase 4,000 shares of MTI's common stock at the fair market value of the common stock on the grant date, vesting 25% immediately and the remaining 75% over the following three years. In the event that the non-employee's service on the board of directors terminates for any reason, all unvested options immediately terminate and all vested options must be exercised within twelve months of the termination. In 2004, Mr. Corbett, Mr. Emmitt, Mr. Spencer, and Ms. Weatherman were each granted an option to purchase 4,000 shares of MTI's common stock pursuant to their re-election to MTI's board of directors in May 2004. As of December 31, 2004, Mr. Corbett, Mr. Emmitt, Mr. Spencer and Ms. Weatherman held options to purchase 84,000, 28,000, 28,000 and 28,000 shares of MTI's common stock, respectively.

  Board Committees

Our board of directors has an audit committee and a compensation committee, each of which has or as of the consummation of this offering will have the composition and responsibilities described below.

Because Warburg Pincus will own more than 50% of the voting power of our common stock after this offering, we will be considered a "controlled company" for the purposes of the NASDAQ National Market requirements, and we will qualify for, and intend to rely on, the "controlled company"

exception to the board of directors and committee composition requirements under the rules of the NASDAQ National Market. Pursuant to this exception, we will be exempt from the rule that requires that our board of directors be comprised of a majority of "independent directors" and the rules that require that our compensation committee be comprised solely of "independent directors." The "controlled company" exception does not modify the independence requirements for the audit committee, and we currently comply with the requirements of the Sarbanes-Oxley Act and the NASDAQ National Market rules which require that our audit committee be composed of at least three independent directors.

Audit Committee.    Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee:

  •
  assists our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

  •
  assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such independent registered public accounting firm;

  •
  provides a medium for consideration of matters relating to any audit issues; and

  •
  will prepare the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K.

The members of our audit committee are Messrs. Cochrane, Emmitt and Kohrs. Mr. Cochrane is our audit committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. We believe that the composition of our audit committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act, the NASDAQ National Market and SEC rules and regulations.

Compensation Committee.    Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The members of our compensation committee are Mr. Kohrs, Mr. Spencer and Ms. Weatherman. As a "controlled company" under the rules of the NASDAQ National Market, we are permitted, and have elected, to opt out of the NASDAQ National Market quotation requirements that would otherwise require our compensation committee to be comprised entirely of independent directors.

Our board of directors may from time to time establish other committees to facilitate the management of our company and may change the composition and the responsibilities of the board's existing committees.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Executive Compensation

The following table sets forth summary information concerning the total compensation awarded to or earned in the year ended December 31, 2004 by our current and former chief executive officer and by each of our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000. We refer to these persons elsewhere in this prospectus as our "named executive officers."

Summary Compensation Table

				Long-Term Compensation Awards
	Annual Compensation
Name and Principal Position				Securities Underlying Options(1)	All Other Compensation
	Year	Salary	Bonus
James M. Corbett President and Chief Executive Officer	2004	$340,000	$153,000	400,000	$—
Paul R. Buckman(2) Former President and Chief Executive Officer	2004	$86,375	$84,906	—	$280,721	(3)
Pascal E.R. Girin General Manager, Europe	2004	$341,232	$29,858	30,000	$—
Thomas C. Wilder III President, Neurovascular Division of ev3 and President, Chief Executive Officer and Acting Chief Financial Officer of MTI	2004	$265,939	$53,250	—	$—
Stacy Enxing Seng President, Cardio Peripheral Division	2004	$214,698	$58,694	92,500	$—
L. Cecily Hines Vice President, Secretary and Chief Legal Officer	2004	$216,320	$37,856	35,000	$—

(1)
For Mr. Corbett, Mr. Buckman, Mr. Girin, Ms. Enxing Seng and Ms. Hines, the specified number represents the aggregate number of shares of our common stock that will be subject to options to be issued to such persons in connection with our merger with ev3 LLC in exchange for their ev3 LLC membership unit options granted in fiscal 2004. The specified number of shares of our common stock does not give effect to our one for            reverse stock split that will occur prior to the consummation of this offering, which will result in each option to purchase one share of our common stock being converted into an option to purchase            shares of our common stock.

(2)
Mr. Buckman resigned from his positions as President and Chief Executive Officer effective January 15, 2004, at which time Mr. Corbett was appointed President and Chief Executive Officer.

(3)
Represents payments made to Mr. Buckman in connection with his resignation as President and Chief Executive Officer.

Option Grants in 2004

The following table sets forth information concerning option grants granted to each of the named executive officers during the year ended December 31, 2004. No stock appreciation rights were granted to these individuals. With respect to Mr. Corbett, Mr. Buckman, Mr. Girin, Ms. Enxing Seng and Ms. Hines, because there was no public trading market for our common stock as of December 31, 2004, the potential realizable value of the options granted has been calculated using the assumed initial public offering price of $                        per share, the midpoint of the range of the estimated initial public offering prices set forth on the cover page of this prospectus, minus the applicable per share exercise price.

Option Grants in 2004

	Individual Grants(1)						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		Percentage of Total Options Granted to Employees in 2004
	Number of Securities Underlying Options Granted
				Exercise Price ($/Unit)		Expiration Date
							5%		10%
James M. Corbett	100,000 300,000	3.93 11.8	% %	$ $	1.47 1.47	01/01/2014 07/29/2014	$		$
Paul R. Buckman	—	—			—	—		—		—
Pascal E.R. Girin	30,000	1.1%			$1.47	07/19/2014
Thomas C. Wilder III	—	—			—	—		—		—
Stacy Enxing Seng	75,000 17,500	2.95 0.69	% %	$ $	1.47 1.47	05/07/2014 07/19/2014
L. Cecily Hines	35,000	1.38%			$1.47	07/19/2014

(1)
For Mr. Corbett, Mr. Buckman, Mr. Girin, Ms. Enxing Seng and Ms. Hines, the specified number represents the aggregate number of shares of our common stock that will be subject to options to be issued to such persons in connection with our merger with ev3 LLC in exchange for their ev3 LLC membership unit options granted in fiscal 2004. The specified number of shares of our common stock does not give effect to our one for            reverse stock split that will occur prior to the consummation of this offering, which will result in each option to purchase one share of our common stock being converted into an option to purchase            shares of our common stock.

Aggregate Option Exercises in 2004 and Year-End Option Values

There were no option exercises by the named executive officers in 2004. The following table sets forth the number and value of unexercised options held by each named executive officer as of December 31, 2004. For Mr. Corbett, Mr. Buckman, Mr. Girin, Ms. Enxing Seng and Ms. Hines, the specified number represents the aggregate number of shares of our common stock that will be subject to options to be issued to such persons in connection with our merger with ev3 LLC in exchange for their ev3 LLC membership unit options. The specified number of shares of our common stock does not give effect to our one for            reverse stock split that will occur prior to the consummation of this offering, which will result in each option to purchase one share of our common stock being converted into an option to purchase            shares of our common stock. With respect to Mr. Corbett, Mr. Buckman, Mr. Girin, Ms. Enxing Seng and Ms. Hines, because there was no public trading market for our common stock as of December 31, 2004, the value of the unexercised in-the-money options at year-end has been calculated using the assumed initial public offering price of $                              per share, the midpoint of the range of the estimated initial public offering prices set forth on the cover page of this prospectus, minus the applicable per share exercise price. With respect to Mr. Wilder, the number of securities represents the number of shares of common stock of MTI underlying unexercised options at year-end and the value of the unexercised in-the-money options at year-end has been calculated based upon the closing price of MTI's common stock on the NASDAQ National Market on December 31, 2004, which was $3.75 per share.

	Number of Securities Underlying Unexercised Options at December 31, 2004
			Value of Unexercised In-the-Money Options at December 31, 2004
Name
	Exercisable	Unexercisable	Exercisable		Unexercisable
James M. Corbett	415,978	694,958	$		$
Paul R. Buckman	430,635	—				—
Pascal E.R. Girin	61,200	152,400
Thomas C. Wilder III	177,708	162,292		$252,291		$180,209
Stacy Enxing Seng	245,400	230,093
L. Cecily Hines	141,219	122,863

Employment Agreements

We entered into an employee confidentiality/restrictive covenant agreements with James M. Corbett, our President and Chief Executive Officer and Patrick D. Spangler, our Chief Financial Officer and Treasurer. The agreements impose certain restrictions on the current and post-employment activities of Messrs. Corbett and Spangler. The agreements contain, among other things, a confidentiality provision that restricts disclosure by Messrs. Corbett and Spangler of our confidential and proprietary information, both during their employment with us as well as to the fullest extent permitted by law after their employment is voluntarily or involuntarily terminated. A non-competition provision and a non-solicitation provision restrict the activities of Messrs. Corbett and Spangler after termination of employment with us and each continues for a one-year period after termination of employment. The employment of Messrs. Corbett and Spangler is at-will and may be terminated by us, Mr. Corbett or Mr. Spangler at any time with or without cause.

On May 20, 2003, we entered into an employee confidentiality/restrictive covenant agreement with Paul Buckman, who at the time was serving as our President and Chief Executive Officer. Mr. Buckman resigned from these positions effective January 15, 2004. The agreement imposes certain restrictions on Mr. Buckman's post-employment activities. The agreement includes, among other things, a confidentiality provision that restricts disclosure by Mr. Buckman of our confidential and proprietary information to the fullest extent permitted by law. In connection with Mr. Buckman's resignation as President and Chief Executive Officer, on January 30, 2004, we entered into a confidential separation agreement and general release with Mr. Buckman. Pursuant to this agreement, we agreed to pay Mr. Buckman the sum equal to twelve months of his base salary, or $339,625, plus a special cash payment in the amount of $84,906, a portion of which is attributable to a partial 2003 bonus and a portion which is attributable to the other commitments made by Mr. Buckman under the agreement. In 2004, we made payments to Mr. Buckman under this agreement equal to $86,375 in respect of salary and $84,906 in respect of bonus, and additional payments aggregating $280,721 in connection with his resignation.

On September 3, 2002, MTI entered into an employment agreement with Thomas C. Wilder III, who was named as MTI's President on September 3, 2002 and who became its Chief Executive Officer on October 31, 2002. Pursuant to the terms of the agreement, Mr. Wilder receives a base salary of $250,000 per year as well as a bonus of up to 40% of his base salary based upon performance relative to goals set for MTI and for Mr. Wilder. Pursuant to the terms of the agreement, Mr. Wilder also received a one time signing bonus of $50,000, net of tax benefits paid to Mr. Wilder of $24,226, and received reimbursement for relocation costs of $71,822. Both the signing bonus and the relocation expense reimbursement were subject to repayment to MTI if Mr. Wilder's employment had ceased due to termination or resignation within one year following the start of his employment. Additionally, Mr. Wilder will be entitled to six months' salary as severance if his employment is terminated by MTI other than for cause or pursuant to a layoff.

Consulting Agreement

We entered into a consulting agreement with Dale A. Spencer under which we engaged Mr. Spencer as a consultant. The agreement provides for an initial term ending July 1, 2005, with automatic annual extensions unless terminated by either party with 30 days' notice. Pursuant to the agreement, we have agreed to pay Mr. Spencer a fee of $23,750 per month, which fee is reduced by any cash fees paid to Mr. Spencer by any of our affiliates, including MTI. In addition, we are required to pay Mr. Spencer an additional $2,000 per month to defray the costs of his insurance and disability coverage benefits. In 2004, we paid Mr. Spencer $288,398 in the aggregate. The agreement contains non-competition and non-solicitation covenants which restrict Mr. Spencer's activities during the term of the agreement, as well as confidentiality provisions.

Change in Control Agreements

We are a party to a change in control agreement with each of Dale A. Spencer and James M. Corbett. Mr. Spencer's change in control agreement provides that in the event of a change in control, as defined, of our company, all of Mr. Spencer's then unvested, non-statutory stock options or other stock awards granted to him under certain stock incentive plans will be accelerated and thereby become fully vested and immediately exercisable.

Mr. Corbett's change in control agreement entitles him, upon the occurrence of a change in control, to base pay owed to him through such date and a pro rata portion of his bonus plan payment based on the number of months in the year worked prior to the change in control. In addition, whether or not Mr. Corbett is offered future employment with the successor or the surviving subsidiary, Mr. Corbett would receive a lump sum payment equal to 18 months of his then-current base pay, and the full amount of his bonus plan payment for the next 18 months. However, if Mr. Corbett is employed by the successor or the surviving subsidiary, this cash payment will be deferred until the earlier of the end of the six-month period or such earlier date elected by the successor or the surviving subsidiary. Further, however, no such payment is due if Mr. Corbett's employment is terminated for cause or by Mr. Corbett without good reason. Upon the occurrence of a change in control, Mr. Corbett's stock options or stock awards pursuant to our stock incentive plans will be accelerated and all such options will become fully vested and immediately exercisable. Mr. Corbett would also be entitled to certain group health plan benefits, to the extent payments received by Mr. Corbett constitute parachute payments which result in an excise tax under Section 4999 of the Internal Revenue Code, gross-up payments to cover such excise tax as well as applicable taxes on such gross-up payments, outplacement services (as of the date the cash payment is due) for a cost of up to $40,000 and certain indemnification rights.

We have also entered into change in control agreements with the following directors, executive officers and other management: Steve Adams, Michael E. Cameron, Stacy Enxing Seng, Pascal E.R. Girin,

Gerald B. Gollinger, L. Cecily Hines, Tamima F. Itani, Virginia M. Kirby, Gregory Morrison, Craig G. Palmer, Jeffrey J. Peters, Peter Schaubach, Patrick D. Spangler and Thomas C. Wilder III. Under these agreements, each individual has similar salary and bonus payout, cash payment, group health plan, gross-up payments, outplacement services and indemnification rights as described above with respect to Mr. Corbett's change in control agreement, except that the cash payment is based on 12 months and the outplacement services cover costs up to $20,000 (as of the date the cash payment is due). In addition, in the event any such individual is employed with the successor or surviving subsidiary, he or she is entitled to a lump sum cash payment equal to 12 months of then-current base pay and the full annualized amount due under the then-current bonus plan payment commitment only in the event that such employment is terminated by the successor or surviving subsidiary for any reason other than death or for cause or if the individual terminates his or her employment for good reason within 12 months following the change in control. If, on the other hand, an offer of employment is made and declined, no further benefits are payable. The stock option acceleration provision under these agreements provides that acceleration is not available if the acquiring entity or successor assumes or replaces unvested stock options or awards granted to such individual unless the individual is not offered employment with the successor or surviving subsidiary or employment is terminated under circumstances entitling the individual to the cash payment described above.

None of these change in control agreements define this offering to be a change in control.

Indemnification Agreements

We intend to enter into agreements with our directors and executive officers regarding indemnification prior to the consummation of this offering. Under these agreements, we will be required to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We will be obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also will set forth procedures that will apply in the event of a claim for indemnification.

Stock Plans

  Predecessor Plan

The ev3 LLC 2003 Incentive Plan was adopted by ev3 LLC's board on August 29, 2003 and subsequently approved by its members on the same date. The plan became effective on August 29, 2003 and permits awards not to exceed, in the aggregate, 13,299,655 units. At April 3, 2005, options to purchase a total of 12,266,631 units were outstanding under the 2003 Incentive Plan at a weighted average exercise price of $1.50 per unit.

The plan provides for the grant of options to purchase common membership units, restricted units and other unit-based awards, such as appreciation rights, phantom unit awards, the bargain purchase of units and unit bonuses. Options granted under the plan are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Options may be granted to ev3 LLC's members, employees, or advisors and those of any of its subsidiaries.

ev3 LLC's board or a committee of at least two persons appointed by the board administers the plan. The administrator has the authority to determine the terms and conditions of the options, restricted units and other unit-based awards granted under the plan, including the adjustment of price per unit in the event of a recapitalization or merger, and may amend the plan or award as provided in the plan.

The maximum term of the options under the plan is ten years. The awards granted under the plan may not be transferred in any manner other than by written designation of a third party transferee in the event of death of the optionee and may be exercised during the lifetime of the optionee only by the optionee.

Generally, in the event of a change in control, the successor corporation will assume all outstanding awards. Alternatively, in lieu of requiring such assumption, ev3 LLC may provide that all outstanding awards terminate upon consummation of such change in control and accelerate or let vesting restrictions lapse on all outstanding awards at least ten days prior to the change in control and/or provide that holders of awards will receive a cash payment in respect of cancellation of their awards based on the amount, if any, by which the per share consideration being paid for the units in connection with the change in control exceeds the applicable exercise price, if any.

In connection with our merger with ev3 LLC immediately prior to the consummation of this offering, the options outstanding under ev3 LLC's 2003 Incentive Plan will be converted into options to purchase shares of our common stock. Each outstanding option to purchase one membership unit of ev3 LLC will be converted into an option to purchase one share of our common stock, and the exercise price for each such option will remain unchanged. When we subsequently effect the reverse stock split, the number of shares subject to each option grant will be divided by            , and the per-share option exercise price for such shares will be multiplied by            . Any option to purchase a fractional share of stock will be eliminated, in accordance with the terms of the plan.

Effective upon consummation of this offering, we will terminate this plan with respect to options available for grant that were not granted prior to the consummation of this offering.

  2005 Incentive Stock Plan

General.    Our 2005 Incentive Stock Plan will become effective upon the consummation of this offering. Subject to adjustment as described below,            shares of our common stock will be available for issuance under the plan. Under the plan, our eligible employees and outside directors may be awarded options, stock grants, stock units or stock appreciation rights. The terms and conditions of an option, stock grant, stock unit or stock appreciation right (including any vesting or forfeiture conditions) will be set forth in the certificate evidencing the grant.

No eligible employee or outside director in any calendar year may be granted an option to purchase more than            shares of common stock or a stock appreciation right based on the appreciation with respect to more than            shares of common stock or may be granted stock grants or stock units where the number of shares of common stock subject to such grant exceeds             shares. No more than            shares of common stock are available for the grant of incentive stock options.

Any shares of common stock which remain unissued after the cancellation, expiration or exchange of an option, stock grant or stock appreciation right or which are forfeited after issuance will again be available for grants under the plan.

Administration.    The board of directors will have the authority and discretion to administer, interpret and operate the plan and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards (subject to the restrictions contained in the plan) and to cancel or suspend awards, unless the board of directors appoints a committee to administer the plan. If the board of directors appoints a committee to administer the plan, such committee will have at least two members, each of whom will be a non-employee director within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934, and an outside director under section 162(m) of the Internal Revenue Code. Under the terms of the plan, no option to purchase our common stock may be granted at an exercise price that is less than the fair market value of our common stock on the date on which the option is granted. Fair market value will be the closing price for a share of our common stock on any date as reported in The Wall Street Journal, or if no closing price is available on such date, the closing price as so reported for the immediately preceding business day. The plan is designed so that, in the discretion of the board of directors or, if applicable, the committee, options granted under the plan may qualify under tax rules as incentive stock options under section 422 of the Internal Revenue Code or may be non-incentive stock options, which do not so qualify.

Change in Control.    If we have a change in control (as defined in the plan), all conditions to the exercise of all outstanding options and stock appreciation rights and all issuance or forfeiture conditions on all outstanding stock grants and stock units will be deemed satisfied. However, our board of directors has the right, to the extent required as a part of the change in control transaction, to cancel all outstanding options, stock appreciation rights, stock grants and stock units after giving participants a reasonable period of time to exercise their outstanding options and stock appreciation rights or to take such other action as is necessary to receive common stock subject to stock grants. A change in control will effect cash payments under a cash incentive program only to the extent provided in such cash incentive program.

Adjustment of Shares.    In the event of a change in our capitalization or a transaction described in section 424(a) of the Internal Revenue Code, the board of directors has the discretion to adjust the number, kind or class of shares of our common stock reserved for issuance under the plan, the number, kind or class of shares of common stock subject to awards granted under the plan, the option price of options, the right value of stock appreciation rights, as well as the payment due under stock units.

Amendment or Termination of Plan.    Generally, the plan may be amended by our board of directors to the extent it deems necessary or appropriate, but no amendment may be made on or after the effective date of a change in control which might adversely affect any rights that would otherwise vest on a change in control. Furthermore, except in connection with a change in control transaction, our board of directors does not have the right to unilaterally terminate, modify or cancel any option, stock grant, stock unit, or stock appreciation right granted under the plan, unless the eligible employee or outside director consents in writing to such termination, modification or cancellation. Unless the plan has earlier been terminated by our board of directors, no awards may be made under the plan on or after the earlier of: (1) the tenth anniversary of the effective date of the plan, or (2) the date on which all common stock reserved under the plan has been issued or is no longer available for use under the plan (on which date the plan will automatically terminate).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Corporate Reorganization

Prior to the consummation of this offering, we will complete a series of transactions in order to reorganize our business into a corporate structure, consolidate the interests in MTI directly held by our investors into our company, and reduce our outstanding debt by converting a portion of such debt into equity. These transactions, which we refer to as the reorganization transactions, are described below. In addition, following the contribution of shares of MTI's common stock and the merger, and prior to the contribution of demand notes, in each case as described below, we expect to effect a one for            reverse stock split of our common stock. As a result, the number of shares of our common stock issued in connection with the contribution of MTI stock and the merger will be reduced prior to the consummation of this offering.

Contribution of MTI Stock.    Warburg Pincus and The Vertical Group directly own an aggregate of 9,704,819 shares of MTI's common stock, or 20.0% of the outstanding shares of MTI's common stock as of May 1, 2005. Pursuant to a contribution and exchange agreement dated as of April 4, 2005, Warburg Pincus and The Vertical Group have each agreed to contribute these shares of MTI's common stock to ev3 LLC within two business days of the date on which we file an amendment to the registration statement that sets forth a range of estimated initial public offering prices and the ratio for the reverse stock split. Pursuant to the contribution and exchange agreement, in exchange for each share of MTI's common stock contributed to ev3 LLC by Warburg Pincus and The Vertical Group, ev3 LLC will issue a number of its common membership units to them equal to:

  •
  $4.03, the average closing price per share of MTI's common stock as quoted on the NASDAQ National Market for the twenty trading days from and including April 5, 2005, divided by

  •
  the quotient obtained by dividing:

    •
    the midpoint of the range of estimated initial public offering prices set forth on the cover page of such prospectus, by

    •
    the number of shares of our common stock needed to obtain one share of our common stock in connection with the reverse stock split.

This calculation is intended to result in the issuance of a number of common membership units approximately equal in value to the shares of MTI's common stock contributed. At the effective time of the merger described below, these common membership units will be converted into the right to receive one share of our common stock.

As a result, after giving effect to the reorganization transactions, we will own 34,041,578 shares of MTI's common stock, or 70.3% of the outstanding shares of MTI's common stock as of May 1, 2005.

The contribution and exchange agreement and the transactions contemplated thereby were approved by an independent special committee of MTI's board of directors. The independent committee also determined that we would not be deemed to be an "interested stockholder" pursuant to Section 203 of the Delaware General Corporation Law or an "acquiring person" under MTI's rights agreement.

Merger with ev3 LLC.    ev3 LLC, a Delaware limited liability company, is currently our parent holding company and the direct or indirect owner of the entities through which we will operate our business. We are a wholly owned subsidiary of ev3 LLC. Immediately prior to the reverse stock split and the consummation of this offering, ev3 LLC will be merged with and into us and we will become the holding company of ev3 LLC's current subsidiaries. Pursuant to a merger agreement dated as of April 4, 2005, each membership unit representing a preferred or common equity interest in ev3 LLC will be converted into the right to receive one share of our common stock and each option to purchase common membership units of ev3 LLC will be converted into an option to purchase an equivalent number of shares of our common stock. As of May 1, 2005, there were 28 holders of all classes of membership units of ev3 LLC and 461 holders of options to purchase common membership units of ev3 LLC. As of such date, Warburg Pincus and The Vertical Group owned approximately 89.3% and 8.0% of the outstanding membership units of ev3 LLC, respectively. As of May 1, 2005, holders of all classes of membership units of ev3 LLC would have received an aggregate of 70,103,187 shares of our common stock as merger consideration for their units and ev3 LLC's outstanding options as of such date would have been converted into options to purchase 12,502,453 shares of our common stock.

Pursuant to the merger agreement, the operating agreement of ev3 LLC will terminate upon the consummation of the merger except for the provisions regarding indemnification of officers and members of ev3 LLC's board of managers. ev3 LLC and certain of its investors are currently parties to a holders agreement, as described below.

Contribution of Demand Notes.    As of May 1, 2005, Warburg Pincus and The Vertical Group owned $316.0 million aggregate principal amount of demand notes issued by ev3 Endovascular, ev3 LLC's wholly owned subsidiary. ev3 Endovascular will become our wholly owned subsidiary as a result of the merger described above. Pursuant to a note contribution and exchange agreement dated as of April 4, 2005, following the reverse stock split described above and immediately prior to the consummation of this offering, Warburg Pincus and The Vertical Group have agreed to contribute to us all of the $316.0 million aggregate principal amount of these demand notes plus $44.7 million of accrued and unpaid interest thereon, except to the extent that we notify them that we intend to repay a portion of such demand notes upon or before the consummation of this offering. As described in "Use of Proceeds," we anticipate using $75.0 million of the net proceeds of this offering to repay $30.3 million aggregate principal amount of demand notes plus $44.7 million of accrued and unpaid interest thereon, reducing the aggregate principal amount of demand notes contributed to us to $285.7 million. In exchange for their contribution of demand notes to us, we will issue to Warburg Pincus and The Vertical Group a number of shares of our common stock equal to:

  •
  the aggregate principal amount of demand notes contributed by each such noteholder plus accrued and unpaid interest thereon through July 3, 2005 (approximately $285.7 million in the aggregate assuming the repayment of $75.0 million of the demand notes with a portion of the net proceeds of this offering as described above), divided by

  •
  the per share initial public offering price set forth on the cover page of this prospectus.

This calculation is intended to result in the issuance of a number of shares of our common stock approximately equal in value to the demand notes and interest contributed. If this offering is not consummated by August 3, 2005, then interest on the demand notes to be contributed to us will continue to accrue from July 3, 2005 until the date that this offering is consummated and there will be a corresponding increase in the amount of interest contributed to us in the calculation set forth above. For purposes of this prospectus, we have assumed we will issue                        shares of our common stock to Warburg Pincus and The Vertical Group in exchange for their contribution to us of $285.7 million aggregate principal amount of demand notes which is based on an assumed initial public offering price of $            , the midpoint of the range of estimated initial public offering prices set forth on the cover page of this prospectus. Because the contribution of demand notes will occur after the reverse stock split, the shares of our common stock issued in connection with the contribution of demand notes will not be affected by the reverse stock split.

Holders Agreement

ev3 LLC is a party to a holders agreement with certain of its investors and certain of their affiliates, including, among others:

  •
  the Warburg Entities and the Vertical Funds, who will be our principal stockholders upon consummation of this offering;

  •
  Dale A. Spencer, who is one of our directors;

  •
  James M. Corbett, our President and Chief Executive Officer who is also one of our directors; and

  •
  others members of our management, including Stacy Enxing Seng and L. Cecily Hines.

Certain provisions of the holders agreement will terminate upon consummation of this offering. After the consummation of this offering, the holders agreement will continue to require us to nominate and use our best efforts to have elected to our board of directors:

  •
  two persons designated by the Warburg Entities and the Vertical Funds if the Warburg Entities, the Vertical Funds and their affiliates collectively beneficially own 20% or more of our common stock; or

  •
  one person designated by the Warburg Entities and the Vertical Funds if the Warburg Entities, the Vertical Funds and their affiliates collectively beneficially own at least 10% but less than 20% of our common stock.

Mr. Emmitt and Ms. Weatherman are the initial designees under the holders agreement. The parties to the holders agreement also agreed to be subject to lock-up agreements in certain circumstances, including in connection with this offering.

Demand Notes

In order to fund its operations, ev3 Endovascular entered into various subscription agreements with Warburg Pincus and The Vertical Group pursuant to which ev3 Endovascular sold to them demand notes. Interest on the demand notes is payable upon repayment of the principal. The demand notes have indefinite maturities and holders of the demand notes are entitled to repayment of the outstanding principal and accrued interest at any time upon written demand. As of May 1, 2005, the Warburg Entities and the Vertical Funds held $299.7 million and $16.3 million aggregate principal amount of these demand notes, respectively, which bore interest at an interest rate of 8% per annum. Immediately prior to the consummation of this offering, the Warburg Entities and the Vertical Funds will contribute demand notes to us in exchange for shares of our common stock, as described in "—Corporate Reorganization" above. We intend to use $75.0 million of the net proceeds of this offering to repay $30.3 million aggregate principal amount of demand notes which will remain outstanding after the reorganization transactions plus $44.7 million of accrued and unpaid interest thereon.

Registration Rights Agreement

Upon consummation of this offering, we are required under the ev3 LLC operating agreement to enter into a registration rights agreement with certain of our stockholders, directors, officers and employees, including, among others, Warburg Pincus, The Vertical Group, Dale A. Spencer, James M. Corbett,

Stacy Enxing Seng and L. Cecily Hines, who we refer to as the holders. Pursuant to the registration rights agreement, we will agree to:

  •
  use our reasonable best efforts to effect up to two registered offerings of at least $10 million each upon the demand of the holders of not less than a majority of the shares of our common stock then held by the holders;

  •
  use our best efforts to effect up to three registrations of at least $1 million each on Form S-3, once we become eligible to use such form, if any holder so requests; and

  •
  maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete.

Pursuant to the registration rights agreement, the holders will also have incidental or "piggyback" registration rights with respect to any registrable shares, subject to certain volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. We will also agree to use our best efforts to qualify for the use of Form S-3 for secondary sales. These rights are being waived in connection with this offering for a period of 180 days, subject to extension in certain circumstances, after the date of this prospectus. This offering is not being effected pursuant to the registration rights agreement.

We will bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.

Loans from Majority Stockholder to Executive Officers and Directors

Warburg Pincus, which will be our majority stockholder upon consummation of this offering, has entered into loan agreements with a number of our officers and directors, each as described below. These loans are full recourse and, in some cases, are secured by a pledge of membership units in ev3 LLC that are owned by the borrower and will be secured by the shares of our common stock issued in exchange for these membership units as a result of the merger of ev3 LLC with and into us prior to the consummation of this offering. Proceeds from the sale by the borrowers of the shares of our common stock securing the loans will first go to the repayment of interest on the loans and then to the outstanding principal of such loans. The purpose of these loans was to fund the purchase of equity interests in ev3 LLC or its predecessors and were not arranged by such entities.

James M. Corbett, our President and Chief Executive Officer and one of our directors, is a party to two loan agreements with Warburg Pincus, both of which accrue interest at the rate of 3.46% per annum and mature on September 30, 2006. As of May 1, 2005, the aggregate outstanding principal amount of, and accrued interest on, these loans was approximately $1,102,278.

Dale A. Spencer, one of our directors, is a party to nine loan agreements with Warburg Pincus, which accrue interest at rates per annum ranging from 3.46% to 6.10% and have maturities ranging from January 17, 2005 to February 15, 2007. As of May 1, 2005, the aggregate outstanding principal amount of, and accrued interest on, these loans was approximately $3,555,968. Mr. Spencer will sell                        shares of our common stock in this offering if the underwriters exercise their over-allotment option in full. Mr. Spencer will use the proceeds from the sale of these shares to repay all or a portion of his loans from Warburg Pincus.

Stacy Enxing Seng, our President, Cardio Peripheral Division, is a party to four loan agreements with Warburg Pincus, which accrue interest at rates per annum ranging from 4.63% to 4.77% and have maturities ranging from May 31, 2005 to March 5, 2006. As of May 1, 2005, the aggregate outstanding principal amount of, and accrued interest on, these loans was approximately $293,481.

MTI Corporate Opportunity Agreement

We have entered into a corporate opportunity agreement with Warburg Pincus and The Vertical Group under which we have the first right to negotiate a financing of MTI to further fund MTI's operations. Pursuant to the agreement, Warburg Pincus and The Vertical Group are obligated to give us notice in the event that MTI seeks financing from them and we will have the first right to negotiate to provide such financing. If we choose not to provide such financing or if MTI advises us that, based on a determination of a majority of its independent directors, it will not consider a financing from us, Warburg Pincus and The Vertical Group will have the right to provide such financing to MTI. Notwithstanding the foregoing, Warburg Pincus and The Vertical Group are permitted to provide short-term financing to MTI in order to meet its obligations under its existing financing commitment to MTI.

In addition, pursuant to the corporate opportunity agreement, if Warburg Pincus or The Vertical Group negotiates the terms of a proposed investment in MTI, we have a first right to pursue such investment on the same terms. If we choose not to purse such investment or if we fail to sign a definitive agreement with MTI within specified time periods, Warburg Pincus and The Vertical Group will have the right to pursue such investment on the same terms. Thereafter, if there is a material change in the proposed terms of the investment by Warburg Pincus or The Vertical Group, we will have the first opportunity to pursue an investment based upon the revised proposed terms.

Except with respect to the first right to negotiate or pursue a financing of MTI, pursuant to the corporate opportunity agreement we have acknowledged that Warburg Pincus and The Vertical Group may engage or invest in, independently or with others, any business activity or any type of transaction with MTI, and, pursuant to Section 122(17) of the Delaware General Corporation Law, we have renounced any interest or expectation therein.

The corporate opportunity agreement will terminate on the date on which Warburg Pincus and The Vertical Group collectively beneficially own less than 10% of our common stock. Any determinations made under the corporate opportunity agreement, including any decisions regarding any proposed financing or investment, will be approved by a majority of our disinterested directors.

Transactions with MTI

  Financing Transactions

On May 25, 2001, one of ev3 LLC's wholly owned subsidiaries, which will become our wholly owned subsidiary upon consummation of the reorganization transactions, entered into a securities purchase agreement with MTI, which resulted in this subsidiary owning shares of common stock of MTI. Through a series of transactions over the next two years, this ownership percentage increased to 50.3% as of May 1, 2005. The securities purchase agreement contains ongoing obligations to ev3 LLC with respect to the composition of MTI's board of directors, to which we will succeed as a result of ev3 LLC's merger with and into us prior to the consummation of this offering. Under this agreement, MTI will be obligated to nominate and use its best efforts to cause to be elected and to remain as a director on its board of directors:

  •
  one person designated by us, as long as we own at least 5%, but less than 10%, of the outstanding shares of common stock of MTI;

  •
  two persons designated by us, as long as we own at least 10%, but less than 20%, of the outstanding shares of common stock of MTI;

  •
  three persons designated by us, as long as we own at least 20%, but less than 30%, of the outstanding shares of common stock of MTI; and

  •
  four persons designated by us, as long as we own at least 30% of the outstanding shares of common stock of MTI.

In addition, the securities purchase agreement provides that for so long as we own at least 10% of the outstanding shares of MTI's common stock, at least one of the members of the MTI's board of directors designated by us will serve as a member of each committee of the board. Our designees to MTI's board of directors are Dale A. Spencer, Richard B. Emmitt and Elizabeth H. Weatherman, each of whom is also one of our directors. In addition, James M. Corbett, our President and Chief Executive Officer who is one of our directors, has been chairman of MTI's board of directors since January 2002 and was MTI's acting President and Chief Executive Officer from April 2002 through October 2002. Pursuant to the terms of the securities purchase agreement, we will also have a right to participate in future sales by MTI of its equity securities based upon the percentage ownership in MTI at the time of the sale, except in certain limited circumstances. This subscription right will terminate if our ownership percentage in MTI falls below 10%.

On September 3, 2002, one of ev3 LLC's wholly owned subsidiaries, which will become our wholly owned subsidiaries upon consummation of the reorganization transactions, entered into a securities purchase agreement with MTI pursuant to which it agreed to lead a two-stage private placement of newly issued common stock of MTI, either as the sole or as a participating investor, for an aggregate purchase price of $30 million. Additional investors subsequently agreed to purchase a portion of the shares that MTI had committed to purchase. The transaction consisted of a two-stage private placement. The first stage of the private placement, which closed on September 30, 2002, involved the sale of 4,056,399 newly issued shares of MTI's common stock to the investors at a purchase price of $2.083 per share. The second stage, which closed on February 20, 2003, involved the sale of 10,345,905 newly issued shares of MTI's common stock at a purchase price of $2.083 per share. The registration rights provisions of the securities purchase agreement required MTI to file a registration statement registering the shares sold in both stages of the private placement. The terms provided that for each 30-day period subsequent to March 31, 2003 in which the registration statement had not been declared effective, ev3 LLC's subsidiary and the other investors could demand, and MTI would be obligated to pay, liquidated damages in the amount of 2% of the aggregate purchase price paid for the shares of common stock in the first and second stages of the private placement. The registration statement was declared effective on May 9, 2003, entitling ev3 LLC's subsidiary and the other investors to liquidated damages in the aggregate amount of $600,000. On July 25, 2003, ev3 LLC's subsidiary, as part of the majority-in-interest of the investors, agreed that, in lieu of a cash payment, ev3 LLC's subsidiary would receive additional shares of MTI's common stock equal to the damages due, based on a value of $4.48 per share, representing the average closing price of MTI's common stock for the 30 trading days ended July 25, 2003. Accordingly, in August 2003, MTI issued 131,663 shares, of which ev3 LLC's subsidiary received 131,171 shares.

On December 4, 2003, Warburg Pincus, The Vertical Group and other investors entered into a note purchase agreement with MTI whereby MTI sold to them $17 million aggregate principal amount of exchangeable promissory notes, $13 million of which were sold to Warburg Pincus and The Vertical Group. On January 30, 2004, the notes were exchanged for 6,296,565 shares of MTI's common stock (of which Warburg Pincus and The Vertical Group collectively received 4,815,020 shares).

On June 25, 2004, Warburg Pincus, The Vertical Group and other investors entered into a note purchase agreement with MTI whereby MTI sold to them approximately $21 million aggregate principal amount of exchangeable promissory notes, $15 million of which were sold to Warburg Pincus and The Vertical Group. On August 18, 2004, the notes were exchanged for 6,848,163 shares of MTI's common stock (of which Warburg Pincus and The Vertical Group collectively received 4,889,799 shares).

  Services Agreements

In April 2002, ev3 International, Inc., ev3 LLC's wholly owned subsidiary which will become our wholly owned subsidiary upon consummation of the reorganization transactions, entered into a lease and support services agreement with MTI, under which MTI provides ev3 International with office space and certain facility-related and administrative services in exchange for a fee. The agreement has a three-year term and may be renewed for an additional two years. The fee is to be recalculated annually, based on the square footage used by ev3 International and MTI's budgeted facility costs. MTI also charges ev3 International for the cost of one administrative employee. ev3 International paid MTI $108,000 under this agreement in 2004.

In September 2002, MTI entered into a master services agreement, effective as of October 1, 2002, with ev3 Endovascular under which it installed MTI's primary information systems and renders information technology support services. The agreement had an initial one-year term commencing October 1, 2002 and has automatic successive one-year renewal terms, unless otherwise terminated. MTI paid ev3 Endovascular $397,000 in 2004 under this agreement.

In June 2003, MTI and ev3 Endovascular entered into a distribution support services agreement under which ev3 Endovascular performs inventory management and administrative services with respect to certain inventory of MTI's products. The agreement has an initial term of five years and will automatically renew for subsequent two-year periods, unless otherwise terminated. Under the terms of the agreement, ev3 Endovascular charges MTI a fee based on a fixed percentage of gross end-physician sales realized by MTI from sales of such products in the United States. MTI paid ev3 Endovascular $402,000 in 2004 under this agreement.

Effective August 4, 2003 and subsequently amended on April 6, 2005, MTI and ev3 International entered into an amended and restated sales representative agreement, which replaced a prior agreement. Under this agreement, ev3 International promotes, markets and obtains orders for certain MTI products in certain locations and manages their distribution in others. Unless terminated pursuant to the terms, the 2003 agreement will continue in effect until November 16, 2006 and will automatically renew for subsequent one-year periods. The agreement may be terminated by MTI if ev3 International fails to meet certain minimum sales requirements. Under the terms of the August 2003 agreement, as consideration for ev3 International's services, MTI pays a fee based on a fixed percentage of the revenues MTI realizes from sales of products in territories in which ev3 International maintains sales representatives, and a fee based on a fixed percentage of revenues received from sales to third party distributors with respect to whom ev3 International performs distributor management services. All other fees in connection with the November 2001 agreement were discontinued as a result of the execution of the August 2003 agreement. MTI paid ev3 International $6.2 million in 2004 under this agreement.

  Distribution Agreements

In April 2003, MTI and ev3 Endovascular entered into a distribution agreement, which replaced a prior agreement. The agreement has an initial term of three years and will renew automatically for a subsequent one-year period, unless otherwise terminated. The agreement may be terminated if ev3 Endovascular fails to meet certain minimum sales requirements. Under the terms of the agreement, ev3 Endovascular purchases products, including peripheral vascular devices and related radiological devices, from MTI at a fixed percentage of the actual sales prices, subject to a set minimum, realized by ev3 Endovascular from end-user physician customers. MTI's collection of payment from ev3 Endovascular for such purchases is fixed by the terms of the agreement, and is not contingent upon ev3 Endovascular's collections from its physician customers. Based upon the difference between the actual sales prices paid by end-user physician customers and the amounts paid by ev3 Endovascular to MTI for these products, ev3 Endovascular earned $1.1 million in 2004 under this agreement.

In June 2003, MTI entered into separate distribution agreements with ev3 K.K. (Japan) and ev3 Canada, Inc., both of which are wholly owned subsidiaries of ev3 LLC and will become our wholly owned subsidiaries upon consummation of the reorganization transactions. Each distribution agreement has an initial term of three years and will renew automatically, unless otherwise terminated, for a subsequent one-year period. These agreements may be terminated by MTI if our subsidiary fails to meet certain minimum sales requirements. Under the terms of such distribution agreements, both of these subsidiaries purchase peripheral vascular and neurovascular products from MTI at a fixed percentage of the actual sales prices, subject to a set minimum, realized by these subsidiaries from end-user physician customers. Based upon the difference between the actual sales prices paid by end-user physician customers and the amounts paid by ev3 K.K. (Japan) and ev3 Canada to MTI for these products, ev3 K.K. (Japan) and ev3 Canada earned $494,000 and $283,000, respectively, in 2004 under these distribution agreements.

  Director Overlap

James M. Corbett, Richard B. Emmitt, Dale A. Spencer and Elizabeth H. Weatherman, members of our board of directors, also serve on MTI's board of directors.

All future transactions between us and MTI will be approved by a majority of our board of directors, including a majority of the independent and disinterested outside directors on the board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of May 1, 2005 after giving effect to the reorganization transactions for:

  •
  each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

  •
  each of our directors, including the selling stockholder;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group,

in each case before and after the consummation of this offering and our one for            reverse stock split that will occur prior to the consummation of this offering. The information set forth below assumes that the underwriters exercise their over-allotment option in full.

	Shares Beneficially Owned Prior to Reverse Stock Split and this Offering(2)			Shares Being Sold in this Offering(3)	Shares Beneficially Owned After Reverse Stock Split and this Offering(2)
Name and Address of Beneficial Owner(1)
	Number	Percentage		Number	Number	Percentage
Stockholders owning 5% or more:
Warburg, Pincus Equity Partners, L.P.(4)			%	—			%
Vertical Fund I, L.P.(5)			%	—			%
Vertical Fund II, L.P.(5)			%	—			%
Directors and executive officers:
James M. Corbett	449,007%			—			%
Patrick D. Spangler	—	—		—	—	—
Stacy Enxing Seng	387,184%			—			%
Pascal E.R. Girin	84,150%			—			%
L. Cecily Hines	216,964%			—			%
Thomas C. Wilder III	—%			—			%
Paul R. Buckman	430,635%			—			%
Haywood D. Cochrane	25,000%			—			%
Richard B. Emmitt(6)			%	—			%
Douglas W. Kohrs	16,250%			—			%
Dale A. Spencer	1,077,180%						%
Thomas E. Timbie	280,000%			—			%
Elizabeth H. Weatherman(7)			%	—			%
All directors and executive officers as a group (16 persons)			%	—			%

*
Represents beneficial ownership of less than one percent of our common stock.

(1)
Unless otherwise indicated, the address for each of the stockholders in the table above is c/o ev3 Inc., 4600 Nathan Lane North, Plymouth, Minnesota 55442.

(2)
The number of shares beneficially owned by a person includes shares subject to options held by that person that are currently exercisable within 60 days of May 1, 2005. Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days following May 1, 2005 are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person. Except as otherwise indicated, the persons in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table.

(3)
Gives effect to the reverse stock split. Mr. Spencer will sell shares in the event that the underwriters exercise their over-allotment option.

(4)
Includes            shares owned directly and            shares beneficially owned by two affiliated partnerships. Warburg Pincus Partners LLC, or WPP LLC, a New York limited liability company and a subsidiary of Warburg Pincus & Co., or WP, a New York general partnership, is the sole general partner of Warburg, Pincus Equity Partners, L.P., or WPEP, a Delaware limited partnership. WPEP is managed by Warburg Pincus LLC, or WP LLC, a New York limited liability company. WPEP, WPP LLC, WP and WP LLC are each referred to as a "Warburg Pincus Entity" and are collectively referred to as the "Warburg Pincus Entities". Each of the Warburg Pincus Entities shares with the other Warburg Pincus Entities the voting and investment control of all of the shares of common stock such Warburg Pincus Entity may be deemed to beneficially own. The address of the Warburg Pincus Entities is 466 Lexington Avenue, New York, New York 10017.

(5)
The Vertical Group, L.P., or The Vertical Group, a Delaware limited partnership, is the sole general partner of each of Vertical Fund I, L.P., a Delaware limited partnership, or VFI, and Vertical Fund II, L.P., a Delaware limited partnership, or VFII. The Vertical Group, VFI and VFII are collectively referred to as the "Vertical Group Entities". The Vertical Group shares with VFI and VFII the voting and investment control of all of the shares of common stock VFI and VFII, respectively, may be deemed to beneficially own. Each of the general partners of The Vertical Group may be deemed to share with the Vertical Group Entities and the other general partners of The Vertical Group the voting and investment control of all of the shares of common stock The Vertical Group may be deemed to beneficially own. The address of the Vertical Group Entities is 25 DeForest Avenue, Summit, New Jersey 07901.

(6)
Mr. Emmitt, one of our directors, is a general partner and a managing director of The Vertical Group. All shares indicated as owned by Mr. Emmitt are included because of his affiliation with the Vertical Group Entities. Mr. Emmitt may be deemed to share with the Vertical Group Entities and the other general partners of The Vertical Group the voting and investment control of all of the shares of common stock The Vertical Group may be deemed to beneficially own. Mr. Emmitt does not own any shares individually and disclaims beneficial ownership of all shares owned by the Vertical Group Entities. His address is c/o The Vertical Group, 25 DeForest Avenue, Summit, New Jersey 07901. See footnote 5 above.

(7)
Ms. Weatherman, one of our directors, is a managing director and member of WP LLC and a general partner of WP. All shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus Entities. Ms. Weatherman does not own any shares individually and disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities. Her address is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017. See footnote 4 above.

DESCRIPTION OF CAPITAL STOCK

General

The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated certificate of incorporation referenced below and applicable law. The following description refers to the terms of our amended and restated certificate of incorporation, which will become effective immediately prior to the consummation of this offering. Our amended and restated certificate of incorporation provides that our authorized capital stock will consist of                         shares of common stock, par value $0.01 per share, and                        shares of preferred stock, par value $0.01 per share, that are undesignated as to series. As of May 1, 2005, there were 28 record holders of membership units of ev3 LLC. Pursuant to the merger agreement, the holders of these membership units will receive an aggregate of                        shares of our common stock in connection with the merger of ev3 LLC into us, after giving effect to our one for            reverse stock split that will occur prior to the consummation of this offering.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes. The holders of common stock are entitled to receive ratably dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The shares of common stock to be issued upon consummation of the offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Shares

Under our amended and restated certificate of incorporation our board of directors has the authority, without action by our stockholders, to designate and issue any authorized but unissued shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders. We have no present plans to issue any shares of preferred stock.

Options

As of May 1, 2005, after giving effect to the reorganization transactions and the reverse stock split, we would have had outstanding options to purchase an aggregate of             shares of common stock, with exercise prices ranging from $                              to $                              , and a weighted average exercise price of $                              per share under our option plans. All outstanding options provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure.

Registration Rights

Upon consummation of this offering, we are required under the ev3 LLC operating agreement to enter into a registration rights agreement with certain of our stockholders, directors, officers and employees, including, among others, Warburg Pincus, The Vertical Group, Dale A. Spencer, James M. Corbett, Stacy Enxing Seng and L. Cecily Hines, who we refer to as the holders. Pursuant to the registration rights agreement, we will agree to:

  •
  use our reasonable best efforts to effect up to two registered offerings of at least $10 million each upon the demand of the holders of not less than a majority of the shares of our common stock then held by the holders;

  •
  use our best efforts to effect up to three registrations of at least $1 million each on Form S-3, once we become eligible to use such form, if any holder so requests; and

  •
  maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete.

Pursuant to the registration rights agreement, the holders will also have incidental or "piggyback" registration rights with respect to any registrable shares, subject to certain volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. We will also agree to use our best efforts to qualify for the use of Form S-3 for secondary sales. These rights are being waived in connection with this offering for a period of 180 days, subject to extension in certain circumstances, after the date of this prospectus. This offering is not being effected pursuant to the registration rights agreement.

We will bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.

Anti-takeover Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation's voting stock, subject to certain exceptions. Under one such exception, Warburg Pincus and its affiliates do not constitute an "interested stockholder." The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

The foregoing provisions of the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and Bylaws Anti-takeover Provisions

Our board of directors will adopt new bylaws which will become effective immediately prior to the consummation of this offering. These bylaws establish an advance notice procedure for stockholders to bring matters before special stockholder meetings, including proposed nominations of persons for election to the board of directors and bringing business matters or stockholder proposals before a special meeting. These procedures specify the information stockholders must include in their notice and the timeframe in which they must give us notice. At a special stockholder meeting, stockholders may only consider nominations or proposals specified in the notice of meeting. A special stockholder meeting for any purpose may only be called by our board of directors, our chairman or our chief executive officer and president, and will be called by our chief executive officer and president at the request of the holders of a majority of our outstanding shares of capital stock.

Our bylaws may have the effect of precluding stockholder nominations and other items of business at a meeting if the proper procedures are not followed. These provisions may discourage or deter a potential third party from conducting a solicitation of proxies to elect their own slate of directors or otherwise attempting to obtain control of our company.

Our amended and restated certificate of incorporation provides for the issuance by the board of directors of up to            shares of preferred stock, with voting power, designations, preferences and other special rights. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our company. Upon consummation of this offering, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board staggers terms of the three classes and will be implemented through one, two and three year terms for the initial three classes, followed in each case by full three year terms. With a classified board, only one third of the members of our board of directors will be elected each year. This classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. The amended and restated certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but must consist of not less than three directors. This provision will prevent stockholders from circumventing the provisions of our classified board.

Limitation on Liability of Directors and Indemnification

Our amended and restated certificate of incorporation limits our directors' liability to the fullest extent permitted under the Delaware General Corporation Law. Specifically, our directors are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which a director derives an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

This provision will not limit liability under state or federal securities laws.

Delaware law, and our amended and restated certificate of incorporation, provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former of present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney's fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

We intend to enter into agreements with our directors and executive officers regarding indemnification prior to the consummation of this offering. Under these agreements, we will be required to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We will be obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also will set forth procedures that will apply in the event of a claim for indemnification.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is                .

NASDAQ National Market Quotation

At present, there is no established trading market for the common stock. We intend to apply to have our common stock approved for quotation on the NASDAQ National Market under the symbol "EVVV."

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, no public market existed for our common stock. Market sales of shares of our common stock after this offering and from time to time, and the availability of shares for future sale, may reduce the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that those sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

After giving effect to the reorganization transactions, immediately following consummation of this offering,            shares of our common stock will be outstanding. Of these outstanding shares, the            shares sold in this offering (assuming no exercise of the underwriters' over-allotment option) will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates as that term is defined under Rule 144 under the Securities Act. Upon consummation of this offering, there will be            shares of common stock subject to outstanding options.

Upon consummation of this offering, an aggregate of approximately            shares of our common stock held by existing stockholders upon consummation of this offering will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to exemptions from such registration, including among others, the exemption provided by Rule 144 under the Securities Act. Except as described below, ninety days after the date of this prospectus, approximately            shares of common stock (plus            shares issuable upon exercise of then vested options) will be eligible for sale in the public market pursuant to Rule 701 under the Securities Act, of which             shares are subject to lock-up agreements described below.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this offering, a person who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

  •
  one percent of the number of shares of common stock then outstanding, which will equal approximately            shares immediately after this offering; and

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  the average weekly trading volume of our common stock on the NASDAQ National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner-of-sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates that sell our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, may sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

Under Rule 701, common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not subject to lock-up agreements,

  •
  by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144, and

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  by affiliates, subject to the manner-of-sale, current public information, and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register our common stock that are issuable pursuant to our 2005 Incentive Stock Plan and our 2003 Incentive Plan. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

Registration Rights

Some of our stockholders have the right to require us to register common stock for resale in some circumstances. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Lock-up Agreements

In connection with this offering, we and each of our directors and executive officers immediately prior to this offering and certain of our optionholders and stockholders immediately prior to this offering, including Warburg Pincus and The Vertical Group, have agreed that, without the prior written consent of Piper Jaffray & Co. and Banc of America Securities LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, subject to extension under certain circumstances, directly or indirectly, sell, offer, contract or grant any option to sell, pledge (including margin stock), transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock, options or warrants to acquire shares of our common stock or securities exchangeable or exercisable for or convertible into shares of our common stock, or publicly announce the intention to do any of the foregoing, whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. These restrictions, and certain exceptions, are described in more detail under "Underwriting."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO
NON-UNITED STATES HOLDERS

The following discussion describes the material United States federal income tax considerations with respect to the ownership and disposition of our common stock by a non-United States holder (as defined below) as of the date hereof. Except where noted, this summary deals only with a non-United States holder that holds our common stock as a capital asset.

For purposes of this summary, a "non-United States holder" means a beneficial owner of our common stock that is not any of the following for United States federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) a partnership, (iv) an estate the income of which is subject to United States federal income taxation regardless of its source, or (v) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a description of the United States federal income tax consequences to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation" or "passive foreign investment company"). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity classified as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisers concerning the particular United States federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

Dividends

We have never declared or paid cash dividends on our common stock and we do not intend to declare or pay cash dividends on our common stock in the foreseeable future. If we were to pay dividends in the future on our common stock, they would be subject to United States federal income tax in the manner described below.

Dividends paid to a non-United States holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-United States holder within the United States and, where an income tax treaty applies, are attributable to a United States permanent establishment of the non-United States holder, are not subject to this withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-United States holder of our common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends will be required to (a) complete Internal Revenue Service, or IRS, Form W-8BEN (or successor form) and certify under penalty of perjury that such holder is not a United States person or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-United States holders that are entities rather than individuals.

A non-United States holder of our common stock eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

A non-United States holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the non-United States holder in the United States (in which case, for a non-United States holder that is a foreign corporation, the branch profits tax described above may also apply), and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-United States holder, (ii) in the case of a non-United States holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

We believe we currently are not, and do not anticipate becoming, a "U.S. real property holding corporation" for United States federal income tax purposes. If we are or become a United States real property holding corporation, then if our common stock is regularly traded on an established securities market at any time during the calendar year, only a non-United States holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than five percent of the common stock will be subject to United States federal income tax on the disposition of the common stock.

Federal Estate Tax

Common stock held by an individual non-United States holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-United States holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-United

States holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-United States holder generally will be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain United States related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. Piper Jaffray & Co. and Banc of America Securities LLC are acting as joint book-running managers for this offering and as representatives of the underwriters. We have entered into a firm commitment underwriting agreement with these representatives and one of our stockholders. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
Piper Jaffray & Co.
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Thomas Weisel Partners LLC

Total

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them, other than shares subject to the over-allotment option. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

The underwriters have advised us and Dale A. Spencer, who we refer to as the selling stockholder, that they initially will offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus. The underwriters may offer the shares to certain dealers at the same price less a concession of not more than $            per share. The underwriters may also allow, and the dealers may re-allow, a concession of not more than $            per share on sales to certain other dealers. After the initial public offering, the underwriters may change the public offering price and the other selling terms.

We and the selling stockholder have granted the underwriters an over-allotment option to purchase up to an aggregate of            additional shares of common stock from us and the selling stockholder at the same price to the public, and with the same underwriting discount, as set forth on the cover page of this prospectus. If the over-allotment option is exercised in full by the underwriters, we and the selling stockholder will sell to the underwriters            and            shares, respectively, of the shares subject to the over-allotment option. If the over-allotment option is partially exercised by the underwriters, the number of shares of common stock sold by us and the selling stockholder will be determined in approximately the same proportion as if the over-allotment option was exercised in full. These additional shares would cover sales of shares by the underwriters which exceed the total number of shares shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from us and the selling stockholder in approximately the same proportion as it purchased the shares shown in the table above. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold.

The following table shows the underwriting discounts to be paid to the underwriters by us and the selling stockholder in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	No Exercise		Full Exercise
Per share	$		$
Total underwriting discounts to be paid by us	$		$
Total underwriting discounts to be paid by the selling stockholder		—	$

We estimate that the expenses of the offering to be paid by us, excluding the underwriting discount, will be approximately $            .

The underwriters have informed us that they do not expect sales to accounts over which they exercise discretionary authority to exceed five percent of the total number of shares offered.

Prior to the offering, there has been no established trading market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus was negotiated between us and the underwriters. The factors considered in determining the initial public offering price included:

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  the history of, and prospects for, our company and the industry in which we compete;

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  our past and present financial performance;

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  an assessment of our management;

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  the present state of our development;

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  the prospects for our future earnings;

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  the prevailing conditions of the United States securities markets at the time of this offering;

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  market valuations of publicly-traded companies that we and the underwriters believe to be comparable to us; and

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  other relevant factors.

There can be no assurance that the initial public offering price of the common stock will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active public market for the common stock will develop and continue after this offering.

We and each of our directors and executive officers immediately prior to this offering and certain of our optionholders and stockholders immediately prior to this offering, including Warburg Pincus and The Vertical Group, have entered into lock-up agreements with the underwriters. Under these agreements, for a period of 180 days from the date of this prospectus, subject to extension as discussed below, we may not, and those holders of stock and options may not, directly or indirectly, sell, offer, contract or grant any option to sell, pledge (including margin stock), transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock, options or warrants to acquire shares of our common stock or securities exchangeable or exercisable for or convertible into shares of our common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Piper Jaffray & Co. and Banc of America Securities LLC other than:

  •
  the issuance of shares of our common stock or options to purchase our common stock, or common stock upon exercise of options or warrants, pursuant to any warrant, stock option, stock bonus or other stock plan or arrangement described in this prospectus, but only if the holders of such warrants, shares, options, or shares issued upon exercise of such warrants or options have executed a lock-up agreement;

  •
  the filing of a registration statement on Form S-8 with respect to the shares of our common stock subject to the stock options issued or to be issued pursuant to any stock option, stock bonus or other stock plan or arrangement described in this prospectus;

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  sales by us and the selling stockholder as a result of the exercise of the over-allotment option by the underwriters;

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  certain transfers of shares of our common stock or options to purchase our common stock on death or by gift, will or intestate succession to immediate family or certain transfers to trusts for estate planning purposes, provided that the transferee has executed a lock-up agreement; and

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  the issuance of shares of our common stock in connection with the reorganization transactions.

In the event that either (x) during the last 17 days of the 180-day period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of such 180-day period, we announce that we will release earnings or a material event relating to us occurs during the 16-day period beginning on the last day of such 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In addition, for a period of 180 days from the date of this prospectus, subject to extension as discussed above, each of our directors, executive officers, stockholders immediately prior to this offering, including Warburg Pincus and The Vertical Group, and certain of our optionholders immediately prior to this offering, have agreed not to make any demand for, or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable for our common stock without the prior written consent of Piper Jaffray & Co. and Banc of America Securities LLC. Piper Jaffray & Co. and Banc of America Securities LLC in their joint discretion may release any of the securities subject to lock-up agreements or waive any of the provisions of the lock-up agreements at any time.

At our request, the underwriters have reserved up to            % of the shares of common stock being sold in this offering for sale to our employees, directors and officers, other persons who are associated with us and certain of their friends and family members at the initial public offering price through a directed share program. The purchasers of these shares will not be subject to a lock-up except to the extent the purchasers are subject to a lock-up agreement with the underwriters as described above. The number of shares available for sale to the general public in this offering will be reduced to the extent that these reserved shares are purchased by these persons. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect to those liabilities.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may engage in the following:

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  Stabilizing transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

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  Over-allotments and syndicate covering transactions. The underwriters may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

  •
  Penalty bids. If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

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  Passive market making. In connection with this offering, the underwriters and dealers may engage in passive market making transactions in the shares of our common stock in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission. In general, a passive market maker may not bid for, or purchase, shares of our common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the NASDAQ National Market electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of our common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

We do not, and the selling stockholder and underwriters do not, make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the NASDAQ National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares of common stock may and will not be publicly offered and sold in the Federal Republic of Germany. In Germany, the common stock will only be offered to selected persons who on a professional or commercial basis purchase securities themselves for their own account or for the account of a third-party and to whom the relevant offer documents are personally addressed. With the exception of such selected institutional investors, the common stock will not be offered to the public in Germany and it will not be able to subscribe for or purchase the common stock from Germany. None of the recipients of the offering documents may pass them on to other persons, representatives or other persons.

The shares of common stock have not been offered or sold, and will not be offered or sold, directly or indirectly, in Italy other than to professional investors as defined in Article 31, paragraph 2, of Regulation No. 11522 approved by CONSOB on July 1, 1998 ("Professional Investors"), and in compliance with the forms and procedures provided therein. Under no circumstances should this prospectus or any other offering material circulate among or be distributed in Italy to any member of the general public in Italy or to individuals or entities falling outside the category of Professional Investors. Any offer or sale of the common stock or any distribution of this prospectus or any other offering material or any rendering of advice in respect of an investment in the common stock in Italy must be conducted either by registered securities dealing firms (Societa di Intermediazione Mobiliare) or by authorized intermediaries, as described in legislative decree No. 58 of February 24, 1998.

This prospectus is not being distributed pursuant to a public offer (appel public à l'épargne) in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and as a result this prospectus has not been and will not be submitted to the Autorité des Marchés Financiers for approval in France. The shares offered have not been offered or sold, and will not be offered or sold, directly or indirectly, to the public in France, and this prospectus and any other offering related material has not been distributed and will not be distributed to the public in France. Any offers, sales and distributions have only been and will only be made in France to qualified investors (investisseurs qualifiés) and/or to a restricted group of investors (cercle restreint d'investisseurs), in each case, acting for their own account, all as defined in, and in accordance with, Article L. 411-2 of the French Monetary and Financial Code and Decree no. 98-880 dated October 1, 1998. This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients hereof and this prospectus will be distributed on the understanding that any recipients are either qualified investors or part of a restricted group of investors, in each case as defined in, and in accordance with, Article L. 411-2 of the French Monetary and Financial Code and Decree no. 98-880 dated October 1, 1998 and that any such recipients will only participate in the issue or sale of the shares for their own account and undertake not to transfer, directly or indirectly, the shares to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

The shares of common stock may be offered in Switzerland only on the basis of a private placement and will not be offered or sold, directly or indirectly, to the public in Switzerland. This prospectus therefore does not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the common stock being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market in Switzerland and, consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares of common stock being offered pursuant to this prospectus have neither been registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act of March 18, 1994, and the investor protection afforded by the Swiss Investment Fund Act does not extend to acquirers of the common stock.

A prospectus in electronic format may be made available on a website maintained by one or more of the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their respective affiliates have, from time to time, performed, any may in the future perform, various financial advisory and investment banking services for us, including MTI, and for Warburg Pincus and The Vertical Group, for which they have received or will receive customary fees and expenses. Certain of the underwriters and their respective affiliates also have, from time to time, performed, any may in the future perform, various financial advisory and investment banking services for companies with whom we and our affiliates may be engaged in transactions, including acquisitions by us of companies or businesses in which certain of the underwriters or their affiliates have or may in the future act as financial advisor to the seller.

We intend to apply to have our common stock approved for quotation on the NASDAQ National Market under the symbol "EVVV."

VALIDITY OF SECURITIES

Certain legal matters with respect to the validity of the issuance of our common stock offered by this prospectus will be passed upon for us by King & Spalding LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York. Certain partners of Willkie Farr & Gallagher LLP own in the aggregate less than 1% of the limited partnership interests of a private equity fund affiliated with Warburg Pincus. Willkie Farr & Gallagher LLP has, from time to time, represented, currently represents and may continue to represent, us and Warburg Pincus and its affiliates in connection with various legal matters unrelated to this offering.

EXPERTS

The audited combined consolidated financial statements as of December 31, 2003 and 2004 and for each of the two years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited combined consolidated financial statements for the year ended December 31, 2002 included in this prospectus, except as they relate to Micro Investment, LLC (a wholly owned subsidiary of ev3 LLC), have been audited by Ernst & Young LLP, an independent registered public accounting firm. Such financial statements have been so included in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

The audited consolidated financial statements of Micro Investment, LLC (a wholly owned subsidiary of ev3 LLC) for the year ended December 31, 2002, not separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears herein. Such financial statements, to the extent they have been included in the financial statements of ev3 LLC for the year ended December 31, 2002, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP has recently notified the audit committee of the board of managers of ev3 LLC that during the fiscal years 2002, 2003 and 2004 certain of Ernst & Young's affiliates performed non-audit services for certain of ev3 LLC's subsidiaries in Austria, Belgium, Denmark and Norway which were not in accordance with the auditor independence standards of Regulation S-X and the Public Company Accounting Oversight Board. These non-audit services consisted of tax and payroll services performed by Ernst & Young's affiliated firms in such countries. These affiliated firms made payment of the relevant value added taxes and payrolls on behalf of ev3 LLC's subsidiaries, which involved the handling of the subsidiaries' tax and payroll-related funds. Ernst & Young's fees for these services aggregated approximately $5,000 for the three-year period. The services have been discontinued. As a result of a number of factors including the ministerial nature of the services provided and the de minimus amount of the fees involved, Ernst & Young and ev3 LLC's audit committee concluded that the provision of such services has not impaired the independence of Ernst & Young with respect to ev3 LLC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the shares of our common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, you should refer to the registration statement and its exhibits, schedules and amendments. Statements contained in this prospectus as to the contents of any contracts, agreements or other documents are not necessarily complete. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including this registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy without charge any documents we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

ev3 LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of ev3 LLC:

The contribution of directly held shares in Micro Therapeutics, Inc. by Warburg, Pincus Equity Partners, L.P. described in Note 2 to the combined consolidated financial statements has not been consummated at April 4, 2005. When the transaction has been consummated, we will be in a position to furnish the following report:

  "In our opinion, the accompanying combined consolidated balance sheets and the related combined consolidated statements of operations, members' deficit and cash flows present fairly, in all material respects, the financial position of ev3 LLC and its subsidiaries (the "Company") at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein with respect to December 31, 2004 and 2003 and for the years then ended when read in conjunction with the related combined consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 3 to the combined consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as of January 1, 2003."

/s/  PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
April 4, 2005, except for Note 2 and Note 23 as to which the date is May     , 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers
ev3 LLC

We have audited the accompanying combined consolidated statements of operations, members' deficit, and cash flows of ev3 LLC for the year ended December 31, 2002. Our audit also included the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit. We did not audit the financial statements of Micro Investment, LLC (MII), a combined entity, which statements reflect total revenues of $12,679,000 for the year then ended. Those statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MII, is based solely on the report of the other auditor.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the 2002 financial statements referred to above present fairly, in all material respects, the combined consolidated results of operations and cash flows of ev3 LLC for the year ended December 31, 2002, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, based on our audit and the report of the other auditor, the related financial statement schedule, when considered in relation to the basic combined consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Minneapolis, Minnesota April 4, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of ev3 LLC

In our opinion, the consolidated statements of operations, of member's equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of Micro Investment, LLC (a wholly owned subsidiary of ev3 LLC) and its subsidiaries ("MII") for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (to the extent MII has been included in the financial statement schedule of ev3 LLC) listed in the accompanying index for the year ended December 31, 2002, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule, not separately presented herein, are the responsibility of MII's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/  PRICEWATERHOUSECOOPERS LLP

Orange County, California
April 3, 2005

ev3 LLC
COMBINED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per unit amounts)

	December 31,
	2003	2004	April 3, 2005	Pro forma April 3 2005
			(unaudited)	(unaudited) (Note 2)
Assets
Current assets
Cash and cash equivalents	$23,625	$20,131	$45,867	$45,867
Accounts receivable, less allowance of $1,574, $2,694 and $3,138, respectively	13,793	18,956	20,783	20,783
Inventories	18,354	22,500	26,149	26,149
Prepaid expenses and other assets	2,613	4,576	5,829	5,829
Other receivables	302	2,446	2,452	2,452

Total current assets	58,687	68,609	101,080	101,080
Restricted cash	2,400	2,638	2,910	2,910
Property and equipment, net	11,762	9,130	11,279	11,279
Goodwill	90,764	94,514	92,390	92,390
Other intangible assets, net	40,733	31,851	29,401	29,401
Other assets	2,677	5,304	3,933	3,933

Total assets	$207,023	$212,046	$240,993	$240,993

Liabilities and members' equity (deficit)
Current liabilities
Accounts payable	$7,330	$8,931	$13,749	$13,749
Accrued compensation and benefits	8,322	9,523	9,489	9,489
Accrued liabilities	12,977	13,821	13,162	13,162
Accrued acquisition consideration	3,750	3,750	3,750	3,750
Demand notes payable—related parties	213,033	—	—	—

Total current liabilities	245,412	36,025	40,150	40,150
Notes payable	3,467	—	—	—
Demand notes payable—related parties	—	299,453	354,373	75,000
Other long-term liabilities	1,797	702	617	617

Total liabilities	250,676	336,180	395,140	115,767
Commitments and contingencies
Class A preferred membership units, stated value $3.56, 24,040,718 units authorized, issued and outstanding (liquidation value $87,911, $95,105, and $97,020 as of December 31, 2003 and 2004 and April 3, 2005, respectively)	87,911	95,105	97,020	—
Class B preferred membership units, stated value $3.56, 41,077,336 units authorized, issued and outstanding (liquidation value $155,178, $178,502, and $182,096 as of December 31, 2003 and 2004 and April 3, 2005, respectively)	142,291	158,923	163,434	—
Minority interest	11,817	16,310	16,449	16,449
Members' equity (deficit)
Members' capital	35,128	47,927	49,374	—
Common stock, shares authorized, no shares issued and outstanding; shares issued and outstanding pro forma	—	—	—	831
Additional paid in capital	—	—	—	588,370
Accumulated deficit	(319,849)	(440,705)	(479,500)	(479,500)
Accumulated other comprehensive loss	(951)	(1,694)	(924)	(924)

Total members' equity (deficit)	(285,672)	(394,472)	(431,050)	108,777

Total liabilities and members' equity (deficit)	$207,023	$212,046	$240,993	$240,993

The accompanying notes are an integral part of these combined consolidated financial statements.

ev3 LLC
COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

					For the three months ended,
	For the years ended December 31,
					April 4, 2004	April 3, 2005
	2002	2003	2004
					(unaudited)
Net sales	$37,084	$67,639		$86,334	$20,580		$27,682
Operating expenses:
Cost of goods sold	16,930	30,218		39,862	8,789		12,109
Sales, general and administrative	48,139	82,479		103,031	24,437		31,860
Research and development	32,994	45,145		38,917	9,154		10,326
Amortization of intangible assets	17,370	12,078		9,863	2,531		2,655
(Gain) loss on sale of assets, net	—	14		(14,364)	20		53
Acquired in-process research and development	104,192	488		—	—		—

Total operating expenses	219,625	170,422		177,309	44,931		57,003
Loss from operations	(182,541)	(102,783)		(90,975)	(24,351)		(29,321)
Other (income) expense:
Gain on sale of investments, net	(7,386)	(3,409)		(1,728)	—		(3,733)
Interest expense, net	1,123	12,673		25,428	6,155		5,708
Equity loss of investee	2,160	—		—	—		—
Minority interest in loss of subsidiary	(13,258)	(3,808)		(13,846)	(3,757)		(21)
Other (income) expense, net	(172)	(1,606)		(1,752)	(100)		1,092

Loss before income taxes	(165,008)	(106,633)		(99,077)	(26,649)		(32,367)
Income tax expense	172	303		196	—		2

Net loss	(165,180)	(106,936)		(99,273)	(26,649)		(32,369)
Accretion of preferred membership units to redemption value	—	7,651		23,826	5,935		6,426

Net loss attributable to common unit holders	$(165,180)	$(114,587)		$(123,099)	$(32,584)		$(38,795)

Loss per membership unit (basic and diluted)	$(37.42)	$(21.29)		$(8.32)	$(2.75)		$2.17

Weighted average units outstanding	4,414,712	5,380,962		14,793,530	11,866,755		17,917,077

Unaudited pro forma net loss per share attributable to common shareholders (basic and diluted), note 2			$			$

Unaudited pro forma weighted average shares outstanding (basic and diluted), note 2			$			$

The accompanying notes are an integral part of these combined consolidated financial statements.

ev3 LLC
COMBINED CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT
(Dollars in thousands, except per unit amounts)

	Units	Members' Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Members' Deficit
Balance January 1, 2002	2,030,954	$15,413	$—	$(42,411)	$(26,998)
Expense of unit options	—	579	—	—	579
Put option mark to market	—	—	—	725	725
Units issued for acquisitions	2,890,604	7,696	—	—	7,696
Comprehensive loss:
Net loss			—	(165,180)	(165,180)
Cumulative translation adjustment			79	—	79
Gain on change in ownership percentage of MTI	—	—	—	84	84

Comprehensive loss			79	(165,096)	(165,017)

Balance as of December 31, 2002	4,921,558	$23,688	$79	$(206,782)	$(183,015)
Repurchase of members' interests	(703,092)	(2,502)	—	—	(2,502)
Accretion of preferred membership units	—	—	—	(7,651)	(7,651)
Compensation expense on unit options	—	2,214	—	—	2,214
Exercise of unit options	182,262	28	—	—	28
Members' contribution	7,442,306	11,700	—	—	11,700
Comprehensive loss:
Net loss			—	(106,936)	(106,936)
Cumulative translation adjustment			(1,030)	—	(1,030)
Gain on change in ownership percentage of MTI	—	—	—	1,520	1,520

Comprehensive loss			(1,030)	(105,416)	(106,446)

Balance as of December 31, 2003	11,843,034	$35,128	$(951)	$(319,849)	$(285,672)
Accretion of preferred membership units	—	—	—	(23,826)	(23,826)
Compensation expense on unit options	—	2,711	—	—	2,711
Exercise of unit options	88,262	88	—	—	88
Members' contribution	5,596,338	10,000	—	—	10,000
Comprehensive loss:
Net loss			—	(99,273)	(99,273)
Cumulative translation adjustment			(743)	—	(743)
Gain on change in ownership of MTI	—	—	—	2,243	2,243

Comprehensive loss			(743)	(97,030)	(97,773)

Balance as of December 31, 2004	17,527,634	$47,927	$(1,694)	$(440,705)	$(394,472)
Accretion of preferred membership units (unaudited)	—	—	—	(6,426)	(6,426)
Compensation expense on unit options (unaudited)	—	796	—	—	796
Exercise of unit options (unaudited)	495,809	651	—	—	651
Comprehensive loss:
Net loss (unaudited)			—	(32,369)	(32,369)
Cumulative translation adjustment (unaudited)			770	—	770

Comprehensive loss (unaudited)			770	(32,369)	(31,599)

Balance as of April 3, 2005 (unaudited)	18,023,443	$49,374	$(924)	$(479,500)	$(431,050)

The accompanying notes are an integral part of these combined consolidated financial statements.

ev3 LLC
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per unit amounts)

				For the three months ended
	For the years ended December 31,
				April 4, 2004	April 3, 2005
	2002	2003	2004
				(unaudited)
Operating activities
Net loss	$(165,180)	$(106,936)	$(99,273)	(26,649)	(32,369)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	19,572	16,169	15,112	3,544	3,623
Provision for bad debts	448	211	1,163	161	183
Provision for inventory obsolescence	936	2,100	1,403	(57)	843
Equity interest in loss on equity investments	2,160	—	—	—	—
Acquired in-process research and development	104,192	488	—	—	—
(Gain) loss on disposal of assets	119	12	(14,354)	20	53
Amortization of beneficial conversion feature and non-cash interest expense	—	37	6,885	1,869	—
Gain on investment	(7,386)	(3,409)	(1,728)	—	(3,733)
Stock/unit compensation expense	698	2,298	2,732	1,434	811
Minority interest in loss of subsidiary	(13,258)	(3,808)	(13,846)	(3,757)	(21)
Change in operating assets and liabilities:
Accounts receivable	(1,565)	(5,325)	(3,688)	(2,043)	(2,420)
Inventories	(1,206)	(10,857)	(5,169)	(1,268)	(4,581)
Prepaids and other assets	(1,440)	(1,264)	(8,643)	372	1,580
Accounts payable	4,754	(3,727)	885	(1,058)	4,955
Accrued expenses and other liabilities	(5,781)	(1,418)	(344)	(915)	(2,091)
Accrued interest on notes payable	1,304	12,551	18,736	4,300	5,820

Net cash used in operating activities	(61,633)	(102,878)	(100,129)	(24,047)	(27,347)
Investing activities
Purchase of property and equipment	(7,132)	(4,190)	(3,172)	(658)	(3,137)
Purchase of patents	(931)	(1,227)	(1,327)	(299)	(231)
Proceeds from sale of assets	—	18	15,317	—	—
Proceeds from sale of investments	7,386	14,647	1,728	—	3,733
Investments	(8,070)	(3,802)	—	—	—
Proceeds from purchase price adjustments	—	3,595	—	—	—
Acquisitions, net of cash acquired	(185,267)	—	(3,750)	—	2,124
Restricted cash	(2,281)	(280)	(209)	(54)	(14)
Other	—	(116)	—	—	888

Net cash (used in) provided by investing activities	(196,295)	8,645	8,587	(1,011)	3,363
Financing activities
Issuance of demand notes payable	106,895	92,283	67,684	16,430	49,100
Members equity contributions	—	11,700	10,000	—	—
Proceeds from issuance of notes payable, net of costs	—	5,300	11,008	—	—
Proceeds from exercise of unit options	—	28	88	45	655
Proceeds from issuance of subsidiary stock to minority shareholders	4,237	1,228	424	—	—
Net proceeds from issuance of Series A preferred units	11,268	18,102	—	—	—
Net proceeds from issuance of Series B preferred units	95,517	—	—	—	—
Other	(540)	(482)	(1,243)	(724)	(247)
Payments for redeemable equity	—	(11,381)	—	—	—
Payments for the redemption of membership units	—	(2,567)	—	—	—

Net cash provided by financing activities	217,377	114,211	87,961	15,751	49,508
Effect of exchange rate changes in cash	35	(527)	87	229	212

Net (decrease) increase in cash and cash equivalents	(40,516)	19,451	(3,494)	(9,078)	25,736
Cash and cash equivalents, beginning of period	44,690	4,174	23,625	23,625	20,131

Cash and cash equivalents, end of period	$4,174	$23,625	$20,131	$14,547	$45,867

Cash paid during period for interest	$23	$19	$87
Cash paid during period for income taxes	$3	$208	$74
Supplemental non-cash disclosure:
Reclassification of demand notes from current liabilities to long-term debt			$299,453

The accompanying notes are an integral part of these combined consolidated financial statements.

ev3 LLC
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per unit amounts)

1. Description of Business

 ev3 LLC (the "Company") is a global medical device company focused on catheter-based, or endovascular, technologies for the minimally invasive treatment of vascular diseases and disorders. The Company develops, manufactures and markets a wide range of products that includes stents, embolic protection devices, thrombectomy devices, balloon angioplasty catheters, foreign object retrieval devices, guidewires, embolic coils, liquid embolics, microcatheters, and occlusion balloon systems. The Company markets its products in the United States, Europe, Canada, and Japan through a direct sales force, and through distributors in certain other international markets.

2. Basis of Presentation

 The Company was formed in September 2003 to hold the ownership interests of two companies: ev3 Endovascular, Inc. ("Endovascular") and Micro Investment, LLC ("MII"), a holding company that owned a controlling interest in Micro Therapeutics, Inc. ("MTI") at the time of formation. MTI is a publicly traded operating company. The Company's majority equity holder, Warburg, Pincus Equity Partners, L.P. and certain of its affiliates ("Warburg Pincus"), owned a majority, controlling interest in both Endovascular and MII at the time of formation. In accordance with Financial Accounting Standards Board Statement ("SFAS") 141, Business Combinations and Financial Technical Bulletin ("FTB") 85-5, Issues related to Accounting for Business Combinations, the Company accounted for the transaction as a combination of entities under common control. The combination was accounted for on a historical cost basis as the ownership interests in the combining companies were substantially the same before and after the transaction. These combined consolidated financial statements present the combined operations of Endovascular and MII for the periods prior to September 1, 2003 and the consolidated operations of the Company thereafter.

On January 28, 2005, ev3 Inc. ("ev3") was formed as a subsidiary of ev3 LLC. Immediately prior to the consummation of an initial public offering expected to close in the second quarter of 2005, ev3 LLC will merge with and into ev3, and ev3 will become the holding company for all of ev3 LLC's subsidiaries. Because the Company will not merge with and into ev3 until immediately prior to the consummation of the initial public offering, the combined consolidated financial statements will not reflect the merger until such time.

Prior to the completion of the initial public offering, Warburg Pincus and The Vertical Group, L.P. and certain of its affiliates ("Vertical") will contribute shares of MTI's common stock to ev3 LLC in exchange for common membership units.

At December 31, 2004 the ownership interests in MTI were comprised as follows:

ev3 LLC	50.3%
Warburg Pincus	15.7%
Vertical	4.3%
Public shareholders	29.7%

100.0%

In accordance with SFAS 141, the contribution of the shares by Warburg Pincus is accounted for as a transfer of assets between entities under common control, resulting in the retention of historical based accounting. The combined consolidated financial statements give effect to the contribution of MTI shares owned by Warburg Pincus as though such contribution occurred in 2003 and 2004 when Warburg Pincus acquired its interest in MTI. As a result, the combined consolidated financial statements are presented as if the Company held a 66.0% interest in MTI at December 31, 2004. The contribution of the MTI shares owned by Vertical will be accounted for under the purchase method of accounting on the contribution date and is not given effect in the Company's combined consolidated financial statements.

The number of membership units of the Company to be issued in exchange for the MTI shares directly held by Warburg Pincus will be determined based on fair value. Fair value of the MTI shares contributed will be measured as the average closing price per share of MTI's common stock on the NASDAQ National Market for the twenty trading days from and including the date the registration statement with respect to the initial public offering is first filed by ev3 with the Securities and Exchange Commission. Fair value of the Company's equity issued in exchange for the MTI shares will be based on the midpoint of the range of estimated initial public offering prices per share, after consideration of the reverse stock split.

For purposes of these combined consolidated financial statements, an estimate of the membership units to be issued in connection with the contribution has been determined as if the exchange was made on April 1, 2005. The estimated units will be adjusted upon the consummation of the transaction to reflect the actual units issued.

Unaudited Pro Forma Information

The Company is currently pursuing an initial public offering, which is expected to be completed during the second quarter of 2005. In connection with this contemplated public offering, the Company expects to complete a series of corporate actions immediately prior to the closing. The unaudited pro forma balance sheet and unaudited pro forma net loss per share attributable to common shareholders has been presented to give effect to certain of these corporate actions as if they occurred on December 31, 2004. The actions included in the unaudited pro forma information are as follows:

  •
  In connection with the merger of ev3 LLC and ev3, each common and preferred membership unit will be exchanged for one common share of ev3; and

  •
  ev3 will use $75.0 million of the proceeds from the offering to repay a portion of the outstanding demand notes. These $75.0 million of notes are reflected as outstanding in the pro forma balance sheet as the pro forma balance sheet excludes any proceeds or use of proceeds from the initial public offering. The remainder of the outstanding demand notes as well as accrued and unpaid interest through July 3, 2005 will be exchanged for ev3 common shares at the per share initial public offering price.

Interim Financial Statements (unaudited)—The combined consolidated balance sheet as of April 3, 2005, the combined consolidated statements of operations and cash flows for the three months ended April 4, 2004 and April 3, 2005, and the combined consolidated statement of members' deficit for the three months ended April 3, 2005 have been prepared by the Company without audit. The amounts as of and for the three months ended April 4, 2004 and April 3, 2005 included within the notes to Combined Consolidated Financial Statements have also been prepared by the Company without audit. In the opinion of the Company's management, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the financial position, results of operations and cash flows, and changes in stockholders' equity at April 3, 2005 and for the periods ended April 4, 2004 and April 3, 2005 have been made. Interim results are not necessarily indicative of the results that will be achieved for the year.

3. Summary of Significant Accounting Policies

Principles of Consolidation

The combined consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and other subsidiaries in which it maintains a controlling interest. All significant intercompany balances and transactions have been eliminated. At December 31, 2004, there is a minority interest of 34.0% in MTI. The minority shareholders of MTI have the right to receive their proportionate share of MTI's equity and in turn absorb a proportionate share of MTI's losses.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the combined consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. These investments are stated at cost, which approximates fair market value.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for credit losses when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding account balances and the overall quality and age of those balances not specifically reviewed. In determining the allowance required, the Company analyzes historical collection experience and current economic trends. If the historical data used to calculate the allowance for doubtful accounts does not reflect the Company's future ability to collect outstanding receivables or if the financial condition of customers were to deteriorate, resulting in impairment of their ability to make payments, an increase in the provision for doubtful accounts may be required.

Inventories

Inventories are stated at the lower of cost or market, determined on a first-in, first-out basis.

Restricted Cash

Restricted cash consists of various deposits supporting credit arrangements.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Additions and improvements that extend the lives of assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization of capital leases and leasehold improvements is provided on a straight-line basis over the estimated lives of the related assets or the life of the lease, whichever is shorter, and generally ranges from three to seven years. Machinery and other equipment are depreciated over three to ten years, computer hardware and software are depreciated over three to five years, furniture and fixtures over five to seven years and leasehold improvements are amortized over the life of the lease. Construction in process is not depreciated until the related asset is put into use.

Goodwill

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that indicate that the carrying amount of goodwill may be impaired. The Company has two reporting units: Cardio Peripheral and Neurovascular, the same as the Company's operating segments. When evaluating whether goodwill is impaired, the fair value of the reporting unit to which the goodwill is assigned is compared to its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss, if any, is calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. Fair value of the reporting unit is based on various valuation techniques, including the discounted value of estimated future cash flows.

Impairment of Long-Lived Assets and Amortizable Intangible Assets

Long-lived assets such as property, equipment, and intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount. Where available, quoted market prices are used to determine fair market value. When quoted market prices are not available, various valuation techniques, including the discounted value of estimated future cash flows, are utilized.

Investments

The Company has made certain strategic investments in companies in various stages of development and accounts for these investments under the cost or equity method of accounting, as appropriate. The valuation of investments accounted for under the cost method is based on all available financial information related to the investee, including valuations based on recent third party equity investments in the investee. If an unrealized loss on any investment is considered to be other than temporary, the loss is recognized in the period the determination is made. Investments accounted for under the equity method are recorded at the amount of the Company's investment and adjusted each period for the Company's share of the investee's income or loss. All investments are reviewed for changes in circumstances or occurrence of events that suggest the Company's investment may not be recoverable.

Revenue Recognition

The Company sells the majority of its products via direct shipment to hospitals or clinics. Sales are made through the Company's direct sales force, distributors, or through consignment arrangements with hospitals and clinics. The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the sales price is fixed or determinable; and collectibility is reasonably assured. These criteria are met at the time of shipment when the risk of loss and title passes to the customer or distributor, unless a consignment arrangement exists. Revenue from consignment arrangements is recognized based on product usage indicating the sale is complete. The Company records estimated sales returns, discounts and rebates as a reduction of net sales in the same period revenue is recognized.

Sales to distributors are recognized at the time of shipment, provided that the Company has received an order, the price is fixed or determinable, collectibility of the resulting receivable is reasonably assured and the Company can reasonably estimate returns. Non-refundable fees received from distributors upon entering into multi-year distribution agreements, where there is no culmination of a separate earnings process, are deferred and amortized over the term of the distribution agreement or the expected period of performance, whichever is longer.

Costs related to products delivered are recognized in the period revenue is recognized. Cost of goods sold consists primarily of direct labor, allocated manufacturing overhead, raw materials and components and excludes amortization of intangible assets.

Shipping and Handling Costs

All shipping and handling costs are expensed as incurred and recorded as a component of sales, general and administrative expense in the combined consolidated statements of operations. Such expenses for the years ended December 31, 2002, 2003 and 2004 were approximately $409, $1,172 and $1,623, respectively.

Advertising Costs

All advertising costs are expensed as incurred. The Company markets its products primarily through a direct sales force and advertising expenditures are not material.

Research and Development

Research and development costs are expensed as incurred and include the costs to design, develop, test, deploy and enhance the Company's products. It also includes costs related to the execution of clinical trials and to obtain regulatory approval for the Company's products.

Acquired In-process Research and Development ("IPR&D")

When the Company acquires another company or group of assets, the purchase price is allocated, as applicable, between IPR&D, net tangible assets, goodwill, and other intangible assets. The Company defines IPR&D as the value assigned to those projects for which the related products have not received regulatory approval and have no alternative future use. Determining the portion of the purchase price allocated to IPR&D requires the Company to make significant estimates. The amount of the purchase price allocated to IPR&D is determined by estimating the future cash flows of each project or technology and discounting the net cash flows back to their present value. The discount rate used is determined at the time of the acquisition and includes consideration of the assessed risk of the project not being developed to a stage of commercial feasibility. Amounts allocated to IPR&D are expensed at the time of acquisition.

Foreign Currency Translation

The local currency is designated as the functional currency for the Company's international operations. Accordingly, assets and liabilities are translated into U.S. Dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the year. Currency translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income. Gains and losses on foreign currency transactions are included in "other (expense) income" in the combined consolidated statements of operations. Foreign currency transactions resulted in transaction gains of $87, $1,618, and $1,876 for the years ended December 31, 2002, 2003, and 2004, respectively.

Income Taxes

The Company is an LLC and is not subject to taxation. The Company's operating subsidiaries account for income taxes under the liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

Loss Per Membership Unit

Basic loss per membership unit is computed based on the weighted average number of common membership units outstanding. Diluted loss per membership unit is computed based on the weighted average number of common membership units outstanding adjusted by the number of additional units that would have been outstanding had the potentially dilutive common units been issued and reduced by the number of units the Company could have repurchased with the proceeds from the potentially dilutive units. Potentially dilutive units include unit options and other unit-based awards granted under unit-based compensation plans. For the years ended December 31, 2002, 2003, and 2004, all potential common units were anti-dilutive. Accordingly, diluted loss per membership unit is equivalent to basic loss per membership unit.

Comprehensive Loss

Comprehensive loss consists of net loss, gains on changes of interest related to ownership changes in MTI, and the effects of foreign currency translation.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable and cash. The Company has a credit policy and performs ongoing credit evaluations of its customers, does not generally require collateral or other security and maintains an allowance for potential credit losses. Management believes this risk is limited due to the large number and diversity of hospitals and distributors who comprise the Company's customer base.

The Company maintains cash and cash equivalents with various major financial institutions. The Company performs periodic evaluations of the relative credit standings of these financial institutions and attempts to limit the amount of credit exposure with any one institution by maintaining accounts at multiple institutions.

Unit and Stock-Based Compensation

Prior to January 1, 2003, the Company accounted for its unit and stock-based compensation plans under the recognition and measurement provisions of Accounting Principals Board ("APB") Opinion 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations. Accordingly, the Company recorded compensation expense if the fair market value of the unit or stock on the date of grant exceeded the exercise price. For options with a vesting period, the expense is recognized over the vesting period on a straight-line basis. For options that are fully vested on the grant date, compensation expense is recognized immediately. During 2002, the Company recognized compensation expense of $452 under APB 25 related to options issued in connection with a business combination.

Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation. The Company selected the modified prospective method of adoption described in SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure. In accordance with the modified prospective method of adoption, results for years prior to 2003 have not been restated. Compensation cost recognized in 2003 and 2004 is the same as that which would have been recognized had the fair value method of SFAS 123 been applied from the standard's original effective date.

The following table illustrates the effect on net loss and loss per membership unit as if the fair value method had been applied to all outstanding and unvested employee awards in each period:

				Three Months Ended
	Year Ended December 31,
				April 4, 2004	April 3, 2005
	2002	2003	2004
				(unaudited)
Net loss:
Net loss attributable to common unit holders—as reported	$(165,180)	$(114,587)	$(123,099)	$(32,584)	$(38,795)
Less: Total employee equity-based compensation expense included in reported net loss	698	2,298	1,795	1,434	811
Add: Total employee equity-based compensation expense determined under fair value method for all awards	(1,821)	(2,298)	(1,795)	(1,434)	(811)

SFAS 123 pro forma net loss attributable to common unit holders	$(166,303)	$(114,587)	$(123,099)	$(32,584)	$(38,795)

Net loss attributable to common unit holders per membership unit (basic and diluted)
As reported	$(37.42)	$(21.29)	$(8.32)	$(2.75)	$(2.17)
SFAS 123 pro forma	$(37.67)	$(21.29)	$(8.32)	$(2.75)	$(2.17)

The fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions by plan:

	Year Ended December 31,						Three Months Ended
	2002		2003		2004		April 4, 2004		April 3, 2005
	ev3 LLC	MTI	ev3 LLC	MTI	ev3 LLC	MTI	ev3 LLC	MTI	ev3 LLC	MTI
							(unaudited)
Risk free interest rate	3.5%	3.2%	2.8%	2.8%	3.5%	3.7%	3.5%	3.7%	3.7%	4%
Expected dividend yield	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Expected volatility	—	63.0%	—	63.0%	—	63.0%	—	63.0%	—	58.4%
Expected option term	5 years	4 years	5 years	4 years	5 years	4 years	5 years	4 years	5 years	4 years

The Company used the minimum value pricing model for measuring the fair value of its options granted in the years ended December 31, 2002, 2003 and 2004 and for the three-month period prior to April 3, 2005, which does not take into consideration volatility. In accordance with SFAS 123, subsequent to April 5, 2005, the date of ev3's initial filing of the registration statement relating to its initial public offering with the Securities and Exchange Commission, the Company will use the Black-Scholes method, including an estimated volatility assumption, to estimate the fair value of all option grants. Forfeitures and cancellations are recognized as they occur. Expense previously recognized related to options that are cancelled or forfeited prior to vesting is reversed in the period of the cancellation or forfeiture.

In accordance with the provisions of SFAS 123 and Emerging Issues Task Force Issue 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, the Company accounts for non-employee equity based awards, in which goods or services are the consideration received for the equity instruments issued, at their fair value. The assumptions used to determine fair value under the Black-Scholes pricing model are as disclosed above for ev3 LLC and MTI as appropriate.

Fiscal Year

The Company operates on a manufacturing calendar with its fiscal year always ending on December 31. Each quarter is 13 weeks, consisting of one five-week and two four-week periods.

New Accounting Pronouncements

In November 2003 and March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The consensus reached requires companies to apply new guidance for evaluating whether an investment is other-than-temporarily impaired and also requires quantitative and qualitative disclosure of debt and equity securities, classified as available-for-sale or held-to-maturity, that are determined to be only temporarily impaired at the balance sheet date. In September 2004, the consensus was indefinitely delayed as it relates to the measurement and recognition of impairment losses for all securities in the scope of paragraphs 10-20 of EITF 03-1. The disclosures prescribed by EITF 03-1 and guidance related to impairment measurement prior to the issuance of this consensus continue to remain in effect. Adoption is not expected to have a material impact on the Company's combined consolidated earnings, financial position or cash flows.

In September 2004, the EITF issued EITF 04-1, Accounting for Preexisting Relationships between the Parties to a Business Combination, which requires that preexisting relationships between two parties to a business combination be settled prior to the combination. The EITF also addresses the measurement and recognition of settlements related to preexisting receivables and payables, executory contracts, intangible asset rights, and gain settlements among the parties to a business combination. This consensus is effective for the Company in the fourth quarter of 2004. Adoption did not have an impact on the Company's combined consolidated earnings, financial position or cash flows.

In November 2004, the FASB issued SFAS 151, Inventory Costs, An Amendment of Accounting Research Bulletin No. 43, Chapter 4, which adopts wording from the International Accounting Standards Board's ("IASB") IAS 2 Inventories in an effort to improve the comparability of cross-border financial reporting. The new standard indicates that abnormal freight, handling costs, and wasted materials

(spoilage) are required to be treated as current period charges rather than as a portion of inventory cost. Additionally, the standard clarifies that fixed production overhead should be allocated based on the normal capacity of a production facility. The statement is effective for the Company beginning in 2006. Adoption is not expected to have a material impact on the Company's combined consolidated earnings, financial position or cash flows.

On December 16, 2004 the FASB issued SFAS 123(R), Share-Based Payment, which is a revision of SFAS 123 and supersedes APB Opinion 25. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period and is effective for the Company on January 1, 2006. The Company has not yet determined the impact of the provisions of SFAS 123(R) on its combined consolidated earnings, financial position or cash flows.

In December 2004, the FASB issued Staff Position FSP 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. The American Jobs Creation Act of 2004 introduces a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. FSP 109-2 provides accounting and disclosure guidance for the repatriation provision, and was effective immediately upon issuance. Adoption did not have an impact on the Company's combined consolidated earnings, financial position or cash flows.

4. Liquidity and Capital Resources

 Since inception, the Company has generated significant operating losses. Historically, the liquidity needs of the Company's two principal subsidiaries have been met separately. Endovascular has been funded through a series of preferred investments and by demand notes payable issued by Warburg Pincus and Vertical. MTI has been funded through equity private placements and the issuance of promissory notes.

Warburg Pincus has provided Endovascular a letter of support under which Warburg Pincus is committed to fund up to $100,000 of Endovascular's cash needs through July 4, 2006. In addition, Warburg Pincus and Vertical, who have collectively advanced the Company $299,453 under demand notes and accrued interest payable at December 31, 2004, have agreed not to call the notes for payment until at least July 4, 2006. In the event of an initial public offering, the commitment for support from Warburg Pincus may be terminated or reduced and certain of the demand notes may be repaid to the holders but only to the extent that remaining funds available from the offering, plus amounts committed to Endovascular by Warburg Pincus, would provide cash availability to Endovascular to the extent of $100,000 through July 4, 2006. In addition, Warburg Pincus has provided MTI a letter of support to provide MTI with funding to a maximum of $5,000 through July 4, 2006.

The Company's future liquidity and capital requirements will be influenced by numerous factors, including clinical research and product development programs, receipt of and time required to obtain regulatory clearances and approvals, sales and marketing programs and the continuing acceptance of the Company's products in the marketplace. The Company believes that current resources and committed funding from Warburg Pincus are sufficient to cover the Company's liquidity requirements through July 4, 2006. However, there is no assurance that additional funding beyond the commitments discussed above will not be needed. Further, if additional funding were needed, there is no assurance that such funding will be available to the Company or its subsidiaries on acceptable terms, or at all. If the Company requires additional working capital but is not able to raise additional funds, it may be required to significantly curtail or cease ongoing operations.

5. Business Combinations

 The Company has consummated a number of business combinations through both of its operating subsidiaries.

A summary, including the acquisition date and primary operations of each acquisition, is as follows:

Acquisition	Date	Nature of operations
MitraLife ("MitraLife")	January 2002	Development stage enterprise which focused on cardiac remodeling and reshaping technology for use in the heart valve repair and replacement market.
EndiCOR Medical, Inc. ("EndiCOR")	March 2002	Developed and manufactured thrombectomy devices for removing blood clots.
ev3 Technologies, Inc. ("ev3 Technologies")	June 2002	Developed cardiac remodeling and reshaping technology for use in the heart valve repair and replacement market and direct international distribution network.
Appriva Medical, Inc. ("Appriva")	August 2002	Development stage enterprise which focused on developing and manufacturing a medical device for the atrial fibrilation market.
Dendron GmbH ("Dendron")	October 2002	Developed and manufactured neurovascular focused products such as embolic coils for the treatment of brain aneurysms.
IntraTherapeutics, Inc. ("IntraTherapeutics")	November 2002	Developed and manufactured stents for use in the peripheral vascular market.

 A summary of consideration paid for these 2002 acquisitions is as follows:

					Acquisition Consideration
			Units Issued		Fair Value
	% Acquired	Operating Segment						Total Consideration
Company			Number	Class	Units	Options	Cash(1)
MitraLife	100%	Cardio Peripheral	421,422	Options	$—	$211	$20,041	$20,252
EndiCOR	67%	Cardio Peripheral	2,890,604	Common	4,347	—	—	4,347
ev3 Technologies	10%	Cardio Peripheral	1,120,442	Preferred	3,311	—	—	3,311
Appriva	100%	Cardio Peripheral	1,288,937	Options	—	980	50,433	51,413
Dendron	100%	Neurovascular	—	—	—	—	25,924	25,924
IntraTherapeutics	100%	Cardio Peripheral	—	—	—	—	95,502	95,502

(1)
Includes direct acquisition costs.

At the time of the acquisition of EndiCOR by Endovascular, Warburg Pincus had a 33% interest in EndiCOR. As the majority shareholder in Endovascular, the Warburg Pincus interest was accounted for as an exchange of interests between entities under common control and the remaining 67% was accounted for as purchase accounting pursuant to SFAS 141. The fair value of units issued as consideration in the acquisition of EndiCOR was determined through an appraisal of the shares of Endovascular. The combined consolidated financial statements reflect the investment in EndiCOR on the equity method of accounting until the acquisition date and the consolidated results of operations of EndiCOR subsequent to the date of acquisition.

At the time of acquisition of ev3 Technologies by Endovascular, Warburg Pincus had a 90% interest in ev3 Technologies. As the majority shareholder in Endovascular, the Warburg Pincus interest was accounted for as an exchange of interests between entities under common control and the remaining 10% was accounted for as purchase accounting pursuant to SFAS 141. The fair value of the shares issued as consideration in the acquisition of the minority interest of ev3 Technologies was determined based on appraisals of Endovascular. The results of operations of ev3 Technologies have been reflected retroactively in these combined consolidated financial statements from the date of Warburg Pincus' initial investment.

All acquisitions above except for MitraLife and Appriva have been accounted for under the purchase accounting method pursuant to SFAS 141. The results of operations for all acquisitions have been included in the combined consolidated statements of operations from the date of acquisition except for EndiCOR and ev3 Technologies as discussed above.

At the dates of their respective acquisitions, MitraLife and Appriva were both development stage enterprises as defined under SFAS 7, Accounting and Reporting by Development Enterprises. Therefore, in accordance with the guidance in SFAS 141 and Emerging Issues Task Force 98-3 (EITF 98-3), Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, they did not constitute a business. Therefore, ev3 allocated the purchase price in accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets, related to the purchase of a group of assets. Consequently, all identifiable assets acquired were assigned a portion of the purchase price on the basis of their relative fair values.

The options issued by the Company in the acquisitions represent replacement of outstanding options to purchase the common stock of MitraLife and Appriva. These options have been considered part of the purchase price and were accounted for at fair value. A portion of the intrinsic value of the replacement options that required additional service to vest in the amount of $1,076 will be recorded as compensation expense as the options vest.

Fair value of assets acquired, net of liabilities assummed in each acquisition is as follows:

	MitraLife	EndiCOR	ev3 Technologies	Appriva	Dendron	Intra Therapeutics	Total
Current assets	$455	$6,242	$870	$2,098	$1,386	$5,433	$16,484
Property and equipment	99	134	154	408	631	2,061	3,487
Intangible assets	588	—	9	1,849	—	151	2,597
Developed technology	—	400	—	—	10,100	11,600	22,100
Goodwill	—	947	1,180	—	13,167	59,683	74,977

Total assets acquired	1,142	7,723	2,213	4,355	25,284	78,928	119,645
Current liabilities	636	4,756	902	4,805	2,959	6,866	20,924
Long-term liabilities	—	697	—	490	701	260	2,148

Total liabilities assumed	636	5,453	902	5,295	3,660	7,126	23,072

Net assets acquired	506	2,270	1,311	(940)	21,624	71,802	96,573
Acquired in process research and development	19,746	2,077	2,000	52,353	4,300	23,700	104,176

Purchase price	$20,252	$4,347	$3,311	$51,413	$25,924	$95,502	$200,749

None of the goodwill related to these acquisitions is deductible for tax purposes.

The weighted average life of intangible assets and developed technology acquired were 6.0 years and 5.4 years, respectively.

The Company's acquired in-process research and development charges were estimated considering an appraisal and represent the estimated fair value of the in-process projects at the date of acquisition. As of the acquisition date, the in-process projects had not yet reached technological feasibility and had no alternative use. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval to market the products. Accordingly, the value attributable to these projects, which had yet to obtain regulatory approval, was expensed in conjunction with the acquisition. If the projects are not successful, or completed in a timely manner, the Company may not realize the financial benefits expected from these projects.

The income approach was used to determine the fair values of the purchased research and development. This approach establishes fair value by estimating the after-tax cash flows attributable to the in-process project over its useful life and then discounting these after-tax cash flows back to the present value. Revenue estimates were based on relative market size, expected market growth rates and market share penetration. Gross margin estimates were based on the estimated cost of the product at the time of introduction and historical gross margins for similar products offered by the Company or by competitors in the marketplace. The estimated selling, general and administrative expenses were based on historical operating expenses of the acquired Company as well as long-term expense levels based on industry comparables. The costs to complete each project were based on estimated direct project expenses as well as the remaining labor hours and related overhead costs. In arriving at the value of acquired in-process research and development projects, the Company considered the project's stage of completion, the complexity of the work to be completed, the costs already incurred, the remaining costs to complete, the contribution of core technologies, the expected introduction date and the estimated useful life of the technology.

The discount rate used to arrive at the present value of acquired in-process research and development as of the acquisition date was based on the time value of money and medical technology investment risk factors. For the acquired in-process research and development projects acquired in connection with the 2002 acquisitions, risk-adjusted discount rates of 24% to 34% were utilized to discount the projected cash flows. For the acquired in-process research and development programs acquired in connection with the 2003 acquisitions, a risk-adjusted discount rate of 24% was utilized to discount the projected cash flows. The Company believes that the estimated acquired in-process research and development amounts determined represented the fair value at the date of acquisition and did not exceed the amount a third party would pay for the projects.

The most significant in-process projects acquired in connection with the Company's 2002 acquisitions include the following projects that collectively represent 92% of the 2002 acquired in-process value:

The Appriva atrial fibrillation project was estimated to be 20% complete at the date of acquisition. The risk adjusted discount rate used was 24% and significant net cash inflows from this project were expected to commence in 2006. The Company estimated that $52,353 of the purchase price represented the fair value of acquired in-process research and development. The Appriva product, PLAATO, has achieved partial commercialization and is available in certain international markets. At this time, the Company is in discussions with the FDA to finalize the U.S. clinical trial design and is unable to determine an estimated approval date, if any, for this technology. The Company estimates the remaining costs to obtain approval to be approximately $29,000.

The MitraLife cardiac remodeling and reshaping technology project was estimated to be 20% complete at the acquisition date. The risk adjusted discount rate was 25% and significant net cash inflows from this project were expected to commence in 2006. The Company estimated that $19,746 of the purchase price represented the fair value of acquired in-process research and development. The Company continued development on this project until September 2004, when the technology was sold.

The IntraTherapeutics next generation stent technologies were comprised of four main in-process projects: Protégé GPS, ParaMount Mini, drug eluting stent and carotid stent. The risk adjusted discount rate used for these projects was 25% and management estimated that $23,700 of the purchase price represented the fair value of acquired in-process research and development related to these projects. A summary of the status of these projects follows:

  •
  The Protégé GPS stent is a next generation self expanding stent project that was 80% complete at the date of acquisition. Significant net cash inflows from this project were expected to commence in 2004. The project received FDA regulatory approval in 2002, which is consistent with estimates at the date of acquisition.

  •
  The ParaMount Mini is a next generation balloon expandable stent project that was 20% complete at the date of acquisition. Significant net cash inflows from this project were expected to commence in 2004. The Company received FDA regulatory approval in 2003 related to this project, which is consistent with estimates at the date of acquisition.

  •
  The Company acquired an in-process project related to drug eluting stents that was 5% complete at the date of acquisition. Significant net cash inflows from this project were expected to commence in 2006. In 2003, the Company substantially cancelled the future development of this project.

  •
  The carotid stent project is being pursued for the minimally invasive treatment of carotid artery disease and was 10% complete at the date of acquisition. Significant net cash inflows from this project were expected to commence in 2005. The Company's carotid stent has achieved partial commercialization and is available in certain international markets, while the Company is conducting a clinical trial in the United States. The Company estimates that the existing clinical trial will be completed in 2005 and that the Company will incur additional costs of approximately $5,000 to obtain approval.

The acquisition agreements relating to the purchases of MitraLife, Appriva and Dendron require the Company to make additional payments to the sellers of these businesses if certain milestones are achieved. In each case, these milestone payments become due upon the completion of specific regulatory steps in the product commercialization process at dates specified in the agreements. The potential milestone payments total $25,000, $175,000 and $15,000 with respect to the MitraLife, Appriva and Dendron acquisitions, respectively, during the periods 2003 to 2009. Any additional purchase consideration or refund of consideration for milestone payments would be recorded as an adjustment to the purchase price at the time of payment or receipt.

The Company has determined that none of the milestone obligations related to the MitraLife acquisition have been met and that no future obligations would be required. On September 29, 2004, the Company sold substantially all of its assets relating to the MitraLife technologies, consisting of the rights to all intellectual properties, to a third party for $15,000, and recorded a gain on sale of $14,435, net of related expenses.

The first milestone under the agreement with Appriva was required by its terms to be achieved by January 1, 2005 in order to trigger a payment equal to $50,000. The Company did not achieve the first milestone by January 1, 2005, therefore, no payment is due.

The first two milestones under the agreement with Dendron totaling $7,500 were achieved by the Company and have been recognized as an adjustment to goodwill. The remaining milestone of $7,500 is contingent upon Dendron achieving an annual revenue target of $25,000 in any year through 2008.

The following unaudited pro forma summary presents the combined consolidated results of operations as if the acquisitions had occurred at the beginning of the fiscal period:

Year ended December 31, 2002
(unaudited)
Net sales	$55,955
Net loss	(171,407)
Loss per membership unit	(38.82)

6. MTI Step Acquisition

 The Company, through its wholly owned subsidiary, MII, has acquired a controlling interest in MTI in various step investments commencing in 2001. MTI is a publicly held Delaware corporation that develops, manufactures and markets minimally invasive medical devices for diagnosis and treatment primarily of neurovascular diseases. The Company held an approximate interest in MTI of 57.5%, 69.3% and 66.0% at December 31, 2002, 2003 and 2004, respectively.

The Company made investments in MTI in 2002 and 2003. The investments were accounted for using the step acquisition method prescribed by ARB 51, Consolidated Financial Statements. Step acquisition accounting requires the allocation of the excess purchase price to the fair value of net assets acquired. The excess purchase price is determined as the difference between the cash paid and the historical book value of the interest in net assets acquired.

The following table presents the determination of the excess purchase price for the additional investments:

	2002	2003
Cash paid	$8,267	$21,101
Interest acquired in historical book value of MTI	(6,887)	(16,036)

Excess purchase price	$1,380	$5,065

The following summarizes the allocation of the excess purchase price over historical book values arising from the additional investments:

	2002	2003
Inventory	$24	$153
Developed technology	756	2,271
Customer relationships	444	1,702
Trademarks and tradenames	140	350
Acquired in-process research and development	16	488
Goodwill	—	101

Total	$1,380	$5,065

The weighted average life of the acquired intangible assets was five years in each of the allocation periods above.

To the extent that investments in MTI by third party investors reduced the Company's ownership interest, the difference between the carrying value of the interest indirectly sold by the Company, and the consideration paid by the third party investor is considered a change in interest transaction. The Company has adopted an accounting policy of recording change of interest gains or losses within equity as permitted by Staff Accounting Bulletin ("SAB") 5H. Change of interest gains recorded in equity were $84, $1,520 and $2,243 in the years ended December 31, 2002, 2003 and 2004, respectively.

Prior to the consummation of the initial public offering, Warburg Pincus and Vertical will contribute shares of MTI's common stock to the Company in exchange for common membership units.

As disclosed in Note 2, MTI shares to be contributed by Warburg Pincus representing a 15.7% interest in MTI have been accounted for as a transfer of assets between entities under common control and the combined condensed financial statements give effect to the contribution by Warburg Pincus as though such contributions occurred in 2003 and 2004 when Warburg Pincus acquired its interest in MTI. Shares of MTI to be contributed by Vertical, representing a 4.3% interest, are not given effect in these combined consolidated financial statements. The contribution of MTI shares by Vertical will be accounted for under the purchase method of accounting at the date of the contribution by Vertical.

7. Inventories

 Inventory consists of the following:

	December 31,
			April 3, 2005
	2003	2004
			(unaudited)
Raw materials	$6,911	$6,874	$5,842
Work-in-progress	3,566	1,832	2,204
Finished goods	12,070	17,481	21,567

	22,547	26,187	29,613
Inventory reserve	(4,193)	(3,687)	(3,464)

Inventory, net	$18,354	$22,500	$26,149

8. Property and Equipment

 Property and equipment consists of the following:

	December 31,
			April 3, 2005
	2003	2004
			(unaudited)
Machinery and equipment	$10,314	$11,214	$11,842
Office furniture and equipment	9,394	10,323	10,630
Leasehold improvements	3,944	4,239	4,300
Construction in progress	1,035	647	2,559

	24,687	26,423	29,331
Less:
Accumulated depreciation and amortization	(12,925)	(17,293)	(18,052)

Property and equipment, net	$11,762	$9,130	$11,279

Depreciation and amortization expense for property and equipment for the years ended December 31, 2002, 2003 and 2004 was $2,233, $3,856 and $4,220, respectively. Depreciation and amortization expense was $1,011 and $942 for the three months ended April 4, 2004 (unaudited) and April 3, 2005 (unaudited), respectively.

9. Goodwill and Other Intangible Assets

 The changes in the carrying amount of goodwill by operating segment for the years ended December 31, 2003 and 2004 and the three months ended April 3, 2005 were as follows:

	Cardio Peripheral	Neuro- vascular	Total
Balance as of January 1, 2003	$76,286	$13,167	$89,453
Return of purchase consideration and finalization of purchase price allocations for prior year acquisitions	(2,855)	315	(2,540)
Contingent consideration related to acquisition milestone	—	3,750	3,750
Goodwill related to MTI step acquisitions	—	101	101

Balance as of December 31, 2003	73,431	17,333	90,764
Contingent consideration related to acquisition milestone	—	3,750	3,750

Balance as of December 31, 2004	73,431	21,083	94,514
Settlement of litigation over purchase price adjustments (unaudited)	(2,124)	—	(2,124)

Balance as of April 3, 2005 (unaudited)	$71,307	$21,083	$92,390

In 2002, as a result of the Company's annual goodwill impairment analysis, the Company recorded an impairment charge of $11,672 related to the goodwill in its neurovascular operating segment. In estimating the fair market value of the neurovascular operating segment and the implied fair value of its goodwill, the Company considered an appraisal of MTI performed in conjunction with a private placement of MTI's common stock which occurred during the fourth quarter of 2002. The appraisal was performed using accepted valuation methods such as discounted cash flows and cost recovery analysis. The impairment charge is included within amortization of intangibles in the combined consolidated statement of operations.

The consideration adjustments to Cardio Peripheral goodwill in 2003 relate to the finalization of a closing balance sheet working capital settlement and adjustments to contingent liabilities.

Other intangible assets consist of the following:

		December 31,
		2003			2004
	Weighted average useful life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and licenses	5.0	$2,932	$(1,462)	$1,470	$3,496	$(1,655)	$1,841
Developed technology	6.0	47,906	(13,309)	34,597	47,836	(21,126)	26,710
Trademarks and tradenames	5.0	2,627	(637)	1,990	2,627	(1,041)	1,586
Customer relationships	5.0	5,177	(2,501)	2,676	5,177	(3,463)	1,714

Other intangible assets		$58,642	$(17,909)	$40,733	$59,136	$(27,285)	$31,851

		April 3, 2005 (unaudited)
	Weighted average useful life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and licenses	5.0	$7,008	$(2,922)	$4,086
Developed technology	6.0	46,026	(23,669)	22,357
Trademarks and tradenames	5.0	2,635	(1,204)	1,431
Customer relationships	5.0	5,236	(3,709)	1,527

Other intangible assets		$60,905	$(31,504)	29,401

Intangible assets are amortized using methods which approximate the benefit provided by the utilization of the assets. Patents and licenses, developed technology and trademarks and tradenames are amortized on a straight line basis. Customer relationships are amortized using the double declining balance method.

Total amortization of intangible assets was $17,370, $12,078, and $9,863 for the years ended December 31, 2002, 2003, and 2004, respectively. In 2002, the Company recorded an impairment charge of $11,672 related to goodwill associated with the step acquitisions of interests in MTI. In 2003, the Company recorded an impairment charge of $2,370 related to MitraLife and Appriva intangible assets. During 2003, the Company decided to reorganize the operations acquired and determined that the intangible assets acquired in the acquisitions no longer had value. These impairment charges are included in amortization of intangible assets in the combined consolidated statements of operations.

Based on the intangible assets in service as of December 31, 2004, estimated amortization expense for the next five years ending December 31 is as follows:

2005	$10,430
2006	9,040
2007	6,635
2008	3,442
2009	933

10. Investments

 As partial consideration for entering into a licensing agreement, the Company received shares in Enteric Medical Technologies ("Enteric"). Pursuant to the terms of the sale of Enteric in 2002, the Company recorded a gain of $7,400 in consideration for its sale of Enteric shares. In addition, the Enteric sale agreement provided for contingent consideration and in 2003 the Company realized and recorded an additional gain of $14,647 related to the achievement of a defined milestone.

The Company invested $8,070 for approximately 13% interest in Alsius Corporation ("Alsius") in 2002. An additional investment in the amount of $606 was made in 2003. The Company recorded an other than temporary decline in value of this investments in the amount of $11,100 during the year ended December 31, 2003, of which $8,070 related to Alsius.

The Company has a licensing agreement and an approximate 14% interest in Genyx Medical, Inc. ("Genyx"). The carrying value of the Company's investment in Genyx is $0 as of December 31, 2003 and 2004 and the Company has no obligation to fund Genyx's operations. In January 2005, the Company sold its interest in Genyx and recorded a gain of $3,733.

11. Accrued Liabilities

 Accrued liabilities consist of the following:

	December 31,
	2003	2004
Accrued professional services	$2,317	$3,591
Accrued clinical studies	1,372	1,580
Office closure	1,046	2,698
Accrued other	8,242	5,952

Total accrued liabilities	$12,977	$13,821

12. Notes Payable

 Notes payable consist of the following:

	December 31,
			April 3, 2005
	2003	2004
			(unaudited)
Current notes payable:
Endovascular notes payable—Warburg Pincus	$201,871	$—	$—
Endovascular notes payable—Vertical	11,162

Total current notes payable	$213,033	$—	$—

Non-current notes payable:
Endovascular notes payable—Warburg Pincus	$—	$283,931	$336,095
Endovascular notes payable—Vertical	—	15,522	18,278
MTI promissory notes payable	3,467	—	—

Total non-current notes payable	$3,467	$299,453	$354,373

Endovascular Notes Payable

Endovascular has issued demand notes to Warburg Pincus and Vertical in order to obtain the necessary funds to complete acquisitions, meet working capital requirements and fund operating losses. Demand notes totaling $106,895, $92,283 and $67,684 were issued during the years ended December 31, 2002, 2003 and 2004, respectively. Demand notes totaling $49,100 were issued during the three months ended April 3, 2005 (unaudited). The notes are convertible at the option of the holder into Preferred B-2 units at a stated price of $3.56 per unit, or, upon a qualified financing, into the same units and price per unit as were issued and sold by the Company to the third party investors. Class B-2 preferred membership units have the same rights, powers, preferences and relative participating, optional or other special rights as the Class B preferred membership units with accretion of the stated value beginning on the date of issuance. The rights of Class B preferred membership units are discussed in Note 13.

The notes bear interest at 8% per annum and interest expense totaled $1,304, $12,551, and $18,736 for the years ended December 31, 2002, 2003, and 2004, respectively. Interest expense was $5,820 for the three months ended April 3, 2005 (unaudited). The Company has made no interest payments on the demand notes and accrued interest of $13,855 and $32,591 is included in the balance of notes payable at December 31, 2003 and 2004, respectively. Accrued interest was $38,411 at April 3, 2005 (unaudited).

In March 2005, Warburg Pincus and Vertical agreed not to call the demand notes for payment before July 4, 2006. Consequently the balance of the notes at December 31, 2004 and April 3, 2005, including accrued and unpaid interest thereon, has been classified as a long term obligation in the December 31, 2004 and April 3, 2005 combined consolidated balance sheets. Upon completion of an initial public offering meeting specified criteria, a portion of the notes may be repaid before July 4, 2006.

MTI Promissory Note Payable—December 2003

In December 2003, MTI entered into a note purchase agreement with certain accredited institutional investors, under which MTI issued $17,000 aggregate principal amount of unsecured exchangeable promissory notes that bore interest at 7% per annum. The amount of intercompany participation in the financing of $11,700 has been eliminated in consolidation of the Company's interest in MTI.

The note purchase agreement was executed with an exchange price of $2.73 per share when the closing market price of MTI stock was $3.74 per share. This difference totaling $1,970 was recorded against the notes as a discount representing a beneficial conversion feature arising from the minority interests' participation in the financing. As this beneficial conversion feature relates solely to the notes issued to the minority interest, it has been reflected as a component of minority interest on the balance sheet at December 31, 2003.

In January 2004, the aggregate principal amount of the notes and related accrued interest were exchanged for MTI common stock. Upon conversion, the discount on the notes was fully amortized and recorded in the statement of operations as interest expense. As this expense related solely to the minority interests' participation in the financing, it was allocated to the minority interest in loss of subsidiary in the statement of operations.

MTI Promissory Note Payable—June 2004

In June 2004, MTI entered into a note purchase agreement with certain accredited institutional investors under which MTI issued $21,000 aggregate principal amount of unsecured exchangeable promissory notes that bore interest at 7% per annum. The amount of intercompany participation in the financing of $10,000 has been eliminated in consolidation of the Company's interest in MTI.

The note purchase agreement was executed with an exchange price of $3.10 per share when the closing market price of MTI stock was $4.45 per share. This difference totaling $4,793 was recorded against the notes as a discount representing a beneficial conversion feature arising from the minority interests' participation in the financing. In August 2004, the aggregate principal amount of the notes and related accrued interest were exchanged for MTI common stock. Upon conversion, the discount on the notes was fully amortized and recorded in the statement of operations as interest expense. As this expense related solely to the minority interests' participation in the financing, it was allocated to the minority interest in loss of subsidiary in the statement of operations.

13. Members' Equity and Redeemable Convertible Preferred Membership Units

 The Company, when it was formed, authorized and issued 4,400,728 Common Membership Units (Common), 24,040,718 Class A Preferred Membership Units (Class A) and 41,077,336 Class B Preferred Membership Units (Class B). The Class A units were issued in exchange for 100% of the outstanding units of MII, and the Class B units and Common units were exchanged for 100% of the outstanding preferred and common shares of Endovascular. This exchange has been reflected retroactively in the combined consolidated financial statements.

Redeemable Convertible Preferred Membership Units

Class A and Class B Preferred units (together the "Preferred units") are redeemable at the option of the holder. Preferred units have special rights relating to conversion to Common units, liquidation, election of directors, and certain other matters. The Preferred units are entitled to vote on all matters along with the holders of Common units on an as-if converted basis. The Preferred units are convertible into Common units on a 1:1 basis, subject to an adjustment for any interest, splits, distribution, or other actions.

The Company's Board of Managers has the right to issue more units, admit new members or change the allocation of units among its members. Upon liquidation, dissolution or winding up of the Company the Preferred units are entitled to be paid out of assets of the Company prior to any Common Membership Units.

The liquidation value of the Class A units accrete at the rate of 8% per annum, compounded semi-annually. The liquidation value of the Class B units accrete at the rate of 18% per annum until the first annual anniversary and 8% per annum, thereafter, both compounded semiannually. At December 31, 2004, the liquidation value was $3.96 per unit for Class A units and $4.35 per unit for Class B units. Aggregate liquidation value at December 31, 2004 was $95,105 for Class A units and $178,502 for Class B units.

On July 2, 2008, and on each successive July 2 thereafter, at the option of the holders of a majority of the Class A units and Class B units then outstanding may require the Company to redeem any or all Preferred units at a price in cash equal to the liquidation value. The Preferred units are being accreted to their liquidation value at the first redemption date with the accretion in value to the Preferred units recorded as a charge to accumulated deficit.

The holders of a majority of the Class A units may elect to require all Class A unit holders to exchange their interests in the Company for 100% of MII equity instruments.

Based on their stated rights, in the event of a public offering of at least $100 million with net proceeds to the Company of at least $40 million, each Preferred unit shall automatically convert to one Common unit at the effective date. In connection with the planned merger of ev3 and the Company as described in Note 1, each Preferred unit will be converted into the right to receive one share of ev3 common stock without regard to the size of an initial public offering as long as the offering is completed by September 30, 2005. The Company's Board of Managers may, without the consent of the common membership unit holders, in order to facilitate a public offering of securities, cause the Company to incorporate its business and require members to transfer their units for an exchange of shares of a newly formed corporation or successor.

The Company issued 3,165,051 Class A units for cash of $11,268 in 2002 and 5,098,414 Class A units for cash of $18,102 in 2003.

In 2002, the Company issued 32,340,607 Class B units for cash totaling $95,517. In addition, the Company issued 1,120,442 Class B units valued at $3,311 in connection with the acquisition of the minority interests of ev3 Technologies in 2002. In 2003, the Company redeemed 17,481 Class B units for $62.

Redeemable Equity

In 2002, the Company had redeemable equity outstanding with a right for the equity holder to put the equity back to the Company during the period from December 21, 2002 to December 31, 2002. The equity holders' exercised their right to put the equity back to the Company during the stated period, resulting in payment of $11,381 in 2003.

14. Equity Based Compensation Plans

 The Company and its publicly traded subsidiary, MTI, offer various equity based award plans to their employees, officers, directors and consultants.

ev3 LLC Unit-Based Incentive Plan

The Board of Managers approved the 2003 incentive plan (the "2003 Plan") that allows for the grant of up to 13,299,655 units for option awards related to the Company's common units. The 2003 Plan amended an existing Endovascular plan. The option holders under the original plan exchanged their options to acquire shares in Endovascular for options to acquire units in the Company upon the date of the Company's formation as described in Note 1. The exchange was accounted for as a modification of options under SFAS 123 and resulted in additional compensation expense of $304 and $68 for the years ended December 31, 2003 and 2004.

Options, other than those granted to outside consultants, vest over a four-year period and expire within a period of not more than ten years from the date of grant. Vested options expire ninety days after termination of employment. Options granted to outside consultants generally vest over the term of their consulting contract. The exercise price per unit for each option is set by the Board of Managers at the time of grant, provided that the exercise price per unit is not less than 85% of the fair value per unit on the grant date.

The 2003 Plan also allows for the Board of Managers to issue restricted units and other unit-based awards, such as appreciation rights, phantom units, bargain purchase units and unit bonuses, to any eligible person under the plan. No such awards have been issued.

A summary of option activity for the 2003 Plan is as follows:

	Units Outstanding	Weighted-Average Exercise Price Per Unit
Balance at January 1, 2002	630,014	$6.13
Granted:
Exercise price above market at date of grant(1)	7,131,881	$1.15
Exercised	—	—
Canceled	(377,668)	$5.72

Balance at December 31, 2002	7,384,227	$1.34
Granted:
Exercise price above market at date of grant(2)	4,644,201	$1.47
Exercised	(182,262)	$0.18
Canceled	(2,633,643)	$1.31

Balance at December 31, 2003	9,212,523	$1.44
Granted:
Exercise price above market at date of grant(3)	2,312,836	$1.47
Exercise price below market at date of grant(4)	454,500	$1.47
Exercised	(88,262)	$1.00
Canceled	(2,091,238)	$1.21

Balance at December 31, 2004	9,800,359	$1.50

Options exercisable at December 31, 2002	642,287	$2.29

Options exercisable at December 31, 2003	2,810,761	$1.50

Options exercisable at December 31, 2004	4,102,879	$1.56

(1)
The weighted average fair value for options issued above market was $0.41.

(2)
The weighted average fair value for options issued above market was $0.06.

(3)
The weighted average fair value for options issued above market was $0.04.

(4)
The weighted average fair value for options issued below market was $0.78.

Activity for the three months ended April 3, 2005 (Unaudited)

During the three months ended April 3, 2005, 3,098,000 unit options were granted with a weighted average exercise price of $1.47 per unit. As of April 3, 2005, 12,266,631 unit options were outstanding with a weighted average exercise price of $1.50, of which 4,249,232 options are exercisable at a weighted average exercise price of $1.57.

For options outstanding and exercisable at December 31, 2004, the exercise price ranges and average remaining lives were as follows:

	Options Outstanding			Options Exercisable
Exercise Price Per Unit	Number Outstanding	Weighted-Average Per Unit Exercise Price	Weighted-Average Remaining Contractual Life	Number Exercisable	Weighted-Average Exercise Price Per Unit
$0.06-$0.59	459,620	$0.48	5.6 years	391,550	$0.48
$1.47-$3.56	9,282,836	$1.47	8.2 years	3,653,426	$1.47
$13.39-$16.01	57,375	$14.47	4.4 years	57,375	$14.47
$38.17	528	$38.17	2.5 years	528	$38.17

	9,800,359	$1.50	8.0 years	4,102,879	$1.56

MTI Stock-Based Incentive Plans

1993 Stock Option Plan

The 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "1993 Plan") provides for the direct sale of shares and the grant of options to purchase up to 650,000 shares of MTI's common stock to its employees, officers, consultants and directors. The 1993 Plan expired by its terms in 2003 and no further options, rights or restricted stock awards may be granted under such plan.

The 1993 Plan included incentive stock options ("ISOs") and nonqualified stock options ("NSOs") for which the option prices could not be less than the fair market value of the shares of MTI's common stock on the date of the grant. For ISOs, the exercise price per share could not be less than 110% of the fair market value of a share of MTI's common stock on the grant date for any individual possessing more than 10% of the total outstanding common stock of MTI.

Options, other than those granted to outside consultants, generally vest over a four-year period when granted. The 1993 Plan provides for the possible acceleration of vesting of granted options upon the occurrence of certain events, among them a change of control of MTI. Options granted to outside consultants generally vest over the term of their consulting contract. Options expire within a period of not more than ten years from the date of grant and expire ninety days after termination of employment.

1996 Stock Incentive Plan

The 1996 Stock Incentive Plan (the "1996 Plan") provides for options to purchase up to 5,750,000 shares of MTI's common stock and restricted common stock grants. The 1996 Plan includes NSOs and ISOs and may include grants to MTI's directors, officers, employees and consultants, except that incentive stock options may not be granted to non-employee directors or consultants. In addition, the 1996 Plan, as amended, provides that each of MTI's non-employee directors be granted an option consisting of 16,000 shares of common stock, which vest and become exercisable at the rate of 25% immediately and 25% on the anniversary of such director's initial election during the three-year period following the grant date. Such directors shall also automatically be granted options for an additional

4,000 shares each year thereafter, subject to an aggregate stock ownership limitation of 1% of outstanding shares and options as defined in the 1996 Plan.

Options, other than those granted to the non-employee directors as described above or outside consultants, generally vest over a four-year period when granted. The 1996 Plan provides for the possible acceleration of vesting of granted options upon the occurrence of certain events, among them a change of control of MTI. Options expire within a period of not more than ten years from the date of grant. Options expire generally thirty days after termination of employment.

A summary of stock option activity for the 1993 and 1996 Plans is as follows:

	Shares Outstanding	Weighted-Average Exercise Price Per Share
Balance at January 1, 2002	2,762,486	$6.56
Granted(1)	1,510,428	$3.24
Exercised	(158,185)	$5.70
Canceled	(256,505)	$6.46

Balance at December 31, 2002	3,858,224	$5.30
Granted(2)	791,000	$3.74
Exercised	(113,698)	$4.72
Canceled	(589,741)	$5.89

Balance at December 31, 2003	3,945,785	$4.91
Granted(3)	296,500	$3.95
Exercised	(29,200)	$1.92
Canceled	(240,414)	$4.75

Balance at December 31, 2004	3,972,671	$4.87

Options exercisable at December 31, 2002	2,223,722	$6.59

Options exercisable at December 31, 2003	2,185,204	$6.06

Options exercisable at December 31, 2004	2,687,567	$5.54

(1)
The weighted average fair value for options granted was $1.62.

(2)
The weighted average fair value for options granted was $1.87.

(3)
The weighted average fair value for options granted was $2.02.

Activity for the three months ended April 3, 2005 (Unaudited)

During the three months ended April 3, 2005, MTI granted options to purchase 1,057,000 shares at a weighted average grant price of $3.84. As of April 3, 2005, there were 4,996,108 options outstanding under MTI's plans with a weighted average exercise price of $4.67, of which 2,949,597 were exercisable at a weighted average exercise price of $5.40.

A summary of stock options issued under the 1993 and 1996 Plans at December 31, 2004 is as follows:

	Options Outstanding			Options Exercisable
Exercise Price Per Share	Number Outstanding	Weighted Average Per Share Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price Per Share
$0.46-2.50	977,696	$2.15	7.8 years	506,873	$2.14
$2.67-5.19	1,426,103	$4.09	7.7 years	793,283	$4.34
$5.25-7.25	927,959	$5.97	6.3 years	754,520	$6.02
$7.34-11.00	640,913	$9.17	4.2 years	632,891	$9.19

	3,972,671	$4.87	6.8 years	2,687,567	$5.54

Other Plans

The Employee Stock Purchase Plan (the "Purchase Plan") covers an aggregate of 400,000 shares of MTI common stock and was designed to qualify as a non-compensatory plan under Section 423 of the Internal Revenue Code. The Purchase Plan permits an eligible employee of MTI to purchase MTI common stock through payroll deductions not to exceed 20% of the employee's compensation. An employee's participation is limited also if such participation results in the employee (a) owning shares or options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of stock of MTI, (b) having the right to purchase shares under all employee stock purchase plans of MTI which exceeds $25 of fair market value of such shares for any calendar year in which the right is outstanding at any time, or (c) having the right on the last day of any offering period (described below) to purchase in excess of 2,500 shares.

The price of the MTI common stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the six-month offering period (January 1 or July 1) or on the applicable purchase date (June 30 or December 31). Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. Unless terminated earlier by MTI, the Purchase Plan will terminate in 2007. For the years ended December 31, 2002, 2003, and 2004, purchases by employees under the Purchase Plan resulted in the issuance of 86,742, 105,005, and 122,521 shares of MTI common stock, respectively, and in proceeds to MTI of $202, $242, and $368, respectively. Compensation expense recorded for the plan in the combined consolidated statements of operations for the years ended December 31, 2002, 2003 and 2004 was $0, $98, and $65, respectively. For the year ended December 31, 2002, compensation expense of $80 is included in the pro forma net loss as disclosed in Note 3. Compensation expense for 2003 and 2004 (and pro forma 2002 expense) has been determined using the assumptions for MTI as disclosed in Note 3, except for the expected option term, which is immediate.

Warburg Pincus and certain employees of the Company entered into loan agreements in order for the employees to buy ownership interests in the Company's subsidiaries. In January 2004, one of the loans was settled for less than the total outstanding balance. The Company has recognized compensation expense of $937 associated with the settlement of the loan.

As a result of the settlement of the loan, the remaining outstanding loans are now considered to be a part of a stock compensation arrangement. The Company measured compensation expense at the modification date for the remaining arrangements and determined that there was no additional compensation expense.

Non-Employee Equity-Based Compensation

For the years ended December 31, 2002, 2003 and 2004, the Company recognized consulting expense, included in research and development expense in the accompanying combined consolidated statements of operations of $246, $240, and $121, respectively, relating to the fair value of 373,897 MTI options granted to consultants under MTI's 1993 and 1996 Plans. The assumptions and methodology to determine fair value are the same as those used by MTI described in Note 3.

15. Defined Contribution Plans

 Endovascular offers substantially all employees the opportunity to participate in defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. The general purpose of these plans is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. The Plan provides for the Company to match 50% of the employees' pre-tax contribution, up to a maximum of 3% of eligible earnings. The employee is immediately vested in the matching contribution. Compensation expense related to this plan was $145, $729, and $716 for the years ended December 31, 2002, 2003, and 2004, respectively.

MTI administers a 401(k) Savings Plan on behalf of qualified employees. MTI may, at its option, contribute to the plan, but has not done so since the plan's inception.

Expenses to administer the plans are borne by the Company and have amounted to approximately $32, $38, and $24 for the years ended 2002, 2003 and 2004, respectively.

16. Income Taxes

 The Company is an LLC and is not subject to taxation. The merger with ev3 and the resulting change to a taxable entity does not have an impact on the Company's combined consolidated financial statements.

The Company's operating subsidiaries are taxable entities. Following is a combined reconciliation of the U.S. Federal statutory rate to the Company's effective tax rate:

	For the Years Ended December 31,
	2002	2003	2004
U.S. Federal statutory tax rate	(34.0)%	(34.0)%	(34.0)%
Meals and entertainment	0.1%	0.2%	0.2%
Minority interest	(0.7)%	—	—
Losses of foreign subsidiaries	2.9%	1.8%	2.4%
Stock issuance costs	—	0.3%	—
Acquired in-process research and development	21.7%	—	—%
State income taxes	(0.9)%	(4.7)%	(4.4)%
Tax credits	(0.3)%	(0.3)%	(0.1)%
Non-deductible expenses	—	0.8	3.1%
Change in valuation allowance	10.5%	35.6%	32.5%
Other, net	0.8%	0.8%	0.5%

Effective tax rate	0.1%	0.5%	0.2%

The components of Endovascular's provision for income taxes are as follows:

	For the Years Ended December 31,
	2002	2003	2004
Current:
U.S. Federal	$—	$—	$—
U.S. State	—	—	—
Foreign	169	301	194

Total Current	169	301	194

Deferred:
U.S. Federal	—	—	—
U.S. State	—	—	—
Foreign	—	—	—

Total deferred	—	—	—

Total tax provision	$169	$301	$194

 Endovascular's effective income tax rate varies from the U.S. Federal statutory rate as follows:

	For the Years Ended December 31,
	2002	2003	2004
U.S. Federal statutory tax rate	(34.0)%	(34.0)%	(34.0)%
Meals and entertainment	—	0.1%	0.2%
Minority interest	(0.7)%	—	—
Equity earnings of non consolidated affiliates	0.9%	—	—
Losses of foreign subsidiaries	3.5%	2.0%	3.0%
Acquired in-process research and development	24.6%	—	—
State income taxes	(1.0)%	(5.4)%	(5.5)%
Change in valuation allowance	6.9%	36.3%	36.5%
Non-deductible expenses	—	0.9%	—
Other, net	—	0.4%	—

Effective tax rate	0.2%	0.3%	0.2%

Endovascular had the following deferred tax assets and liabilities as of:

	December 31,
	2003	2004
Inventories	$1,263	$980
Intangible assets	(6,741)	(5,491)
Tax credit carryforwards	1,561	1,561
Unrealized losses on investments	3,267	3,267
Property and equipment	109	117
Net operating loss carryforwards	63,957	91,832
Other reserves and accruals	1,795	1,271
Other	1,264	1,784
Valuation allowance	(66,475)	(95,321)

Net deferred tax asset (liability)	$—	$—

Many of Endovascular's foreign subsidiaries have generated foreign net operating losses, for which the benefit is not recorded in the deferred assets above. The benefit of these losses, if recorded would have a complete valuation allowance established against them.

Endovascular has established a complete valuation allowance against its net deferred tax assets because it was determined by management at the balance sheet date that it was more likely than not that such deferred tax assets would not be realized. Of the total valuation allowance at December 31, 2004, $23,356 relates to deferred tax assets acquired during 2002 in connection with the purchases of EndiCOR, MitraLife, Appriva, ev3 Technologies and IntraTherapeutics. In future years if the deferred tax assets are determined by management to be more likely than not to be realized, the recognized tax benefits relating to the reversal of the valuation allowance as of December 31, 2004 will be recorded as follows:

Income tax benefit from continuing operations	$83,824
Goodwill	$11,497

Total	$95,321

At December 31, 2004, Endovascular had net operating loss carryforwards for federal and state purposes of $229,580 (net of $29,934 expected to expire before utilization due to the Internal Revenue Code ("IRC") Section 382 limitation). Endovascular has research and experimentation credit carryforwards for federal and California purposes of approximately $1,047 and $496, respectively (collectively net of $1,094 expected to expire before utilization due to the IRC Section 382 limitation). Endovascular also has a manufacturer's investment credit carryforward for California tax reporting purposes of approximately $19 (net of $20 limited under California law).

The acquisitions made by Endovascular during 2001 and 2002 resulted in ownership changes which limit Endovascular's ability to utilize its net operating loss and credit carryforwards pursuant to IRC Section 382. It is also possible that Endovascular may have experienced an ownership change or that its subsidiaries may have undergone ownership changes prior to the acquisitions by Endovascular in 2001 and 2002. These possible changes would further limit the availability of the Company's attributes. Furthermore, subsequent changes in equity of Endovascular could further limit the utilization of the federal net operating loss and credit carryforwards. Such limitations could result in expiration of carryforward periods prior to utilization of the net operating loss and credit carryforwards.

When ev3 Technologies, ev3 International, and MitraLife ("Technologies group") were acquired there was no ownership change for IRC Section 382 purposes. The net operating loss carryforward of the Technologies group is subject to the separate return year ("SRLY") provisions of the Treasury Regulations. Under the SRLY provisions, the net operating loss carryforward of the Technologies group may only be used to offset future taxable income generated by the Technologies group.

The carryforwards available as of December 31, 2004 have expiration periods and limitations for federal tax purposes as follows:

Entity Name	NOL Carryforward	Federal Credit Carryforward	State Credit Carryforward	Federal Carryforward Expiration Period	Type of Attribute Limitation
*Microvena	$243	$—	$—	2010-2011	None
*EndiCOR	8,364	—	—	2011-2022	§ 382
*MitraLife	2,896	137	103	2020-2022	SRLY
*Appriva	18,009	360	393	2019-2022	§ 382
*ITI	24,249	550	—	2019-2022	§ 382
ev3 Technologies	5,996	—	—	2021-2023	SRLY
**Endovascular	169,823	—	—	2021-2023	None

TOTAL	$229,580	$1,047	$496

*
These amounts represent the net operating losses and credit carryforwards acquired by the Company during 2001 and 2002 net of amounts expected to expire before utilization due to the IRC §382 limitations or SRLY limitations.

**
All NOL's are available for utilization on the consolidated federal income tax return of Endovascular.

The components of MTI's provision for income taxes are as follows:

	For the Years Ended December 31,
	2002	2003	2004
Current:
U.S. Federal	$—	$—	$—
U.S. State	3	2	2
Foreign	—	—	—

Total Current	3	2	2

Deferred:
U.S. Federal	—	—	—
U.S. State	—	—	—
Foreign	—	—	—

Total deferred	—	—	—

Total tax provision	$3	$2	$2

MTI's effective income tax rate varies from the U.S. Federal statutory rate as follows:

	For the Years Ended December 31,
	2002	2003	2004
U.S. Federal statutory tax rate	(34.0)%	(34.0)%	(34.0)%
Meals and entertainment	0.3%	0.6%	0.2%
Stock issuance costs	—	2.6%	—
Acquired in-process research and development	6.4%	—	—
Tax credits	(1.6)%	(2.7)%	(0.6)%
Change in valuation allowance	29.2%	33.4%	17.7%
Non deductible expenses	—	—	16.4%
Other, net	(0.3)%	0.1%	0.3%

Effective tax rate	0.0%	0.0%	0.0%

MTI had the following deferred tax assets and liabilities as of:

	December 31,
	2003	2004
Capitalized research and development costs	$10,006	$10,619
Intangibles	1,711	854
Tax credit carryforwards	3,831	4,188
Net operating loss carryforwards	24,996	30,092
Other reserves and accruals	1,008	1,643
Other	926	1,544
Valuation allowance	(42,478)	(48,940)

Net deferred tax asset	$—	$—

MTI has established a complete valuation allowance against its deferred tax assets because it was determined by management that it was more likely than not at the balance sheet date that such deferred tax assets would not be realized.

When the Company converts to a C-Corporation, the purchase accounting related to the MTI step accounting within MII will result in deferred tax liabilities which will reduce the above valuation allowance.

At December 31, 2004, MTI had net operating loss carryforwards for federal and state purposes of approximately $74,859 and $52,491, respectively. MTI has research and experimentation credit carryforwards for federal and state purposes of approximately $2,136 and $2,052, respectively. MTI also has a manufacturer's investment credit carryforward for state purposes of approximately $145.

At December 31, 2004, Dendron had foreign net operating loss carryforwards of approximately $9,400. The losses carry over indefinitely, unless certain changes in business operations, as defined, occur during the carryover period. The Company has established a full valuation allowance against these deferred tax assets since management does not believe it is more likely than not that this foreign subsidiary's German net operating loss carryforwards will be fully utilized. Upon realization, a portion of the benefit from the net operating loss carryforward will reduce goodwill recognized upon Dendron's acquisition.

The closing of a July 2001 financing transaction with MII resulted in a change in ownership as defined by Section 382 of the Internal Revenue Code and similar state provisions, which resulted in a limitation on the Company's ability to utilize its net operating loss carryforwards during any year to offset future taxable income in excess of $5,800. A similar limitation may have resulted from financing transactions in 2004.

German taxing authorities have not audited the income tax returns of Dendron since MTI's acquisition of Dendron in October 2002. While the Company believes that Dendron has made its tax filings in conformity with German tax regulations, the Company is unable to predict what, if any, areas of inquiry might be pursued by German tax authorities in connection with an audit in general, or specifically in connection with either MTI's acquisition of Dendron or the subsequent closure of MTI's German manufacturing facility or whether, or to what extent, Dendron will be subject to additional liability or tax.

17. License Agreements

 The Company has various licensing agreements with third parties for the use of certain technologies for which royalties ranging from 3% to 12% of net sales are paid. The Company incurred $914, $1,278, and $1,498 in connection with royalty and licensing agreements, which is included in selling, general and administrative expenses for the years ended December 31, 2002, 2003, and 2004, respectively.

18. Commitments and Contingencies

Operating Leases

The Company leases various manufacturing and office facilities and certain equipment under operating leases.

Total future non-cancelable minimum lease commitments are as follows:

Years ending December 31:
2005	$4,277
2006	3,292
2007	2,523
2008	1,816
2009	1,761
Thereafter	910

$14,579

Rent expense related to non-cancelable operating leases for the years ended December 31, 2002, 2003, and 2004 was $1,761, $3,364, and $3,752, respectively.

Portions of the Company's payments for operating leases are denominated in foreign currencies and were translated in the table above based on their respective U.S. dollar exchange rates at December 31, 2004. These future payments are subject to foreign currency exchange rate risk.

Purchase Obligations

The Company has entered into a supply agreement with Invatec, which includes minimum purchase obligations over the initial three-year term beginning January 1, 2005. During this period, the Company is committed to the following minimum inventory purchases:

Years ending December 31:
2005	$7,011
2006	20,200
2007	33,824

$61,035

These payments are denominated in Euros and were translated at the respective exchange rate at December 31, 2004. These future payments are subject to foreign currency exchange rate risk. The agreement may be terminated early by the Company or Invatec upon the occurrence of certain events, including by Invatec upon a change of control of the Company involving a competitor of Invatec or if the Company fails to achieve certain minimum annual purchase requirements. In the event Invatec terminates the agreement upon the occurrence of certain events, including a change of control of the Company involving a competitor of Invatec, the Company may be required to pay to Invatec liquidated damages of $5 million or $15 million, depending on the event causing the termination. In lieu of terminating the agreement for the Company's failure to meet certain minimum annual purchase requirements, Invatec may require the Company to pay an indemnification amount equal to 80% of the difference between the aggregate minimum annual value of purchases required under the agreement and the total actual purchases of products by the Company during the same contractual year.

Letters of Credit

As of December 31, 2004, the Company had $2,143 of outstanding letters of credit. These outstanding commitments are fully collateralized by restricted cash.

Other

The Company closed redundant offices in 2003 and 2004 to consolidate its operations into its two main facilities in Irvine, California and Plymouth, Minnesota. In connection with the office closures, the Company recorded employee and contractual termination costs of approximately $3,333 and $2,939, which are included in selling, general and administrative expenses on the combined consolidated statements of operations for the years ended December 31, 2003 and 2004, respectively. Unpaid costs related to these closures of $2,322 and $2,559 at December 31, 2003 and 2004, respectively, are included in accrued liabilities and other long-term liabilities on the combined consolidated balance sheets.

Contingencies

The Company is from time to time subject to, and is presently involved in, litigation or other legal proceedings.

In September 2000, Dendron, which was acquired by MTI in 2002, was named as the defendant in three patent infringement lawsuits brought by the Regents of the University of California, as the plaintiff, in the District Court (Landgericht) in Dusseldorf, Germany. The complaints requested a judgment that Dendron's EDC I coil device infringed three European patents held by the plaintiff and asked for relief in the form of an injunction that would prevent Dendron from producing and selling the devices within Germany and selling from Germany to customers abroad, as well as an award of damages caused by Dendron's alleged infringement, and other costs, disbursements and attorneys' fees. In August 2001, the court issued a written decision that the EDC I coil devices did infringe the plaintiff's patents, enjoined Dendron from selling the devices within Germany and from Germany to customers abroad, and requested that Dendron disclose the individual products' costs as the basis for awarding damages. In September 2001, Dendron appealed the decision. In addition, Dendron instituted challenges to the validity of each of these patents by filing opposition proceedings with the European Patent Office, or EPO, against one of the patents (MTI joined Dendron in this action in connection with its acquisition of Dendron), and by filing, with MTI, nullity proceedings with the German Federal Patents Court against the German component of the other two patents. In February and March 2003, the Dusseldorf Court of Appeals stayed the litigation proceedings, pending decisions by the German Federal Patents Court and the EPO.

On July 4, 2001, the University of California filed another suit against Dendron alleging that the EDC I coil device infringed another European patent held by the plaintiff. The complaint was filed in the District Court of Dusseldorf, Germany seeking additional monetary and injunctive relief. In April 2002, the Court found that EDC I coil devices did infringe the plaintiff's patent. The case is under appeal and, likewise, has been stayed by the Dusseldorf Court of Appeal in view of the pending opposition proceedings filed by Dendron against the patent in the European Patent Office.

An accrual for the matters discussed above was included in the balance sheet of Dendron as of the date of its acquisition by the Company, and, accordingly, is included in accrued liabilities in the accompanying combined consolidated balance sheet. Dendron ceased all activities with respect to the EDC I coil device prior to MTI's October 2002 acquisition of Dendron.

Concurrent with its acquisition of Dendron, MTI initiated a series of legal actions related to its Sapphire coils in the Netherlands and the United Kingdom, which included a cross-border action that was heard by a Dutch court, as further described below. The primary purpose of these actions was to assert both invalidity and non-infringement by MTI of certain patents held by others. The range of patents at issue are held by the Regents of the University of California, with Boston Scientific Corporation subsidiaries named as exclusive licensees, collectively referred to as the "patent holders," related to detachable coils and certain delivery catheters.

In October 2003, the Dutch court ruled the three patents at issue related to detachable coils are valid and that MTI's Sapphire coils do infringe such patents. The Dutch court also ruled that the patent holders' patent at issue related to the delivery catheter was invalid. Under the court's ruling, MTI has been enjoined from engaging in infringing activities related to the Sapphire coils in most countries within the European Union, and may be liable for then-unspecified monetary damages for activities engaged in by MTI since September 27, 2002. In February 2005, MTI received an initial claim from the patent holders with respect to monetary damages, amounting to €3.6 million, or approximately $4.6 million as of April 3, 2005, with which the Company disagrees. Court hearings will be held regarding these claims. MTI has filed an appeal with the Dutch court, and believes that since the date of injunction in each separate country it is in compliance with the Dutch court's injunction and MTI intends to continue such compliance. Because the Company believes that MTI has valid legal grounds for appeal, it has determined that a loss is not probable at this time as defined by SFAS 5, Accounting for Contingencies. However, there can be no assurance that the ultimate resolution of this matter will not result in a material adverse effect on the Company's business, financial condition or results of operations.

In January 2003, MTI initiated a legal action in the English Patents Court seeking a declaration that a patent held by the patent holders related to delivery catheters was invalid, and that MTI's products did not infringe this patent. The patent in question was the U.K. designation of the same patent that was found by the Dutch court in October 2003 to be invalid, as discussed above. The patent holders counterclaimed for alleged infringement by MTI. In February 2005, the court approved an interim settlement between the parties under which the patent holders are required to surrender such patent to the U.K. Comptroller of Patents, and to pay MTI's costs associated with the legal action, including interest. As a result, MTI received interim payments from the patent holders aggregating £500,000 (equivalent to approximately $950 based on the dates of receipt), which MTI recorded as a reduction of litigation expense upon receipt of such funds in February and March 2005. The parties intend to continue discussions regarding payment by the patent holders of the remaining costs incurred by MTI in such litigation. As a result of the interim settlement, MTI anticipates that it will no longer be involved in litigation in the United Kingdom, although no assurance can be given that no other litigation involving MTI may arise in the United Kingdom.

In the United States, concurrent with the FDA's marketing clearance of the Sapphire line of embolic coils received in July 2003, MTI initiated a declaratory judgment action against the patent holders in the United States District Court for the Western District of Wisconsin. The action included assertions of non-infringement by MTI and invalidity of a range of patents held by the patent holders related to detachable coils and certain delivery catheters. In October 2003, the court dismissed MTI's actions for procedural reasons without prejudice and without decision as to the merits of the parties' positions. In December 2003, the University of California filed an action against MTI in the United States District Court for the Northern District of California alleging infringement by MTI with respect to a range of patents held by the University of California related to detachable coils and certain delivery systems. MTI has filed a counterclaim against the University of California asserting non-infringement by MTI, invalidity of the patents and inequitable conduct in the procurement of certain patents. In addition, MTI filed a claim against the University of California and Boston Scientific Corporation for violation of federal antitrust laws, with the result that the court has subsequently decided to add Boston Scientific as a party to the litigation. A trial date has not been set. Because these matters are in early stages, the Company cannot estimate the possible loss or range of loss, if any, associated with their resolution. However, there can be no assurance that the ultimate resolution of these matters will not result in a material adverse effect on the Company's business, financial condition or results of operations.

The Company is also in discussions with Edwards Lifesciences AG regarding the X-Sizer, the Company's thrombectomy product. The Company has received notice from Medtronic Vascular, Inc. that it believes the Company's Protégé stent infringes on one or more of its patents. The Company has informed Medtronic that it does not believe that Medtronic's claims are valid. The Company also received notice from an individual claiming that he believes that the Company's PLAATO device infringes on two of his patents. The Company has informed this individual that the Company does not believe that its PLAATO device infringes on these patents. On March 30, 2005, the Company was served with a complaint by Boston Scientific Corporation and one of its affiliates which claims that some of the Company's products, including the SpideRX Embolic Protection Device, infringe certain of Boston Scientific's patents. This action was brought in the United States District Court for the District of Minnesota. The Company has answered the complaint, and intends to vigorously defend this action as necessary. Because these matters are in early stages, the Company cannot estimate the possible loss or range of loss, if any, associated with their resolution. However, there can be no assurance that the ultimate resolution of these matters will not result in a material adverse effect on the Company's business, financial condition or results of operations.

19. Related Party Transactions

 The Company's wholly-owned subsidiary, Endovascular, is a party to several agreements with the Company's majority owned subsidiary, MTI. Pursuant to these agreements, Endovascular is a distributor of certain MTI products, provides inventory management and administrative services for certain finished goods inventory of MTI neurovascular products, provides MTI with marketing, sales solicitation, accounting, invoicing, collection and administrative services in certain countries other than the United States and Canada. All significant intercompany balances and transactions have been eliminated and all minority interest amounts are reported in the combined consolidated statements of operations.

20. Segment and Geographic Information

 The Company operates in two operating segments: cardio peripheral and neurovascular.

The cardio peripheral operating segment includes cardiovascular products which are used to treat coronary artery disease, atrial fibrillation and other disorders in heart and peripheral vascular products which are used to treat vascular disease in legs, kidney (or renal), neck (or carotid), and generally all vascular diseases other than in the brain or the heart.

The neurovascular operating segment includes products that are used to treat vascular disease and disorders in the brain, including aneurysms and arterial-venous malformations.

Management measures segment profitability on the basis of gross profit calculated as net sales less cost of goods sold excluding amortization of intangible assets. Other operating expenses are not allocated to individual operating segments for internal decision making activities.

The Company sells its products through a direct sales force in the United States, Canada, Europe and Japan as well as through distributors in other international markets. The Company's customers include a broad physician base consisting of cardiologists, radiologists, neuro-radiologists, vascular surgeons, neurosurgeons and other endovascular specialists.

The following is segment information:

				For the Three Months Ended
	For the Years Ended December 31,
				April 4, 2004	April 3, 2005
	2002	2003	2004
				(unaudited)
Net sales
Cardio Peripheral:
Stents	$2,068	$16,196	$20,484	$5,324	$7,098
Thrombectomy and embolic protection	3,896	6,892	9,119	2,100	3,238
Procedural support and other	21,203	22,343	23,339	6,145	6,505

Total Cardio Peripheral	$27,167	$45,431	$52,942	$13,569	$16,841
Neurovascular
Embolic products	2,827	8,269	12,583	2,278	3,978
Neuro access and delivery products	7,090	13,939	20,809	4,733	6,863

Total Neurovascular	$9,917	$22,208	$33,392	$7,011	$10,841
Total net sales	$37,084	$67,639	$86,334	$20,580	$27,682

Gross profit
Cardio Peripheral	$15,538	$24,461	$27,477	$8,030	$8,687
Neurovascular	4,616	12,960	18,995	3,761	6,886

Total	$20,154	$37,421	$46,472	$11,791	$15,573

Identifiable assets
Cardio Peripheral		$135,610	$146,722		$176,453
Neurovascular		71,413	65,324		64,540

Total		$207,023	$212,046		$240,993

Gross profit(1)	$20,154	$37,421	$46,472	$11,791	$15,573
Operating expense	202,695	140,204	137,447	36,142	44,894

Loss from operations	$(182,541)	$(102,783)	$(90,975)	$(24,351)	$(29,321)

(1)
Gross profit for internal measurement purposes is defined as net sales less cost of goods sold.

For the years ended December 31, 2002, 2003, and 2004, no single customer represented more than 10% of the Company's combined consolidated net sales.

The following table presents net sales and long-lived assets by geographic area for the years ended and at December 31 and for the three months ended April 4, 2004 and April 3, 2005 and at April 3, 2005:

Geographic Data	2002	2003	2004	April 4, 2004	April 3, 2005
				(unaudited)
Net Sales
United States	$24,916	$37,616	$42,791	$10,498	$14,121
International	12,168	30,023	43,543	10,082	13,561

Total net sales	$37,084	$67,639	$86,334	$20,580	$27,682

Long-lived Assets
United States		$13,719	$14,918		$16,029
International		2,492	1,526		1,465

Total long-lived assets		$16,211	$16,444		$17,494

21. Quarterly Financial Data (Unaudited)

	Net Sales	Loss from Operations	Net Loss	Net Loss Attributable to Common Unit Holders	Loss Per Membership Unit
2003
First Quarter	$14,950	$(23,587)	$(18,456)	$(18,456)	$(3.73)
Second Quarter	16,758	(26,741)	(22,264)	(22,264)	(4.38)
Third Quarter	16,123	(25,343)	(26,496)	(28,630)	(5.83)
Fourth Quarter	19,808	(27,112)	(39,720)	(45,237)	(6.84)
2004
First Quarter	$20,580	$(24,351)	$(26,649)	$(32,584)	$(2.75)
Second Quarter	20,569	(25,354)	(26,975)	(32,844)	(2.64)
Third Quarter	19,654	(12,177)	(15,282)	(21,270)	(1.21)
Fourth Quarter	25,531	(29,093)	(30,367)	(36,401)	(2.08)
2005
First Quarter	$27,682	$(29,321)	$(32,369)	$(38,795)	$(2.17)

Fourth quarter losses in 2003 include an other than temporary impairment charge of $11,070 related to investments.

Loss per membership unit for each quarter is required to be computed independently. As a result, the sum of the quarterly loss per unit calculation does not equal the total year basic loss per membership unit in 2003.

22. Loss Per Membership Unit

 The following outstanding convertible preferred units, convertible demand notes, redeemable common units, and unit options were excluded from the computation of diluted loss per membership unit as they had an antidilutive effect:

				Three months ended
	Year Ended December 31,
				April 4 2004	April 3 2005
	2002	2003	2004
				(unaudited)
Convertible preferred stock class A (assuming conversion using the contractual conversion ratio to common units)	18,492,299	24,040,718	24,040,718	24,040,718	24,040,718
Convertible preferred stock class B (assuming conversion using the contractual conversion ratio to common units)	41,094,821	41,077,336	41,077,336	41,077,336	41,077,336
Demand notes (assuming conversion at stated value into common units)	30,392,978	59,840,730	84,116,011	65,663,764	99,542,978
Redeemable common units	2,704,551	—	—	—	—
Options	7,384,227	9,212,523	9,800,359	8,629,727	12,266,631

	100,068,876	134,171,307	159,034,424	139,411,545	176,927,663

23. Subsequent Events

 In addition to the corporate actions discussed in Note 2, the Company expects to effect the following corporate actions prior to the closing of an initial public offering:

  •
  ev3 will effect a reverse stock split of its common stock; and

  •
  Warburg Pincus and Vertical will exchange a total of 9,704,819 common shares of MTI stock for common shares of ev3. The exchange of the MTI shares by Warburg Pincus has been given retroactive effect in these combined consolidated financial statements as further described in Note 2.

On May 6, 2005, MTI entered into an asset-based credit agreement with a bank that, subject to customary covenants, provides up to $3.0 million of cash funding based on MTI's U.S. accounts receivable and inventory balances. The loan is collaterlized by substantially all of MTI's assets and expires in May 2007.

ev3 LLC
Schedule II

Valuation and Qualifying Accounts

Description	Balance at Beginning of Period	Charged to Revenue, Costs or Expenses	Other Additions		Deductions	Balance at End of Period
Reserves deducted from assets to which it applies:
Year ended December 31, 2004
Reserve for deferred income tax asset	$122,893	$34,709	$—		$—	$157,602
Accounts receivable allowances	1,574	2,701	—		(1,581)	2,694
Reserve for inventory obsolescence	4,193	1,403			(1,909)	3,687
Year ended December 31, 2003
Reserve for deferred income tax asset	$86,948	$35,945	$—		$—	$122,893
Accounts receivable allowances	2,698	838	141	a	(2,103)	1,574
Reserve for inventory obsolescence	5,508	2,100	—		(3,415)	4,193
Year ended December 31, 2002
Reserve for deferred income tax asset	$30,874	$18,430	$37,644	a	$—	$86,948
Accounts receivable allowances	187	448	2,217	a	(154)	2,698
Reserve for inventory obsolescence	545	936	4,684	a	(657)	5,508

a - other additions related to acquisitions.

CAROTID SYSTEMS

• Diseased carotid artery
• Carotid artery with deployed SpideRX™ Embolic Protection System
• Carotid artery with deployed Protégé® Carotid Self-Expanding Stent and SpideRX™ Embolic Protection System

Protégé® Carotid Self-Expanding Stents
Accurate placement.

SpideRX™ Embolic Protection System
Rapid exchange delivery compatible with wire of choice.

- **Minimally invasive treatment for carotid artery disease**
- **Easy to use Carotid Stenting Solution**
  - ***Protégé® Stent + SpideRX™ Embolic Protection System***
- **European CE Mark**
  - ***PROCAR – Prospective, multi-center single arm study. Enrollment and follow-up completed***
- **US IDE Trial**
  - ***CREATE – Prospective, multi-center single arm non-inferiority study. Enrollment completed, follow-up ongoing***

NEUROVAS

- **Unique, folding-design stent addresses a wide varie**
- **Fully retrievable, and detaches like a coil, allowing**
- **Delivered through a microcatheter to distal neurova**

CULAR STENTING

- ty of vessel morphologies
- for precise placement
- scular locations

SOLO™ NeuroStent
Self-Expanding Nitinol Stent.

ev3™
THE ENDOVASCULAR COMPANY

PRODUCTS IN DEVELOPMENT

ev3
THE ENDOVASCULAR COMPANY

STROKE PREVENTION

NEUROVASCULAR STENTING

CARÓTID SYSTEMS

ev3
THE ENDOVASCULAR COMPANY

                     Shares

ev3 Inc.

Common Stock

PROSPECTUS

Through and including                           , 2005 (the 25th day after the date of this prospectus), all dealers that effect transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Piper Jaffray	Banc of America Securities LLC

Bear, Stearns & Co. Inc.	Thomas Weisel Partners LLC

                        , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than the underwriting discounts, payable by ev3 Inc. in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the NASDAQ National Market fee.

Item	Amount to Be Paid
SEC registration fee		$27,071
NASD fee		23,500
NASDAQ National Market fee		*
Blue Sky fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Transfer agent fees		*
Miscellaneous		*
Total	$	*

*
To be filed by amendment.

Item 14. Indemnification of Directors and Officers

        Our amended and restated certificate of incorporation provides that we will, and Delaware law permits us to, under certain situations, indemnify any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any of these persons is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of us. Reference is made to Section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation.

        We maintain an insurance policy providing for indemnification of our officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. In addition, our consulting agreement with Dale A. Spencer, one of our directors, provides that he will be indemnified by us, to the fullest extent permitted by the Delaware General Corporation Law, for any liabilities, costs or expenses arising out of Mr. Spencer's association with us, except to the extent that such liabilities, costs or expenses arise under or are related to Mr. Spencer's gross negligence or willful misconduct. Our change in control agreements with each of Steve Adams, Michael E. Cameron, James M. Corbett, Stacy Enxing Seng, Pascal E.R. Girin, Gerald B. Gollinger, L. Cecily Hines, Tamima F. Itani, Virginia M. Kirby, Gregory Morrison, Craig G. Palmer, Jeffrey J. Peters, Peter Schaubach, Patrick D. Spangler and Thomas C. Wilder III provide that, in addition to any other indemnification obligations that we may have, if, following a change in control (as defined in such agreements), any of such individuals incurs damages, costs or expenses (including, without limitation, judgments, fines and reasonable attorney's fees) as a result of such individual's service to us or status as an officer and employee of us, such individual will be indemnified by us to the fullest extent permitted by law, except to the extent that such damages, costs or expenses arose as a result of such individual's gross negligence or willful misconduct.

        The operating agreement of ev3 LLC provides that ev3 LLC shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ev3 LLC) by reason of the fact that the person is or was a member of the board of managers, officer, employee or agent of ev3 LLC, or is or was serving at the request of ev3 LLC as a member of the board, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of ev3 LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In connection with ev3 LLC's merger with and into us, the operating agreement will be terminated except for the indemnification obligations, which will survive termination of the operating agreement.

We will enter into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

        On January 28, 2005, ev3 Inc. (the "Company") issued 100 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company to ev3 LLC for $100. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

        Pursuant to a contribution and exchange agreement dated as of April 4, 2005, before the date that this registration statement becomes effective, ev3 LLC will issue common membership units to Warburg, Pincus Equity Partners, L.P. and certain of its affiliates, Vertical Fund I, L.P. and Vertical Fund II, L.P. (collectively, the "Contributors") in exchange for the contribution to ev3 LLC by the Contributors of an aggregate of 9,704,819 shares of the common stock of Micro Therapeutics, Inc. Such issuances will be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

        Pursuant to a merger agreement dated as of April 4, 2005, in connection with the merger of ev3 LLC with and into the Company (the "Merger") shortly before the underwritten public offering pursuant to this Registration Statement (the "IPO"), the Company will issue shares of Common Stock to the holders of units of membership interests in ev3 LLC. Such issuances will be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

        Pursuant to a note contribution and exchange agreement dated as of April 4, 2005, shortly before the consummation of the IPO, the Company will issue shares of Common Stock to the Contributors in exchange for the contribution to the Company by the Contributors of up to $316.0 million aggregate principal amount of demand notes of ev3 Endovascular, Inc., which will be one of the Company's wholly owned subsidiaries after the merger of ev3 LLC with and into the Company, plus accrued and unpaid interest thereon. Such issuance will be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
2.1**	Agreement and Plan of Merger, dated as of April 4, 2005, by and between ev3 LLC and ev3 Inc.
2.2**	Contribution and Exchange Agreement, dated as of April 4, 2005, by and among the institutional stockholders listed on Schedule I thereto, ev3 LLC, ev3 Inc. and Micro Therapeutics, Inc.
2.3**	Note Contribution and Exchange Agreement, dated as of April 4, 2005, by and among the noteholders listed on Schedule I thereto and ev3 Inc.
2.4**	Agreement and Plan of Merger, dated as of July 15, 2002, by and among Microvena Corporation, Appriva Acquisition Corp. and Appriva Medical, Inc.
2.5**	Asset Purchase Agreement, dated as of September 29, 2004, among Edwards Lifesciences AG and ev3 Santa Rosa, Inc., ev3 Technologies, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)†
2.6**	Stock Purchase Agreement dated, September 3, 2002, by and between Micro Therapeutics, Inc. and the holders of the outstanding equity securities of Dendron (Incorporated by reference to Exhibit 2.2 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), as filed with the Securities and Exchange Commission on October 10, 2002)
3.1*	Amended and Restated Certificate of Incorporation of ev3 Inc.
3.2*	By-Laws of ev3 Inc.
4.1*	Form of Stock Certificate
4.2**	Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, Dale A. Spencer, Paul Buckman, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC
4.3**	Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto
4.4**	Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto
4.5*	Form of Registration Rights Agreement, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto.
5.1*	Opinion of King & Spalding LLP
10.1**	Lease Agreement, dated as of April 24, 2002, by and between Liberty Property Limited Partnership and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)

10.2**	Industrial Real Estate Lease dated June 10, 1998 between Micro Therapeutics, Inc. and New Goodyear, LTD (Incorporated by reference to Exhibit 10.4 to Micro Therapeutics' Annual Report on Form 10-KSB (File No. 000-06523), as filed with the Securities and Exchange Commission on March 31, 1999)
10.3**	First Amendment to Lease, dated as of May 28, 2003, by and between Micro Therapeutics, Inc. and EJM Development Co. (Incorporated by reference to Exhibit 10.4.1 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.4**	Employee Confidentiality/Restrictive Covenant Agreement, dated as of May 20, 2003, between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and James M. Corbett
10.5**	Employee Confidentiality/Restrictive Covenant Agreement, dated as of May 20, 2003, between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and Paul Buckman
10.6**	Employee Confidentiality/Restrictive Covenant Agreement dated as of March 21, 2005, between ev3 Endovascular, Inc. and Patrick D. Spangler
10.7**	Independent Consultant Agreement, dated as of January 15, 2004, between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and Paul Buckman
10.8**	Confidential Separation Agreement and General Release, dated as of January 30, 2004, between Paul R. Buckman and ev3 Endovascular, Inc. (formerly known as ev3 Inc.), ev3 LLC and Warburg, Pincus Equity Partners L.P.
10.9**	Employment Offer Letter, dated as of August 16, 2002, between Micro Therapeutics, Inc. and Thomas C. Wilder III (Incorporated by reference to Exhibit 10.36 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on November 14, 2002)
10.10**	Consulting Agreement, dated as of November 22, 2004, by and between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and Dale A. Spencer
10.11**	Change in Control Agreement, dated September 1, 2003, among ev3 Endovascular, Inc. (formerly known as ev3 Inc.), ev3 LLC and James M. Corbett
10.12**	Change in Control Agreement, dated October 8, 2004, among Micro Therapeutics, Inc., ev3 LLC and Thomas C. Wilder III (Incorporated by reference to Exhibit 10.46 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), as filed with the Securities and Exchange Commission on October 13, 2004)
10.13**	Change in Control Agreement, dated September 1, 2003, among ev3 Endovascular, Inc. (formerly known as ev3 Inc.), ev3 LLC and Dale A. Spencer
10.14**	Form of Change in Control Agreement among ev3 Endovascular, Inc. (formerly known as ev3 Inc.), ev3 LLC and various officers identified in the prospectus
10.15*	Form of Indemnification Agreement for directors and officers of ev3 Inc.
10.16**	ev3 LLC 2003 Incentive Plan, as amended
10.17*	ev3 Inc. 2005 Incentive Stock Plan
10.18*	Form of Option Grant Notice under ev3 Inc. 2005 Incentive Plan
10.19**	Micro Therapeutics, Inc. 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (Incorporated by reference to Exhibit 10.6 to Micro Therapeutics' Registration Statement on Form SB-2 (File No. 333-17345), filed with the Securities and Exchange Commission on December 5, 1996)
10.20**	Micro Therapeutics, Inc. 1996 Stock Incentive Plan, as amended (Incorporated by reference to Exhibit 10.7.1 to Micro Therapeutics' Annual Report on Form 10-KSB (File No. 000-06523), filed with the Securities and Exchange Commission on April 4, 2003)
10.21**	Micro Therapeutics, Inc. Employee Stock Purchase Plan, as amended (Incorporated by reference to Exhibit 4.1 to Micro Therapeutics' Registration Statement on Form S-8 (File No. 333-117139), filed with the Securities and Exchange Commission on July 2, 2004)

10.22**	Micro Therapeutics Executive Incentive Compensation Plan (Incorporated by reference to Exhibit 10.48 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), filed with the Securities and Exchange Commission on February 3, 2005)
10.23**	Securities Purchase Agreement, dated as May 25, 2001, by and between Micro Therapeutics and Micro Investment, LLC (Incorporated by reference to Exhibit 2.1 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), as filed with the Securities and Exchange Commission on June 7, 2001)
10.24**	Lease and Support Services Agreement, dated as of April 18, 2002, by and between Micro Therapeutics, Inc. and ev3 International, Inc. (Incorporated by reference to Exhibit 10.31 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on May 14, 2002)
10.25**	Master Services Agreement, effective as of October 1, 2002, by and between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and Micro Therapeutics, Inc. (Incorporated by reference to Exhibit 10.50 to Micro Therapeutic's Annual Report on Form 10-KSB (File No. 000-06523), as filed with the Securities and Exchange Commission on March 31, 2005)
10.26**	Distribution Support Services Agreement, effective December 31, 2002, between Micro Therapeutics, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.) (Incorporated by reference to Exhibit 10.39 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on May 14, 2003)
10.27**	Distribution Agreement—U.S. Peripheral Distribution, dated as of April 30, 2003, by and between Micro Therapeutics, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.) (Incorporated by reference to Exhibit 10.40 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.28**	Distribution Agreement (Japan), dated as of June 1, 2003, by and between Micro Therapeutics, Inc. and ev3 K.K. (Incorporated by reference to Exhibit 10.42 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.29**	Distribution Agreement (Canada), dated as of June 1, 2003, by and between Micro Therapeutics and ev3 Canada, Inc. (Incorporated by reference to Exhibit 10.41 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.30**	Distribution Support Services Agreement, dated as of June 2, 2003, by and between Micro Therapeutics, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.) (Incorporated by reference to Exhibit 10.43 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.31**	Amended and Restated Sales Representative Agreement, dated as of August 4, 2003, by and between Micro Therapeutics, Inc. and ev3 International, Inc. (Incorporated by reference to Exhibit 10.44 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.32**	Corporate Opportunity Agreement, dated as of April 4, 2005, by and among the institutional stockholders listed on Schedule I thereto and ev3 Inc.
10.33**	Form of Subscription Agreement between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P. and Vertical Fund II, L.P.
10.34**	Distribution Agreement, dated as of June 30, 2004, between Invatec S.r.l. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)†

10.35**	First Amendment to Distribution Agreement, dated as of December 31, 2004, between Invatec S.r.l. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)†
10.36**	Royalty Agreement, dated November 18, 1993, between Microvena Corporation and Frank Kotula
10.37**	Royalty Agreement, dated October 21, 1993, between Microvena Corporation and Kurt Amplatz
10.38**	License Agreement, dated as of April 1, 1995, by and between Terumo Corporation, Flexmedics Corporation and Microvena Corporation
10.39**	License and Development Agreement, dated as of December 6, 1996, between Intravascular Medical, Inc. and Baxter Healthcare Corporation
10.40**	License Agreement, effective November 20, 1998, by and among Medtronic InStent, Inc. and Medtronic, Inc.
10.41**	Master License Agreement, effective as of December 29, 1998, by and between SurModics, Inc. and Microvena Corporation
10.42**	Amendment to Master License Agreement, dated July 5, 2000, by and between SurModics, Inc. and Microvena Corporation†
10.43**	Consent to Assignment Agreement, effective as of September 6, 2002, by and between ev3 Endovascular, Inc. (formerly known as ev3 Inc.), Microvena Corporation and SurModics, Inc.
10.44**	SurModics-Modified Product Agreement, dated as of February 21, 2002, between SurModics, Inc. and Microvena Corporation
10.45**	Amendment to the February 21, 2002 SurModics-Modified Product Agreement, effective March 31, 2003, between SurModics, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)
10.46**	Amendment to the February 21, 2002 SurModics-Modified Product Agreement, effective July 31, 2004, between SurModics, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)
10.47**	License Agreement, dated as of September 29, 2004, between Edwards Lifesciences AG and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)
10.48**	Sublicense Agreement, dated August 28, 2000, by and between Angiomed, GmbH & Co. Medizintechnik KG and EndiCOR Medical, Inc.
10.49**	Exclusive License Agreement, dated June 29, 2001, by and between Microvena Corporation and AGA Medical Corporation
10.50**	Exclusive License Agreement, dated June 29, 2001, by and between Microvena Corporation and AGA Medical Corporation
10.51**	Royalty Agreement, effective June 29, 2001, by and between AGA Medical Corporation and Microvena Corporation
10.52**	Separation and Consulting Agreement, effective December 27, 2004, by and between Micro Therapeutics, Inc. and Harold Hurwitz (Incorporated by reference to Exhibit 10.47 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), filed with the Securities and Exchange Commission on December 29, 2004)
10.53**	Employment Offer Letter, dated as of March 3, 2005, between ev3 LLC, ev3 Inc. and Patrick D. Spangler
10.54**	Letter of Employment, effective July 23, 2004, by and between Micro Therapeutics, Inc. and William Dippel (Incorporated by reference to Exhibit 10.45 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on November 17, 2004)

10.55**	Letter, dated March 28, 2005, from Warburg, Pincus Equity Partners, L.P. to Micro Therapeutics, Inc. (Incorporated by reference to Exhibit 10.51 to Micro Therapeutics' Annual Report on Form 10-KSB (File No. 000-06523, filed with the Securities and Exchange Commission on March 31, 2005)
10.56	First Amendment to Amended and Restated Sales Representative Agreement, dated April 6, 2005, by and between Micro Therapeutics, Inc. and ev3 International, Inc. (Incorporated by reference to Exhibit 10.52 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), filed with the Securities and Exchange Commission on April 7, 2005)
10.57	Loan and Security Agreement, dated May 6, 2005, by and between Micro Therapeutics, Inc. and Silicon Valley Bank (Incorporated by reference to Exhibit 10.56 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), filed with the Securities and Exchange Commission on May 10, 2005)
21.1**	Subsidiaries of ev3 Inc.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of PricewaterhouseCoopers LLP
23.4*	Consent of King & Spalding LLP (included in Exhibit 5.1 above)
24.1	Power of Attorney (included on signature page)

*
To be filed by amendment.

**
Previously filed.

†
Portions have been omitted pursuant to a request for confidential treatment.

(b)
Financial Statement Schedules

Financial statement schedule II is included on F-51. All other schedules for which provision is made in the applicable accounting regulations of the SEC are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 17. Undertakings

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to our certificate of incorporation or bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on this 10th day of May, 2005.

ev3 Inc.
By:	/s/ JAMES M. CORBETT

	Name:	James M. Corbett
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints and hereby authorizes each of James M. Corbett, Thomas E. Timbie and L. Cecily Hines such person's true and lawful attorney-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ JAMES M. CORBETT James M. Corbett	President and Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2005
/s/ PATRICK D. SPANGLER Patrick D. Spangler	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005
*	Director	May 10, 2005
Haywood D. Cochrane
*	Director	May 10, 2005
Richard B. Emmitt
*	Director	May 10, 2005
Douglas W. Kohrs
*	Director	May 10, 2005
Dale A. Spencer
*	Director	May 10, 2005
Thomas E. Timbie
*	Director	May 10, 2005
Elizabeth H. Weatherman
*By:	/s/ JAMES M. CORBETT James M. Corbett, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
2.1**	Agreement and Plan of Merger, dated as of April 4, 2005, by and between ev3 LLC and ev3 Inc.
2.2**	Contribution and Exchange Agreement, dated as of April 4, 2005, by and among the institutional stockholders listed on Schedule I thereto, ev3 LLC, ev3 Inc. and Micro Therapeutics, Inc.
2.3**	Note Contribution and Exchange Agreement, dated as of April 4, 2005, by and among the noteholders listed on Schedule I thereto and ev3 Inc.
2.4**	Agreement and Plan of Merger, dated as of July 15, 2002, by and among Microvena Corporation, Appriva Acquisition Corp. and Appriva Medical, Inc.
2.5**	Asset Purchase Agreement, dated as of September 29, 2004, among Edwards Lifesciences AG and ev3 Santa Rosa, Inc., ev3 Technologies, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)†
2.6**	Stock Purchase Agreement dated, September 3, 2002, by and between Micro Therapeutics, Inc. and the holders of the outstanding equity securities of Dendron (Incorporated by reference to Exhibit 2.2 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), as filed with the Securities and Exchange Commission on October 10, 2002)
3.1*	Amended and Restated Certificate of Incorporation of ev3 Inc.
3.2*	By-Laws of ev3 Inc.
4.1*	Form of Stock Certificate
4.2**	Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, Dale A. Spencer, Paul Buckman, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC
4.3**	Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto
4.4**	Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto
4.5*	Form of Registration Rights Agreement, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto.
5.1*	Opinion of King & Spalding LLP
10.1**	Lease Agreement, dated as of April 24, 2002, by and between Liberty Property Limited Partnership and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)
10.2**	Industrial Real Estate Lease dated June 10, 1998 between Micro Therapeutics, Inc. and New Goodyear, LTD (Incorporated by reference to Exhibit 10.4 to Micro Therapeutics' Annual Report on Form 10-KSB (File No. 000-06523), as filed with the Securities and Exchange Commission on March 31, 1999)
10.3**	First Amendment to Lease, dated as of May 28, 2003, by and between Micro Therapeutics, Inc. and EJM Development Co. (Incorporated by reference to Exhibit 10.4.1 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.4**	Employee Confidentiality/Restrictive Covenant Agreement, dated as of May 20, 2003, between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and James M. Corbett

10.5**	Employee Confidentiality/Restrictive Covenant Agreement, dated as of May 20, 2003, between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and Paul Buckman
10.6**	Employee Confidentiality/Restrictive Covenant Agreement dated as of March 21, 2005, between ev3 Endovascular, Inc. and Patrick D. Spangler
10.7**	Independent Consultant Agreement, dated as of January 15, 2004, between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and Paul Buckman
10.8**	Confidential Separation Agreement and General Release, dated as of January 30, 2004, between Paul R. Buckman and ev3 Endovascular, Inc. (formerly known as ev3 Inc.), ev3 LLC and Warburg, Pincus Equity Partners L.P.
10.9**	Employment Offer Letter, dated as of August 16, 2002, between Micro Therapeutics, Inc. and Thomas C. Wilder III (Incorporated by reference to Exhibit 10.36 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on November 14, 2002)
10.10**	Consulting Agreement, dated as of November 22, 2004, by and between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and Dale A. Spencer
10.11**	Change in Control Agreement, dated September 1, 2003, among ev3 Endovascular, Inc. (formerly known as ev3 Inc.), ev3 LLC and James M. Corbett
10.12**	Change in Control Agreement, dated October 8, 2004, among Micro Therapeutics, Inc., ev3 LLC and Thomas C. Wilder III (Incorporated by reference to Exhibit 10.46 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), as filed with the Securities and Exchange Commission on October 13, 2004)
10.13**	Change in Control Agreement, dated September 1, 2003, among ev3 Endovascular, Inc. (formerly known as ev3 Inc.), ev3 LLC and Dale A. Spencer
10.14**	Form of Change in Control Agreement among ev3 Endovascular, Inc. (formerly known as ev3 Inc.), ev3 LLC and various officers identified in the prospectus
10.15*	Form of Indemnification Agreement for directors and officers of ev3 Inc.
10.16**	ev3 LLC 2003 Incentive Plan, as amended
10.17*	ev3 Inc. 2005 Incentive Stock Plan
10.18*	Form of Option Grant Notice under the ev3 LLC 2005 Incentive Plan
10.19**	Micro Therapeutics, Inc. 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (Incorporated by reference to Exhibit 10.6 to Micro Therapeutics' Registration Statement on Form SB-2 (File No. 333-17345), filed with the Securities and Exchange Commission on December 5, 1996)
10.20**	Micro Therapeutics, Inc. 1996 Stock Incentive Plan, as amended (Incorporated by reference to Exhibit 10.7.1 to Micro Therapeutics' Annual Report on Form 10-KSB (File No. 000-06523), filed with the Securities and Exchange Commission on April 4, 2003)
10.21**	Micro Therapeutics, Inc. Employee Stock Purchase Plan, as amended (Incorporated by reference to Exhibit 4.1 to Micro Therapeutics' Registration Statement on Form S-8 (File No. 333-117139), filed with the Securities and Exchange Commission on July 2, 2004)
10.22**	Micro Therapeutics Executive Incentive Compensation Plan (Incorporated by reference to Exhibit 10.48 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), filed with the Securities and Exchange Commission on February 3, 2005)
10.23**	Securities Purchase Agreement, dated as May 25, 2001, by and between Micro Therapeutics and Micro Investment, LLC (Incorporated by reference to Exhibit 2.1 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), as filed with the Securities and Exchange Commission on June 7, 2001)
10.24**	Lease and Support Services Agreement, dated as of April 18, 2002, by and between Micro Therapeutics, Inc. and ev3 International, Inc. (Incorporated by reference to Exhibit 10.31 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on May 14, 2002)
10.25**	Master Services Agreement, effective as of October 1, 2002, by and between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and Micro Therapeutics, Inc. (Incorporated by reference to Exhibit 10.50 to Micro Therapeutic's Annual Report on Form 10-KSB (File No. 000-06523), as filed with the Securities and Exchange Commission on March 31, 2005)

10.26**	Distribution Support Services Agreement, effective December 31, 2002, between Micro Therapeutics, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.) (Incorporated by reference to Exhibit 10.39 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on May 14, 2003)
10.27**	Distribution Agreement—U.S. Peripheral Distribution, dated as of April 30, 2003, by and between Micro Therapeutics, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.) (Incorporated by reference to Exhibit 10.40 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.28**	Distribution Agreement (Japan), dated as of June 1, 2003, by and between Micro Therapeutics, Inc. and ev3 K.K. (Incorporated by reference to Exhibit 10.42 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.29**	Distribution Agreement (Canada), dated as of June 1, 2003, by and between Micro Therapeutics and ev3 Canada, Inc. (Incorporated by reference to Exhibit 10.41 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.30**	Distribution Support Services Agreement, dated as of June 2, 2003, by and between Micro Therapeutics, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.) (Incorporated by reference to Exhibit 10.43 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.31**	Amended and Restated Sales Representative Agreement, dated as of August 4, 2003, by and between Micro Therapeutics, Inc. and ev3 International, Inc. (Incorporated by reference to Exhibit 10.44 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on August 13, 2003)
10.32**	Corporate Opportunity Agreement, dated as of April 4, 2005, by and among the institutional stockholders listed on Schedule I thereto and ev3 Inc.
10.33**	Form of Subscription Agreement between ev3 Endovascular, Inc. (formerly known as ev3 Inc.) and Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P. and Vertical Fund II, L.P.
10.34**	Distribution Agreement, dated as of June 30, 2004, between Invatec S.r.l. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)†
10.35**	First Amendment to Distribution Agreement, dated as of December 31, 2004, between Invatec S.r.l. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)†
10.36**	Royalty Agreement, dated November 18, 1993, between Microvena Corporation and Frank Kotula
10.37**	Royalty Agreement, dated October 21, 1993, between Microvena Corporation and Kurt Amplatz
10.38**	License Agreement, dated as of April 1, 1995, by and between Terumo Corporation, Flexmedics Corporation and Microvena Corporation
10.39**	License and Development Agreement, dated as of December 6, 1996, between Intravascular Medical, Inc. and Baxter Healthcare Corporation
10.40**	License Agreement, effective November 20, 1998, by and among Medtronic InStent, Inc. and Medtronic, Inc.
10.41**	Master License Agreement, effective as of December 29, 1998, by and between SurModics, Inc. and Microvena Corporation
10.42**	Amendment to Master License Agreement, dated July 5, 2000, by and between SurModics, Inc. and Microvena Corporation†
10.43**	Consent to Assignment Agreement, effective as of September 6, 2002, by and between ev3 Endovascular, Inc. (formerly known as ev3 Inc.), Microvena Corporation and SurModics, Inc.
10.44**	SurModics-Modified Product Agreement, dated as of February 21, 2002, between SurModics, Inc. and Microvena Corporation

10.45**	Amendment to the February 21, 2002 SurModics-Modified Product Agreement, effective March 31, 2003, between SurModics, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)
10.46**	Amendment to the February 21, 2002 SurModics-Modified Product Agreement, effective July 31, 2004, between SurModics, Inc. and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)
10.47**	License Agreement, dated as of September 29, 2004, between Edwards Lifesciences AG and ev3 Endovascular, Inc. (formerly known as ev3 Inc.)
10.48**	Sublicense Agreement, dated August 28, 2000, by and between Angiomed, GmbH & Co. Medizintechnik KG and EndiCOR Medical, Inc.
10.49**	Exclusive License Agreement, dated June 29, 2001, by and between Microvena Corporation and AGA Medical Corporation
10.50**	Exclusive License Agreement, dated June 29, 2001, by and between Microvena Corporation and AGA Medical Corporation
10.51**	Royalty Agreement, effective June 29, 2001, by and between AGA Medical Corporation and Microvena Corporation
10.52**	Separation and Consulting Agreement, effective December 27, 2004, by and between Micro Therapeutics, Inc. and Harold Hurwitz (Incorporated by reference to Exhibit 10.47 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), filed with the Securities and Exchange Commission on December 29, 2004)
10.53**	Employment Offer Letter, dated as of March 3, 2005, between ev3 LLC, ev3 Inc. and Patrick D. Spangler
10.54**	Letter of Employment, effective July 23, 2004, by and between Micro Therapeutics, Inc. and William Dippel (Incorporated by reference to Exhibit 10.45 to Micro Therapeutics' Quarterly Report on Form 10-QSB (File No. 000-06523), as filed with the Securities and Exchange Commission on November 17, 2004)
10.55**	Letter, dated March 28, 2005, from Warburg, Pincus Equity Partners, L.P. to Micro Therapeutics, Inc. (Incorporated by reference to Exhibit 10.51 to Micro Therapeutics' Annual Report on Form 10-K5B (File No. 000-06523), filed with the Securities and Exchange Commission on March 31, 2005)
10.56	First Amendment to Amended and Restated Sales Representative Agreement, dated April 6, 2005, by and between Micro Therapeutics, Inc. and ev3 International, Inc. (Incorporated by reference to Exhibit 10.52 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), filed with the Securities and Exchange Commission on April 7, 2005)
10.57	Loan and Security Agreement, dated May 6, 2005, by and between Micro Therapeutics, Inc. and Silicon Valley Bank (Incorporated by reference to Exhibit 10.56 to Micro Therapeutics' Current Report on Form 8-K (File No. 000-06523), filed with the Securities and Exchange Commission on May 10, 2005)
21.1**	Subsidiaries of ev3 Inc.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of PricewaterhouseCoopers LLP
23.4*	Consent of King & Spalding LLP (included in Exhibit 5.1 above)
24.1	Power of Attorney (included on signature page)

*
To be filed by amendment.

**
Previously filed.

†
Portions have been omitted pursuant to a request for confidential treatment.

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EXPLANATORY NOTE
TABLE OF CONTENTS
Market and Industry Data
PROSPECTUS SUMMARY
ev3 Inc.
Peripheral Vascular
Cardiovascular
Neurovascular
The Offering
Summary Combined Consolidated Financial Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED COMBINED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Option Grants in 2004
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-UNITED STATES HOLDERS
UNDERWRITING
VALIDITY OF SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ev3 LLC COMBINED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per unit amounts)
ev3 LLC COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per unit amounts)
ev3 LLC COMBINED CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT (Dollars in thousands, except per unit amounts)
ev3 LLC COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands, except per unit amounts)
ev3 LLC NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except per unit amounts)
ev3 LLC Schedule II
Valuation and Qualifying Accounts
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX